As filed with the Securities and Exchange Commission on December 9, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOBSON COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	4812	73-1513309
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Bruce R. Knooihuizen
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Paul W. Theiss, Esq.
Bruce F. Perce, Esq.
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered(1)	Registered	Security(2)	Price(2)	Registration Fee

1.50% Senior Convertible Debentures due 2025	$160,000,000	100%	$160,000,000	$17,120

Class A Common Stock	(3)	(3)	(3)	(4)

(1)	This Registration Statement covers the resale by the selling securityholders named from time to time in the prospectus which is a part of this Registration Statement of the Debentures owned by certain selling securityholders and any shares of Class A common stock acquired upon conversion of the Debentures.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 and based on 100% of the aggregate principal amount of the Debentures.

(3)	Includes 15,530,960 shares of Class A common stock issuable upon conversion of the Debentures at the initial conversion rate of 97.0685 shares per $1,000 principal amount of the Debentures. Under Rule 416 under the Securities Act, the number of shares of Class A common stock registered includes an indeterminate number of shares of Class A common stock that may be issued in connection with stock splits, stock dividends, reorganizations or similar events.

(4)	Under Rule 457(i) of the Securities Act, no additional registration fee is payable.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 9, 2005
PROSPECTUS
$160,000,000
1.50% Senior Convertible Debentures due 2025

On September 13, 2005, Dobson Communications issued $150.0 million aggregate principal amount of 1.50% Senior Convertible Debentures due 2025 in a private offering, and on October 13, 2005, the initial purchasers of the Debentures exercised an option to purchase an additional $10.0 million aggregate principal amount of Debentures in a private offering. This prospectus covers resales from time to time by selling securityholders of any or all of their Debentures and shares of Class A common stock into which the Debentures are convertible. We will not receive any proceeds from the resale by the selling securityholders of the Debentures or the shares of Class A common stock hereunder.
The Debentures will be convertible, at your option, into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $10.30 per share), subject to adjustment as described in this prospectus at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•	prior to October 1, 2023, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our Class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after October 1, 2023;

•	with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

•	if we distribute to all holders of our Class A common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	if we distribute to all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period if a fundamental change occurs; or

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Debentures was less than 98% of the closing sale price of our Class A common stock for each trading day of such five trading-day period multiplied by the then current conversion rate.
Upon conversion, we will have the right to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock. In the event of certain types of fundamental changes, we will increase the number of shares issuable upon conversion or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described in this prospectus.
The Debentures will bear interest at a rate of 1.50% per year, payable on April 1 and October 1 of each year, commencing April 1, 2006. The Debentures will mature on October 1, 2025.
We may redeem some or all of the Debentures on or after October 1, 2010, for cash at a redemption price equal to 100% of the principal amount of Debentures redeemed.
You may require us to repurchase all or a portion of your Debentures on October 1, 2010, October 1, 2015 and October 1, 2020 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any). In addition, you may require us to repurchase all or a portion of your Debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any).
The Debentures will be our senior unsecured obligations. As of September 30, 2005, on an as adjusted basis to give effect to our recent refinancing and our August 23, 2005 and October 4, 2005 exchange offers, we and our subsidiaries had approximately $2.6 billion of senior indebtedness outstanding, of which approximately $825.0 million was secured indebtedness.
Our Class A common stock is listed on The Nasdaq National Market under the symbol “DCEL.” The last reported sale price of our Class A common stock on                   was $         per share.
We do not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures in any automated quotation system. The Debentures originally issued in the private offerings are eligible for trading on The PORTAL Market of the National Association of Securities Dealers, Inc. However, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market.
The Debentures and the Class A common stock may be sold from time to time by the selling securityholders named in this prospectus through public or private transactions, at prevailing market prices or at privately negotiated prices, either directly or through agents or broker-dealers acting as principal or agent. The selling securityholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling securityholders. We will pay substantially all of the expenses incident to the registration of the Debentures and shares of our Class A common stock, except for the selling commissions, if any. See “Plan of Distribution.”

Investing in the Debentures or Class A common stock involves risks. See “Risk Factors” beginning on page 11.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

IMPORTANT NOTICE TO READERS
      This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. The selling securityholders may offer and sell, from time to time, an aggregate of up to $160,000,000 of Debentures and Class A common stock issuable upon conversion of the Debentures under the prospectus. In some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the selling securityholders and the terms on which they are offering and selling the Debentures and shares of Class A common stock issuable upon conversion of the Debentures. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.
      The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs or the affairs of any of our subsidiaries or affiliates since the date hereof.
      You should rely only on the information contained in this prospectus. Dobson Communications Corporation has not authorized anyone to provide you with information or make any representation about the Debentures or the shares of Class A common stock issuable upon the conversion of the Debentures or Dobson Communications Corporation’s business that differs from or adds to that contained in this prospectus and, if given or made, such information or representation may not be relied upon as having been authorized by us.
INDUSTRY DATA
      This prospectus includes industry data that we obtained from industry publications and internal company surveys. There can be no assurance as to the accuracy or completeness of information included in industry publications. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we believe that these sources are reliable, neither we nor the initial purchasers make any representation regarding the accuracy of such information. Our internal surveys and research have not been verified by any independent source. Statements as to our market position are based on market data currently available to us.

SUMMARY
      The following summary highlights certain information contained elsewhere in this prospectus. This summary is not intended to be complete and it may not contain all of the information that may be important to you. We urge you to read the following summary together with the more detailed information and financial statements and the related notes that are included elsewhere in this prospectus. We encourage you to read the entire prospectus, including the section entitled “Risk Factors.” In addition, unless the context otherwise requires, all references in this prospectus to “Dobson Communications” refer to Dobson Communications Corporation and not to any of its subsidiaries. All references to “our,” “us” and “we” refer to Dobson Communications Corporation and its subsidiaries as a consolidated entity, unless the context otherwise requires.
Dobson Communications
      We are one of the largest providers of rural and suburban wireless communications services in the United States. We operate primarily in rural and suburban areas that provide sufficient size and scale to realize operational efficiencies while maintaining a strong local market presence. We believe that owning and operating a mix of rural and suburban wireless systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates and less competition for subscribers than wireless systems located in larger metropolitan areas. In addition, our wireless systems are generally adjacent to major metropolitan statistical areas, or MSAs, that are characterized by a high concentration of expressway corridors and roaming activity.
      At September 30, 2005, our wireless telephone systems covered a total population, or POPs, of 11.9 million in 16 states, and we had approximately 1.6 million subscribers with an aggregate market penetration of 13.2%. We offer digital voice and feature services to all of our covered population through our Global System for Mobile Communications, or GSM, General Packet Radio Service, or GPRS, Enhanced Data for GSM Evolution, or EDGE, and Time Division Multiple Access, or TDMA, digital network. For the nine months ended September 30, 2005, we had total consolidated revenue of $885.2 million and net loss applicable to common stockholders of $103.4 million, which includes a loss of $66.4 million relating to the August 23, 2005 preferred stock exchange offer.
Competitive Strengths
      We believe our competitive strengths include the following:
      Substantial Size and Scale. We are one of the largest rural and suburban providers of wireless communications services in the United States. We believe our scale has enabled us to negotiate favorable prices and other terms from third-party service providers and equipment vendors.
      Strong Current Market Position. We have achieved significant market share by emphasizing digital technology, customer care and a commitment to the local community. We plan to attract additional subscribers by leveraging our GSM/ GPRS/ EDGE technologies, strategic roaming relationships, local sales channels, diverse service offerings, including national, regional and local rate plans, and enhanced data offerings.
      Attractive Markets. Most of our markets have demonstrated positive demographic growth trends and generally have maintained a high population density relative to other rural and suburban markets, which we believe enables us to deploy and operate our network more efficiently. In addition, our markets have an average of four wireless service providers (including us), while larger metropolitan markets typically have six or more wireless service providers. Our markets generally are located near MSAs that have networks operated by our primary roaming partner, Cingular Wireless. Cingular Wireless acquired AT&T Wireless in October 2004 and renamed it New Cingular Wireless Services. For purposes of this prospectus, we refer to New Cingular Wireless Services and Cingular Wireless collectively as “Cingular Wireless.” We believe penetration in rural and suburban markets is substantially less than in the major metropolitan markets, providing us with additional growth opportunities. We also benefit from the relatively high density of highway and other traffic corridors in most of our markets, which typically generate high roaming activity. Most of our licenses are 850 MHz licenses, which we believe generally provide the most cost-effective platform for delivering service to the end user in our rural and suburban markets.
      Advanced Digital Technology. We continue to increase the capacity and capabilities of our systems to attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network. In 2004, we deployed GSM/ GPRS/ EDGE technology on our network, which enables us to offer enhanced voice and data service plans to our own subscriber base and meet the needs of our roaming partners that utilize GSM/ GPRS/ EDGE technology.
      Established Operating History in Rural and Suburban Markets. We began providing wireless telephone service in 1990 in Oklahoma and the Texas Panhandle and have since expanded our wireless operations to include systems in rural and suburban markets covering a total population of 11.9 million as of September 30, 2005. We have substantial experience as an operator of wireless systems in rural and suburban markets, which we believe will enhance our future performance.
      Proven Acquisition and Integration Capabilities. We have integrated the operations of numerous acquired wireless systems into our existing operations to achieve economies of scale. We have generated efficiencies from the consolidation and centralized control of pricing, customer service, marketing, system design, engineering, purchasing, financial, administrative and billing functions.
Strategy
      The key elements of our strategy are:
      Drive ARPU Growth through GSM Migration. During 2004, we completed the deployment of our GSM/ GPRS/ EDGE network in substantially all of our markets and are currently marketing primarily GSM/ GPRS/ EDGE products. Our average monthly revenue per subscriber, or ARPU, for GSM/ GPRS/ EDGE subscribers has been, and we expect will continue to be, higher than our ARPU for TDMA subscribers as we focus our sales effort on higher ARPU voice plans and enhanced data services. We believe our GSM/ GPRS/ EDGE product offering provides a more attractive value proposition to our subscribers compared to our TDMA products, offering rate plans with larger home-rate areas, lower per-minute pricing, more advanced handsets and more extensive data services. As of September 30, 2005, 58% of our subscribers were using our GSM/ GPRS/ EDGE network.
      Locally Focused Management. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. This enables us to tailor our marketing and customer service functions to the local market population. We distribute our products primarily through retail outlets, a direct sales force, independent dealers and third party resellers, all of which foster a strong community presence for our products and operations.
      Strategic Roaming Relationship. We have developed a strategic relationship with Cingular Wireless, which operates wireless systems in urban and suburban areas near our wireless systems. Our new roaming agreement with Cingular Wireless allows our subscribers and the subscribers of Cingular Wireless to roam on each other’s networks at favorable rates. Our roaming agreement with Cingular Wireless designates us as the preferred provider of roaming service in substantially all of our markets where Cingular Wireless and its affiliates do not have a network, and under certain circumstances, provides that we are the exclusive provider of such services in our markets. See “Business — Roaming.” We believe our roaming relationships increase our roaming revenue and allow us to offer our subscribers attractive rate plans that include the footprints of Cingular Wireless and our other roaming partners as “home” territories.
      Implementation of GSM/ GPRS/ EDGE Technology. In 2004, we deployed GSM/ GPRS/ EDGE technology over substantially our entire network. GSM/ GPRS/ EDGE technology is the digital technology being used by our primary roaming partner, Cingular Wireless, and enables us to provide faster data services and provide our customers with smaller, more functional handsets. We expect that the GSM/ GPRS/ EDGE technology will enhance our service offering and allow us to increase the retention of our subscriber base. In addition, we will continue to have the ability to provide roaming service for Cingular Wireless as it continues to convert its subscriber base to service plans utilizing GSM/ GPRS/ EDGE technology.
      Targeted Sales Efforts. We seek to attract subscribers who will generate high monthly revenue and low churn rates. We believe that our extensive network of local distribution channels and our focus on local customer service promote loyalty from our customers and provide us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors in areas where locating a direct retail store might not be cost-effective.
      Introduce Enhanced Products and Services. We will continue to evaluate deployment of new and enhanced products and services on an ongoing basis to provide our customers with access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and internet access, including BlackBerry® handheld devices, which we launched in late 2004 and is now available in all of our markets.
      Superior Customer Service. We support local customer service through retail stores, a direct sales force and regional customer service call centers that offer 24-hour services. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation.
Recent Developments
      On August 12, 2005, our two operating subsidiaries, Dobson Cellular Systems, Inc., or Dobson Cellular, and American Cellular Corporation, or American Cellular, entered into a new, multi-year roaming agreement with Cingular Wireless. See “Business — Roaming.”
      On August 23, 2005, we completed a private exchange offer and a publicly registered exchange offer with holders of our 12.25% senior exchangeable preferred stock and our 13% senior exchangeable preferred stock. We sometimes refer to the private exchange offer and the publicly registered exchange offer collectively as the “August 23, 2005 exchange offer,” and we sometimes refer to our 12.25% preferred stock and our 13% preferred stock collectively as the “preferred stock.”
      In connection with the August 23, 2005 exchange offer, we issued 28,249,729 shares of Class A common stock and paid $50.2 million in cash for an aggregate of 167,356 shares of preferred stock. We also obtained the consent of the holders of a majority of our 12.25% preferred stock and our 13% preferred stock to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date of the August 23, 2005 exchange offer, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the August 23, 2005 exchange offer. All 167,356 shares of preferred stock repurchased have been canceled. We intend to call a special meeting of stockholders in the near future to seek stockholder approval of the amendments to the certificates of designation. We incurred a loss on this transaction of approximately $66.4 million.
      On September 13, 2005, we, through our wholly owned subsidiary, American Cellular, acquired the non-license wireless assets of Endless Mountains Wireless, LLC in Pennsylvania 4 Rural Service Area, or RSA. We will operate Endless Mountains’ licensed 850 MHz spectrum under a spectrum manager lease. In March 2006, we will have the right to acquire Endless Mountains’ Pennsylvania 4 RSA 850 MHz license, subject to Federal Communications Commission, or FCC, approval at the time of acquisition. If exercised, our acquisition of the license covering the leased spectrum is expected to close in mid-to-late 2006. The total purchase price for all acquired assets, including the FCC license, is approximately $12.2 million. Pennsylvania 4 RSA encompasses a population of 96,600, all of which are incremental to our current service area. Endless Mountains currently provides GSM wireless service to less than 1,000 subscribers. We plan to upgrade Endless Mountains’ network with GPRS/EDGE data capability. We will offer products and services in Pennsylvania 4 RSA under the CELLULARONE® service mark.
      On October 4, 2005, we entered into agreements with certain holders of our 12.25% senior exchangeable preferred stock and our 13% senior exchangeable preferred stock under which the holders agreed to exchange 8,700 shares of 12.25% senior exchangeable preferred stock and 30,021 shares of 13% senior exchangeable preferred stock for 5,982,040 shares of our Class A common stock and cash consideration of $1.6 million. Upon the closing of these transactions, the aggregate outstanding liquidation preference of the 12.25% senior exchangeable preferred stock and the 13% senior exchangeable preferred stock decreased from $71.7 million to $33.0 million. We expect to report a loss on this transaction of approximately $4.3 million in the fourth quarter of 2005.
The Refinancing
      On September 13, 2005, we completed our private offerings of $150.0 million aggregate principal amount of senior floating rate notes due 2012 and $150.0 million aggregate principal amount of the Debentures. In addition, we had granted the initial purchasers of the Debentures an option to purchase up to an additional $30.0 million aggregate principal amount of Debentures. On October 13, 2005, the initial purchasers exercised their right to purchase an additional $10.0 million aggregate principal amount of the Debentures in a private offering. On October 13, 2005, the aggregate principal amount of Debentures outstanding was $160.0 million. The net proceeds of the private offerings, after expenses and deductions, were $303.8 million. On October 17, 2005, we used $294.0 million of restricted cash, along with cash on hand, to pay the redemption price of the entire $299.0 million outstanding principal amount of our 10.875% senior notes due 2010, plus accrued interest and the applicable redemption premium. An approximate loss of $13.6 million, net of income tax, will be recognized in the fourth quarter of 2005, due to the redemption of these 10.875% senior notes. After completion of the refinancing in October 2005, our total indebtedness has been reduced to approximately $2,469.2 million.
      We refer to the private offerings of the Debentures, the concurrent private offering of our senior floating rate notes and the redemption of our 10.875% senior notes as the “Refinancing,” and we refer to the Refinancing and the recently completed August 23, 2005 and October 4, 2005 exchange offers for our 12.25% preferred stock and 13% preferred stock as the “Transactions.”

Corporate Structure
      The following chart summarizes the corporate structure and principal debt obligations and preferred stock of Dobson Communications and its principal subsidiaries after giving effect to the Refinancing:

      We were incorporated in Oklahoma on February 3, 1997. Our principal executive offices are located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Our telephone number is (405) 529-8500.

The Offering
Common Stock

Issuer	Dobson Communications Corporation

Class A common stock issuable upon the conversion of Debentures	15,530,960 shares

Use of Proceeds	We will not receive any of the proceeds from the offering.

Trading	Our Class A common stock is listed for trading on the Nasdaq National Market under the symbol “DCEL.”
Debentures

Issuer	Dobson Communications Corporation

Debentures	$160.0 million aggregate principal amount of 1.50% Senior Convertible Debentures due 2025, which we refer to as Debentures.

Maturity Date	October 1, 2025, unless earlier converted, redeemed or repurchased.

Interest Payment Dates	April 1 and October 1 of each year, commencing April 1, 2006.

Ranking	The Debentures will be:

• effectively subordinated to our existing and future secured indebtedness to the extent of the collateral securing that indebtedness, and to the existing and future liabilities of our subsidiaries;

• equal in right of payment to all of our existing and future unsecured senior indebtedness; and

• senior in right of payment to our future subordinated indebtedness.

As of September 30, 2005, on an as adjusted basis to give effect to the Transactions:

• Dobson Communications’ subsidiaries had approximately $1.7 billion of indebtedness;

• Dobson Communications had $729.7 million of senior indebtedness and is a guarantor of Dobson Cellular’s senior secured indebtedness, which is secured by a pledge of the capital stock of Dobson Operating Co., LLC; and

• We had $164.1 million aggregate outstanding liquidation preference of preferred stock, all of which are subordinated to the Debentures and is mandatorily redeemable or required to be redeemed prior to the maturity of the Debentures.

Conversion Rights	The Debentures are convertible at the holders’ option into shares of our Class A common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

• prior to October 1, 2023, on any date during any fiscal quarter beginning after December 31, 2005 (and only during such fiscal quarter) if the closing sale price of our Class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after October 1, 2023;

• with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

• if we distribute to all holders of our Class A common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

• if we distribute to all holders of our Class A common stock cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution;

• during a specified period if a fundamental change occurs; or

• during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Debentures was less than 98% of the closing sale price of our Class A common stock for each trading day of such five trading-day period multiplied by the then current conversion rate.

The Debentures will be convertible into shares of our Class A common stock at an initial conversion rate of 97.0685 shares of Class A common stock per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $10.30 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Debentures — Conversion Rights — Conversion Rate Adjustments.”

Upon conversion, we will have the right to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, in each case calculated as described under “Description of the Debentures — Conversion Rights — Conversion Procedures — Settlement Upon Conversion.”

At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to all of the principal amount of the Debentures to be converted in cash, with any remaining amount to be satisfied in shares of our Class A common stock or cash. See “Description of the Debentures — Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Debentures — Conversion Rights.”

Adjustment to conversion rate upon a non-stock change of control	Prior to October 1, 2010, if and only to the extent holders elect to convert the Debentures in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the Debentures — Repurchase at Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our Class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our Class A common stock in such non-stock change of control.

If holders of our Class A common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our Class A common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Conversion after a public acquirer change of control	In the case of a non-stock change of control constituting a public acquirer change of control (as defined in this prospectus), we may, in lieu of issuing additional shares upon conversion as described in “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

• the numerator of which will be:

• in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our Class A common stock is converted into cash, securities or other property, the average value of all cash and any other consideration as determined by our board of directors paid or payable per share of Class A common stock, or

• in the case of any other public acquirer change of control, the average of the last reported sale prices of our Class A common stock for the five consecutive trading days prior to but exclud-

ing the effective date of such public acquirer change of control, and

• the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Optional Redemption by Dobson	At any time on or after October 1, 2010, we may redeem all or a part of the Debentures for cash at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.

Optional Repurchase Right of Holders	You may require us to repurchase all or a portion of your Debentures on October 1, 2010, October 1, 2015 and October 1, 2020 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change (as defined in this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your Debentures at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. See “Description of the Debentures — Repurchase at Option of the Holder — Fundamental Change Put.”

Events of Default	If an event of default on the Debentures occurs, the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Dobson or certain of its subsidiaries.

Registration Rights; Additional Interest	We and the holders of the Debentures entered into a registration rights agreement pursuant to which we agreed to register for resale under the Securities Act the Debentures and shares of Class A common stock issuable upon conversion of the Debentures so that holders of the Debentures may freely transfer their Debentures (and shares upon conversion) from time to time. Under the registration rights agreement, we agreed, subject to certain exceptions, to use commercially reasonable efforts to keep the shelf registration statement, which this prospectus forms a part, effective until the earliest of:

• the date when the holders of transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or

• the date when all transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are registered under the shelf registration statement of which this prospectus forms a part and sold pursuant thereto; or

• the date when all transfer restricted Debentures and shares of Class A common stock issued upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

To sell your Debentures or any shares of Class A common stock issued upon conversion pursuant to the shelf registration statement, of which this prospectus forms a part, you must, among other things, be named as a selling securityholder in the prospectus. To be so named, you must complete and deliver an election and questionnaire in the form provided by us.

We will be required to pay the holders of the Debentures additional interest on the Debentures if the shelf registration statement, of which this prospectus forms a part, ceases to be effective or fails to be usable in certain circumstances. See “Description of the Debentures — Registration Rights.”

Absence of a Public Market for the Debentures	The Debentures were originally issued in private offerings in September and October of 2005 in an aggregate principal amount of $160.0 million and there is no public market for the Debentures. We cannot assure you that any active or liquid market will develop for the Debentures. See “Plan of Distribution.”

Trading	We do not intend to list the Debentures on any national securities exchange or automated quotation system. The Debentures originally issued in the private offerings are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. However, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market.

Use of Proceeds	We will not receive any of the proceeds from any sale by any selling securityholder of the Debentures or the shares of Class A common stock issuable upon conversion of the Debentures that are covered by this prospectus.

Risk Factors
      Prior to deciding whether to invest in the Debentures or the underlying shares of Class A common stock, you should carefully consider all of the information contained in this prospectus, including the information set forth under the heading “Risk Factors.”

RISK FACTORS

      You should carefully consider the risks and uncertainties described throughout this prospectus, including those described below, before you decide whether to purchase any Debentures and the Class A common stock issuable upon the conversion of the Debentures.
Risks Related to the Debentures and Class A Common Stock

Our substantial indebtedness and preferred stock could adversely affect our financial health and prevent us from fulfilling our obligations under the Debentures.
      At September 30, 2005, on an as adjusted basis to give effect to the Transactions, we had approximately $2.5 billion aggregate principal amount of notes, including the Debentures, outstanding and $164.1 million aggregate liquidation preference of preferred stock outstanding on a consolidated basis. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Debentures;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.
      We may be able to incur substantial additional indebtedness in the future, including under the terms of our indentures and Dobson Cellular’s senior secured credit facility, some or all of which may be secured. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, make payments on our preferred stock and fund our working capital, capital expenditures and research and development efforts, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, including the Debentures, and preferred stock and to fund working capital, planned capital expenditures, including for network optimization and spectrum procurement, and research and development efforts will depend on our ability and the ability of our subsidiaries to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      We cannot assure you that our business will generate sufficient cash flow from operations, or future borrowings will be available to us under Dobson Cellular’s senior secured credit facility in an amount sufficient to enable us to make required payments on our indebtedness, including the Debentures, or to fund our other liquidity needs. If we do not generate sufficient funds to service our indebtedness and fund our other liquidity needs, we may not be able to fund our capital expenditures, which could affect the quality of our networks and lead to increased customer turnover, or churn, and adversely affect our roaming relationships. It might also reduce the amount we spend on marketing and subscriber acquisition, which could affect our ability to add new subscribers.
      We may need to refinance all or a portion of our indebtedness, including the Debentures, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including Dobson Cellular’s senior secured credit facility and these Debentures, on commercially reasonable terms or at all, which could cause us to default on our debt obligations and impair our liquidity. All of our outstanding indebtedness and preferred stock matures or becomes mandatorily redeemable before the Debentures mature. In addition, Dobson Cellular may borrow up to $75.0 million under its senior secured credit facility, subject to the terms of that facility, which matures in October 2008.

The restrictive covenants in our debt and preferred stock instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under our debt instruments even though we may be able to meet our debt service obligations.
      The instruments governing our debt and preferred stock instruments impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, engage in sale and leaseback transactions, create liens and engage in certain types of mergers or acquisitions. Our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all of our debt to become immediately due and payable.
      We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. In addition, the capital stock of Dobson Operating Co. and Dobson Cellular and substantially all of Dobson Cellular’s assets are subject to liens in favor of the lenders under Dobson Cellular’s senior secured credit facility and the holders of Dobson Cellular’s senior secured notes. This may further limit our and Dobson Cellular’s flexibility in obtaining secured or unsecured financing in the future.

Your right to receive payments on the Debentures will be effectively subordinated to the rights of any of our existing and future secured creditors.
      The lenders under our existing and future secured indebtedness, including Dobson Cellular’s senior secured credit facility and senior secured notes, will have claims that are prior to your claims as holders of the Debentures to the extent of the value of the assets securing that indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the Debentures will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Debentures, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. If any of the foregoing events occurs, we cannot assure you that there will be sufficient assets to pay some or all of the amounts due on the Debentures. As a result, holders of Debentures may receive less, ratably, than holders of secured indebtedness, if anything.

Because we are a holding company and depend entirely on cash flow from our subsidiaries to meet our obligations, your right to receive payment on the Debentures will be effectively subordinated to our subsidiaries’ obligations.
      The Debentures will be obligations exclusively of Dobson Communications. Our cash flow and our ability to service our debt, including the Debentures, depends on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by our subsidiaries.
      Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividend, distribution, loan or other payments. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory restrictions and is subject to contractual restrictions, including under Dobson Cellular’s senior secured credit facility and the indentures governing Dobson Cellular’s senior secured notes and American Cellular’s 10% senior notes due 2011. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and their business considerations.
      Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if Dobson Communications were a creditor of one or more of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any debt of our subsidiaries senior to that held by us. As a result, the Debentures will be effectively subordinated to all liabilities, including trade payables, of our current and future subsidiaries. The covenants in Dobson Cellular’s senior secured credit facility and the indentures governing Dobson Cellular’s senior secured notes and American Cellular’s 10% senior notes will also restrict the operations of some of our subsidiaries, including in some cases the ability of our subsidiaries to make distributions to us. Because we depend on the cash flow of our subsidiaries to meet our own obligations, including with respect to the Debentures, these types of restrictions could impair our ability to make scheduled interest payments on the Debentures and to pay the principal at maturity. As of September 30, 2005, the Debentures were effectively subordinated, on an as adjusted basis to give effect to the Transactions, to $2.5 billion of liabilities of our subsidiaries.

There are no restrictive covenants in the indenture for the Debentures relating to our ability to incur future indebtedness or complete other transactions.
      The indenture governing the Debentures will not contain any restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends, incur debt, conduct transactions with affiliates, incur liens or issue or repurchase our securities or securities of any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness senior to the Debentures, or indebtedness at the subsidiary level to which the Debentures would be structurally subordinated. As such, you may not be protected in the event of a highly leveraged transaction or a similar transaction. The requirement that we offer to repurchase the Debentures upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Debenture is converted in connection with such a transaction as set forth under “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”
      Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Debentures and Class A common stock but would not constitute a fundamental change under the Debentures

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Debentures.
      Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the Debentures. However, the fundamental change provisions will not afford protection to holders of the Debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the Debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Debentures.

Provisions of the Debentures could discourage an acquisition of us by a third party.
      Certain provisions of the Debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Debentures will have the right, at their option, to require us to repurchase all of their Debentures or any portion of the principal amount of such Debentures in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your Debentures as a result of such fundamental change.
      If certain types of fundamental changes occur on or prior to the date when the Debentures may be redeemed, we may adjust the conversion rate of the Debentures to increase the number of shares issuable upon conversion. The number of additional shares to be issued will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our Class A common stock in the fundamental change as described under “Description of the Debentures — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” Although this adjustment is designed to compensate you for the lost option value of your Debentures as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus and may not adequately compensate you for such loss. In addition, if the price paid per share of our Class A common stock in the fundamental change is less than $8.08 or more than $25.00 (subject to adjustment), there will be no such adjustment.

There is currently no public market for the Debentures, and an active trading market may not develop for the Debentures. The failure of a market to develop for the Debentures could adversely affect the liquidity and value of your Debentures.
      We originally sold the Debentures to a limited number of investors in private offerings in reliance on an exemption from registration under United States federal and applicable states securities laws, and we are now registering the Debentures for resale by the selling securityholders. There is no public market for the Debentures. We do not intend to apply for listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. Although the Debentures originally issued in the private offerings are eligible for trading in The PORTAL Market, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market. We have been advised by the initial purchasers of the Debentures that certain of the initial purchasers currently intend to make a market in the Debentures. However, they are not obligated to do so and any market-making activities with respect to the Debentures may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. Despite our registering the Debentures for resale under the Securities Act, a market may not develop for the Debentures, and there can be no assurance as to the liquidity of any market that may develop for the Debentures once the securityholders are able to freely resell the Debentures. If an active, liquid market does not develop for the Debentures, the market price and liquidity of the Debentures may be adversely affected. If any of the Debentures are traded, they may trade at a discount from their initial offering price.
      The liquidity of the trading market, if any, and future trading prices of the Debentures will depend on many factors, including, among other things, the market price of our Class A common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions which may have a negative effect on the holders of the Debentures, regardless of our operating results, financial performance or prospects.

We may not have the ability to purchase Debentures when required under the terms of the Debentures.
      Holders of Debentures may require us to purchase for cash all or a portion of their Debentures upon the occurrence of certain specific kinds of fundamental changes and on October 1, 2010, October 1, 2015 and October 1, 2020. As a result, upon a change of control or if we are otherwise required to purchase Debentures at the option of the holders, it is possible that our existing or future debt agreements may prohibit such a repurchase or we may not have sufficient funds at that time to make the required purchase of Debentures, which in turn would constitute an event of default under our other debt agreements.
      We are a holding company and our cash flow depends on distributions to us from our subsidiaries, which may be restricted. Accordingly, our ability to purchase the Debentures at the option of the holder will depend in part on the ability of our subsidiaries to make distributions to us.
      In addition, the terms of any future indebtedness we incur may also restrict our ability to purchase Debentures upon a change of control or if we are otherwise required to purchase Debentures at the option of the holders. If such indebtedness contained such a restriction, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the Debentures and, as a result, would be in default under the Debentures.

The price of our Class A common stock, and therefore of the Debentures, may fluctuate significantly, and this may make it difficult for you to resell the Debentures or Class A common stock issuable upon conversion of the Debentures when you want or at prices you find attractive.
      The price of our Class A common stock on the Nasdaq National Market constantly changes. We expect that the market price of our Class A common stock will continue to fluctuate. In addition, because the Debentures are convertible into our Class A common stock, volatility or depressed prices for our Class A common stock could have a similar effect on the trading price of the Debentures.
      Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results, including as a result of variations in our roaming revenues;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations or implementations of new technologies or products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy and the financial markets; and

•	departures of key personnel.
      In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

If you hold Debentures, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.
      If you hold Debentures, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our

Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will only be entitled to rights on the Class A common stock if and when we deliver shares of our Class A common stock to you upon conversion of your Debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your conversion of Debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock or other classes of capital stock.

Future sales of our Class A common stock in the public market or the issuance of securities senior to our Class A common stock could adversely affect the trading price of our Class A common stock and the value of the Debentures and our ability to raise funds in new stock offerings.
      Future sales of substantial amounts of our Class A common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our Class A common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of Class A common stock or the availability of shares of Class A common stock for future sale, will have on the trading price of our Class A common stock or the value of the Debentures.

The trading price of our Class A common stock may be volatile and securities class actions resulting from such volatility may have a material impact on the financial condition and operating results of our business.
      The trading price of our Class A common stock has in the recent past and may in the future fluctuate substantially as a result of periodic variations in the actual or anticipated financial results of our businesses or of other companies in the telecommunications industry. In addition, the stock market has experienced price and volume fluctuations due to a number of factors that have affected the trading price of many telecommunications company stocks. These fluctuations have sometimes been unrelated or disproportionate to the operating performance of these companies. Fluctuations such as these have affected and are likely to continue to affect the trading price of our Class A common stock. For example, during the year ended December 31, 2004, the high and low closing sale prices per share of our Class A common stock on the Nasdaq National Market were $8.01 and $1.10, respectively.
      Securities class actions have often been instituted against companies following periods of volatility and decline in the trading prices of such companies’ securities. In the Fall of 2004, a number of lawsuits were filed against us and several of our officers and directors. These lawsuits allege violations of, among other things, the securities laws. We intend to defend these actions vigorously. However, such litigation could result in substantial costs and have a material impact on the financial condition and operating results of our business. We could be required to pay substantial damages, including compensatory damages, attorneys’ fees and other costs as a result of these lawsuits. See “Business — Legal Proceedings.”

The trading price of our Class A common stock may decline due to future issuances of shares.
      As of November 1, 2005, there were 149,870,503 shares of our Class A common stock outstanding. In addition, there were:

•	19,418,021 shares of our Class B common stock outstanding, which are convertible into shares of our Class A common stock on a one-for-one basis;

•	options to purchase 11,177,105 shares of Class A common stock (or shares convertible into Class A common stock) outstanding;

•	4,321,907 shares of Class A common stock reserved for issuance for future awards under our equity compensation plans;

•	15,508,044 shares of Class A common stock reserved for issuance upon conversion of outstanding shares of Series F convertible preferred stock. The conversion ratio of the Series F preferred stock is subject to adjustment if we issue shares of our Class A common stock at less than 95% of market value, which would increase the number of shares of Class A common stock issuable upon conversion of the Series F preferred stock. The issuance of shares of Class A common stock in the August 23, 2005 exchange offer may result in such an adjustment to the Series F preferred stock conversion ratio; and

•	15,530,960 shares of Class A common stock reserved for issuance upon conversion of outstanding convertible debentures.

      The issuance or expected issuance, including upon conversion of the Debentures, of a large number of shares of our Class A common stock or sales or expected sales of a large number of our shares of Class A common stock, including sales by the selling securityholders, at any time after the date of this prospectus could negatively affect the trading price of our Class A common stock.

The issuance of the Debentures could result in earnings per share dilution.
      Upon conversion of the Debentures, we may choose to deliver either our Class A common stock, cash or a combination of cash and our Class A common stock. At any time prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the Debentures to be satisfied in cash upon conversion, with the remaining amount to be satisfied in shares of our Class A common stock, as described under “Description of Debentures — Conversion Rights — Our Right to Irrevocably Elect Cash Payment Upon Conversion.” Unless and until we make such an irrevocable election, the Debentures will be accounted for pursuant to the “if converted method” under SFAS No. 128. Pursuant to this method, the maximum number of shares of our Class A common stock then issuable upon conversion of the Debentures could be included in our diluted earnings per share calculation upon issuance of the Debentures if the inclusion of shares would result in earnings per share dilution. This may result in earnings per share dilution subsequent to the issuance of the Debentures.

Upon conversion of the Debentures, we may pay cash in lieu of issuing shares of our Class A common stock or a combination of cash and shares of our Class A common stock. Therefore, holders of the Debentures may receive no shares of our Class A common stock or fewer shares than the number into which their Debentures are convertible.
      We have the right to satisfy our conversion obligation to holders by issuing shares of Class A common stock into which the Debentures are convertible, the cash value of the Class A common stock into which the Debentures are convertible, or a combination thereof. In addition, we have the right to irrevocably elect to satisfy our conversion obligation in cash with respect to the principal amount of the Debentures to be converted after the date of such election. Accordingly, upon conversion of a Debenture, holders may not receive any shares of our Class A common stock, or they might receive fewer shares of Class A common stock relative to the conversion value of the Debentures. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of Class A common stock upon conversion of the Debentures. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period (as defined under “Description of the Debentures — Conversion Rights — Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the Debentures may not be adjusted for all dilutive events that may adversely affect the trading price of the Debentures or the Class A common stock issuable upon conversion of the Debentures.
      The conversion rate of the Debentures is subject to adjustment upon certain events, including the issuance of stock dividends on our Class A common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Debentures — Conversion Rights — Conversion Rate

Adjustments.” The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the Debentures or the Class A common stock issuable upon conversion of the Debentures.

Our certificate of incorporation, bylaws and the Oklahoma General Corporation Act contain provisions that could discourage an acquisition or change of control of us.
      The Oklahoma Business Combination Statute, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of us, to acquire us or to replace incumbent directors. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices.

If we pay a cash dividend on our Class A common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.
      If we pay a cash dividend on our Class A common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a Non-United States Holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income Tax Considerations.”

The United States federal income tax treatment of the conversion of the Debentures into a combination of our common stock and cash is uncertain.
      Upon conversion of your Debentures, we may deliver to you shares of our Class A common stock, cash, or a combination of cash and shares of Class A common stock. We intend to take the position that your receipt of a combination of cash and shares of Class A common stock upon conversion of your Debentures will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain. If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from the sale of a portion of the Debentures. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of Debentures into a combination of cash and common stock. See “Certain United States Federal Income Tax Considerations.”

The conditional conversion feature of the Debentures could result in your receiving less than the value of the Class A common stock into which a Debenture is convertible.
      The Debentures are convertible into shares of our Class A common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Debentures, and you may not be able to receive the value of the Class A common stock into which the Debentures would otherwise be convertible.
Risks Related to Our Business and Industry

We have a history of net losses. We may incur additional losses in the future and our operating results have and could continue to fluctuate significantly on a quarterly and annual basis.
      We sustained losses from continuing operations of $96.7 million for the nine months ended September 30, 2005, $40.2 million for the nine months ended September 30, 2004, $52.1 million for the year ended December 31, 2004 and $50.7 million for the year ended December 31, 2003. We may incur additional losses during the next several years while we continue to expend funds to develop our wireless systems and grow our subscriber base.
      In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside of our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of our wireless systems, and fluctuations in the demand for our services. We cannot assure you that we will achieve or sustain profitability.

We depend on roaming revenue for a substantial portion of our total revenue. If our long-term roaming agreements are terminated or the terms of such arrangements become less favorable to us, or the amount of roaming traffic under these agreements decrease materially, our business could be harmed.
      Our roaming revenue accounted for approximately 22% of our operating revenue for the nine months ended September 30, 2005, 20% of our operating revenue for the nine months ended September 30, 2004, 20% of our operating revenue for the year ended December 31, 2004 and 27% of our operating revenue for the year ended December 31, 2003. Cingular Wireless accounted for the vast majority of our roaming minutes-of-use and roaming revenue for these periods. On August 12, 2005, we entered into a new roaming agreement with Cingular Wireless. See “Business — Roaming.” We have experienced, and may in the future experience, declines in our roaming traffic as a result of our roaming partners limiting the ability of their subscribers to roam on our network, particularly in areas where they also provide wireless services. The loss of this roaming traffic could adversely affect our results. With the exception of certain provisions of our operating agreements with Cingular Wireless, generally our roaming agreements do not prohibit our roaming partners from competing directly with us in our markets.
      Cingular Wireless may terminate our preferred roaming provider status if we fail to maintain certain technical and quality standards or if we experience a change in control (as defined in our roaming agreement). Our roaming agreement with Cingular Wireless is scheduled to expire on August 12, 2009 and the noncompetition provisions are scheduled to expire June 30, 2008. Cingular Wireless may terminate the noncompetition provisions of our operating agreements if we (a) fail to timely complete our build-out of our GSM network, (b) fail to meet certain technical and quality standards or (c) otherwise breach our agreements with it. To the extent Cingular Wireless terminates our preferred roaming status, enters into preferred roaming agreements with our competitors or competes against us in our markets, it may materially adversely affect our roaming revenue.
      Our roaming partners may terminate their agreements with us if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use. Moreover, we cannot assure you that any of our roaming agreements will not be terminated or renegotiated on terms that are less favorable to us. In addition, these agreements provide for scheduled declining roaming rates over the next several years.
      In addition, the loss of subscribers by Cingular Wireless could adversely affect our revenue because their loss of customers means that there may be fewer subscribers to roam on our networks.

The merger of Cingular Wireless and AT&T Wireless has had, and may continue to have, an adverse effect on the volume and growth of roaming minutes we receive from Cingular Wireless.
      The combined Cingular Wireless and New Cingular Wireless Services GSM network covers approximately 36% of our covered POPs. We generate significant roaming revenue from Cingular Wireless and New Cingular Wireless Services. The combination of Cingular Wireless and AT&T Wireless has resulted in fewer areas where the combined companies will need to utilize our network to allow its customers to roam. The combination has had, and may continue to have, an adverse effect on the volume and growth of roaming minutes we receive from Cingular Wireless and New Cingular Wireless Services.

We depend on roaming partners to provide service for our subscribers who travel outside of our coverage areas.
      We rely on agreements with other wireless communications service providers to provide roaming capabilities to our customers in the areas of the United States that our network does not serve. We may not be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we provide, the prices of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that are available within our network.

Our implementation of a new technology has resulted in network capacity constraints, heightened customer churn and increased costs.
      Our networks primarily utilize two distinct digital voice technologies — GSM/ GPRS/ EDGE and TDMA. GSM/ GPRS/ EDGE has become the predominant global standard. During 2004, we deployed GSM/ GPRS/ EDGE technology on substantially all of our networks. However, we have experienced and may continue to experience general periodic technical difficulties and network coverage issues as we implement GSM/ GPRS/ EDGE, which may adversely affect the reliability of our network and the quality of our service. In addition, we have expended, and may need to continue to expend additional capital to address these reliability issues, which may include costs associated with engineering, additional equipment and the need for additional spectrum in certain markets. These costs may be significant. As customers migrate from TDMA to GSM/ GPRS/ EDGE service, some have perceived shortcomings in the coverage and quality of GSM/ GPRS/ EDGE service which in some cases has led them to switch from our service to the offerings of a competitor, thereby increasing our churn rate. Increased churn rates may adversely affect our revenues and profitability and may damage our reputation, which could affect our ability to attract new subscribers. In addition, network quality issues could affect our roaming arrangements. We have experienced network capacity constraints relating to the initial migration of our TDMA customers to GSM/ GPRS/ EDGE and continue to attempt to address these issues. To the extent we are required to spend significant amounts on our network, we will have less money available for marketing and subscriber acquisition activities, which would affect the number of new subscribers.

Our transition from TDMA to next generation technologies could continue to have a negative impact on customer satisfaction and retention and our financial results.
      During 2004, we completed overlaying GSM/ GPRS/ EDGE networks on our existing TDMA networks, and our customers using TDMA handsets have begun migrating to handsets using the upgraded technology. As these customers migrate and as roaming usage by our roaming partners’ GSM/ GPRS/ EDGE or TDMA customers increases, we must allocate spectrum and capacity based on anticipated customer usage of the existing and new technologies. If we do not allocate spectrum and capacity appropriately, our service quality could suffer, and our customer satisfaction and retention could decrease, which could have an adverse effect on our results of operations. In addition, as our current customers migrate from TDMA handsets to GSM/ GPRS/ EDGE handsets, our cost of equipment may increase as a result of increases in handset subsidies that we give to subscribers purchasing new handsets. In addition, transitioning spectrum capacity from TDMA networks to GSM/ GPRS/ EDGE networks also leads to increases in equipment costs. In certain markets, we may need additional spectrum. We cannot assure you that additional spectrum will be available on acceptable terms or that we will have sufficient sources of financing.
      Further, reliance on our customer service functions may increase as we upgrade our wireless systems. Our inability to timely and efficiently meet the demands for these services could lead to customer dissatisfaction and decreased retention. We may also experience increased billing and technical support costs as a result of maintaining both TDMA and upgraded networks in our service areas, which would adversely affect our results of operations.

As we dedicate more resources to new GSM/ GPRS/ EDGE voice technology, our TDMA offerings could become less attractive, resulting in a loss of customers and reduced profitability.
      We expect to continue operating our TDMA network for the foreseeable future as customers migrate to GSM/ GPRS/ EDGE technology. Due to our decision to overlay our TDMA network with GSM/ GPRS/ EDGE technology, we may not upgrade our TDMA network with the same robust features as our GSM networks. Furthermore, as we dedicate more spectrum to GSM/ GPRS/ EDGE, our remaining TDMA customers may experience difficulties in using our services. In addition, as we introduce and market GSM/ GPRS/ EDGE service, we may price GSM/ GPRS/ EDGE products and services at more attractive levels than TDMA products and services to encourage our customers to migrate to GSM/ GPRS/ EDGE service. Manufacturers are not expected to produce innovative TDMA handsets with the same multiplicity of features and attractiveness of design as handsets using other technologies. All of these potential developments could drive our TDMA customers to our competitors rather than to our GSM/ GPRS/ EDGE offerings and thereby reduce our market share and profitability.

System failures could result in reduced user traffic and reduced revenue and could harm our reputation.
      Our technical infrastructure (including our network infrastructure for mobile telecommunications services and our internal network infrastructure supporting functions such as billing and customer care) is vulnerable to damage or interruption from information and telecommunication technology failures, power loss, floods, windstorms, fires, earthquakes, terrorism, intentional wrongdoing and similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic, higher churn, reduced revenues, and increased costs, and could harm our reputation and have a material adverse effect on our business.

We have committed a substantial amount of capital to upgrade our wireless voice networks to offer advanced data services, but there can be no assurance that widespread demand for these services will develop.
      While demand for our advanced data services is growing, it is currently a small portion of our revenues. Continued growth in wireless data services is dependent on increased development and availability of popular applications and improved availability of handsets and other wireless devices with features, functionality and pricing desired by customers. EDGE is a new technology and a limited number of applications and devices designed to operate on this technology are currently available. If applications and devices are not developed or do not become commercially acceptable, our revenues and competitive position would be materially and adversely affected. We cannot give assurance that there will be significant demand for advanced wireless data services or that data revenues will constitute a significant portion of our total revenues in the near future, nor can we provide assurance that this demand will develop at a level that will allow us to earn a reasonable return on our investment.

Our choice for the next generation of technology, EDGE, is a new technology and could quickly become obsolete and/or not commercially accepted, which could result in a delay in offering new services.
      New high-speed wireless services are now being offered by wireless carriers in the United States. These services combine the attributes of faster speed, greater data capability, better portability and greater functionality than services provided over existing second-generation networks. We have chosen the EDGE technology to enhance the performance of our network to accommodate these new services. Cingular Wireless also has chosen EDGE, but we believe that there will be multiple, competing technological standards, several options within each standard, vendor-proprietary variations and rapid technological innovation. Other technologies could emerge as preferred data networks for some services and, if those technologies are widely accepted, we may miss the opportunity to offer those services because of our technology choice. There is a risk that EDGE could be inadequate or become obsolete. In addition, EDGE could receive less active support from equipment vendors and/or be less commercially accepted by users, which could be detrimental to our competitive position, financial condition and results of operations.

We face intense competition from other wireless providers.
      The wireless telecommunications industry is highly competitive. The viability of our business will depend upon, among other things, our ability to compete with other providers of wireless telecommunications services, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Some of the providers with which we compete have significant infrastructure in place and have been operational for many years with substantial existing subscriber bases and may have greater capital resources than we do.
      As the FCC continues to allocate spectrum to new entrants, we will face new competitors for both mobile and fixed telecommunications services. We will also compete with resellers of wireless communications services in each of our markets. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends. With many of our competitors targeting the same customers, we may not be able to attract and retain customers and grow our customer base.

We may not be able to obtain additional spectrum, which may adversely affect our ability to implement our business plan.
      We also may be required to obtain additional spectrum in our service areas to facilitate upgrades of our existing networks. We may seek to acquire additional spectrum, including through participation as a bidder, or member of a bidding group, in auctions administered by the FCC. We may not be able to acquire any additional spectrum or the additional capital necessary for such acquisition may not be available to us on acceptable terms or at all. If sufficient additional capital is not available to us for any such spectrum acquisition, the amount of funding available to us for our existing business would be reduced. In some of our service areas, additional spectrum may not be available on commercially reasonable terms or at all. The acquisition of additional spectrum also requires approval by the FCC. Failure to obtain additional spectrum may cause delays in our upgrades or result in other network issues, which could have a negative impact on our roaming arrangements.

We may be adversely affected by customer churn and other issues resulting from wireless local number portability.
      Wireless local number portability, or WLNP, allows customers to keep their wireless phone number when switching to a different service provider. The FCC required wireless carriers to implement WLNP when requested by another carrier in the largest 100 MSAs by November 24, 2003, and by May 24, 2004 outside the largest 100 MSAs. We implemented WLNP in all of our markets by the deadline, but portability problems resulting from other carriers’ actions may nevertheless adversely affect us and/or our customers or prospective customers. The FCC has acknowledged that some carriers outside the largest 100 MSAs do not appear to be prepared to port numbers to other carriers. Also, a number of small landline carriers in rural areas have sought suspensions or modifications of the number portability requirement from state public utilities commissions. As a result of all these factors, there may be consumer confusion about the consumer’s ability to transfer a phone number from one carrier to another, and the porting process itself may not go smoothly because of other carriers’ lack of readiness.
      Our customer churn has increased recently which we believe is due in part to the impact of WLNP. We anticipate WLNP will continue to adversely affect our churn rate and may also increase price competition. We may be required to grant promotional credits, subsidize product upgrades, and/or reduce pricing to match competitors’ initiatives and to retain customers, which could adversely impact our operating results.

We may experience a high rate of customer turnover, which would adversely affect our financial performance.
      Due to significant competition in the industry and general economic conditions, among other things, an increase in our churn rate may occur and our future rate of customer turnover may be higher than our historical rate or projections. A high rate of customer turnover adversely affects our competitive position, liquidity, results of operations and costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize a significant portion of the costs of initial purchases of handsets by new customers. Factors that may contribute to higher churn include inability or unwillingness of customers to pay resulting in involuntary deactivations, customer mix and credit class, and, in particular, sub-prime credit class customers, customer credit terms, deposit requirements for sub-prime customers, number of customers receiving services under contracts with terms of a year or greater, attractiveness of competitors’ products, services and pricing, network coverage and performance relative to competitors, customer service, and other competitive factors, including the implementation by the FCC of WLNP.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.
      The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

Market prices for wireless service may continue to decline in the future.
      Market prices for wireless services have declined over the last several years and may continue to decline in the future due to increased competition. While we try to maintain or grow our ARPU, we cannot assure you that we will be able to do so. We expect significant competition among wireless providers to continue to drive service and equipment prices lower. This may lead to increasing movement of customers between competitors. If market prices continue to decline it could adversely affect our revenue, which would have a material adverse effect on our financial condition and results of operations.
      The wireless industry is also experiencing significant technological change. Cable companies and other competitive carriers are providing telecommunications services to the home, and of these, some carriers are providing local and long distance voice services using Voice over Internet Protocol, or VoIP. In particular circumstances, these carriers may be able to avoid payment of access charges to local exchange carriers for the use of their networks on long distance calls. Cost savings for these carriers could result in increased competition for telecommunications services for both the wireless and wireline industry.
      As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

We may not be able to successfully integrate acquired or exchanged properties, which could have an adverse effect on our financial results.
      We seek to improve our networks and service areas through selective acquisitions of other providers’ properties and other assets, and we may exchange our properties or assets for those properties and assets. We will be required to integrate into our operations any properties we acquire, which may have network technologies, billing systems, customer care systems, and other operational characteristics that differ significantly from those of our networks. If we are unsuccessful in integrating such acquisitions or exchanges, our results of operations may be harmed.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we may not be able to obtain sufficient quantities of the products and services we require to operate our businesses successfully.
      We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis or favor our competition over us, our subscriber growth and operating results of our operating companies could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result, we have become reliant upon a limited number of network equipment manufacturers, including Nortel and Ericsson. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms on a timely basis or at all.

We depend on third-party service marks to market our products and services. The loss of the right to use these service marks or the diminished marketing appeal of these service marks could adversely affect our business.
      We use the registered service mark CELLULARONE® for most of our services. We have agreements with Cellular One Group that govern our use of the CELLULARONE® service mark. Under these agreements, we must meet specified operating and service quality standards for our systems. If the owner of this service mark terminates our license agreements because we fail to meet the applicable operating or service quality standards or for any other reason permitted under our agreements with the owner, or if the name CELLULARONE® were to suffer diminished marketing appeal, or if we are unable to renew these agreements, our ability to attract new subscribers and to retain existing subscribers in the applicable markets could be materially impaired. We license the CELLULARONE® service mark from Western Wireless Corporation. Western Wireless and Alltel Corporation, a competitor of ours, recently combined their operations. Because of this business combination, the combined company has been required to divest the CELLULARONE® service mark, which may make it more difficult for us to renew our license for the CELLULARONE® service mark. On December 2, 2005, we announced our agreement to purchase the CELLULARONE® brand from Alltel for $1.3 million.

We depend in large part on the efforts of our key personnel. The loss of our key personnel in a competitive employment environment could affect our growth and future success.
      Our future success depends in large part on the continued employment of our key employees. There is intense competition for qualified personnel in our industry, and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel successfully implementing our business plan. If we lose any of our key employees, our business could be adversely affected.

Our operations are subject to governmental regulation that could have an adverse effect on our business.
      The telecommunications industry is subject to federal, state and other regulations that are continually evolving. The FCC and state regulatory agencies continue to issue rules implementing the requirements of the Telecommunications Act of 1996, or the 1996 Act, as well as in furtherance of other regulatory objectives. We are subject to siting regulations which could materially affect our ability to build new cell sites and expand our coverage.
      As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. In addition, the failure by us to comply with applicable governmental regulations could result in the loss of our licenses or the assessment of penalties or fines or otherwise have a material adverse effect on our results of operations. For a more detailed description of the regulatory framework we operate in, see “Business — Regulation.”
      Further, federal or state governments could make regulations or take other actions that might have a material adverse effect on our business. The changes could materially and adversely affect our business prospects and operating results.

The loss of any of our licenses could adversely affect our ability to provide wireless service.
      In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Failure to renew a license will result in the loss of a licensee’s right to use the frequencies covered by the expired license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. Although to date the FCC has renewed each of our licenses for which a renewal application was required for a new ten-year term, the FCC may deny our license renewal applications for cause after appropriate notice and hearing. Denial of any renewal application could adversely affect our ability to continue to provide service in that license area.

We are subject to additional regulatory risks that could adversely affect our business.
      We are subject to siting and zoning regulation that could materially affect our ability to build new cell sites and expand our coverage. In addition, all telecommunications service providers are obligated to contribute to the federal Universal Service Fund in accordance with a formula presently based upon a percentage of interstate revenue. The contribution formula may change in ways that would materially adversely affect us. Universal Service Funds are used, among other things, to provide local telephone service to individuals or families qualifying for federal assistance or households in remote areas. Many states, including those we operate in, are implementing local universal service programs that would require carriers to contribute additional funds.

Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our wireless handsets. In addition, the costs relating to compliance with safety requirements, requirements to provide access to persons with disabilities, and potential litigation could have a material adverse effect on our business, financial condition and results of operations.
      Media reports have suggested and lawsuits have been filed against wireless service providers, including us, and equipment manufacturers alleging that radio frequency emissions from wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers. To the extent we are named in any such litigation, we will be forced to defend ourselves. If we do not prevail in such litigation, or are forced to pay damages, we could experience a material adverse effect on our business, financial condition or results of operations.
      Due to our size, we are unable to influence the design and manufacturing of wireless equipment. Concerns over radio frequency emissions may discourage the use of wireless communications devices, which could adversely affect our business. In addition, the FCC requires that certain transmitters, including mobile and portable transmitting devices used in wireless handsets, meet specific radio frequency exposure standards. The FCC also requires that providers of telecommunications services ensure that the services are accessible to and usable by individuals with disabilities, if readily achievable. Compliance with any new restrictions could materially increase our costs.
      Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further government regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

We are subject to environmental regulation and environmental compliance expenditures and liabilities.
      Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property underlying our tower sites. Compliance with these laws and regulations is a factor in our business. We have incurred and expect to continue to incur expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

      In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Based on the environmental site assessments conducted for owned or leased sites, we are not aware of any existing conditions that are likely to result in material costs or liabilities to us. However, there can be no assurance that such conditions do not exist or that all potential instances of soil or groundwater contamination have been identified, even where site assessments have been conducted. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

We are controlled by Dobson CC Limited Partnership through its ownership of our Class B common stock.
      As of November 1, 2005, Dobson CC Limited Partnership, or DCCLP, owned shares of our common stock representing approximately 56.9% of the total voting power of our outstanding common stock. Under the federal securities laws, we are deemed to be controlled by Everett R. Dobson and Stephen T. Dobson. DCCLP will be able to control the election of a majority of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transactions involving a sale of us.
      The interests of DCCLP may conflict with the interests of our other security holders. DCCLP may take action it believes will benefit its equity investment in us even though such actions might not be in your best interests as a holder of our Debentures or Class A common stock.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected further developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under “Risk Factors,” including the following:

•	our substantial leverage and debt service requirements;

•	pricing, market strategies, growth, consolidation and other activities of competitors;

•	the effect of economic conditions in our markets;

•	the regulatory environment in which we operate;

•	our ability to maintain and increase our roaming revenue;

•	our implementation of new technology; and

•	customer satisfaction and retention.
      All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.
      You should read carefully the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.
USE OF PROCEEDS
      We will not receive any of the proceeds from any sale by any selling securityholder of the Debentures or the shares of Class A common stock issuable upon conversion of the Debentures that are covered by this prospectus.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
      Our Class A common stock is traded over-the-counter and is currently quoted on the Nasdaq National Market under the ticker symbol “DCEL.” Each share of our Class A common stock is entitled to one vote per share.
      There is no established public trading market for our preferred stock or our Class B common stock, Class C common stock or Class D common stock, and no shares of our Class C common stock or Class D common stock are outstanding.
      Each share of Class F preferred stock is convertible, at the option of the holder, into approximately 20.4 shares of Class A common stock, subject to adjustment in the event of stock splits, stock dividends and similar transactions. Class B common stock is convertible into one share of our Class A common stock and is entitled to ten votes per share. Each share of our Class C common stock and Class D common stock, if issued, will be convertible into 111.44 shares of our Class A common stock and will not be entitled to vote. The Debentures will be convertible, at the option of the holder, into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $10.30 per share), subject to adjustment in the event of stock splits, stock dividends, reorganizations and similar events as described in this prospectus.
      The following table sets forth the range of high and low closing prices for our Class A common stock for each quarter of 2003 and 2004 and the first four quarters of 2005 (through                     ) as reported on the Nasdaq National Market:

2005	High	Low

First Quarter	$2.47	$1.56
Second Quarter	4.68	1.84
Third Quarter	8.08	4.22
Fourth Quarter (through )
2004
First Quarter	$8.01	$2.89
Second Quarter	3.89	2.84
Third Quarter	3.17	1.10
Fourth Quarter	1.91	1.19
2003
First Quarter	$4.00	$2.05
Second Quarter	5.79	2.47
Third Quarter	10.00	5.36
Fourth Quarter	9.50	5.69
      As of December 1, 2005, there were 258 holders of record of our Class A common stock and one holder of record of our Class B common stock. The closing price of our Class A common stock on                     was $           per share.
      Since 1997, we have not paid cash dividends on any shares of our common stock. We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on our common stock for the foreseeable future. In addition, covenants contained in the instruments governing our bank credit facility, our senior notes and our outstanding preferred stock limit our ability to pay cash dividends on our common stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
      The following table sets forth certain historical consolidated financial and other data with respect to each of the nine months ended September 30, 2005 and 2004 and the five years in the period ended December 31, 2004. The historical consolidated financial data has been derived from our audited consolidated financial statements. The historical consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto included in the Financial Statements and Supplementary Data.

	Nine Months Ended
	September 30,
	(Unaudited)		Year Ended December 31,

	2005	2004	2004	2003(1)	2002	2001	2000

	($ in thousands except per share data)
Statement of Operations Data:
Total operating revenue	$885,243	$758,553	$1,023,482	$735,754	$516,770	$487,374	$378,140
Operating expenses:
Cost of service (exclusive of depreciation and amortization items shown separately below)	219,214	185,457	255,308	173,436	138,240	138,565	91,647
Cost of equipment	96,777	81,647	108,968	56,612	40,331	43,917	40,144
Marketing and selling	105,484	95,763	128,691	79,547	61,581	62,089	55,370
General and administrative	144,844	131,725	179,525	106,108	66,473	60,508	52,219
Depreciation and amortization	151,012	141,539	192,818	119,424	75,181	155,724	132,152
Gain on disposition of operating assets	(2,371)	—	—	—	—	—	—

Total operating expenses	714,960	636,131	865,310	535,127	381,806	460,803	371,532

Operating income	170,283	122,422	158,172	200,627	134,964	26,571	6,608
Interest expense	(184,457)	(161,477)	(219,658)	(138,148)	(108,331)	(129,154)	(122,823)
Gain (loss) from extinguishment of debt	—	5,739	40,401	(52,277)	2,202	—	(32,882)
(Loss) gain on redemption and repurchases of mandatorily redeemable preferred stock	(66,383)	6,478	6,478	(26,777)	—	—	—
Dividends on mandatorily redeemable preferred stock	(21,391)	(25,197)	(32,075)	(30,568)	—	—	—
Other income (expense), net	2,611	2,230	3,121	3,829	(1,636)	11,243	9,078
Minority interests in income of subsidiaries(2)	(6,823)	(3,514)	(4,867)	(6,541)	(6,521)	(5,517)	(3,903)
Loss from investment in joint venture	—	—	—	—	(184,381)	(69,181)	(50,293)
Income tax benefit (expense)	9,443	13,139	(3,635)	(845)	52,177	36,644	54,422

Loss from continuing operations	(96,717)	(40,180)	(52,063)	(50,700)	(111,526)	(129,394)	(139,793)

	Nine Months Ended
	September 30,
	(Unaudited)		Year Ended December 31,

	2005	2004	2004	2003(1)	2002	2001	2000

	($ in thousands except per share data)
Discontinued operations:
Income (loss) from discontinued operations, net of income taxes	—	443	443	11,945	24,454	1,820	(5,718)
(Loss) income from discontinued operations from investment in joint venture	—	—	—	—	(327)	(720)	671
Gain from sale of discontinued operations, net of income taxes	—	—	—	14,786	88,315	—	—
Gain from sale of discontinued operations from investment in joint venture	—	—	—	—	6,736	—	—
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(33,294)	—	—
Cumulative effect of change in accounting principle from investment in joint venture	—	—	—	—	(140,820)	—	—

Net loss	(96,717)	(39,737)	(51,620)	(23,969)	(166,462)	(128,294)	(144,840)
Dividends on preferred stock	(6,708)	(6,190)	(8,178)	(43,300)	(94,451)	(86,325)	(126,686)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	67,837	—	—

Net (loss) income applicable to common stockholders	$(103,425)	$(45,927)	$(59,798)	$151,041	$(193,076)	$(214,619)	$(271,526)

Basic net (loss) income applicable to common stockholders per common share:
Continuing operations	$(0.70)	$(0.30)	$(0.39)	$(0.48)	$(1.23)	$(1.38)	$(1.56)
Discontinued operations	—	0.01	—	0.25	1.31	0.02	(0.06)
Change in accounting principle	—	—	—	—	(1.92)	—	—
Dividends on and repurchases of preferred stock	(0.05)	(0.05)	(0.06)	1.65	(0.29)	(0.92)	(1.42)

Basic net (loss) income applicable to common stockholders per common share	$(0.75)	$(0.34)	$(0.45)	$1.42	$(2.13)	$(2.28)	$(3.04)

Basic weighted average common shares outstanding	138,173,375	133,763,531	133,784,752	106,291,582	90,671,688	93,969,310	89,417,829

Diluted net (loss) income applicable to common stockholders per common share:
Continuing operations	$(0.70)	$(0.30)	$(0.39)	$(0.46)	$(1.23)	$(1.38)	$(1.56)
Discontinued operations	—	0.01	—	0.24	1.31	0.02	(0.06)
Change in accounting principle	—	—	—	—	(1.92)	—	—
Dividends on and repurchases of preferred stock	(0.05)	(0.05)	(0.06)	1.60	(0.29)	(0.92)	(1.42)

Diluted net (loss) income applicable to common stockholders per common share.	$(0.75)	$(0.34)	$(0.45)	$1.38	$(2.13)	$(2.28)	$(3.04)

Diluted weighted average common shares outstanding	138,173,375	133,763,531	133,784,752	109,676,631	90,671,688	93,969,310	89,417,829

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003(1)	2002	2001	2000

	(Unaudi	ted) ($ in thousands except per subscriber data)
Other Financial Data:
Capital expenditures, excluding cost of acquisitions	113,238	117,816	142,049	163,921	72,878	82,767	101,870
Ratio of earnings to fixed charges(3)	N/A	N/A	N/A	N/A	1.2:1	N/A	N/A
Other Data:
Subscribers (at period end)	1,565,900	1,608,700	1,609,300	1,552,100	666,500	599,200	504,100
Penetration (at period end)(4)	13.2%	14.1%	13.7%	14.6%	12.7%	11.4%	9.6%
Average monthly post-paid churn rate(5)	2.5%	1.9%	2.0%	1.7%	1.9%	1.9%	1.9%
ARPU(6)	$45	$40	$41	$41	$43	$43	$42
Balance Sheet Data (at period end):
Cash and cash equivalents	$191,782	$63,492	$139,884	$151,539	$175,003	$119,103	$141,922
Marketable securities	—	—	39,000	56,700	117,050	40,850	—
Restricted cash and investments	298,482	4,467	10,350	15,515	14,196	—	26,154
Property, plant and equipment, net	495,476	546,502	533,744	536,634	251,780	246,505	227,671
Intangible assets	2,534,259	2,519,938	2,537,361	2,508,551	1,056,603	1,132,762	1,234,181
Total assets	3,707,302	3,282,566	3,397,752	3,478,940	1,960,487	2,559,155	2,619,729
Total credit facilities and notes payable	2,459,219	2,372,161	2,456,138	2,415,184	1,273,140	1,620,881	1,690,076
Mandatorily redeemable preferred stock(7)	71,209	236,584	236,094	253,260	558,344	581,943	508,331
Other preferred stock	135,320	122,536	122,536	122,536	200,000	200,000	—
Stockholders’ equity (deficit)	157,590	68,042	55,068	113,545	(343,072)	(157,000)	100,107

(1)	Includes the results of American Cellular on a consolidated basis from August 19, 2003, the date on which we acquired 100% of the outstanding stock of American Cellular. Prior to that time, we owned 50% of American Cellular and accounted for our interest in American Cellular under the equity method. As a result, American Cellular’s results for periods prior to 2003 are reflected in loss from investment in joint venture.

(2)	Reflects minority interests in partnerships in which we own the majority interests.

(3)	For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003, 2001 and 2000 our earnings were insufficient to cover our fixed charges by $106.2 million, $53.3 million, $48.4 million, $49.9 million, $96.9 million and $143.9 million, respectively. We define earnings as net loss before discontinued operations, extraordinary items, interest expense, amortization of deferred financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense (including dividends on mandatorily redeemable preferred stock), amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

(4)	Market penetration is calculated by dividing ending subscribers by market population.

(5)	Average monthly post-paid churn represents the percentage of the post-paid subscribers that deactivate service each month. The calculation divides the total post-paid deactivations during the period by the average post-paid subscribers for the period.

(6)	ARPU is calculated by dividing service revenue by average subscribers and dividing by the number of months in the period. We exclude roaming revenue from this calculation, since roaming revenue is not derived from our subscriber.

(7)	Mandatorily redeemable preferred stock is shown net of any discounts or deferred financing costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
OVERVIEW
      We are one of the largest providers of rural and suburban wireless communications systems in the United States. We began providing wireless telephone services in 1990 in Oklahoma and the Texas Panhandle. We have expanded our wireless operations with an acquisition strategy targeting underserved rural and suburban areas, which we believe have a significant number of potential customers with substantial needs for wireless communications.
      Our operations are encompassed in our two primary subsidiaries, Dobson Cellular and American Cellular. American Cellular does not guarantee any debt or other obligations of Dobson Cellular or us, and Dobson Cellular and we do not guarantee any debt or other obligations of American Cellular.
CRITICAL ACCOUNTING POLICIES AND PRACTICES
      We prepare our consolidated financial statements in accordance with general accepted accounting principles, or GAAP. We believe it is necessary for an understanding of our significant accounting policies to read the information below in conjunction with Note 2, “Significant Accounting Policies,” to our audited consolidated financial statements included elsewhere in this prospectus. These other significant accounting policies are important to develop an understanding of our consolidated financial statements. Policies related to revenue recognition, financial instruments and business combinations require judgments on complex matters that are often subject to multiple sources of authoritative guidance.
      In preparing our consolidated financial statements, it is necessary that we use estimates and assumptions for matters that are inherently uncertain. We base our estimates on historical experiences and reasonable assumptions. Our use of estimates and assumptions affects the reported amounts of assets, liabilities, and the amount and timing of revenues and expenses we recognize for and during the reporting period. Actual results may differ from estimates. The estimates and assumptions that are the most difficult to determine and require the most subjective decisions, are described below.

Property, plant and equipment and other definite life assets
      We depreciate our property, plant and equipment and amortize our customer lists and certain other identifiable intangible assets over their useful lives. These useful lives are based on our estimates of the period that the assets will generate revenue. The factors used to determine these estimates include technological advances, obsolescence, expected migration to newer transmission standards and services, regulatory requirements and the churn rate of our customers.
      Also, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to review the carrying value of our long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Judgment must be exercised in determining when such an event or change in circumstances has occurred. If such a circumstance were deemed to exist, the carrying value of the asset would be compared to the expected undiscounted future cash flows generated by the asset. We also must use judgment in determining expected future cash flows. In particular, if customers decreased, our churn rate increased, customer or roaming revenue decreased, or costs to provide service increased, the likelihood of impairment would increase.
      As a result of technological advances, which led to our upgrade to GSM/ GPRS/ EDGE technology during 2004, we reassessed the useful lives and carrying values of our TDMA network assets. While no impairment was noted, this assessment did result in the reduction of our useful lives for these TDMA network assets. This reduction in the useful lives will result in an annual increase in depreciation expense totaling $6.6 million through 2007.

Goodwill and Wireless license acquisition costs
      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we continually assess the useful lives of our intangible assets. A significant portion of our intangible assets are classified as “Wireless license acquisition costs,” which represents our costs associated with acquiring our FCC licenses. These licenses allow us to provide wireless services by giving us the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, we have determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, our wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety, we ceased the amortization of both goodwill and wireless license acquisition costs and now test for impairment of goodwill and wireless license acquisition costs at least annually and only adjust the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs. Using judgment, we must also determine on an annual basis whether facts and circumstances continue to support an indefinite useful life.
      To complete this evaluation for our wireless license acquisition costs, we compare the carrying amount of our wireless license acquisition costs to the fair value of those assets. We determine the fair value of our wireless license acquisition costs based on their expected future discounted cash flows. We also determine the value of the wireless license acquisition costs based upon a “start-up” basis that separates the value of our customer contracts and other intangible assets from the pure underlying wireless license. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. For purposes of this comparison, it is our policy to aggregate all of our wireless license acquisition costs. For goodwill, there is a two-step approach for assessing impairment. The first step requires us to compare the fair value of our enterprise to our carrying value, including goodwill. If our carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of our enterprise goodwill with the carrying amount of our goodwill. To calculate the implied fair value of goodwill we perform a hypothetical purchase price allocation to determine the fair value of all of our assets, with the implied goodwill amount being the difference between the enterprise fair value and the aggregate of the identified asset fair values. If the carrying amount exceeds the implied fair value, an impairment loss is recognized for the difference. The critical factors used in the determination of fair values of the enterprise and of the identifiable intangible assets include the discount rate, our cost of capital, cash flow multiples, expansion and infrastructure costs, other carriers’ multiples, expected customer growth rates, churn factors, service upgrade trends, and operating cost trends. Therefore, determining fair values and expected future discounted cash flows involves significant judgment on our part. In particular, if customers decreased, our churn rate increased, customer or roaming revenue decreased, or costs to provide service increased, the likelihood of impairment would increase.
      The fair value of an asset or an enterprise is the price at which the asset or enterprise could be exchanged in a current transaction between knowledgeable, unrelated willing parties. Therefore, market prices from active markets are the best measure and are used when available. If there is not an available active market, the measurement is based on the best information available, including similar recent transactions, acquisition cost per customer or area population, and expected discounted future cash flows.
ACQUISITIONS AND DISCONTINUED OPERATIONS
      We continually seek opportunities to acquire attractive wireless markets as part of our overall business strategy. The following are the most recent transactions.

Acquisition of Pennsylvania 4 RSA
      On September 13, 2005, we, through our wholly owned subsidiary, American Cellular, acquired the non-license wireless assets of Endless Mountains Wireless, LLC in Pennsylvania 4 RSA. We are operating Endless Mountains’ licensed 850 MHz spectrum under a spectrum manager lease. In March 2006, we will have the right to acquire Endless Mountains’ Pennsylvania 4 RSA 850 MHz license, subject to FCC approval at the time of acquisition. If exercised, our acquisition of the license covering the leased spectrum is expected to close in mid-to-late 2006. The total purchase price for all acquired assets, including the FCC license, is approximately $12.2 million. Pennsylvania 4 RSA encompasses a population of 96,600, all of which are incremental to our current service area. Endless Mountains currently provides GSM wireless service to less than 1,000 subscribers. We plan to upgrade Endless Mountains’ network with GPRS/ EDGE data capability. We will offer products and services in Pennsylvania 4 RSA under the CELLULARONE® service mark.
      As a result of the completion of this transaction, our condensed consolidated financial statements only include the operating results from Pennsylvania 4 RSA beginning September 13, 2005.

Acquisition of Michigan 2 and 4 RSAs
      On December 29, 2004, we completed the acquisition of the Michigan wireless assets of RFB Cellular, Inc., or RFB, and certain affiliates for $29.3 million. We purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code.
      We provide service in most of the northern part of Michigan, including the Upper Peninsula. The RFB acquisition allows us to expand our service area to cover the entire northern part of the state, and allows us to market our service under the CELLULARONE® brand throughout that market. RFB operates both Code Division Multiple Access, or CDMA, and analog technologies on 850 MHz cellular licenses in these markets. We have deployed GSM/ GPRS/ EDGE technology over all of RFB’s existing footprint as of June 10, 2005.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from RFB beginning December 29, 2004.

Acquisition of NPI
      On June 15, 2004, we acquired certain assets of NPI-Omnipoint Wireless, LLC, or NPI, for approximately $29.5 million. These assets include PCS licenses and a GSM/ GPRS/ EDGE network covering areas in northern Michigan.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from NPI beginning June 15, 2004.

Maryland/ Michigan Swap
      On February 17, 2004, we transferred our Maryland 2 RSA wireless property in exchange for Cingular Wireless’ Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interests in Texas 2 RSA and Oklahoma 5 and 7 RSAs. We are the majority owner of these three markets. As a result of a definitive agreement that was entered into prior to December 31, 2003 and closed on February 17, 2004, we have reclassified our historical consolidated financial statements to reflect the operations of our Maryland 2 RSA property as discontinued operations.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from Michigan 5 RSA beginning February 17, 2004.

California/ Alaska Swap
      On June 17, 2003, we transferred our two remaining wireless properties in California to AT&T Wireless in exchange for its two wireless properties in Alaska and all of the outstanding shares of Series AA preferred stock of Dobson Communications that it previously held, which we then cancelled. We have reclassified our historical consolidated financial statements to reflect the operations of our California properties as discontinued operations.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from the two wireless properties in Alaska beginning June 17, 2003.

Verizon Sales
      On February 8, 2002, we sold three of our wireless properties to Verizon Wireless for a total purchase price of $263.0 million. These properties included California 7 RSA, Ohio 2 RSA and Georgia 1 RSA. On February 28, 2002, we sold our 75% ownership interest in Arizona 5 RSA to Verizon Wireless for a total purchase price of $85.0 million. On February 8, 2002, American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. As a result of these sales, the results of operations, assets and liabilities of these markets during the periods presented are included as discontinued operations in our consolidated financial statements. American Cellular and we used the proceeds from the sale of these properties primarily to reduce bank debt under our respective credit facilities.
NEW ROAMING AGREEMENT WITH CINGULAR WIRELESS
      On August 12, 2005, our two operating subsidiaries, Dobson Cellular and American Cellular, entered into a new, multi-year roaming agreement with Cingular Wireless, their primary wireless roaming partner, and amended the existing GSM operating agreements with the former AT&T Wireless entity. The new roaming agreement, which replaces the previous roaming agreements with Cingular Wireless and the former AT&T Wireless entity, established a new roaming rate structure that was effective as of April 9, 2005. The new roaming agreement’s key provisions include the following:

•	Mutual agreement to lower roaming rates, with us paying Cingular a flat incollect rate through mid-2009 that is approximately half the blended rate in previous roaming agreements;

•	Agreement to continue to mutually prefer one another for roaming through the term of the new roaming agreement, which has been extended approximately one year through mid-2009;

•	We will receive approximately $7.8 million from Cingular as a settlement for prior claims under various agreements between us and the former AT&T Wireless entity, and will also receive certain formula-based residual payments in connection with such settlements through mid-2008 at the latest;

•	The new roaming agreement provides for “home-on-home” roaming in areas where both carriers operate; and

•	We have exercised the right to acquire for $6.0 million, 10 MHz of spectrum covering 1.1 million POPs, consisting of Youngstown, Ohio and Ohio 11 RSA; and Erie and Sharon, Pennsylvania and a portion of the Pennsylvania 1 RSA, which is pending FCC approval. We have also received an option to lease additional spectrum covering 1.5 million POPs from Cingular.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
      The following table summarizes our key operating data for the periods indicated:

	Nine Months Ended
	September 30,

	2005	2004

Market population(1)	11,854,000	11,436,800
Ending subscribers	1,565,900	1,608,700
Market penetration(2)	13.2%	14.1%
Gross subscriber additions	384,900	328,200
Average subscribers	1,588,600	1,578,400
ARPU(3)	$45	$40
Average monthly post-paid churn(4)	2.5%	1.9%

(1)	Represents the population in our licensed areas for the period indicated. The results are based upon the 2003 population estimates provided by MapInfo Corporation, a location software company, adjusted to exclude those portions of our RSAs and MSAs not covered by our licenses.

(2)	Market penetration is calculated by dividing ending subscribers by market population.

(3)	ARPU is calculated by dividing service revenue by average subscribers and dividing by the number of months in the period. We exclude roaming revenue from this calculation, since roaming revenue is not derived from our subscribers.

(4)	Average monthly post-paid churn represents the percentage of the post-paid subscribers that deactivate service each month. The calculation divides the total post-paid deactivations during the period by the average post-paid subscribers for the period.

     Basis of Presentation
      To provide a more comparable basis of our Management’s Discussion and Analysis, we have presented our historical results of operations from continuing operations for the periods indicated, along with the impact from newly acquired markets on our results of operations. For the purpose of this Management’s Discussion and Analysis, the impact from newly acquired markets refer to the change in our results of operations due to our recent acquisitions. Our recent acquisitions include the Michigan 5 RSA property from February 17, 2004, the NPI markets from June 15, 2004, the RFB markets from December 29, 2004 and the Pennsylvania 4 RSA market from September 13, 2005. The following tables set forth the components of our results of operations for the nine months ended September 30, 2005 and September 30, 2004:

	Nine Months Ended September 30, 2005
					Percentage
			Adjusted Results	Nine Months	Change in
			Without	Ended	Adjusted Results
		Impact From	Impact From	September 30,	Versus
		Newly Acquired	Newly Acquired	2004	Historical Results
	Historical	Markets	Markets	Historical	’05 vs. ’04

	($ In thousands)
Operating Revenue:
Service revenue	$643,377	$9,922	$633,455	$569,728	11.2%
Roaming revenue	195,009	6,261	188,748	154,902	21.8%
Equipment and other revenue	46,857	1,452	45,405	33,923	33.8%

Total operating revenue	885,243	17,635	867,608	758,553	14.4%

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	219,214	8,110	211,104	185,457	13.8%
Cost of equipment	96,777	1,741	95,036	81,647	16.4%
Marketing and selling	105,484	4,004	101,480	95,763	6.0%
General and administrative	144,844	5,726	139,118	131,725	5.6%
Depreciation and amortization	151,012	3,925	147,087	141,539	3.9%
Gain on disposition of operating assets	(2,371)	—	(2,371)	—	*

Total operating expenses	714,960	23,506	691,454	636,131	8.7%

Operating income (loss)	170,283	(5,871)	176,154	122,422	43.9%
Interest expense	(184,457)	—	(184,457)	(161,477)	14.2%
Gain from extinguishment of debt	—	—	—	5,739	*
(Loss) gain on redemption and repurchases of mandatorily redeemable preferred stock	(66,383)	—	(66,383)	6,478	*
Dividends on mandatorily redeemable preferred stock	(21,391)	—	(21,391)	(25,197)	(15.1)%
Other income, net	2,611	—	2,611	2,230	17.1%
Minority interest in income of subsidiaries	(6,823)	—	(6,823)	(3,514)	94.2%
Income tax benefit	9,443	2,047	7,396	13,139	*

Loss from continuing operations	$(96,717)	$(3,824)	$(92,893)	$(40,180)	(131.2)%

*	Calculation is not meaningful.

Subscribers
      Our subscriber base comprises three types of subscribers: post-paid, reseller and pre-paid. At September 30, 2005, post-paid subscribers accounted for 88.9% of our subscriber base. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long distance charges, roaming charges and rate plan overages. Our reseller subscribers are similar to our post-paid subscribers in that they pay monthly fees to utilize our network and services. However, these subscribers are billed by a third party, which we refer to as a reseller, who has effectively resold our service to the end user, which we refer to as a subscriber. We in turn bill the reseller for the monthly usage of the subscriber. At September 30, 2005, the reseller base accounted for 7.3% of our total subscriber base. Our pre-paid subscribers, which at September 30, 2005 accounted for 3.8% of our subscriber base, are subscribers that pre-pay for an agreed upon amount of usage.
      During the nine months ended September 30, 2005, we experienced an increase in our gross subscriber additions. Our gross subscriber additions had been decreasing as a result of increased competition attributable to an accelerating pace of improvements in the quality of digital technology and increased products offered to the consumer. However, our deployment of GSM/ GPRS/ EDGE in our networks during 2004 has helped this decline to level off and result in growth in our gross subscriber additions in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. As of September 30, 2005, GSM subscribers accounted for 58.2% of our subscriber base, compared to 17.8% as of September 30, 2004.
      Since the middle of 2004, we have experienced churn rates above our historical levels. This increase in churn is primarily the result of two factors impacting our business. First, we have experienced challenges operating both a TDMA and GSM/ GPRS/ EDGE network and in managing the migration of our customer base from TDMA to GSM. This has impacted the level of customer satisfaction with our service in certain of our markets. We have implemented several initiatives that have and should continue to improve, the quality of our networks. Secondly, WLNP, which allows customers to keep their wireless phone number in their local area when switching to a different service provider, was implemented in all of our markets by May 24, 2004. Although we expect churn to improve as we continue our initiatives to improve customer satisfaction, churn could continue to be adversely affected by continued network issues and WLNP.
Operating Revenue
      Our operating revenue consists of service revenue, roaming revenue and equipment and other revenue.

Service revenue
      We derive service revenue by providing wireless services to our subscribers. In recent past, the wireless industry experienced declining average revenue per minute as competition among wireless service providers led to reductions in rates for airtime. However, this decline has been offset by increases in average minutes-of-use. For the past year, we have experienced growth in our average monthly service revenue per subscriber from prior year levels and we believe there is a continued opportunity throughout the remainder of 2005 for our average monthly service revenue per subscriber to continue to increase from prior levels, primarily due to additional voice and data services available as a result of our GSM/ GPRS/ EDGE technology. In addition, we have applied for federal Eligible Telecommunications Carrier, or ETC, designation in certain states in which we provide wireless service to qualifying high cost areas. Success in obtaining ETC status has and may continue to make available to us an additional source of revenue that would be used to provide, maintain and improve the service we provide in those high-cost areas, thus also increasing our average monthly service revenue per subscriber. Service revenue included ETC revenue of approximately $13.4 million for the nine months ended September 30, 2005.
      For the nine months ended September 30, 2005, our historical service revenue increased compared to the nine months ended September 30, 2004. This increase in our service revenue was primarily attributable to an increase in average monthly service revenue per subscriber as a result of the continued migration of our subscribers to our GSM/ GPRS/ EDGE offerings and ETC revenue.

Roaming revenue
      We derive roaming revenue by providing service to subscribers of other wireless providers when those subscribers “roam” into our markets and use our systems to carry their calls. Roaming revenue has traditionally had higher margins than revenue from our subscribers. We achieve these higher margins because we incur relatively lower incremental costs related to billing, customer service and collections in servicing roaming customers as compared to our home subscribers. However, our roaming margins have been declining due to increased market pressures and competition among wireless providers resulting in reduced roaming rates. Our roaming yield (roaming revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.123 for the nine months ended September 30, 2005 compared to $0.139 for the nine months ended September 30, 2004. We expect our roaming yield to continue to decline. As previously discussed, we recently entered into a new roaming agreement with our most significant roaming partner, Cingular Wireless, which accounted for almost 90% of our roaming minutes-of-use for the nine months ended September 30, 2005. Under this new roaming agreement, roaming rates will decline through 2008. Even though this contract provides for decreasing rates over time, we believe this roaming contract is beneficial because it secures existing traffic and provides opportunity for a continuing increase in traffic volumes. Roaming revenue tends to be impacted by seasonality. Historically, we have experienced higher roaming minutes-of-use and related roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more, during the spring and summer months.
      For the nine months ended September 30, 2005, our historical roaming revenue increased compared to the nine months ended September 30, 2004. When comparing the nine months ended September 30, 2005 to the nine months ended September 30, 2004, this increase was a result of a 42.1% increase in roaming minutes, offset by an 11.4% decline in our roaming revenue per minute-of-use as contractual rates were lower in the nine months ended September 30, 2005 compared to the same period in 2004.

Equipment and other revenue
      Equipment revenue is revenue from selling wireless equipment to our subscribers. Equipment revenue is recognized when the equipment is delivered to the customer. Other revenue is primarily rental income from the lease of space on company-owned towers and payments to be received relating to a settlement for prior claims under various agreements between us and the former AT&T Wireless.
      For the nine months ended September 30, 2005, our historical equipment and other revenue increased compared to the nine months ended September 30, 2004. When comparing the nine months ended September 30, 2005 to the nine months ended September 30, 2004, this increase related to payments to be received of approximately $9.3 million related to a settlement for prior claims under various agreements between us and the former AT&T Wireless, increases in activation fees charged to customers and an increase in equipment revenue due to the increase in gross subscriber additions, slightly offset by a decrease in rental income due the sale of our towers on June 30, 2005 (described below). We will continue to receive certain formula-based residual payments in connection with the AT&T Wireless settlement through mid-2008. We estimate that these future payments will be between $1.5 million and $2.0 million per quarter.
Operating Expenses
      Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

Cost of service
      Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets, referred to as “roaming” costs. As previously discussed, we recently signed a new roaming agreement with Cingular Wireless, our primary roaming partner, which reduced our roaming cost per minute-of-use effective April 9, 2005 to a flat-rate that will remain constant through mid-2009. While future rates charged by third party providers may continue to decrease, we expect our overall growth in off-network minutes-of-use to grow at a rate faster than per minute costs will decline. Therefore, we expect that our roaming costs may increase in future periods. In addition, as a result of the sale and leaseback of 507 of our towers on June 30, 2005 and 57 towers in October 2005, we expect our leasing costs to increase in future periods, thus increasing our total cost of service.
      The following table sets forth the historical results of the components of our cost of service for the periods indicated:

	Nine Months Ended September 30,

	2005		2004

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$162,707	74.2%	$122,069	65.8%
Roaming costs	56,507	25.8%	63,388	34.2%

Total cost of service	$219,214	100.0%	$185,457	100.0%

      For the nine months ended September 30, 2005, our historical network costs, which are the costs we incur in operating our wireless network and providing service to our customers, increased compared to the nine months ended September 30, 2004. This increase is a result of adding new circuits and cell sites related to our new GSM/GPRS/EDGE network, as well as increasing costs as a result of providing more service features, such as handset insurance and wireless internet and an increase in rent expense related to our towers we sold on June 30, 2005 (described below).
      For the nine months ended September 30, 2005, our historical roaming costs decreased compared to the nine months ended September 30, 2004. For the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004, this decrease is primarily a result of a 34.5% decrease in roaming costs per minute-of-use as contractual rates were lower in the nine months ended September 30, 2005 compared to the same period in 2004, offset by a 36.1% increase in the minutes used by our customers on third-party wireless providers’ networks. With the continued migration of our customer base to GSM/GPRS/EDGE rate plans, which promote more off-network usage, we expect our minutes-of-use by our customers on third-party wireless providers’ networks to continue to increase.

Cost of equipment
      Our cost of equipment represents the costs associated with wireless equipment and accessories sold. Cost of equipment is impacted by the volume of equipment transactions. The volume of equipment transactions is impacted by gross subscriber additions and customer upgrades. We, like other wireless providers, have continued to use discounts on phone equipment and have continued to offer free phone promotions. As a result, we have incurred, and expect to continue to incur, losses on equipment sales. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased service revenue from an increase in the number of wireless subscribers and from higher-priced rate plans. With the continued migration of our customer base to GSM/GPRS/EDGE rate plans and the continued increases in the cost of handsets, we expect our cost of equipment to continue to increase during the remainder of 2005.
      For the nine months ended September 30, 2005, our historical cost of equipment increased compared to the nine months ended September 30, 2004. The increase in cost of equipment is due to an increase in the number of customers upgrading to new rate plans and purchasing new handsets and an increase in gross subscriber additions. As previously noted, most of these customers are upgrading to our new GSM/GPRS/EDGE rate plans.

Marketing and selling costs
      Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell wireless products and services. We pay commissions to sales personnel and independent dealers for new business generated.

      For the nine months ended September 30, 2005, our historical marketing and selling costs increased compared to the nine months ended September 30, 2004. The increase was due to an increase in advertising costs spent to promote our GSM/ GPRS/ EDGE rate plans along with an increase in commissions paid as a result of an increase in gross subscriber additions.

General and administrative costs
      Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections and corporate administration.
      For the nine months ended September 30, 2005, our historical general and administrative costs increased compared to the nine months ended September 30, 2004. This increase in our general and administrative costs was primarily attributable to an increase in bad debt expense, costs related to the restructuring of our call center operations, our newly acquired markets and an increase in legal fees associated with certain regulatory matters, offset by efficiencies gained from centralized administrative functions. Our average monthly general and administrative costs per average subscriber have increased in our historical markets for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004, as a result of these costs.

Depreciation and amortization
      Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of certain identifiable intangible assets. However, we do not amortize our wireless license acquisition costs or goodwill. Rather, these assets are subject to periodic evaluations for impairment. During 2005, we have and continue to expect the increases in depreciation and amortization, as a result of newly acquired or constructed assets, will be mostly offset as older assets become fully depreciated. Thus, for the nine months ended September 30, 2005, our historical depreciation and amortization expense remained fairly constant compared to the nine months ended September 30, 2004.

Gain on disposition of operating assets
      Our gain on disposition of operating assets for the nine months ended September 30, 2005, was a result of the sale and leaseback of 507 of our towers on June 30, 2005. On June 30, 2005 we recognized $0.9 million of the gain from the transaction, and we deferred the remaining gain of $57.3 million, which will be recognized over the lease term of ten years. We expect to recognize a gain of approximately $5.8 million per year over the life of the lease.
Non-Operating Results

Interest expense
      For the nine months ended September 30, 2005, our interest expense increased compared to the nine months ended September 30, 2004. This is due to an increase in our notes payable outstanding and the average interest rate of our notes payable, partially offset by a decrease in outstanding borrowings under our credit facility.

Gain from extinguishment of debt
      For the nine months ended September 30, 2004, our gain from extinguishment of debt was $5.7 million. The gain from extinguishment of debt for the nine months ended September 30, 2004 was due to a partial purchase of our 8.875% senior notes, offset by a loss on redemption of the remaining Dobson/ Sygnet senior notes. We redeemed the remaining $5.2 million of Dobson/ Sygnet senior notes and recognized a loss from extinguishment of debt of $0.4 million, due to the premium paid and the write-off of related deferred financing costs.

(Loss) gain on redemption and repurchases of mandatorily redeemable preferred stock
      During the nine months ended September 30, 2005, we exchanged 167,356 shares of preferred stock for 28,249,729 newly issued shares of Class A common stock and $50.2 million in cash as a result of the completion of our exchange offer on August 23, 2005, as described below. These repurchases resulted in a loss from redemption and repurchases of mandatorily redeemable preferred stock totaling approximately $66.4 million. During the nine months ended September 30, 2004, we repurchased a total of 14,816 shares of our 12.25% senior exchangeable preferred stock and 9,475 shares of our 13% senior exchangeable preferred stock for an aggregate price of $17.4 million. These repurchases resulted in a gain from redemption and repurchases of mandatorily redeemable preferred stock totaling $6.5 million.

Dividends on mandatorily redeemable preferred stock
      For the nine months ended September 30, 2005, our dividends on mandatorily redeemable preferred stock decreased compared to the nine months ended September 30, 2004. The decrease in mandatorily redeemable preferred stock dividends is the result of the reduction in the number of shares of our mandatorily redeemable preferred stock outstanding due to redemption and repurchases of our mandatorily redeemable preferred stock during 2004 and 2005.

Other income, net
      For the nine months ended September 30, 2005, our other income increased compared to the nine months ended September 30, 2004. When comparing the nine months ended September 30, 2005 to the nine months ended September 30, 2004, this increase was a result of an increase in interest income, offset by the expensing of the cost of our previous preferred stock exchange offer, which expired in March 2005 without the minimum tender condition being satisfied.

Discontinued operations
      For the nine months ended September 30, 2004, we had income from discontinued operations of $0.4 million. Our discontinued operations during 2004 relate to the Maryland properties included in the swap with Cingular Wireless.
RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
      The following table summarizes our key operating data for the periods indicated:

	Year Ended December 31,

	2004	2003	2002

Market population(1)	11,757,400	10,620,900	5,240,800
Ending subscribers	1,609,300	1,552,100	666,500
Market penetration(2)	13.7%	14.6%	12.7%
Gross subscriber additions	440,500	298,900	231,200
Average subscribers	1,585,000	1,028,000	631,300
ARPU(3)	$40.57	$41.01	$42.65
Average monthly post-paid churn(4)	2.0%	1.7%	1.9%

(1)	Represents the population in our licensed areas for the period indicated. The 2004 results are based upon the 2003 population estimates provided by MapInfo Corporation, a location software company, and the 2003 and 2002 results are based upon the Claritas 2000 Bureau of Census results, adjusted to exclude those portions of our RSAs and MSAs not covered by our licenses.

(2)	Market penetration is calculated by dividing ending subscribers by market population.

(3)	ARPU is calculated by dividing service revenue by average subscribers and dividing by the number of months in the period. We exclude roaming revenue from this calculation, since roaming revenue is not derived from our subscribers.

(4)	Average monthly post-paid churn represents the percentage of the post-paid subscribers that deactivate service each month. The calculation divides the total post-paid deactivations during the period by the average post-paid subscribers for the period.

Basis of Presentation
      To provide a more comparable basis of our Management’s Discussion and Analysis, we have presented our historical results of operations from continuing operations for the periods indicated, along with our results from newly acquired markets. For the purpose of this Management’s Discussion and Analysis, results from newly acquired markets refer to our results of operations of our recent acquisitions. Our recent acquisitions include the two Alaska properties from June 15, 2003, American Cellular from August 19, 2003, the Michigan 5 RSA property from February 17, 2004, the NPI markets from June 15, 2004 and the RFB markets from December 29, 2004. The following table sets forth the components of our results of operations for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31, 2004			Year Ended December 31, 2003
							Year Ended	Percentage Change
		Results	Results		Results	Results	December 31,	in Non-Acquisition
		from Newly	from Non-		from Newly	from Non-	2002	Markets
		Acquired	Acquisition		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Markets	Markets	Historical	‘04 vs. ‘03	‘03 vs. ‘02

					($ in thousands)
Operating Revenue:
Service revenue	$771,610	$422,425	$349,185	$505,860	$163,853	$342,007	$323,116	2.1%	5.8%
Roaming revenue	208,154	100,210	107,944	201,199	44,640	156,559	176,150	(31.1)%	(11.1)%
Equipment and other revenue	43,718	24,203	19,515	28,695	7,857	20,838	17,504	(6.3)%	19.0%

Total operating revenue	1,023,482	546,838	476,644	735,754	216,350	519,404	516,770	(8.2)%	0.5%

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	255,308	130,384	124,924	173,436	50,426	123,010	138,240	1.6%	(11.0)%
Cost of equipment	108,968	56,588	52,380	56,612	16,966	39,646	40,331	32.1%	(1.7)%
Marketing and selling	128,691	67,364	61,327	79,547	24,451	55,096	61,581	11.3%	(10.5)%
General and administrative	179,525	105,352	74,173	106,108	38,693	67,415	66,473	10.0%	1.4%
Depreciation and amortization	192,818	96,707	96,111	119,424	32,846	86,578	75,181	11.0%	15.2%

Total operating expenses	865,310	456,395	408,915	535,127	163,382	371,745	381,806	10.0%	(2.6)%

Operating income	158,172	90,443	67,729	200,627	52,968	147,659	134,964	(54.1)%	9.4%

Interest expense	(219,658)	(94,797)	(124,861)	(138,148)	(37,775)	(100,373)	(108,331)	24.4%	(7.3)%
Gain (loss) from extinguishment of debt	40,401	—	40,401	(52,277)	—	(52,277)	2,202	*	*
Gain (loss) on redemption and repurchases of mandatorily redeemable preferred stock	6,478	—	6,478	(26,777)	—	(26,777)	—	*	*
Dividends on mandatorily redeemable preferred stock	(32,075)	—	(32,075)	(30,568)	—	(30,568)	—	*	*
Other income (expense), net	3,121	(6,260)	9,381	3,829	(730)	4,559	(1,636)	*	*
Minority interest in income of subsidiaries	(4,867)	—	(4,867)	(6,541)	—	(6,541)	(6,521)	(25.6)%	0.3%
Loss from investment in joint venture	—	—	—	—	—	—	(184,381)	*	*
Income tax (expense) benefit	(3,635)	1,462	(5,097)	(845)	(5,496)	4,651	52,177	*	*

(Loss) income from continuing operations	$(52,063)	$(9,152)	$(42,911)	$(50,700)	$8,967	$(59,667)	$(111,526)	*	*

*	Calculation is not meaningful.

Subscribers
      Our subscriber base comprises three types of subscribers: post-paid, reseller and pre-paid. At December 31, 2004, post-paid subscribers accounted for 91.0% of our subscriber base. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long-distance charges, roaming charges and rate plan overages. Our reseller subscribers are similar to our post-paid subscribers in that they pay monthly fees to utilize our network and services. However, these subscribers are billed by a third party, which we refer to as a reseller, who has effectively resold our service to the end user, which we refer to as a subscriber. We in turn bill the reseller for the monthly usage of the subscriber. At December 31, 2004, the reseller base accounted for 6.1% of our total subscriber base. Our pre-paid subscribers, which at December 31, 2004 accounted for 2.9% of our subscriber base, are subscribers that pre-pay for an agreed upon amount of usage.
      During 2003, we experienced a decline in our gross subscriber additions as a result of increased competition attributable to an accelerating pace of improvements in quality of digital technology, and increased products offered to the consumer. Many of our competitors already market enhanced data services, such as single carrier radio transmission technology, or 1XRTT. We recently deployed GSM/ GPRS/ EDGE in our networks causing our decline in gross additions to level off. We expect this to continue and could see our gross subscriber additions increase during 2005 as a result of these new services that are available with GSM/ GPRS/ EDGE. Total gross subscriber additions included 241,900 from our newly acquired markets for the year ended December 31, 2004, and 100,400 from our newly acquired markets for year ended December 31, 2003. Therefore, total gross subscriber additions from our non-acquisition markets were 198,600 for the year ended December 31, 2004, compared to 198,500 for the year ended December 31, 2003 and 231,200 for the year ended December 31, 2002.

Operating Revenue
      Our operating revenue consists of service revenue, roaming revenue and equipment and other revenue.

Service revenue
      We derive service revenue by providing wireless services to our subscribers. The wireless industry has experienced declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. Prior to 2003, these declines had generally been offset by significant increases in average minutes-of-use per subscriber. Beginning in 2003 and continuing through the first half of 2004, the decline in revenue per minute had not been completely offset by increases in average minutes-of-use and our average monthly service revenue per subscriber decreased as a result. However, during the last half of 2004, we experienced growth in our average monthly service revenue per subscriber and we believe there is a continued opportunity in 2005 for our average monthly service revenue per subscriber to continue to increase from current levels primarily due to additional voice and data services available as a result of our GSM/ GPRS/ EDGE technology.
      For the year ended December 31, 2004, our historical service revenue increased compared to the years ended December 31, 2003 and 2002. This increase in our service revenue was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, and 2003 to 2002, the remaining increase in service revenue resulted from an increase in customers, offset by a decline in average monthly service revenue per subscriber. Our average subscriber base in our non-acquisition markets was 711,500 for the year ended December 31, 2004, 689,200 for the year ended December 31, 2003, and 632,900 for the year ended December 31, 2002.

Roaming revenue
      We derive roaming revenue by providing service to subscribers of other wireless providers when those subscribers “roam” into our markets and use our systems to carry their calls. Roaming revenue has traditionally had higher margins than revenue from our subscribers. We achieve these higher margins because we incur relatively lower incremental costs related to billing, customer service and collections in servicing roaming customers as compared to our home subscribers. However, our roaming margins have been declining due to increased market pressures and competition among wireless providers resulting in reduced roaming rates. Our roaming yield (roaming revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.14 for the year ended December 31, 2004, $0.20 for the year ended December 31, 2003 and $0.25 for the year ended December 31, 2002. We expect our roaming yield to continue to decline, but at a lesser rate, during 2005. Even though our significant roaming contracts have provided for decreasing rates over time, we believe these roaming contracts are beneficial because they secure existing traffic and provide opportunity for a continuing increase in traffic volumes. Roaming revenue tends to be impacted by seasonality. Historically, we have experienced higher roaming minutes-of-use and related roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more, during the spring and summer months.
      For the year ended December 31, 2004, our historical roaming revenue increased compared to the years ended December 31, 2003 and 2002. However, before giving effect to the newly acquired markets, our roaming revenue decreased. When comparing 2004 to 2003, this decrease was a result of a 31.8% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2004 and 2003, offset by a slight increase in roaming minutes in our non-acquisition markets. When comparing 2003 to 2002, this decrease was a result of a 22.7% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2003, offset by a 15.0% increase in roaming minutes in our non-acquisition markets due to expanded coverage areas and increased usage.

Equipment and other revenue
      Equipment revenue is revenue from selling wireless equipment to our subscribers. Equipment revenue is recognized when the equipment is delivered to the customer. Other revenue is primarily rental income from the lease of space on company-owned towers and, prior to 2004, from amounts charged to our previously unconsolidated affiliates.
      For the year ended December 31, 2004, our historical equipment and other revenue increased compared to the years ended December 31, 2003 and 2002. However, when comparing 2004 to 2003, before giving effect to the newly acquired markets, our equipment and other revenue decreased. This decrease in revenue was primarily due to the elimination of amounts charged to our previously unconsolidated affiliates for the use of shared assets, offset by an increase the number of customers upgrading to new rate plans and purchasing new handsets and an increase in rental income. Many of these customers are upgrading to our new GSM/ GPRS/ EDGE rate plans. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our equipment and other revenue increased. This is due to increases in amounts previously charged to our unconsolidated affiliates for the use of shared assets.

Operating Expenses
      Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

Cost of service
      Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets, referred to as “roaming” costs. Consistent with the trend of declining roaming revenue per minute, our roaming expense per minute has declined as well as a result of a decrease in rates charged by third-party providers. While future rates charged by third party providers may continue to decrease, we expect the growth in our minute-of-use to grow at a faster rate, due to more usage and the continued build-out of our wireless network. Therefore, we expect our roaming costs to continue to increase in future periods. In addition, as a result of the sell and lease back of certain of our towers announced in March 2005, we expect our total cost of service to increase in future periods.

      The following table sets forth the historical results of the components of our cost of service for the periods indicated:

	Year Ended December 31,

	2004		2003		2002

	Amount	Percentage	Amount	Percentage	Amount	Percentage

			($ in thousands)
Network costs	$170,181	66.7%	$106,394	61.3%	$78,233	56.6%
Roaming costs	85,127	33.3%	67,042	38.7%	60,007	43.4%

Total cost of service	$255,308	100.0%	$173,436	100.0%	$138,240	100.0%

      For the year ended December 31, 2004, our historical network costs, which are the costs we incur in operating our wireless network and providing service to our customers, increased, compared to the years ended December 31, 2003 and 2002. This increase in our network costs was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, before giving effect to the newly acquired markets, our network costs increased $8.5 million. This increase is a result of adding new circuits and cell sites related to our new GSM/ GPRS/ EDGE network, as well as adding new costs for providing a higher level of phone features, such as handset insurance and ring tones. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our network costs declined $3.1 million. This is primarily a result of credits received from certain of our network service providers and renegotiated lower local access rates charged to us by third-party providers for use of local access across the network.
      For the year ended December 31, 2004, our historical roaming costs increased compared to the years ended December 31, 2003 and 2002. When comparing 2004 to 2003, before giving effect to the newly acquired markets, our roaming costs declined $6.6 million. This decline is primarily a result of a 22.5% decrease in roaming costs per minute-of-use in our non-acquisition markets as contractual rates decreased during 2004, offset by an 11.3% increase in the minutes used by our customers on third-party wireless providers’ networks. When comparing 2003 to 2002, before giving effect to the newly acquired markets, roaming costs declined $12.1 million. This was primarily a result of a decline of 25.9% in rates charged by those providers resulting from new lower rate agreements, offset by an increase of 7.8% in the minutes used by our customers on third-party wireless providers’ networks, in our non-acquisition markets.

Cost of equipment
      Our cost of equipment represents the costs associated with wireless equipment and accessories sold to customers. Cost of equipment is impacted by the volume of equipment transactions. The volume of equipment transactions is impacted by gross subscriber additions and customer upgrades. We, like other wireless providers, have continued to use discounts on phone equipment and have continued to offer free phone promotions. As a result, we have incurred, and expect to continue to incur, losses on equipment sales. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased service revenue from an increase in the number of wireless subscribers and from higher-priced rate plans. With the continued migration of our customer base to GSM/ GPRS/ EDGE rate plans and the continued increases in the cost of handsets, we would expect our cost of equipment to continue to increase during 2005.
      For the year ended December 31, 2004, our historical cost of equipment increased compared to the years ended December 31, 2003 and 2002. This increase in our cost of equipment was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, the remaining increase in cost of equipment is due to an increase in the average cost of handsets sold to customers and an increase in the number of customers upgrading to new rate plans and purchasing new handsets. Many of these customers are upgrading to our new GSM/ GPRS/ EDGE rate plans. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our cost of equipment decreased. This is primarily a result of a decrease in gross subscriber additions in our non-acquisition markets.

Marketing and selling costs
      Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell wireless products and services. We pay commissions to sales personnel and independent dealers for new business generated.
      For the year ended December 31, 2004, our historical marketing and selling costs increased compared to the years ended December 31, 2003 and 2002. This increase in our marketing and selling costs was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, the remaining increase was due to increased spending on advertising to launch our new GSM/ GPRS/ EDGE rate plans. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our marketing and selling costs decreased. This was primarily a result of the decrease in gross subscriber additions in our non-acquisition markets.

General and administrative costs
      Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections and corporate administration.
      For the year ended December 31, 2004, our historical general and administrative costs increased compared to the years ended December 31, 2003 and 2002. This increase in our general and administrative costs was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, the remaining increase was due to increased infrastructure costs as a result of the overall growth of our business, along with higher legal and consulting fees. When comparing 2003 to 2002, the remaining increase was due to increased infrastructure costs as a result of the overall growth of our business, offset by the reductions in bad debt expense as a result of improved collections and efficiencies gained from further integration of acquired companies and increased economies of scale in our non-acquisition markets. Overall, our average monthly general and administrative costs per average subscriber has remained fairly constant in our non-acquisition markets for the years ended December 31, 2004, 2003 and 2002, although general and administrative costs have increased, our subscriber base has increased as well.

Depreciation and amortization
      Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of certain identifiable intangible assets. However, we do not amortize our wireless license acquisition costs or goodwill. Rather, these assets are subject to periodic evaluations for impairment. During 2005, we expect increases in depreciation and amortization as a result of newly acquired or constructed assets will mostly be offset as older assets become fully depreciated.
      For the year ended December 31, 2004, our historical depreciation and amortization expense increased compared to the years ended December 31, 2003 and 2002. This increase was primarily a result of our newly acquired markets. This remaining increase in depreciation and amortization expense in our non-acquisition markets is a result of additional depreciation on fixed assets acquired or constructed, primarily from our GSM/ GPRS/ EDGE network buildout in 2003 and 2004.

Non-Operating Results

Interest expense
      For the year ended December 31, 2004, our interest expense increased compared to the years ended December 31, 2003 and 2002. The increase during 2004 is primarily due to increased notes payable related to our acquisition of American Cellular. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our interest expense decreased $8.0 million. This decline is primarily the result of the 2003 repayments of our outstanding balances on our Dobson Operating Co. and Sygnet Wireless credit facilities and decreased variable interest rates as a result of lower interest rates and the expiration of our interest rate hedges, offset by the interest expense on Dobson Cellular’s senior secured credit facility.

Redemption and repurchases of, and dividends on, preferred stock
      As a result of implementing SFAS No. 150 on July 1, 2003, dividends on our mandatorily redeemable preferred stock began being presented as a financing expense, included in our net loss, while dividends on our conditionally redeemable preferred stock remained below our net loss. As a result of a mid-year implementation, for the year ended December 31, 2003, dividends on our mandatorily redeemable preferred stock are presented as both a financing expense, included in our net loss, and as an item below our net loss. Thus, our statement of operations includes the following:

	Year Ended December 31,

	2004	2003	2002

	($ in thousands)
Financing expense (above net loss):
Gain (loss) from redemption and repurchases of mandatorily redeemable preferred stock	$6,478	$(26,777)	$—
Dividends on mandatorily redeemable preferred stock	(32,075)	(30,568)	—
Items applicable to common stockholders (below net loss):
Dividends on preferred stock	(8,178)	(43,300)	(94,451)
Gain from redemption and repurchases of preferred stock	—	218,310	67,837
      We issued 686,201 shares of Series F preferred stock on August 18, 2003, which is a conditionally redeemable preferred stock. The dividends on these shares were $8.2 million for the year ended December 31, 2004, and $2.8 million for the year ended December 31, 2003, and are included as “Dividends on preferred stock” below our net loss. In addition, on February 8, 2001, we issued 200,000 shares of Series AA preferred stock which was conditionally redeemable preferred stock. Upon transfer of the Series AA preferred stock by AT&T Wireless on June 17, 2003, these shares were canceled. The dividends on the Series AA preferred stock were $5.5 million and $12.1 million for the years ended December 31, 2003 and 2002, respectively, and are included as “Dividends on preferred stock” below our net loss. The dividends on our mandatorily redeemable preferred stock totaled $32.1 million for the year ended December 31, 2004, which compares to $65.6 million on a combined basis for the year ended December 31, 2003 and $82.4 million for the year ended December 31, 2002. This decrease in mandatorily redeemable preferred stock dividends from 2002 to 2004 is the result of the reduction in the number of shares of our mandatorily redeemable preferred stock outstanding due to redemption and repurchases of our mandatorily redeemable preferred stock during 2002, 2003 and 2004.
      During the year ended December 31, 2004, we repurchased a total of 14,816 shares of our 12.25% preferred stock and 9,475 shares of our 13% preferred stock for an aggregate price of $17.4 million. These repurchases resulted in a gain from redemption and repurchases of preferred stock totaling $6.5 million. The gain from redemption and repurchases of preferred stock has been included in our loss from continuing operations.
      During the year ended December 31, 2003, prior to the adoption of SFAS No. 150, we repurchased a total of 32,707 shares of our 12.25% preferred stock and 27,500 shares of our 13% preferred stock, for an aggregate price of $36.6 million. This resulted in a gain from repurchase of preferred stock totaling $23.6 million. In addition, AT&T Wireless transferred to us all of our Series AA preferred stock, which had a fair value that was substantially lower than our carrying value, thus resulting in a gain on redemption of preferred stock of $194.7 million. Therefore, our total gain from redemptions and repurchases of preferred stock prior to adoption of SFAS No. 150 (on July 1, 2003) was $218.3 million. Subsequent to the adoption of SFAS No. 150, in 2003, we repurchased a total of 293,101 shares of our 12.25% preferred stock, for an aggregate purchase price of $311.0 million, which, including fees and the related write off of deferred financing costs, resulted in a loss from redemptions and repurchases of mandatorily redeemable preferred stock of $26.8 million. Although our redemptions and repurchases of preferred stock are in two separate lines items for the year ended December 31, 2003, they netted to a gain of $191.5 million on a combined basis.
      During 2002, we repurchased 40,287 shares of our 12.25% preferred stock and 68,728 shares of our 13% preferred stock, including accrued dividends on the repurchased shares, for an aggregate price of $38.7 million.

Including deferred financing costs, this resulted in a gain on redemptions and repurchases of preferred stock totaling $67.8 million for the year ended December 31, 2002.

Other income (expense), net
      For the year ended December 31, 2004, our historical other income (expense) decreased slightly compared to the year ended December 31, 2003. Before giving effect to the newly acquired markets, our other income increased $4.8 million, primarily due to a loss on sale of assets for the year ended December 31, 2003, offset by a decrease in interest income due to lower interest rates for the year ended December 31, 2004. For the year ended December 31, 2003, our other income (expense) increased compared to the year ended December 31, 2002, due to an increase in interest income during 2003 and the write off of costs associated with the eleven licenses we did not receive in an FCC auction, which were written off during 2002.

Gain (loss) from extinguishment of debt
      For the year ended December 31, 2004, our gain from extinguishment of debt was $40.4 million, compared to a loss of $52.3 million for the year ended December 31, 2003, and a gain of $2.2 million for the year ended December 31, 2002. The gain from extinguishment of debt for the year ended December 31, 2004, was due to our repurchase of $230.3 million principal amount of our 8.875% senior notes at an aggregate cost of approximately $171.2 million, excluding accrued interest. We reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $54.8 million as a result of these purchases. In addition, we purchased approximately $1.0 million principal amount of our 10.875% senior notes at an aggregate cost of approximately $0.8 million, excluding accrued interest. We reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $0.2 million as a result of these purchases. These gains were offset by a loss on redemption of the remaining Dobson/ Sygnet senior notes, and a loss related to the amendment of the Dobson Cellular credit facility. We redeemed the remaining $5.2 million of Dobson/ Sygnet senior notes and recognized a loss from extinguishment of debt of $0.4 million due to the premium paid and the write off of related deferred financing costs. We paid off the and amended the Dobson Cellular credit facility, and we recognized a loss of $14.2 million due to the write off of deferred financing cost related to the Dobson Cellular credit facility. The loss from extinguishment of debt for the year ended December 31, 2003, was due to paying off the Dobson Operating Co. credit facility, the Sygnet credit facility and $183.3 million principal amount of the Dobson/Sygnet senior notes. Our gain from extinguishment of debt for the year ended December 31, 2002, resulted from the repurchase of $11.5 million principal amount of Dobson/ Sygnet senior notes for the purchase price of $8.9 million.

Discontinued operations
      For the year ended December 31, 2004, we had income from discontinued operations of $0.4 million compared to income from discontinued operations (including the gain on the sale) of $26.7 million for the year ended December 31, 2003 and income from discontinued operations of $119.2 million for the year ended December 31, 2002. Our discontinued operations during 2004 relate to the Maryland property included in the swap with Cingular Wireless, while our discontinued operations during 2003 relate to both the California properties included in the swap with AT&T Wireless and the Maryland property included in the swap with Cingular Wireless. Discontinued operations during 2002 relate to the California properties included in the swap with AT&T Wireless, the Maryland property included in the swap with Cingular Wireless and the markets sold to Verizon Wireless.

Cumulative effect of change in accounting principle
      For the year ended December 31, 2002, we recognized a total impairment on our wireless license acquisition costs of $174.1 million, net of tax benefit, as a result of implementing SFAS No. 142, “Goodwill and Other Intangible Assets.” Of this total, $33.3 million reflects our impairment and $140.8 million reflects our share of the impairment from our then 50% interest in American Cellular.

LIQUIDITY AND CAPITAL RESOURCES
      We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our wireless systems and those we may acquire. We have financed our operations through cash flows from operating activities, and when necessary, bank debt and the sale of debt and equity securities. Although we cannot provide assurance, assuming successful implementation of our strategy, including the continuing development of our wireless systems and significant and sustained growth in our cash flows, we believe that availability under Dobson Cellular’s senior secured credit facility, our cash and cash equivalents on hand and cash flows from operations will be sufficient to satisfy our currently expected capital expenditures, working capital and debt service obligations over the next year. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and the regulatory, technological and competitive developments that may arise.
      We may have to refinance our notes at their final maturities, which begin in 2011. Sources of additional financing may include commercial bank borrowings, vendor financing and the issuance of equity or debt securities. Some or all of these financing options may not be available to us in the future, since these resources are dependent upon our financial performance and condition, along with certain other factors that are beyond our control, such as economic events, technological changes and business trends and developments. Thus, if at any time financing is not available on acceptable terms, it could have a materially adverse effect on our business and financial condition.

Tower Sale and Lease-Back
      We have entered into agreements to sell 563 towers to Global Tower LLC and then lease them back under leases with an initial ten-year term. These leases are accounted for as operating leases. On June 30, 2005, we completed the sale of 507 cellular towers for approximately $77.0 million. This sale resulted in a total gain of approximately $58.2 million, of which $0.9 million was recognized at June 30, 2005 and the remaining $57.3 million will be recognized over the life of the lease. The gain has and will continue to be recognized on the statement of operations as “Gain on disposition of operating assets.” We completed the sale of the remaining 56 towers on October 3, 2005 and one additional tower on October 7, 2005, for approximately $8.9 million.
Working Capital and Net Cash Flow
      At September 30, 2005, we had working capital of $129.3 million, a ratio of current assets to current liabilities of 1.2:1 and an unrestricted cash balance of $191.8 million, which compares to working capital of $77.6 million, a ratio of current assets to current liabilities of 1.3:1, an unrestricted cash balance of $139.9 million and marketable securities of $39.0 million at December 31, 2004.
      Our net cash provided by operating activities totaled $113.3 million for the nine months ended September 30, 2005 compared to $40.2 million for the nine months ended September 30, 2004. The increase was primarily due to increased operating income, which generated more net cash receipts in 2005 than in 2004 and changes in current assets and current liabilities. For additional analysis of the changes impacting net loss from continuing operations, see “Results of Operations for the Nine Months Ended September 30, 2005 and 2004.” We expect that any future improvements in cash provided by operating activities will primarily be driven by improvements in net income from continuing operations.
      We used cash in investing activities for the nine months ended September 30, 2005 and 2004. Investing activities are typically related to capital expenditures, purchases and sales of marketable securities and other assets and acquisitions and sales of markets. We typically expect to use cash in investing activities for the foreseeable future. Our net cash used in investing activities for the nine months ended September 30, 2005 related to an increase in restricted cash from our new notes and convertible debentures issued in September, capital expenditures of $113.2 million and the purchase of Pennsylvania 4 RSA’s wireless assets, partially offset by proceeds from the sale of 507 towers on June 30, 2005 and sales of marketable securities. On October 17, 2005, we used the restricted cash, along with cash on hand, to redeem our 10.875% senior notes. Our net cash used in investing activities for the nine months ended September 30, 2004 primarily related to capital expenditures of $117.8 million, the purchase of Michigan 5 RSA’s and NPI’s wireless assets and the purchases of marketable securities, partially offset by sales of marketable securities, cash received from Cingular Wireless as part of our Michigan/ Maryland swap and receipt of funds held in escrow for contingencies on sold assets. Except for the proceeds from the sale of certain towers during 2005, we expect to continue to use cash in investing activities primarily on capital expenditures as a result of the continued development and improvements of our GSM/ GPRS/ EDGE wireless network.
      We received cash from financing activities for the nine months ended September 30, 2005 and used cash in financing activities for the nine months ended September 30, 2004. Financing activities are typically related to proceeds from our notes payable and credit facility offset by repayments of our notes payable and credit facility and distributions to minority interest holders. Our financing activities for the nine months ended September 30, 2005, were primarily related to our new notes and convertible debentures issued in September, partially offset by financing costs related to our exchange offer, deferred financing costs related to our new notes and convertible debentures and distributions to minority interest holders. Our financing activity uses for the nine months ended September 30, 2004 consisted primarily of repayments and repurchases of long-term debt and redemption and repurchases of preferred stock, partially offset by proceeds from our notes payable and credit facility.
      At December 31, 2004, we had working capital of $77.6 million, a ratio of current assets to current liabilities of 1.3:1, an unrestricted cash balance of $139.9 million and marketable securities of $39.0 million, which compares to working capital of $103.0 million, a ratio of current assets to current liabilities of 1.4:1, an unrestricted cash balance of $151.5 million and marketable securities of $56.7 million at December 31, 2003. Working capital has decreased due primarily to our repurchase of $48.3 million of our 8.875% senior notes during the first quarter of 2004, our repurchase of $17.4 million of our preferred stock during the second quarter and third quarter of 2004, our acquisition of two new markets during 2004, and the completion of our GSM/ GPRS/ EDGE network buildout, offset by cash provided by operating activities.
      Our net cash provided by operating activities was $150.4 million for the year ended December 31, 2004, compared to $259.8 million for the year ended December 31, 2003, and $187.5 million for the year ended December 31, 2002. The decrease from 2003 to 2004 was primarily due to a $42.4 million decrease in our operating income, a $27.6 million decrease in cash provided by discontinued operations, and decreases resulting from our changes in our current assets and liabilities. The increase of $72.3 million from operating activities from 2002 to 2003 was primarily due to an increase in operating income. For additional analysis of the changes impacting net income from continuing operations see “Results of Operations for the Years Ended December 31, 2004, 2003 and 2002.” We expect that any future improvements in cash provided by operating activities will primarily be driven by improvements in net income from continuing operations.
      We used cash in investing activities for the years ended December 31, 2004, and 2003 and we received cash from investing activities for the year ended December 31, 2002. Investing activities are primarily related to capital expenditures, purchases and sales of marketable securities and acquisitions and sales of markets. We expect to use cash in investing activities for the foreseeable future. We received cash from investing activities for the year ended December 31, 2002, due to our net proceeds from our sale of certain markets to Verizon Wireless. For the year ended December 31, 2004, our capital expenditures were $142.0 million ($65.9 million excluding the impact of newly acquired markets), while they were $163.9 million for the year ended December 31, 2003 ($112.0 million excluding the impact of newly acquired markets), and $72.9 million for the year ended December 31, 2002. During 2005, we expect capital expenditures to remain fairly constant with 2004 amounts as a result of the continued development and improvement of our GSM/ GPRS/ EDGE technology in our markets.
      We used cash in financing activities for the years ended December 31, 2004, 2003, and 2002. Financing activities are primarily related to proceeds from our credit facilities and notes, repayments of our credit facilities and notes, deferred financing cost associated with our credit facility and notes and purchase of debt and equity securities. Our financing activity uses for the year ended December 31, 2004, consisted primarily of repayments and repurchases of our credit facilities and notes totaling $859.2 million, redemption and repurchase of preferred stock of $17.4 million and deferred financing costs of $16.9 million, offset by proceeds from our credit facilities and notes of $899.0 million. For future expected payments of our notes, see the contractual obligation table included below.

Capital Resources

Dobson Cellular Senior Secured Credit Facility
      Dobson Cellular’s senior secured credit facility consists of a $75.0 million senior secured revolving credit facility.
      The Dobson Cellular credit facility is guaranteed by us, Dobson Operating Co. and DOC Lease Co. LLC, and is secured by first and second priority security interests in all of the tangible and intangible assets of Dobson Cellular. The Dobson Cellular credit facility is not guaranteed by American Cellular or any of its subsidiaries. In connection with the offering by Dobson Cellular of its $825.0 million of original notes in November 2004, Dobson Cellular repaid all outstanding borrowings under the Dobson Cellular credit facility totaling $599.5 million and amended it to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008. As of September 30, 2005 and December 31, 2004, we had no borrowings under this amended credit facility.
      Under specified terms and conditions, including covenant compliance, the amount available under the Dobson Cellular credit facility may be increased by an incremental facility of up to $200.0 million. We have the right to make no more than four requests to increase the amount of the credit facility, such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the Dobson Cellular credit facility.
      Dobson Cellular also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity and upon certain asset sales by Dobson Cellular and its subsidiaries.
      The Dobson Cellular credit facility agreement contains covenants that, subject to specified exceptions, limit our ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.
Notes Payable
      On September 13, 2005, we completed our private offerings of $150.0 million principal amount of senior floating rate notes due 2012 and $150.0 million principal amount of senior convertible debentures due 2025. The net proceeds from the offerings, before expenses, were $294.0 million. In addition, we had granted the initial purchasers of the senior convertible debenture offering an option to purchase up to an additional $30.0 million principal amount of senior convertible debentures. On October 13, 2005, the initial purchasers exercised their right to purchase an additional $10.0 million principal amount of debentures. As of October 13, 2005, the aggregate principal amount of senior convertible debentures outstanding was $160.0 million.
      On October  17, 2005, we used $294.0 million of restricted cash, along with cash on hand, to pay the redemption price of the entire $299.0 million outstanding principal amount of our 10.875% senior notes due

2010, plus accrued interest and the applicable redemption premium. An approximate loss of $13.6 million, net of income tax, will be recognized in the fourth quarter of 2005 due to the redemption of these 10.875% senior notes. After completion of the Refinancing, our total indebtedness has been reduced to approximately $2,469.2 million.
     2012 Senior Floating Rate Notes
      The senior floating rate notes, which mature on October 15, 2012, bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 4.25%. Interest payments are due on January 15, April 15, July 15 and October 15, commencing October 15, 2005. The notes are effectively subordinated to Dobson Communications’ existing and future secured indebtedness to the extent of the collateral securing that indebtedness, and to the existing and future liabilities of Dobson Communications’ subsidiaries; equal in right of payment to all of Dobson Communications’ existing and future unsecured senior indebtedness; and senior in right of payment to Dobson Communications’ future subordinated indebtedness.
     2025 Senior Convertible Debentures
      The senior convertible debentures, which mature on October 1, 2025, bear interest at 1.50% per annum. Interest payments are due on April 1, and October 1, commencing April 1, 2006. The debentures will be convertible, under certain circumstances at the holders’ option, into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $10.30 per share), subject to adjustments. Upon conversion of the debentures, we have the right to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock. The debentures are effectively subordinated to Dobson Communications’ existing and future secured indebtedness to the extent of the collateral securing that indebtedness, and to the existing and future liabilities of Dobson Communications’ subsidiaries; equal in right of payment to all of Dobson Communications’ existing and future unsecured senior indebtedness; and senior in right of payment to Dobson Communications’ future subordinated indebtedness.
     Restrictive Covenants
      The indentures related to all of our senior notes contains certain covenants including, but not limited to, covenants that limit our ability and that of our restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting our restricted subsidiaries;

•	issue and sell capital stock of our restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.
      American Cellular is an unrestricted subsidiary for purposes of the indentures governing Dobson Communications’ and Dobson Cellular’s notes, meaning that it is not subject to certain covenants.

     Repurchases of Notes
      On February 28, 2004, our board of directors authorized us to expend up to $50.0 million to repurchase some of our outstanding existing 10.875% senior notes and existing 8.875% senior notes. During the first quarter of 2004, we purchased $55.5 million principal amount of our 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest. Our first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was $6.1 million, net of related deferred financing costs.
      In addition, on October 12, 2004, our board of directors authorized us to expend up to $125.0 million for acquisition of our bond debt, without regard to face amount of principal and accrued interest acquired. We purchased approximately $174.8 million principal amount of our 8.875% senior notes at an aggregate cost of approximately $122.9 million, excluding accrued interest, with a portion of the proceeds from the sale by Dobson Cellular of its senior secured notes in November 2004. We reported a gain on extinguishment of debt, net of related deferred financing costs, of approximately $48.7 million in the fourth quarter of 2004 as a result of these purchases.

Preferred Stock
      During August 2003, in conjunction with the American Cellular reorganization, we issued 686,201 shares of our Series F preferred stock having an aggregate liquidation preference of $122.5 million and convertible into a maximum of 14.0 million shares of our Class A common stock, plus $48.7 million in cash and 44.2 million shares of our Class A common stock to the former holders of $681.9 million principal amount of American Cellular’s outstanding 9.5% senior subordinated notes due 2009 and their advisors. On September 12, 2005, we issued 48,036 shares of Series F preferred stock as payment in kind for dividends due on October 15, 2004 and April 15, 2005 on our outstanding Series F preferred stock. We also paid accrued interest on those dividends. Our outstanding Series F preferred stock had an aggregate liquidation preference of $131.1 million, plus accrued dividends, at September 30, 2005. On October 15, 2005, we issued 25,680 shares of Series F preferred stock as payment in kind for dividends due October 15, 2005 on our outstanding Series F preferred stock. Therefore, as of October 15, 2005 our outstanding Series F preferred stock had an aggregate liquidation preference of $135.7 million.
      On June 15, 2004, our board of directors authorized us to expend up to $50.0 million to repurchase some of our outstanding 12.25% and 13% senior exchangeable preferred stock. Through June 30, 2005 (prior to the completion of our recent exchange offer described below), we repurchased a total of 14,816 shares of our 12.25% senior exchangeable preferred stock and 9,475 shares of our 13% senior exchangeable preferred stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million, of which all have been canceled. These repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $6.5 million during the nine months ended September 30, 2004.
      On August 23, 2005, we completed a private exchange offer and a publicly registered exchange offer with holders of our 12.25% senior exchangeable preferred stock and our 13% senior exchangeable preferred stock. In connection with the exchange offer, we issued 28,249,729 shares of Class A common stock and paid $50.2 million in cash for an aggregate of 167,356 shares of preferred stock. We also obtained the consent of the holders of a majority of our 12.25% preferred stock and our 13% preferred stock to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date of the exchange offer, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. The preferred stock repurchases totaling 167,356 shares have been canceled. We intend to call a special meeting of stockholders in the near future to seek stockholder approval of the amendments to the certificates of designation. We incurred a loss of approximately $66.4 million on this transaction.

      On October 4, 2005, we entered into agreements with certain holders of our 12.25% senior exchangeable preferred stock and our 13% senior exchangeable preferred stock under which the holders agreed to exchange 8,700 shares of 12.25% senior exchangeable preferred stock and 30,021 shares of 13% senior exchangeable preferred stock for 5,982,040 shares of our Class A common stock and cash consideration of $1.6 million. Upon the closing of these transactions, the aggregate outstanding liquidation preference of the 12.25% senior exchangeable preferred stock and the 13% senior exchangeable preferred stock decreased from $71.7 million to $33.0 million. We expect to report a loss on this transaction of approximately $4.3 million in the fourth quarter of 2005.
      As of October 4, 2005, we had outstanding 5,154 shares of our 12.25% senior exchangeable preferred stock with an aggregate liquidation value of $5.1 million, net of discount, plus accrued dividends, and 27,847 shares of our 13% senior exchangeable preferred stock with an aggregate liquidation value of $27.7 million, net of related deferred financing costs, plus accrued dividends.

Capital Expenditures and Commitments
      We had capital expenditures of $113.2 million for the nine months ended September 30, 2005, and $142.0 million for the year ended December 31, 2004. We plan to spend up to $150 million for capital expenditures in 2005. The majority of these expected expenditures would expand the capacity of our GSM/ GPRS/ EDGE network, support the addition of new GSM/ GPRS/ EDGE cell sites, upgrade acquired networks, and fund our compliance with certain federal regulatory mandates for E-911 Phase II.
      The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our wireless systems and whether we consummate additional acquisitions. We may require additional financing for future acquisitions, to refinance our debt at its final maturities and to meet the mandatory redemption provision on our preferred stock.

Contractual Obligations
      The table below sets forth all of our contractual cash obligations as of December 31, 2004, which are obligations during the following years.

	2005	2006-2007	2008-2009	2010 and After

	($ in thousands)
Contractual Cash Obligations
Notes payable	$—	$—	$13,774	$2,442,364
Capital leases	305	—	—	—
Mandatorily redeemable preferred stock	—	—	239,079	—
Series F preferred stock	—	—	—	122,536
Operating leases	46,300	73,729	52,027	71,010
Purchase obligations	3,566	62,500	—	—

Total contractual cash obligations	$50,171	$136,229	$304,880	$2,635,910

      We completed the sale of 507 cellular towers on June 30, 2005 and we completed the sale of 57 towers in October 2005. We will lease these towers back over the next ten years. The lease payments began at approximately $10.2 million per year and increase 3% a year through 2015.
      On August 23, 2005, we completed a private exchange offer and a publicly registered exchange offer with holders of our 12.25% senior exchangeable preferred stock and our 13% senior exchangeable preferred stock, as described above. In addition, on October 4, 2005 we repurchased additional shares of our 12.25% and 13% senior exchangeable preferred stock, as described above. As a result of these transactions, the aggregate liquidation preference of the 12.25% senior exchangeable preferred stock, which we are required to pay upon mandatory redemption in 2008, was reduced to $5.2 million, and the aggregate liquidation preference of the

13% senior exchangeable preferred stock, which we are required to pay upon mandatory redemption in 2009, was reduced to $27.8 million.
      On September 13, 2005, we completed private offerings of $150.0 million principal amount of senior floating rate notes due 2012 and $150.0 million principal amount of senior convertible debentures due 2025, which was increased to $160.0 million on October 13, 2005, as described above. On October 17, 2005, we used the net proceeds from these offerings, along with cash on hand, to pay the redemption price of the entire $299.0 million outstanding principal amount of our 10.875% senior notes due 2010, plus accrued interest and the applicable redemption premium.
      On September 13, 2005, we acquired the assets of Pennsylvania 4 RSA, described above, and we will operate their spectrum under a manager lease until we acquire the licenses.
      Except for these items described above, we have not had a material change in the resources required for scheduled repayments of contractual obligations from the table presented above.
      In addition, we are required to make cash interest payments on our 8.875% senior notes due 2013, Dobson Cellular is required to pay cash interest on its 9.875% second priority senior secured notes due 2012, 8.375% senior secured notes due 2011 and its floating rate senior secured notes due 2011, and American Cellular is required to pay cash interest on its 10% senior notes due 2011 and its 9.5% senior subordinated notes due 2009. Based on outstanding principal amounts at December 31, 2004, cash interest on our notes is as follows:

•	$37.2 million annually through maturity in 2013 on our 8.875% senior notes;

•	$32.1 million annually through maturity in 2012 on Dobson Cellular’s 9.875% second priority senior secured notes;

•	$20.9 million annually through maturity in 2011 on Dobson Cellular’s 8.375% senior secured notes;

•	$18.3 million annually based on the interest rate in effect on December 31, 2004, on Dobson Cellular’s floating rate senior secured notes that will vary through maturity in 2011 based on the applicable interest rate, which is reset quarterly, of LIBOR plus 4.75%;

•	$90.0 million annually through maturity in 2011 on American Cellular’s 10% senior notes; and

•	$1.7 million annually through maturity in 2009 on American Cellular’s 9.5% senior subordinated notes.
      After completion of the private offerings of our $150.0 million aggregate principal amount of our senior floating rate notes and the Debentures and application of the aggregate net proceeds to redeem the entire principal amount outstanding of the 10.875% senior notes, our annual interest expense for the 10.875% senior notes was replaced by an annual interest expense for the Debentures and our senior floating rate notes. We expect that our interest expense will decrease. In addition, we incurred a loss from the redemption of our 10.875% senior notes of approximately $13.6 million, net of income tax. Annual interest expense for the Debentures is approximately $2.4 million and annual interest expense for the senior floating rate notes based on the interest rate in effect is approximately $12.8 million.
      In addition to the above cash obligations, beginning in 2003, we were required to pay cash dividends on our 12.25% preferred stock, and beginning May 1, 2004, we were required to pay cash dividends on our 13% preferred stock. We previously announced that we do not intend to declare or pay dividends on our 12.25% preferred stock or our 13% preferred stock for the fourth quarter of 2004 or the first, second or third quarter of 2005. To the extent dividends are not paid prior to the mandatory redemption dates or prior to our repurchase of the preferred shares, we will be required to pay such dividends on the redemption dates to the extent we are permitted under applicable law to redeem the preferred stock on such dates. Mandatorily redeemable preferred stock presented in the table above does not include accrued or future dividends. After the completion of our exchange offer on August 23, 2005 and October 4, 2005, we have accrued dividends of $0.8 million on our 12.25% preferred stock and $4.3 million on our 13% preferred stock. Based on the amount outstanding as of October 4, 2005, dividends related to our 12.25% preferred stock would be approximately $0.6 million for the years 2005, 2006 and 2007 and approximately $0.2 million for 2008, dividends related to our 13% preferred stock would be approximately $3.7 million for the years 2005, 2006, 2007 and 2008 and approximately $1.8 million for 2009 and dividends related to our Series F preferred stock would be approximately $9.5 million for the years 2005 through redemption in 2016.
      Purchase obligations include agreements to purchase goods or services that is enforceable and legally binding that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase obligations include all legally binding contracts such as firm commitments for inventory purchases, capital expenditures, software acquisition/licenses commitments, legally binding service contracts and non-cancelable purchase orders that meet the definition of a “purchase obligation”.
      We are obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/ GPRS/ EDGE related products and services prior to June 9, 2007. If we fail to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of September 30, 2005, $45.5 million of this commitment has been fulfilled. As of December 31, 2004, $27.5 million of this commitment had been fulfilled. The remaining commitment at December 31, 2004 of approximately $62.5 million is included in the table above.

Off-Balance Sheet Arrangements
      We do not have any off-balance sheet financing arrangements or liabilities. In addition, we do not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.
EFFECT OF NEW ACCOUNTING STANDARDS
      At the September 29-30, 2004 meeting of the EITF, the SEC Staff announced Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.” EITF D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, intangible assets should be separately and directly valued and the resulting fair value recognized. As noted in Critical Accounting Policies, we have used the “start-up” method to determine the fair value of our licenses. As a result, our financial condition or results was not impacted by the implementation of EITF Topic D-108.
      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payments.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.
      As a larger public entity, we will be required to apply Statement 123(R) as of the first annual reporting period that begins after June 15, 2005, which is the first quarter of 2006.
      Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, we have historically accounted for stock options using the accounting principles of Opinion 25. The impact of adopting the provisions of Statement 123(R) will be to increase our non-cash compensation expense in future periods. We have not determined the method that we will use to estimate the fair value of stock options as part of our adoption of Statement 123(R). As disclosed in the notes to our consolidated financial statements, using the Black-Scholes method of determining fair value in the past would have increased our non-cash compensation expense, net of tax, by approximately $3.4 million for the nine months ended September 30, 2005, $5.4 million for the nine months ended September 30, 2004, $6.5 million for the year ended December 31, 2004, $6.1 million for the year ended December 31, 2003 and $8.7 million for the year ended December 31, 2002. The provisions of our credit facility, outstanding notes, and preferred stock do not include non-cash compensation expenses in the determination of financial covenants. As a result, the effects of the adoption of Statement 123(R) will not have a significant impact on our financial condition or capital resources.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes.
      We have $400.0 million of senior notes that bear interest at a variable rate, reset quarterly, of LIBOR plus 4.75%, in the case of our $250.0 million of senior secured floating rate notes due 2011, and LIBOR plus 4.25%, in the case of our $150.0 million senior floating rate notes due 2012. These notes are the only variable rate debt we have outstanding. A one-percentage point change in interest rate would change our cash interest payments on an annual basis by approximately $4.0 million.

BUSINESS
      We are one of the largest providers of rural and suburban wireless communications services in the United States. We operate primarily in rural and suburban areas that provide sufficient size and scale to realize operational efficiencies while maintaining a strong local market presence. We believe that owning and operating a mix of rural and suburban wireless systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates and less competition for subscribers than wireless systems located in larger metropolitan areas. In addition, our wireless systems are generally adjacent to MSAs that are characterized by a high concentration of expressway corridors and roaming activity.
      At September 30, 2005, our wireless telephone systems covered a total population of 11.9 million in 16 states, and we had approximately 1.6 million subscribers with an aggregate market penetration of 13.2%. We offer digital voice and feature services to all of our covered population through our GSM/GPRS/EDGE network.
Competitive Strengths
      We believe our competitive strengths include the following:
      Substantial Size and Scale. We are one of the largest rural and suburban providers of wireless communications services in the United States. We believe our scale has enabled us to negotiate favorable prices and other terms from third-party service providers and equipment vendors.
      Strong Current Market Position. We have achieved significant market share by emphasizing digital technology, customer care and a commitment to the local community. We plan to attract additional subscribers by leveraging our GSM/ GPRS/ EDGE technologies, strategic roaming relationships, local sales channels, diverse service offerings, including national, regional and local rate plans, and enhanced data offerings.
      Attractive Markets. Most of our markets have demonstrated positive demographic growth trends and generally have maintained a high population density relative to other rural and suburban markets, which we believe enables us to deploy and operate our network more efficiently. In addition, our markets have an average of four wireless service providers (including us), while larger metropolitan markets typically have six or more wireless service providers. Our markets generally are located near MSAs that have networks operated by our primary roaming partner, Cingular Wireless. Cingular Wireless acquired AT&T Wireless in October 2004 and renamed it New Cingular Wireless Services. For purposes of this prospectus, we refer to New Cingular Wireless Services and Cingular Wireless collectively as “Cingular Wireless.” We believe penetration in rural and suburban markets is substantially less than in the major metropolitan markets, providing us with additional growth opportunities. We also benefit from the relatively high density of highway and other traffic corridors in most of our markets, which typically generate high roaming activity. Most of our licenses are 850 MHz licenses, which we believe generally provide the most cost-effective platform for delivering service to the end user in our rural and suburban markets.
      Advanced Digital Technology. We continue to increase the capacity and capabilities of our systems to attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network. In 2004, we deployed GSM/ GPRS/ EDGE technology on our network, which enables us to offer enhanced voice and data service plans to our own subscriber base and meet the needs of our roaming partners that utilize GSM/ GPRS/ EDGE technology.
      Established Operating History in Rural and Suburban Markets. We began providing wireless telephone service in 1990 in Oklahoma and the Texas Panhandle and have since expanded our wireless operations to include systems in rural and suburban markets covering a total population of 11.9 million as of September 30, 2005. We have gained substantial experience as an operator of wireless systems in rural and suburban markets, which we believe will enhance our future performance.

      Proven Acquisition and Integration Capabilities. We have integrated the operations of numerous acquired wireless systems into our existing operations to achieve economies of scale. We have generated efficiencies from the consolidation and centralized control of pricing, customer service, marketing, system design, engineering, purchasing, financial, administrative and billing functions.
Strategy
      The key elements of our strategy are:
      Drive ARPU Growth through GSM Migration. During 2004, we completed the deployment of our GSM/ GPRS/ EDGE network in substantially all of our markets and are currently marketing primarily GSM/ GPRS/ EDGE products. Our ARPU for GSM/ GPRS/ EDGE subscribers has been, and we expect will continue to be, higher than our ARPU for TDMA subscribers as we focus our sales effort on higher ARPU voice plans and enhanced data services. We believe our GSM/ GPRS/ EDGE product offering provides a more attractive value proposition to our subscribers compared to our TDMA products, offering rate plans with larger home-rate areas, lower per-minute pricing, more advanced handsets and more extensive data services. As of September 30, 2005, 58% of our subscribers were using our GSM/ GPRS/ EDGE network.
      Locally Focused Management. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. We believe that our marketing and customer service functions are more effective when tailored to the local market population. We distribute our products primarily through retail outlets, a direct sales force, independent dealers and third party resellers, all of which foster a strong community presence for our products and operations.
      Strategic Roaming Relationship. We have developed a strategic relationship with Cingular Wireless, which operates wireless systems in urban and suburban areas near our wireless systems. Our new roaming agreement with Cingular Wireless allows our subscribers and the subscribers of Cingular Wireless to roam on each other’s networks at favorable rates. Our roaming agreement with Cingular Wireless designates us as the preferred provider of roaming service in substantially all of our markets where Cingular Wireless and its affiliates do not have a network, and under certain circumstances, provides that we are the exclusive provider of such services in our markets. See “Business — Roaming.” We believe our roaming relationships increase our roaming revenue and allow us to offer our subscribers attractive rate plans that include the footprints of Cingular Wireless and our other roaming partners as “home” territories.
      Implementation of GSM/ GPRS/ EDGE Technology. In 2004, we deployed GSM/ GPRS/ EDGE technology over substantially our entire network. GSM/ GPRS/ EDGE technology is the digital technology being used by our primary roaming partner, Cingular Wireless, and enables us to provide faster data services and provide our customers with smaller, more functional handsets. We expect that the GSM/ GPRS/ EDGE technology will enhance our service offering and allow us to increase the retention of our subscriber base. In addition, we will continue to have the ability to provide roaming service for Cingular Wireless as it continues to convert its subscriber base to service plans utilizing GSM/ GPRS/ EDGE technology.
      Targeted Sales Efforts. We seek to attract subscribers who will generate high monthly revenue and low churn rates. We believe that our extensive network of local distribution channels and our focus on local customer service promote loyalty from our customers and provide us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors in areas where locating a direct retail store might not be cost-effective.
      Introduce Enhanced Products and Services. We will continue to evaluate deployment of new and enhanced products and services on an ongoing basis to provide our customers with access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and internet access, including Blackberry handheld devices, which we launched in late 2004 and is now available in all of our markets.
      Superior Customer Service. We support local customer service through retail stores, a direct sales force and regional customer service call centers that offer 24-hour services. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation.
Operations
      These tables set forth information with respect to our existing wireless markets. Information with respect to populations in licensed areas is as of September 30, 2005 and is our estimate based upon the 2003 population estimates provided by MapInfo Corporation, a location software company. These estimates are adjusted to exclude those portions of RSAs, and MSAs not covered by our licenses. Information with respect to subscribers is as of September 30, 2005. We determine market penetration by dividing the total number of subscribers in each of our FCC wireless licensed areas at the end of the period by the estimated total population covered by the applicable wireless license.
      The following table sets forth information with respect to our existing markets as of September 30, 2005 for Dobson Cellular and American Cellular and for Dobson Communications on a consolidated basis.

	Dobson	American	Dobson
	Cellular	Cellular	Communications

Alaska(1)
Anchorage, AK MSA	268,300		268,300
AK 1 RSA	91,800		91,800
AK 2 RSA	127,400		127,400
AK 3 RSA	73,300		73,300
Arizona
AZ 1 RSA	168,400		168,400
Illinois
Alton, IL MSA		21,800	21,800
Kansas
KS 5 RSA	117,000		117,000
Kentucky
KY 4 RSA		269,200	269,200
KY 5 RSA		167,200	167,200
KY 6 RSA		287,000	287,000
KY 8 RSA		126,500	126,500
Maryland
Cumberland, MD MSA	100,500		100,500
Hagerstown, MD MSA	133,500		133,500
MD 1 RSA	30,100		30,100
MD 3 RSA	209,100		209,100
Michigan
MI 1 RSA		202,100	202,100
MI 2 RSA	115,300		115,300
MI 3 RSA	181,700		181,700
MI 4 RSA	144,400		144,400
MI 5 RSA	174,400		174,400
MI 10 RSA	139,200		139,200
Michigan PCS(2)	588,000		588,000

	Dobson	American	Dobson
	Cellular	Cellular	Communications

Minnesota(3)
Duluth, MN MSA		244,500	244,500
MN 2 RSA		32,800	32,800
MN 3 RSA		58,700	58,700
MN 4 RSA		16,700	16,700
MN 5 RSA		217,600	217,600
MN 6 RSA		285,200	285,200
Missouri
MO 1 RSA	43,200		43,200
MO 2 RSA	23,000		23,000
MO 4 RSA	73,200		73,200
MO 5 RSA	13,700		13,700
New York(4)
NY 3 RSA	476,400		476,400
Orange County, NY MSA		349,800	349,800
Poughkeepsie, NY MSA		284,200	284,200
NY 5 RSA		395,900	395,900
NY 6 RSA		112,100	112,100
Ohio
Youngstown, OH MSA	478,100		478,100
OH 7 RSA		262,000	262,000
OH 10 RSA		62,700	62,700
OH 11 RSA	111,500		111,500
Oklahoma
OK 2 RSA	49,200		49,200
OK 5 RSA(5)	34,500		34,500
OK 6 RSA	225,000		225,000
OK 7 RSA(5)	118,500		118,500
Enid, OK MSA	58,000		58,000
NE Oklahoma PCS(6)		265,500	265,500
Pennsylvania
Sharon, PA MSA	118,600		118,600
Erie, PA MSA	278,200		278,200
PA 1 RSA	194,500		194,500
PA 2 RSA	85,900		85,900
PA 4 RSA		96,600	96,600
PA 6 RSA	382,500		382,500
PA 7 RSA	217,200		217,200
PA 9 RSA		187,100	187,100
PA 10 RSA	49,900		49,900

	Dobson	American	Dobson
	Cellular	Cellular	Communications

Texas
TX 2 RSA(7)	89,000		89,000
TX 9 RSA	197,200		197,200
TX 10 RSA	346,100		346,100
TX 16 RSA	361,700		361,700
West Virginia
WV 2 RSA		76,700	76,700
WV 3 RSA		264,700	264,700
Wisconsin(8)
Eau Claire, WI MSA		150,100	150,100
Wausau, WI MSA		127,700	127,700
WI 1 RSA		121,800	121,800
WI 2 RSA		87,200	87,200
WI 3 RSA		146,600	146,600
WI 4 RSA		126,800	126,800
WI 5 RSA		85,700	85,700
WI 6 RSA		34,000	34,000

Total population	6,687,500	5,166,500	11,854,000

Total subscribers	883,700	682,200	1,565,900

Total penetration	13.2%	13.2%	13.2%

(1)	We also own or lease PCS spectrum in the following basic trading areas, or BTAs, in Alaska: BTA 14, BTA 136 and BTA 221. This PCS spectrum covers a total population of 0.7 million, however, it overlaps populations already covered by our cellular licenses of 0.6 million. Since our network does not cover the incremental population outside of our cellular license coverage area, the incremental population of 0.1 million is not included in the table above.

(2)	Michigan PCS consists of the following BTAs: BTA 11, BTA 132, BTA 169, BTA 241, BTA 307, BTA 310, BTA 345, BTA 390, BTA 409 and BTA 446. These PCS licenses cover a total population of 1.7 million, however, they overlap populations already covered by our cellular licenses totaling 0.7 million and cover areas that are not currently covered by our network totaling 0.3 million. Therefore, only the net incremental population of 0.7 million is included in the table above.

(3)	We also own a PCS license for Duluth BTA 119, which overlaps a population of 0.4 million already covered by our cellular licenses.

(4)	We also own a PCS license for Syracuse BTA 438 which covers a total population of 0.8 million. Our network does not currently cover these populations, thus, they are not included in the table above.

(5)	This market is owned by a partnership, of which Dobson Cellular owns a 65% interest.

(6)	NE Oklahoma consists of PCS licenses for the following BTAs: Oklahoma BTA 31, Kansas BTA 88 and portions of Missouri BTA 220, Oklahoma BTAs 311 and 448.

(7)	This market is owned by a partnership, of which Dobson Cellular owns a 62% interest.

(8)	We also own a PCS license for Eau Claire BTA 123, which overlaps a population of 0.2 million already covered by our cellular licenses.

Services and Features
      We solidify our commitment to our customers by placing a high priority on offering the latest products, services and competitive rate plans. We have a fully digital network and have introduced a wireless Internet product in an on-going effort to consistently deliver advanced services and technologies to our customers. We attempt to maximize the choices available to our customers by offering the latest lines of hand-held wireless phones from a wide variety of manufacturers. We design our rate plans to fit the specific needs of our customers, which we balance with our on-going objective to improve our operating results.
      Our primary service offering is wireless telephone service. We currently offer digital service using both the GSM/ GPRS/ EDGE digital standard and the TDMA digital standard in all of our wireless markets. In addition, we offer various custom-calling features, including voice mail, call forwarding, call waiting, three-way calling, no answer transfer, caller ID, message waiting indicator, sleep mode for longer battery life, voice-activated dialing, and mobile originated and mobile terminated short message service. The deployment of GSM/ GPRS/ EDGE technology allows us to provide more advanced wireless data services, thereby giving our subscribers the ability to access the Internet, to send and receive pictures and video, and to download games and music.
Marketing
      The following are key components of our marketing strategy:
      Branding. We offer wireless service under the CELLULARONE® trademark in all of our markets other than western Oklahoma and the Texas Panhandle, where we use and own the service mark DOBSON CELLULAR SYSTEMS®. We believe the national support offered by the Cellular One Group has enhanced our advertising exposure. We also believe that we have obtained significant marketing benefits from the high name recognition associated with this widely used service mark.
      We use the CELLULARONE® trademark pursuant to licensing agreements with the Cellular One Group. We pay licensing and advertising fees based upon the population of the licensed areas. Our licensing agreements with the Cellular One Group are for current five-year terms expiring on various dates on or after January 1, 2009. These agreements may be renewed at our option for an additional five-year term. From time-to-time, we may consider alternative brand name strategies and service marks.
      Advertising. Our advertising strategy is focused on establishing a strong local presence in each of our markets. We direct our media efforts at the market level by advertising in local publications and sponsoring local and regional events. We also use mass media outlets such as television, radio, newspaper, magazine and outdoor advertising, as well as direct marketing, to augment our efforts at the community level.
      We focus our marketing programs on attracting subscribers that we believe are likely to generate high monthly revenue. We undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our wireless service. We market our service offerings primarily through our direct sales force and company-owned retail stores. We also market our service offerings through our Internet site and a network of dealers, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, our marketing team continuously evaluates other, less traditional, methods of distributing our services and products, such as direct mail programs.
      Segmented Rate Plans. We offer our subscribers a diverse array of rate plans, so that each subscriber can choose the plan that best fits that subscriber’s expected calling needs. We focus our offers to take advantage of our GSM/ GPRS/ EDGE network. Our offerings include our national rate plans, which use our networks, and those of other third party providers, mainly Cingular Wireless, plus regional and local rate plans at a variety of pricing tiers. Our rate plans generally combine a fixed monthly access charge, a designated number of minutes-of-use, per minute usage charges for minutes in excess of the included amount and additional charges for certain custom-calling features. Most of our plans include some features such as voice mail, caller ID, call forwarding and call waiting. These plans offer value to the customer while enhancing airtime usage and revenue. Our goal is to offer plans that best fit our subscriber’s needs.

Sales and Distribution
      We sell and distribute our wireless services, phones and accessories primarily through four distribution channels: our retail stores, direct sales, independent dealers, and third party resellers. For the nine months ended September 30, 2005, approximately 54% of our gross subscriber additions were added through our retail stores, approximately 5% were added by our direct sales force, approximately 18% were added by our independent dealers and approximately 23% were added by third party resellers.
      As of September 30, 2005, we had approximately 210 retail stores and outlets, most of which can also handle general customer service matters, including inquiries regarding bills and existing service. Some of these stores are also authorized warranty repair centers. Our stores and our well-trained sales staff provide customer-friendly retail environments through extended hours, and by offering a large selection of products and services at convenient locations, which are designed to make the sales process quick and easy for the subscriber.
      We train our sales force in a manner designed to stress the importance of customer satisfaction. We believe that our direct sales force is able to select and screen new subscribers and select pricing plans that realistically match subscriber needs, and we compensate our sales force in part based on their success in meeting subscriber needs. As a result, we believe that our direct sales force reduces our marketing costs because our subscriber retention rate is higher than when we use independent dealers. As of September 30, 2005, we had approximately 105 employees in our direct sales force.
      As of September 30, 2005, we had contracts with approximately 340 independent dealers or agents. Those agents operate approximately 600 retail outlets in our markets. These agents allow us a third distribution channel by offering our services and equipment through retail outlets, such as car dealerships, electronics stores and national and regional retail chains.
      As of September 30, 2005, we had relationships with three major third party resellers. The relationships involve an agreed upon discounted price for our wireless services, and in return, the resellers market and sell services on our network and provide billing and customer service to the reseller subscribers.
      We have developed an after-sale telemarketing program which we believe helps to reduce our churn rates and enhance customer loyalty. This program, which is conducted by our sales force and customer service personnel, includes courtesy calls to our new customers and allows our sales staff to check customer satisfaction and offer our customers additional calling features.
Customer Service
      Customer service is an essential element of our marketing and operating philosophy. We seek to attract new subscribers and retain existing subscribers by providing high-quality customer service. Our customers benefit from a local staff, including an area manager, customer service field representatives, technical and engineering staff, sales representatives and installation and repair facilities. Local offices and installation and repair facilities allow us to better service our customers, schedule installations and make repairs. As of September 30, 2005, we managed four call centers, which service our markets. As part of a reorganization of our call centers, effective July 1, 2005, we closed our Frederick, Maryland call center and our other call centers will handle any calls that may have come into this call center. The regional presence of the call centers enhances our knowledge of the local markets, which improves our ability to provide customer service, credit and collection and order activation.
      In addition, our customers are able to report wireless telephone service or account problems 24-hours a day to our customer service centers on a toll-free access number with no airtime charge. We believe that our emphasis on customer service affords us a competitive advantage over our larger competitors. We frequently contact our subscribers in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of our services.

Roaming
      Roaming is an important service component for our business. Accordingly, where possible, we attempt to arrange roaming agreements that allow customers to roam at competitive prices. We believe this increases usage on all wireless systems, including our own. We operate many systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors. These systems tend to have a significant amount of roaming activity.
      Our most significant roaming partner is Cingular Wireless, which accounted for almost 90% of our roaming traffic for the nine months ended September 30, 2005 and 91% of our roaming traffic for the year ended December 31, 2004. We have entered into a long-term roaming agreement with Cingular Wireless to provide their subscribers with GSM/GPRS/EDGE and TDMA services when they roam in our markets. This agreement also allows our subscribers to roam outside of our service area on the networks of Cingular Wireless at rates we believe to be favorable.
      Cingular Wireless completed its acquisition of AT&T Wireless in October 2004. On August 12, 2005, our two operating subsidiaries, Dobson Cellular and American Cellular, entered into a new, multi-year roaming agreement with Cingular Wireless, their primary wireless roaming partner, and amended the existing GSM operating agreements with New Cingular Wireless Services. The new agreements amended and/or replaced the (i) GSM Operating Agreement between New Cingular Wireless and American Cellular, dated July 11, 2003; (ii) GSM Operating Agreement between New Cingular Wireless and Dobson Cellular, dated July 11, 2003; (iii) Roaming Agreement for GSM/GPRS between New Cingular Wireless and American Cellular, dated July 11, 2003; (iv) Roaming Agreement for GSM/GPRS between New Cingular Wireless and Dobson Cellular, dated July 11, 2003; (v) Second Amended and Restated TDMA Operating Agreement between New Cingular Wireless and American Cellular (f/k/a ACC Acquisition LLC under this agreement), dated July 11, 2003; (vi) TDMA Operating Agreement between New Cingular Wireless and Dobson Cellular, dated January 16, 1998; and (vii) Intercarrier Multi-Standard Roaming Agreement between Cingular Wireless LLC and Dobson Cellular, dated January 25, 2002. The new agreements provide for the following:

•	The term of the new roaming agreement expires on August 12, 2009, which extends the term of the old roaming agreements by approximately one year, while the term of each GSM operating agreement is unchanged and expires in mid-2008;

•	Dobson Cellular and American Cellular on the one hand and Cingular Wireless on the other hand agreed to mutually lower roaming rates, with Dobson Cellular and American Cellular paying Cingular a flat incollect rate through mid-2009 that is approximately half the blended rate in previous roaming agreements;

•	The roaming rate structure for payments between Dobson Cellular and American Cellular on the one hand and Cingular Wireless on the other hand has been revised from the rate structure in the old agreements and is effective as of April 9, 2005;

•	Dobson Cellular and American Cellular on the one hand and Cingular Wireless on the other hand will continue to mutually prefer one another for roaming through the term of the new roaming agreement;

•	The existing limited exclusivity provision of the GSM operating agreements will remain in effect with minor modifications until June 30, 2008, which we believe will have a minimal impact on revenue;

•	There will be “home-on-home” roaming in areas where Cingular Wireless and Dobson Cellular or American Cellular operate;

•	Dobson Cellular and American Cellular have exercised the right, to acquire for $6.0 million, 10 MHz of spectrum covering 1.1 million POPs, consisting of Youngstown, Ohio and Ohio 11 RSA; and Erie and Sharon, Pennsylvania and a portion of the Pennsylvania 1 RSA which is pending FCC approval; and

•	Dobson Cellular and American Cellular may lease additional spectrum covering over 1.5 million POPs under (a) an option, which may be exercised by January 12, 2006, to lease 10 MHz of spectrum from Cingular for periods ranging from 12 months to three years covering approximately 671,000 POPs,

•	Dobson Cellular and American Cellular may lease additional spectrum covering over 1.5 million POPs under (a) an option, which may be exercised by January 12, 2006, to lease 10 MHz of spectrum from Cingular for periods ranging from 12 months to three years covering approximately 671,000 POPs, consisting of Ulster county in the NY 5 RSA; Genesee county in NY 3 RSA; and 16 counties in central Texas; and (b) Cingular’s agreement, upon our request within 60 days of August 12, 2005, to assist us in obtaining leases upon terms to be determined for 10 MHz of spectrum from certain related parties covering approximately 918,000 POPs, consisting of three counties in NY 3 RSA; three counties in PA 2 RSA and three counties in PA 7 RSA; two counties in TX 16 RSA and one county in TX 9 RSA; two counties in MI 7 RSA and one county in MI 6 RSA; and 11 boroughs in Alaska. In addition, Cingular has agreed to assist us in obtaining a lease for 10 MHz of spectrum covering approximately 291,000 POPs in Dutchess county in the Poughkeepsie NY MSA.
      In addition, Dobson Cellular and American Cellular entered in to an agreement with Cingular Wireless whereby Dobson Cellular and American Cellular will receive from Cingular Wireless approximately $7.8 million in total as a settlement for prior claims under various agreements between Dobson Cellular and American Cellular on the one hand and the former AT&T Wireless on the other hand, and Dobson Cellular and American Cellular will also receive certain formula-based residual payments in connection with such settlements through mid-2008 at the latest.
Billing System
      We have contracted with Convergys Corporation for use of their Atlys® billing and customer care systems under a service bureau arrangement. Convergys provides billing for all our subscribers in all our markets. Convergys handles all the administration and maintenance of the Atlys® application and the associated infrastructure. Convergys and their partners are responsible for the processing and printing of all customer invoices.
Network Operations
      Network Communications Equipment. Our network communications equipment is provided by a variety of leading network suppliers, including Nortel Networks and Ericsson.
      Connection Agreements. Our wireless network connects to the public-switched telephone network system through local exchange carriers. We have interconnection agreements with BellSouth, SBC (Ameritech, Southwestern Bell), Verizon (Bell Atlantic, GTE), Sprint, and Qwest (US West) and other local exchange carriers within our markets. The expiration dates of these agreements vary from one to three years. Upon expiration, the agreements automatically renew for six months to one year and can terminate upon mutual written consent by either party.
      Network Operations. Our network operations are monitored by regional network personnel, who provide monitoring on a real-time basis for items including alarm monitoring, power outages, tower lighting problems and traffic patterns.
      Cell Sites and Transmission Towers. On June 30, 2005, we completed a sale and leaseback transaction in which we sold 507 cellular towers, and we completed the sale and lease back of the remaining 56 towers on October 3, 2005 and one additional tower on October 7, 2005. As of September 30, 2005, on a consolidated basis and after giving effect to the sale and leaseback transactions, we operated 2,500 cell sites, of which 69 were on towers owned by us.
System Development and Technology
      System Development. We develop or build out our service areas in response to projected subscriber demand and competitive factors by adding voice circuits to existing cell sites and by building new cell sites to increase capacity with an emphasis on improving coverage for hand-held phones in high-traffic areas. We develop projected subscriber service demand for each market area on a cell-by-cell basis.

      We expect our network expansion to enable us to continue to add and retain subscribers, enhance subscriber use of our systems, increase roaming traffic due to the large geographic area covered by our network and further enhance the overall efficiency of our systems. We believe that the increased coverage and capacity will continue to have a positive impact on market penetration and subscriber usage.
      Digital Technology. During 2004, we completed the deployment of our GSM/ GPRS/ EDGE network in substantially all of our markets. With this enhanced data network, we offer 28Kb to 36Kb GPRS data speeds and 100Kb to 120Kb EDGE data speeds to our subscribers and to subscribers of our roaming partners. GSM/ GPRS/ EDGE is the network technology choice for our largest roaming partner, Cingular Wireless.
      Our TDMA digital technology divides each channel into three voice circuits providing service to three simultaneous users instead of using the same spectrum for one analog voice circuit. Our digital services include digital voice circuits, short messaging services, message waiting indicator, increased battery life and caller ID services.
Competition
      We compete with one or more companies in our markets throughout our regions. In various markets, these companies include Alaska Communications Systems, Alltel, Cingular Wireless, Rural Cellular, Sprint Nextel and its affiliates, T-Mobile, US Cellular and Verizon Wireless.
      Our industry has and continues to experience consolidation amongst competitors, which has led to a reduction in our total number of competitors. In addition to the October 2004 acquisition of AT&T Wireless by Cingular, Sprint and Nextel Communication, Inc. merged on August 12, 2005 and Alltel completed its purchase of Western Wireless on August 1, 2005.
      The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless telecommunications industry to be dynamic and intense as a result of competitors and the development of new technologies, products and services. Many of our competitors have been operating for a number of years, operate nationwide systems, currently serve a substantial subscriber base and have significantly greater financial, personnel, technical, marketing, sales and distribution resources than we do. Some competitors market enhanced data services, such as single carrier radio transmission technology, or 1XRTT. In addition, the FCC requires all wireless carriers to provide WLNP for their customers, which enables wireless customers to change wireless carriers and retain their wireless telephone numbers. WLNP may result in an increase in churn throughout the industry.
      We compete against other facilities-based cellular carriers, PCS carriers and enhanced specialized mobile radio, or ESMR, carriers in each of our markets. We compete for customers based principally upon price, the services and enhancements offered, the quality of our system, customer service, system coverage and capacity. This competition may increase to the extent that licenses are transferred from smaller, standalone operators to larger, better-capitalized and more experienced wireless operators that may be able to offer consumers certain network advantages.
      The FCC has created potential sources of new competition by auctioning additional PCS licenses, as well as licenses for wireless communications services, local multipoint distribution service, 39 GHz service and 220 to 222 MHz service. Further, the FCC has announced plans to auction licenses in the 4.9 GHz and 700 MHz bands that may be usable for mobile services. The FCC has also allocated an additional 90 MHz of spectrum (in the 1.7 GHz and 2.1 GHz bands) for advanced wireless services, and adopted service and auction rules for these bands. The FCC has announced that an auction of licenses to use this spectrum could commence as early as mid-2006. The FCC has also initiated a number of rulemaking proceedings to allocate additional spectrum to wireless use, much of which can be licensed for commercial wireless purposes. In the future, we may also compete more directly with traditional landline telephone service providers.
      We also face, to a lesser extent, competition from mobile satellite service, or MSS, providers, as well as from resellers of these services and wireless service. The FCC has granted MSS providers the flexibility to deploy an ancillary terrestrial component to their satellite services. This added flexibility may enhance MSS providers’ ability to offer more competitive mobile services.
      Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of the competitive services offered by operators using these other technologies, future competition from these operators could be intense.
Regulation
      The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. The enactment of the Telecommunications Act of 1996 has had an impact on many aspects of this regulation. In addition, the federal and state regulatory schemes are regularly the subject of administrative rulemakings and judicial proceedings that are significant to us.
      Federal Regulation. The licensing, construction, modification, operation, ownership and acquisition of wireless telephone systems are subject to regulations and policies adopted by the FCC under the Communications Act of 1934, as amended, or the Communications Act. These regulations and policies govern, among other things, applications for licenses to construct and operate wireless communications systems, ownership of wireless licenses and the transfer of control or assignment of such licenses, and the ongoing technical and operational requirements under which wireless licensees must operate.
      Federal Licensing Requirements. We hold a variety of cellular, PCS, and microwave licenses, as authorized by the FCC. The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 RSAs. In each market, the FCC licenses two cellular systems operating on different 25 MHz frequency blocks designated as Block A and Block B. Apart from the different frequency blocks, there is no technical difference between the two cellular systems; and the operational requirements imposed on each by the FCC are the same. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the cellular geographic service area, or CGSA. The CGSA may conform exactly to the boundaries of the FCC-designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. In almost all of our markets, our CGSA is virtually coterminous with the MSA or RSA boundary. In markets where this is not the case, the unserved area is sparsely populated.
      PCS licenses are awarded by the FCC for protected geographic service areas called major trading areas, or MTAs, and BTAs, which are defined by Rand McNally & Company. Under this scheme, the United States and its possessions and territories are divided into 493 BTAs, all of which are included within 51 MTAs. The PCS MTAs and BTAs cover different geographic areas than the MSAs and RSAs, and so a licensee for a cellular MSA license and a PCS BTA license in the same general geographic area may have overlapping coverage but not co-extensive coverage. Each PCS license authorizes operation on one of six frequency blocks allocated for broadband PCS. The FCC has allocated 120 MHz of radio spectrum in the 1.9 GHz band for licensed broadband PCS. The FCC divided the 120 MHz of spectrum into two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, for a total of more than 2,000 licenses. Some of the C Block licenses were subsequently divided into two 15 MHz blocks or three 10 MHz blocks.
      The FCC has adopted construction benchmarks for PCS licenses. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their respective service areas within five years, and two-thirds of the population within ten years, of their initial license grants, or make a showing of substantial service. All 10 MHz and 15 MHz Block licensees must construct facilities that offer coverage service to 25% of the service area within five years of their initial licenses, or make a showing of substantial service. While the FCC has granted limited extensions and waivers of these requirements, licensees that fail to meet the coverage requirements are subject to forfeiture of the license. We are in compliance with the applicable construction requirements that have arisen for the PCS licenses we currently hold. We expect to meet all future construction requirements as well.

      The FCC also has allocated 90 MHz of additional spectrum for “advanced wireless services” in the 1.7 GHz and 2.1 GHz bands, and has announced plans to auction licenses for that spectrum in 2006. The current band plan for that spectrum calls for 10 and 20 MHz licenses covering a variety of geographic service areas, from MSA/RSA to large regional areas.
      The FCC generally grants wireless licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, we must file applications for renewal of licenses to obtain authority to operate for an additional ten-year term. If a license is not renewed, then we will be unable to operate on the frequencies covered by the expired license. To date, the FCC has renewed for a new ten-year term each of our licenses for which a renewal application was required. If the FCC were to find, after appropriate notice and hearing, that good cause existed, the FCC may deny our license renewal applications. However, the FCC will award a renewal expectancy to us if we meet certain standards of past performance. If we receive a renewal expectancy for our cellular licenses, the FCC will renew our existing cellular licenses without accepting competing applications. If we receive a renewal expectancy for our PCS licenses, our licenses would likely be renewed even if a competing application was filed by another party. To receive a renewal expectancy, we must show that we have provided “substantial” service during our past license term and have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines “substantial” service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If a licensee does not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing; and the FCC may award the license to another entity. To our knowledge, we have satisfied the “substantial service” standard in all of our markets.
      The FCC may deny applications for FCC authority, and in extreme cases revoke licenses, if it finds that an entity lacks the requisite “character” qualifications to be a licensee. In making this determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. To our knowledge, there are no activities and no judicial or administrative proceedings involving either the licensees in which we hold a controlling interest or us that would warrant such a finding by the FCC.
      Cellular and PCS providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One requirement of cellular providers is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of cellular base station transmitting facilities and the type of signals they emit must fall within specified parameters. PCS providers may not exceed a certain field strength limit at the market boundary without the consent of the neighboring PCS licensee. In 2004, the FCC released an order addressing ways of reducing interference caused to public safety radio licensees in the 800 MHz band by enhanced specialized mobile radio, or ESMR, services (such as those offered by Nextel) and, more rarely, by cellular and other commercial mobile radio service, or CMRS, carriers operating within licensed parameters. The order places certain obligations on both ESMR and cellular providers to abate “unacceptable interference” caused to public safety communications to the extent such interference, even if in part, is caused by the SMR or cellular providers. Under certain conditions, ESMR and cellular providers may also need to provide prior notice of new cell site construction or modification. The new regulatory mandates could increase our costs. Furthermore, the order changed ESMR spectrum assignments and provided for an assignment of 10 MHz of spectrum in the 1.9 GHz band to Nextel that may enhance the ability of ESMR service providers to compete with us.
      In September 2002, the FCC removed or significantly reduced the impact of many outdated cellular rules, eliminated a number of technical requirements and granted additional technical and operational flexibility. Among the changes is a phase-out over a five-year period, which commenced on February 18, 2003, of the requirement that all cellular carriers provide analog service throughout their territory. These new rule changes have enabled us to operate more efficiently and to utilize our licensed spectrum more effectively in providing services that meet our customers’ requirements. The phase-out of cellular analog service is tied, in part, to accommodating the needs of the hearing impaired and their ability to utilize hearing aids with digital wireless phone service. In this regard, the FCC adopted an order in August 2003 requiring digital wireless phone manufacturers and providers of digital wireless services such as ourselves to take steps to develop and offer digital wireless handsets that are compatible with hearing aid devices. This order will increase our costs by requiring us to train our sales force on compatible digital handsets, comply with related reporting requirements, and engage in outreach efforts; these compliance efforts may increase the price of wireless handsets for consumers.
      The FCC also regulates a number of other aspects of the cellular business. Federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular, PCS and ESMR services. Under this regulatory structure, all of our cellular and PCS licenses are classified as CMRS licenses. As a CMRS provider, the FCC regulates us as a common carrier. The FCC, however, has exempted cellular and PCS offerings from some typical common carrier regulations, such as tariff and interstate certification filings, thereby allowing us to respond more quickly to our competition in the marketplace. The 1993 federal legislation also preempted state rate and entry regulation.
      The FCC permits cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees, although the extent of lawful state regulation of such “wireless local loop” service is undetermined. While we do not presently have a fixed service offering, our network is fully capable of accommodating such a service. We continue to evaluate our service offerings which may include a fixed service plan at some point in the future.
      The FCC requires PCS licensees to coordinate their frequency usage with co-channel or adjacent channel incumbent fixed microwave licensees in the 1850-1990 MHz band. If a PCS licensee intends to turn on a station within the interference range of the incumbent microwave licensee, the PCS licensee may then require the incumbent to either cease operations or relocate itself to alternate facilities at the incumbent’s own expense provided that the PCS licensee first gives the incumbent with no less than six months written notice to vacate. Accordingly, if the proposed PCS facility will potentially interfere with the operations of an incumbent fixed microwave system, then construction of the facility may be delayed, which in turn, may hinder a PCS licensee’s ability to respond to competitive pressure in the marketplace for additional sites.
      Federal Ownership Restrictions. The FCC no longer restricts an entity’s ability to own interests in both cellular frequency blocks in an MSA or RSA market (the so-called “cellular cross interest rule”). Moreover, the FCC no longer enforces a particular limit on the amount of CMRS spectrum in which an entity may hold an attributable interest (formerly known as the “spectrum cap”). The FCC now engages in a case-by-case review of transactions that would raise concerns similar to those that the cellular cross interest rule (for RSAs) and the spectrum cap were designed to address. We believe these changes adopted by the FCC could further increase the ability of wireless operators to attract capital or to make investments in other wireless operators. In the absence of any clear FCC guidelines, there is no guarantee that we will be able to acquire spectrum in the future if it overlaps with our existing spectrum holdings and results in a significant aggregation of spectrum. Further, the FCC now permits licensees to lease spectrum under certain conditions. Spectrum leasing provides additional flexibility for wireless providers, including us, to structure transactions, along with additional business and investment opportunities. We have availed ourselves of spectrum leasing opportunities where they have served a purpose for us.
      The FCC may prohibit, or impose conditions on, transfers of licenses. The Communications Act requires prior FCC approval for substantive, non-pro forma transfers or assignments to or from us of a controlling interest in any license or construction permit, or of any rights thereunder. Although we cannot ensure that the FCC will approve or act in a timely fashion upon any future requests for approval of applications that we file, we have no reason to believe that the FCC would not approve or grant such requests or applications in due course. Because an FCC license, or a spectrum lease right in an FCC license, is necessary to lawfully provide cellular or PCS service, if the FCC were to disapprove any such filing our business plans would be adversely affected. The FCC has instituted a streamlined transfer and assignment process, which allows certain assignment or transfer of control applications that do not raise competitive issues or involve certain classes of licenses and/or licensees, to be granted automatically within a very short time frame. In addition, the FCC has adopted new immediate approval procedures for certain classes of transfer of control and assignment of license applications. Under these new procedures, certain assignment or transfer of control applications will be granted immediately, subject to reconsideration by the FCC, either on its own motion or at the request of interested parties. These rules could provide more expeditious access to any spectrum we may acquire through purchase or acquisition.
      FCC rules restrict the voluntary assignments or transfers of control of certain PCS licenses in the C and F Blocks, the so-called Entrepreneurs’ Blocks, which were awarded in auctions in which bidding was limited to entities below a certain size and in which certain bidding enhancements (i.e., bidding credits and installment payment plans) were offered. We previously qualified for and presently hold some Entrepreneurs’ Block licenses, and so the restrictions on transfer of such licenses that apply during the first five years of the license term (or until the licensee satisfies the five-year construction benchmark), would not inhibit our ability to obtain such licenses. However, the FCC also requires that “entrepreneurs” must repay to the government all or part of any bidding credit they benefited from in the auction if they seek to transfer control of or assign an Entrepreneurs’ Block license to an entity that does not qualify for the same level of benefits at the time the transfer is made. Moreover, if a license is being paid for in installments, as allowed to certain holders of these “entrepreneurs” licenses, the FCC will condition its approval of a transfer or assignment on remittance of all unpaid principal and accrued interest if the proposed transferee or assignee does not qualify for the installment payment plan. These rules could affect our ability to assign or transfer control of our Entrepreneurs’ Block licenses or acquire such licenses from other entities.
      The Communications Act includes provisions that authorize the FCC to restrict the level of ownership that foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country may have in us. The law permits indirect ownership of as much as 25% of our equity without the need for any action by the FCC. If the FCC determines that the public interest would be so served, it may revoke licenses or require an ownership restructuring in the event that such ownership exceeds the statutory 25% benchmark. The FCC generally permits, however, additional indirect ownership in excess of the statutory 25% benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization. However, even for these types of investment, the FBI, Department of Justice, and Department of Homeland Security often require the execution of agreements ensuring that foreign investment would not affect law enforcement access to necessary telecommunications facilities. For investors from countries that are not members of the World Trade Organization, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called “equivalent competitive opportunities” to U.S. entities. If these opportunities do not exist, the FCC may not permit investment beyond the 25 percent benchmark. While these restrictions could adversely affect our ability to attract additional equity financing, we have no knowledge that any foreign entity directly or indirectly owns a significant percentage of our capital stock, or that our ownership, as a whole, exceeds the statutory maximum. However, as a publicly-traded company we cannot know the exact amount of our stock that is held by foreign entities.
      General Regulatory Obligations. The Communications Act and the FCC’s rules impose a number of requirements upon cellular and PCS licensees. These requirements could increase our costs of doing business.
      We are obligated to pay annual regulatory fees and assessments to support the FCC’s regulation of the cellular and PCS industries, as well as fees necessary to support federal universal service programs, number portability regional database costs, centralized administration of telephone numbering, telecommunications relay service for the hearing-impaired and application filing fees. These fees may be recoverable from our subscribers, in whole or in part, as separate line-item charges.
      The FCC has adopted requirements for cellular, PCS and other CMRS providers to implement basic and enhanced 911, or E-911, services. These services provide state and local emergency service providers with the ability to better identify and locate 911 callers using wireless services, including callers using special devices for the hearing impaired. Our obligations to implement these services occur in stages. In addition, because the implementation of these obligations requires the availability of certain facilities for the local emergency services provider, our specific obligations are set on a market-by-market basis as emergency service providers request the implementation of E-911 services within their locales. The FCC permits carriers to use either of two technical solutions to meet their E-911 obligations: handset-based solutions that typically utilize a Global Positioning System (GPS) chip embedded in each handset to provide 911 call centers with the geographic coordinates of the caller; and network-based solutions that utilize indirect data from the wireless infrastructure, such as triangulation or other techniques, to derive the caller’s geographic coordinates. Because manufacturers of GSM handsets to date have not produced a handset-based solution for carriers like us that utilize GSM technology, we are compelled to use a network-based E-911 solution. Because of their reliance on indirect data, network-based solutions have performance limitations in achieving FCC-mandated levels of accuracy, particularly in rural areas such as those we serve, where the low density of cell sites is a limiting factor for network-based solution’s location data collection capability. We are currently constructing facilities to implement these capabilities in several markets, although we may be unable to meet all of the requirements imposed by the FCC or meet them on a timely basis, and we cannot state at this time what relief from these regulations may be required, or whether the FCC or the local public safety authorities would grant such relief if we request that they do so. The extent to which we are required to deploy E-911 services will affect our capital spending obligations. The FCC in 1999 amended its rules to eliminate a requirement that carriers be compensated for enhanced 911 costs and expand the circumstances under which wireless carriers may be required to offer E-911 services. Federal legislation enacted in 1999 may limit our liability for uncompleted 911 calls to a degree commensurate with wireline carriers in our markets.
      Under certain circumstances, federal law also requires cellular and PCS carriers to provide law enforcement agencies with capacity and technical capabilities to support lawful wiretaps. We obtained an interim waiver of these requirements through the period that ended November 19, 2003 for packet-mode services and have requested an additional extension of this waiver through December 31, 2006. Federal law also requires compliance with wiretap-related record-keeping and personnel-related obligations. The FCC has initiated a rulemaking proceeding which may result in new costs and obligations with respect to our packet-mode and other IP-based services. Maintaining compliance with these wireless 911 and law enforcement wiretap requirements may create additional capital obligations for us to make necessary system upgrades.
      Because the availability of telephone numbers is dwindling, the FCC has changed the way that telephone numbers generally are allocated through “number pooling” rules. Number pooling is only mandatory at this point within the wireline rate centers located in counties that are included in the “Top 100 MSAs” as defined by the FCC’s rules. A number of our markets may be partially or wholly contained within the Top 100 MSAs. We have expended capital preparing for number pooling in these markets as well as preparing to support the roaming of pooled numbers into our markets. The FCC also has authorized states to initiate limited numbering administration to supplement federal requirements. Some of the states in which we provide service have been so authorized.
      In addition, the FCC has ordered all carriers, including wireless carriers, to adopt a method for providing customers with telephone number portability, i.e., the ability to keep their telephone numbers when they change telecommunications carriers, either wireless to wireless or, in some instances, wireline to wireless, and vice versa. Under the WLNP rules, since November 24, 2003, CMRS carriers serving areas located in one of the Top 100 MSAs have been required to port their telephone numbers, provided that they received a request by February 24, 2003 from another carrier to do so. Outside of the Top 100 MSAs, CMRS carriers that received a request from another carrier by November 24, 2003 were required to port numbers by May 24, 2004. Requests made after November 24, 2003 must be satisfied within six months. In addition, all CMRS carriers have been required since November 24, 2003 to support roaming nationwide for customers with ported or pooled numbers. These number portability requirements have resulted in added capital expenditures for us to make necessary system changes. We have received number portability requests in many of our markets and have met the November 24, 2003 and May 24, 2004 deadlines, as applicable.
      The FCC has adopted rules to govern customer billing by CMRS providers and has extended certain billing rules applicable to landline carriers to CMRS carriers. The FCC permits CMRS carriers to use line-item charges on bills to recover FCC-related regulatory costs and has preempted state regulation requiring or prohibiting the use of line-item charges. The FCC has also initiated a rulemaking proceeding to determine what costs can be recovered through certain designated line-item charges and the descriptions used for such line-item charges. The outcome of the rulemaking proceeding could increase the complexity and costs of our billing processes and/or limit the manner in which we bill for services.
      The FCC has initiated a proceeding to consider a request for a declaratory ruling on whether states can regulate a wireless carrier’s imposition of early termination fees upon subscribers that prematurely terminate their long-term service agreements that include such fees. An adverse ruling in this proceeding could lead to increased regulation of such fees, or restrictions on the use of such fees, by the states, which could negatively affect our ability to assess such fees in the states where we operate.
      The FCC is required to implement policies that mandate local exchange carriers to pay reciprocal compensation for the exchange of traffic with other carriers, including CMRS carriers such as us, at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers, or LECs, and CMRS providers such as us, the FCC concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by these providers in terminating traffic that originates on LEC facilities, and vice versa. Moreover, the FCC released a decision that amended its rules, effective April 29, 2005, to clarify on a prospective basis that LECs must establish rates for terminating the traffic of a CMRS provider over the LEC’s facilities through negotiations with the CMRS provider and not through a tariff. The FCC is also currently considering changes to LEC-CMRS interconnection and other so-called “intercarrier compensation” schemes, and the outcome of the proceeding may affect the manner in which CMRS carriers are charged or compensated for such traffic. In 2003, the FCC ruled that CMRS carriers such as ourselves cannot order “dedicated transport” facilities and at unbundled network element, or UNE, prices from LECs for connections from our wireless base stations and switches to the LEC’s telephone network. In 2005, the FCC made clear that CMRS providers also cannot order transport between LEC facilities on an unbundled basis at UNE prices.
      The FCC has adopted rules that require interstate communications carriers, including cellular and PCS carriers, to “make an equitable and non-discriminatory contribution” to a Universal Service Fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. We have made such payments as the FCC has required. The FCC retains the right to audit our universal service filings and, as a result of such an audit, to require additional payments. The FCC initiated a rulemaking proceeding in which it solicited public comment on ways of reforming both the manner by which it assesses carrier contributions to the Universal Service Fund and the way in which carriers may recover their costs from customers. The FCC’s rules currently require that to the extent that a carrier recovers the costs of USF contributions from its subscribers in a separate line-item charge that the charge not exceed the assessment rate that the carrier pays times the proportion of interstate telecommunications revenue on the bill. We comply with these requirements, which have had and will continue to have an impact on our ability to recover our administrative costs for administering our participation in the program.
      Wireless carriers may be designated as “Eligible Telecommunications Carriers,” or ETC, and, if designated, may receive universal service support for providing service to consumers that reside in certain high cost areas. Support is available on both the federal and state level. Application for ETC status is generally made to the state public service commission. However, certain states have deferred designation in their state to the FCC. Other wireless carriers operating in states where we offer service have obtained or applied for ETC status. Such other carriers’ receipt of universal service support funds may affect our competitive status in a particular market. We have applied for federal ETC designation in certain states in which we provide wireless service to qualifying high cost areas. We have been so designated in certain areas of Kentucky, Michigan, Oklahoma, Texas and Wisconsin. We also have applications pending in Alaska, Minnesota and New York and for additional areas in Oklahoma. Some designation proceedings can be lengthy and/or adversarial, and could result in increased regulatory obligations. We are contemplating whether to apply in other states, and if so, where else to apply. Success in obtaining ETC status may make available to us an additional source of revenue that would be used to provide, maintain and improve the service we provide in those high-cost areas.
      Cellular and PCS carriers are exempt from the obligation to provide equal access to interstate long distance carriers. However, the FCC has the authority to impose rules to require unblocked access through carrier identification codes or toll-free 800/8xx numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. Our customers have access to alternative long distance carriers using toll-free numbers.
      There are restrictions on a telecommunications carrier’s use of customer proprietary network information without prior customer approval. Given our current marketing activities, these rules have limited potential to impose upon us new costs, obligations or burdens.
      Telecommunications carriers are required to make their services accessible to persons with disabilities. The FCC’s rules implementing these requirements generally require service providers to offer equipment and services that are accessible to and usable by persons with disabilities, if readily achievable, and to comply with complaint/grievance procedures for violations of these provisions. These rules are largely untested and are subject to interpretation through the FCC’s complaint process. While much of the focus of these rules is on the manufacture of equipment, we could be subject to the imposition of costly new requirements and, if found to have violated the rules, be subject to fines as well. As a related matter, the FCC has required CMRS providers to begin selling hearing aid-compatible phones beginning on September 16, 2005. In advance of the September deadline, the FCC decided that until August 1, 2006, it will base the hearing aid-compatibility rating of dual-mode GSM handsets on their operation in the 1900 MHz band only and not in the 850 MHz band. We rely on this temporary waiver relief to comply with the FCC’s handset offering requirements, because GSM handsets that meet the FCC’s rating standard (ANSI C63.19) when operated in the 850 MHz band are not commercially available. Unless the FCC’s rating standard is modified or manufacturers are able to produce GSM handsets that satisfy the current standard when operated in the 850 MHz band, GSM providers, like us, will not be able to meet the FCC’s handset offering requirements after the temporary relief ends on August 1, 2006. Moreover, starting September 18, 2006, the FCC will require mobile service providers to include in their handset offerings a certain number of handsets that meet inductive coupling requirements with hearing aids. Our ability to satisfy this new requirement will depend on the ability of manufacturers to produce compliant handsets. Failure to comply with the hearing aid-compatibility requirements could result in FCC fines.
      The FCC has determined that interexchange (long distance) service offerings of CMRS providers are subject to rate averaging and rate integration requirements of the Telecommunications Act. Rate averaging requires us to average our long distance CMRS rates between rural and high-cost areas and urban areas. Rate integration requires providers of interexchange services to provide such services to its subscribers in each state at rates no higher than the rates charged in any other state. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans pending further reconsideration of its rules, and has delayed the requirement that CMRS carriers integrate their rates among CMRS affiliates. Other aspects of the FCC’s rules have been vacated by the United States Court of Appeals for the District of Columbia, and are subject to further consideration by the FCC. There is a pending proceeding in which the FCC will determine how rate integration requirements apply to CMRS offerings, including single-rate plans. To the extent that we offer services subject to these requirements, our pricing flexibility is reduced, and there is no assurance that the FCC will decline to impose these requirements on us and/or across our various CMRS affiliates.
      In 2003, the FCC adopted rules implementing the Telephone Consumer Protection Act of 1991, or TCPA, and established a national do-not-call registry for consumers who wish to avoid telemarketing calls. The registry is nationwide in scope, includes all telemarketers (with the exception of certain nonprofit organizations), and covers both interstate and intrastate telemarketing calls. Consumers can place their telephone numbers on the registry and will continue to have the option of using current company-specific do-not-call registries if they wish to eliminate telemarketing calls from specific companies only. States may adopt more restrictive do-not-call laws governing intrastate telemarketing. The rules adopted by the FCC have an impact on our ability to make telemarketing calls.
      The FCC requires wireless carriers to report major network outages. The reporting requirements apply to switches, fiber, microwave radios, E-911, SS7 networks, satellite and other special outages if they meet a certain threshold. Other utility companies such as wireline companies have been under such reporting requirements for some time. The FCC uses the reported information to understand the nature of major outages and for the creation of industry standards to mitigate future outages. As a result, we have implemented internal procedures to identify reportable outages and to ensure that we comply with these new reporting obligations. These new requirements could increase our costs of doing business.
      State, Local and Other Regulation. The Communications Act preempts state or local regulation of the market entry of, or the rates charged by, any CMRS provider, which include cellular telephone service and PCS providers. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction; a few states still require notification when we acquire or transfer licenses. Most states still maintain some form of jurisdiction over customer complaints as to the nature or quality of services and as to billing issues. Under the Communications Act, states may continue to regulate “other terms and conditions” of wireless service, and a number of state authorities have initiated actions or investigations of various wireless carrier practices. The outcome of these proceedings is uncertain and could require us to change certain of our marketing practices and ultimately increase state regulatory authority over the wireless industry. States and localities assess on wireless carriers such as us, taxes and fees that may equal or even exceed federal obligations. Moreover, as part of a rulemaking proceeding, the FCC is evaluating the proper statutory interpretation of “other terms and conditions” and the delineation of the separate roles of state and federal regulation that may either increase or decrease the states’ ability to regulate CMRS providers.
      The location and construction of our cellular and PCS transmitter towers and antennas are subject to FCC and Federal Aviation Administration regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site and microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC’s environmental rules. If zoning approval or requisite state permits cannot be obtained, or if environmental rules make construction impossible or infeasible on a particular site, our network design might be adversely affected, network design costs could increase and the service provided to our customers might be reduced.
      We cannot ensure that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities, which currently have none. Such changes could impose new obligations on us that would adversely affect our operating results.
      Future Regulation. From time to time, federal or state legislators propose legislation that could affect us, either beneficially or adversely. We cannot ensure that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum for services that compete with our business could adversely affect our operating results.
Employees and Dealers
      As of September 30, 2005, we had approximately 2,490 full-time employees. We consider our employee relations to be good. In addition, as of that date, we had relationships with approximately 340 independent dealers or agents. Those agents operate approximately 600 retail outlets in our markets. These agents allow us a third distribution channel by offering our services and equipment through retail outlets, such as car dealerships, electronics stores and national and regional retail chains.
Properties
      We maintain our corporate headquarters in Oklahoma City, Oklahoma in a building we lease from an affiliate of Dobson CC Limited Partnership, or DCCLP. We also lease four regional call centers, which are located in Oklahoma City, Oklahoma, LaGrangeville, New York, Boardman, Ohio and Duluth, Minnesota. As of September 30, 2005, our wireless operations operated approximately 210 retail stores and outlets and approximately 13 administrative offices, most of which are leased. We review these leases from time-to-time and, in the future, may lease or acquire new facilities as needed. We do not anticipate encountering any material difficulties in meeting our future needs for leased space.
Legal Proceedings
      Beginning on October 22, 2004, securities class action lawsuits were filed against us and several of our officers and directors in the United States District Court for the Western District of Oklahoma, alleging violations of the federal securities laws and seeking unspecified damages, purportedly on behalf of a class of purchasers of our publicly traded securities in the period between May 6, 2003 and August 9, 2004. The lawsuits allege among other things that we concealed significant decreases in revenues and failed to disclose certain facts about our business, including that our rate of growth in roaming minutes was substantially declining, and that we had experienced negative growth in October 2003; that AT&T Wireless, our largest roaming customer, had notified us that it wanted to dispose of its equity interest in us that it had held since our initial public offering, significantly decreasing their interest in purchasing roaming capacity from us; that Bank of America intended to dispose of its substantial equity interest in us as soon as AT&T Wireless disposed of its equity interest in us; that we had been missing sales quotas and losing market share throughout the relevant period; and that we lacked the internal controls required to report meaningful financial results. The lawsuits further allege that we issued various positive statements concerning our financial prospects and subscriber information, the speed of the deployment of our GSM network and the continued growth in our roaming minutes, and that those statements were false and misleading. The court has consolidated these actions into No. CIV-04-1394-C and the consolidated action is pending. On July 5, 2005, motions to dismiss the consolidated complaint were filed on behalf of all defendants. Plaintiffs filed their response to the motions to dismiss on September 6, 2005. We filed our reply brief on October 3, 2005. Although we cannot predict or quantify the outcome with certainty, we intend to vigorously defend ourselves against the claims. Management does not believe that the litigation will have an adverse effect in any material respect on us.
      On May 27, 2005, the Securities and Exchange Commission notified us by letter that it has concluded its informal investigation of us regarding the timing of a September 2001 disclosure that a controlling interest in us was pledged to secure a loan to DCCLP. The letter notified us that the Commission would not take any action or seek any relief from us or DCCLP.
      We are not currently aware of any additional or material changes to pending or threatened litigation against us or our subsidiaries that could have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT
      Our directors and executive officers and their respective ages and positions as of December 1, 2005, are set forth below:

Name	Age	Position

Everett R. Dobson(1)(2)	46	Chairman of the Board
Steven P. Dussek(2)	49	Chief Executive Officer and President
Bruce R. Knooihuizen	49	Executive Vice President and Chief Financial Officer
Timothy J. Duffy	46	Senior Vice President and Chief Technical Officer
R. Thomas Morgan	49	Senior Vice President and Chief Information Officer
Frank Franzese	43	Senior Vice President — Sales
Trent W. LeForce	40	Controller and Assistant Secretary
Richard D. Sewell, Jr.	48	Treasurer
Stephen T. Dobson(1)	42	Secretary and Director
Mark S. Feighner	57	Director
Fred J. Hall	54	Director
Justin L. Jaschke	47	Director
Albert H. Pharis, Jr.	55	Director
Robert A. Schriesheim	45	Director

(1)	Everett R. Dobson and Stephen T. Dobson are brothers.

(2)	Effective April 11, 2005, Everett R. Dobson ceased to be Chief Executive Officer and President and Steven P. Dussek became Chief Executive Officer and President.
      Everett R. Dobson has served as a director since 1990 and as an officer from 1982 to April 2005. From 1990 to 1996, he served as a director and our President and Chief Operating Officer and as President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. Mr. Dobson served on the board of the Cellular Telecommunications Internet Association in 1993 and 1994. He holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee. Prior to October 1999, Mr. Dobson was Chairman of the Board and Chief Executive Officer of Logix, and a director of Dobson Telephone. In October 1999, he ceased to serve as Chief Executive Officer of Logix. In March 2002, he resigned as a director of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director of Dobson Telephone. On April 25, 2003, in connection with the completion of the Logix Chapter 11 reorganization proceeding, Mr. Dobson became a director of Intelleq and DWL Holdings Company, or DWL.
      Steven P. Dussek became our Chief Executive Officer and President effective April 11, 2005. Mr. Dussek has served as a director of NII Holdings, Inc., a publicly held provider of mobile communications for business customers in Latin America, since 1999. From 1999 until 2000, Mr. Dussek was the Chief Executive Officer of NII Holdings. Mr. Dussek was the President and Chief Operating Officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, Inc., most recently as Executive Vice President and Chief Operating Officer. From 1995 to 1996, Mr. Dussek served as Vice President and General Manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as Senior Vice President and Chief Operating Officer of Paging Networks, Inc., a paging company.
      Bruce R. Knooihuizen is our Executive Vice President and Chief Financial Officer. Mr. Knooihuizen joined us in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for

The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988, he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a Bachelor of Science degree in Finance from Miami University in Oxford, Ohio and a Master of Business Administration degree in Finance from the University of Cincinnati.
      Timothy J. Duffy has served as our Senior Vice President since December 1998 and as our Chief Technical Officer since August 1999. In this capacity, he manages our cellular network facilities as well as engineering, design and build-out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983, he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982, he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.
      R. Thomas Morgan has served as our Chief Information Officer since December 1997, serving as Vice President until April 2003 when he became a Senior Vice President. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a Bachelor of Science degree in Systems Analysis from Miami University in Oxford, Ohio.
      Frank Franzese became Senior Vice President — Sales effective November 28, 2005. Mr. Franzese was employed by Nextel Communications, Inc. as Vice President of Direct Sales and NASCAR NEXTEL Cup Seriestm Business Development from 2004 to 2005, as Vice President of Direct Distribution and Corporate Accounts from 2003 to 2004, as Vice President of Corporate Accounts from 2002 to 2003, as Vice President of Direct Distribution and Government Accounts from 2000 to 2001, as President of the Midwest Region from 1998 to 2000, and as General Manager of Chicago Operations from 1997 to 1998. Mr. Franzese was employed by Pride Training and Development LLC, a performance management organization servicing Fortune 1000 companies, as President from 1996 to 1997. Mr. Franzese received a Bachelor of Arts degree in 1984 from Muhlenberg College in Allentown, Pennsylvania.
      Trent W. LeForce is our Controller and Assistant Secretary. He has served as our Controller since joining us in February 1997. From 1988 to 1997, Mr. LeForce was employed by Coopers and Lybrand, a public accounting firm and a predecessor entity to PricewaterhouseCoopers, concluding as a senior audit manager. Mr. LeForce received a Bachelor of Science degree in Accounting from Oklahoma State University.
      Richard D. Sewell, Jr. has served as Treasurer since September 1998. Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President — Finance from 1997 to 1998, as Vice President — Treasurer from 1995 to 1997 and as Vice President — Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a Bachelor of Science degree in Accounting from the University of Missouri-Kansas City.
      Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He was President and a director of Logix from January 1997 until March 2002, at which time he resigned as a director and executive officer of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director and executive officer of Dobson Telephone. On April 25, 2003, upon the completion of the Logix Chapter 11 proceeding, he became a director of Intelleq and DWL. He holds a Bachelor of Science degree in Business Administration from the University of Central Oklahoma. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of DWL on April 25, 2003.
      Mark S. Feighner has served as a director since February 2004. He was a venture partner in Austin Ventures, an Austin, Texas early-stage investor in and advisor to telecommunications companies, from September 2000 to January 2003. From 1995 to February 2000, Mr. Feighner served as President of GTE Wireless (formerly GTE Mobilnet). From 1972 to 1995, Mr. Feighner served in various capacities with GTE Telephone Operations, including as Vice President and General Manager of GTE Communications Corporation, General Manager of GTE-Florida, Vice President of GTE Telephone Operations for Sales, Product Management and Program Management. Mr. Feighner served on the board of the Cellular Telecommunications Internet Association from September 1995 to February 2000. Mr. Feighner is a member of the advisory board of the Kelley School of Business at Indiana University. He holds a Bachelor of Science degree in Business and Marketing from Indiana University.
      Fred J. Hall has served as a director since May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in Oklahoma City, Oklahoma. Since October 2002, Mr. Hall has been Chairman of the Board of Managers of the general partners of Catalyst/ Hall Growth Capital, LP and Catalyst/ Hall Equity Capital, LP, both of which are venture capital investment companies. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall served as Chairman of the Oklahoma Turnpike Authority from February 1995 to March 2004. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science degree in Business Administration from the University of Southern California in 1976.
      Justin L. Jaschke has served as a director since 1996. Mr. Jaschke was the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, from its inception in March 1996 until February 2004. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and as a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves on the Board of Directors of Positive Networks, Inc., a leading virtual private networking service provider, and on the Board of Trustees of his alma mater, the University of Puget Sound. Mr. Jaschke served on the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of our former subsidiary, Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications, Inc. and Dobson Telephone Company, which we refer to collectively as Logix, from March 1998 until April 2003. In February 2002, Logix Communications Enterprises, Inc. and Logix Communications Inc. filed for relief under Chapter 11 of the Bankruptcy Code and in April 2003, successfully completed a plan of reorganization. As part of the plan of reorganization, the name Logix Communications Enterprises was changed to Intelleq Communications Corporation, or Intelleq, and the name of Logix Communications Inc. was changed to DWL Holding Company, or DWL. Mr. Jaschke has a Bachelor of Science degree in mathematics from the University of Puget Sound and a Master of Science degree in Management from the Massachusetts Institute of Technology Sloan School of Management.
      Albert H. Pharis, Jr. has served as a director and a consultant since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. In September 1999, Mr. Pharis became a director of Logix and the Chief Executive Officer of Logix Communications Enterprises, Inc. He ceased to be the Chief Executive Officer of Logix Communications Enterprises, Inc. in April 2001 and, in April 2003, upon completion of the Logix Chapter 11 proceeding, he ceased to be a director of Logix. Mr. Pharis served as President, Chief Executive Officer and director of Sygnet Wireless, Inc. and Sygnet Communications, Inc. from 1985 to December 1998. During that time, he was active as a board member of the Cellular

Telecommunications Internet Association from 1985 through 1998, and as a member of its Executive Committee from 1989 through 1998. He has also served as Chairman of the CTIA’s Small Operators Caucus during several of those years.
      Robert A. Schriesheim has served as a director since February 2004. He has been affiliated with ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, since August 2002 and has served as managing general partner from January 2003 to present. From September 1999 to March 2002, Mr. Schriesheim was Executive Vice President of Corporate Development and Chief Financial Officer and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe, Russia and the Commonwealth of Independent States. He also served as Executive Vice President — Chief Corporate Development Officer for Global Telesystems, Inc. in 1999. In 2001, Global Telesystems filed, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands and a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, both to facilitate the sale of Global Telesystems. All such proceedings were approved, confirmed and completed by March 31, 2002. From 1997 to 1999, Mr. Schriesheim was President and Chief Executive Officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was Vice President of Corporate Development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was Vice President of Global Corporate Development for AC Nielsen Company, a subsidiary of Dun & Bradstreet. Mr. Schriesheim received a Bachelor of Arts degree from Princeton University in 1982, and a Master of Business Administration degree in Finance and Business Economics from the University of Chicago Graduate School of Business in 1986.
American Cellular Agreement
      In conjunction with the American Cellular reorganization, we entered into an agreement with certain former holders of American Cellular’s senior subordinated notes to further amend our certificate of incorporation to limit the size of our board of directors to seven persons and to provide that two of our seven directors would be elected by a vote of only holders of our Class A common stock, voting as a separate class, which we refer to as Class A directors, commencing upon the expiration of the respective terms of the Class A directors whom we appointed. As part of this agreement, we agreed to appoint two Class A directors, one to serve for a term expiring at our annual meeting of stockholders in 2005 and the other to serve for a term expiring at our annual meeting of stockholders in 2006. Messrs. Feighner and Schriesheim were included in a group of potential nominees developed by representatives of former holders of American Cellular’s senior subordinated notes and were among several persons chosen from that group and recommended to us by a representative of those former note holders. We reviewed the qualifications of, and interviewed, the several potential nominees selected by the representatives and determined that Messrs. Feighner and Schriesheim were acceptable to us. Messrs. Feighner and Schriesheim, who are our Class A directors, were appointed to our board of directors on February 18, 2004. Mr. Feighner is a Class II director whose initial term expired in 2005. At our 2005 annual stockholders’ meeting, Mr. Feighner was elected for a term expiring in 2008. Mr. Schriesheim is a Class III director whose term will expire in 2006.
Rights of Holders of Preferred Stock
      As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Resources — Preferred Stock,” we have deferred the payment of dividend payments on each series of our outstanding preferred stock. If we do not make two semi-annual dividend payments (whether consecutive or not) on the Series F preferred stock, a majority of the holders of the Series F preferred stock would have the right to elect two new directors to our board of directors. If we do not make four quarterly dividend payments (whether consecutive or not) on either our 12.25% preferred stock or our 13% preferred stock, a majority of the holders of the respective series of preferred stock would each have the right to elect two new directors each to Dobson Communications’ board of directors. Under these circumstances, the expansion of our board of directors by six new members would not constitute a change of control under the indentures governing our outstanding notes or our credit facility.

      In connection with the completion of the August 23, 2005 exchange offer, we declared the accrued dividends with respect to the Series F preferred stock that were due October 15, 2004 and April 15, 2005 to be paid on September 12, 2005 by issuing additional shares of Series F preferred stock, in which case the Series F holders’ current right to elect two directors would terminate. We also declared an in-kind dividend on our outstanding Series F preferred stock due October 15, 2005. In addition, in connection with the completion of the August 23, 2005 exchange offer, the holders of the 12.25% preferred stock and the 13% preferred stock waived their rights to elect board members for a period of at least 18 months after the expiration date of the August 23, 2005 exchange offer.
Director Compensation
      In 2002 and 2003, and until March 10, 2004, each of our directors, other than Everett R. Dobson, received an annual directors’ fee of $10,000 and an annual fee of $5,000 for each committee on which the director served. On March 10, 2004, we revised our fee structure for directors so that for 2004, starting as of March 10, 2004, our directors, other than Everett R. Dobson, receive an annual fee of $55,000. Commencing March 10, 2004, members of our Audit Committee and Strategic Planning Committee each receive an annual fee of $20,000 for each such committee on which they serve. Previously, members of our Audit Committee received an annual fee of $5,000. Commencing on March 10, 2004, members of our Compensation Committee each receive an annual fee of $10,000 for serving on the Compensation Committee. Previously, members of our Compensation Committee received an annual fee of $5,000. We also reimburse all of our directors for out-of-pocket expenses incurred in attending board and committee meetings. Members of the Corporate Governance and Nominating Committee do not receive any fees for serving on such committee. Directors fees and fees payable to members of committees are paid annually, in arrears, for the twelve-month period ending with our annual meeting of shareholders.
      Everett R. Dobson, who has been one of our executive officers, received no additional cash compensation for services rendered as a director for 2004. For 2005, he will receive an annual director’s fee.
      In October 1996, in connection with his election as a director, we granted Justin L. Jaschke an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $0.78 per share. In addition, in April 2002, we granted Mr. Jaschke a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Jaschke in 1996 are 100% vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. On March 10, 2004, we granted Mr. Jaschke options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Jaschke during 2004 vest at a rate of 25% per year through March 2008.
      In December 1998, in connection with his election as a director, we granted Albert H. Pharis, Jr. an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $5.18 per share. In addition, in April 2002, we granted Mr. Pharis a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Pharis in 1998 are fully vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. On March 10, 2004, we granted Mr. Pharis options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Pharis during 2004 vest at a rate of 25% per year through March 2008.
      In May 2000, we granted Fred J. Hall options to purchase 50,000 shares of our Class A common stock, at an exercise price of $23.00 per share. In April 2002, we granted Mr. Hall a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Hall during 2000 are fully vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. On March 10, 2004, we granted Mr. Hall options to acquire 115,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Hall during 2004 vest at a rate of 25% per year through March 2008.
      In April 2002, we granted Stephen T. Dobson options to acquire 50,000 shares of our Class A common stock, at an exercise price of $2.30 per share, and we granted Everett R. Dobson options to acquire 1,000,000 shares of our Class A common stock at an exercise price of $2.30 per share. The options granted to Everett R. Dobson and Stephen T. Dobson during 2002 vest at a rate of 25% a year through April 2006. On

March 10, 2004, we granted Everett R. Dobson options to acquire 275,000 shares of our Class A common stock at an exercise price of $3.49 per share, and we granted Stephen T. Dobson options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Everett R. Dobson and Stephen T. Dobson during 2004 vest at a rate of 25% per year through March 2008. All options will become fully vested if we experience a change of control.
      On March 10, 2004, we granted Mark S. Feighner options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Feighner during 2004 vest at a rate of 25% per year through March 2008.
      On March 10, 2004, we granted Robert A. Schriesheim options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Schriesheim during 2004 vest at a rate of 25% per year through March 2008.
      Effective March 10, 2004, we granted non-qualified options to purchase shares of our Class A common stock to certain of our directors, officers and employees. The grants to our directors are listed in the table below. Each option is for a term of ten years and vests at the rate of 25% per year. Each option is exercisable at an exercise price of $3.49 per share, which was the market price of our Class A common stock on the date each option was granted.

Number of Shares
Name	Subject to Option

Everett R. Dobson	275,000
Stephen T. Dobson	100,000
Mark S. Feighner	100,000
Fred J. Hall	115,000
Justin L. Jaschke	100,000
Albert H. Pharis, Jr.	100,000
Robert A. Schriesheim	100,000
Compensation Committee Interlocks and Insider Participation
      As of December 31, 2004, our Compensation Committee consists of Mark S. Feighner, Justin L. Jaschke and Albert H. Pharis, Jr. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during 2004. Mr. Pharis served as Chief Executive Officer and a director of our former subsidiary, DWL, from September 1999 until April 2001, and was a paid consultant to us from December 1998 until December 31, 2003.

Executive Compensation
     Summary Compensation Table
      The table and notes below show the compensation for the last three years of our Chief Executive Officer and President during that period and our four next highest-paid executive officers as of December 31, 2004 for services in all capacities to Dobson Communications and its subsidiaries. The individuals shown in the table below are referred to in this prospectus as the named executive officers.

					Long-Term
					Compensation
		Annual Compensation
					Securities
Name and		Base		Other Annual	Underlying	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options	Compensation(3)

Everett R. Dobson	2004	$600,000	$225,857	$51,100	275,000	$8,000
Chairman of the Board	2003	600,000	700,000	63,100	—	8,000
	2002	595,833	600,000	50,000	1,000,000	8,000
Bruce R. Knooihuizen	2004	400,000	103,851	—	218,333	8,000
Executive Vice President	2003	385,000	300,000	—	—	8,000
and Chief Financial Officer	2002	383,632	200,000	—	500,000	8,000
Timothy J. Duffy	2004	250,000	103,005	—	165,000	8,000
Senior Vice President and	2003	225,000	125,000	—	—	8,000
Chief Technical Officer	2002	268,158	73,347	—	175,000	8,000
R. Thomas Morgan	2004	250,000	74,501	—	165,000	8,000
Senior Vice President and	2003	225,000	125,000	—	—	8,000
Chief Information Officer	2002	227,083	112,500	—	75,000	8,000
Trent W. LeForce	2004	200,000	57,817	—	156,667	8,000
Controller and Assistant	2003	180,000	70,000	—	—	8,000
Secretary	2002	180,000	63,000	—	100,000	8,000

(1)	Bonuses for 2004 represent the bonuses paid in 2005 with respect to services performed in 2004. Bonuses for 2003 represent the bonuses paid in 2003 or 2004 with respect to services performed in 2003. Bonuses for 2002 represent the bonuses paid with respect to services performed in 2002.

(2)	Represents the value of perquisites and other personal benefits and includes $48,800, $61,800 and $39,800 for personal use of our aircraft and $2,300, $1,300 and $10,200 for a company-provided vehicle and wireless phone in 2004, 2003 and 2002, respectively. In accordance with Securities and Exchange Commission rules, excludes perquisites and other personal benefits if the aggregate value is not more than the lesser of $50,000 or 10% of the person’s total annual salary and bonus.

(3)	Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

Option Grants in 2004
      The table below shows all grants of stock options made to the named executive officers during 2004 under the Dobson Communications 1996 Stock Option Plan, the Dobson Communications 2000 Stock Incentive Plan and the Dobson Communications 2002 Stock Incentive Plan, which we refer to collectively as the Option Plans. The Option Plans provide for grants of non-qualified options to our directors and executive officers, and certain of our officers and employees.

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options/SARs			of Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(1)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	5%	10%

Everett R. Dobson	275,000	5.9%	$3.49	3/10/14	$603,600	$1,529,600
Bruce R. Knooihuizen	185,000	4.0%	3.49	3/10/14	406,000	1,029,000
	33,333	0.7%	7.09	5/10/10	148,600	376,700
Timothy J. Duffy	140,000	3.0%	3.49	3/10/14	307,300	778,700
	25,000	0.5%	7.09	5/10/10	111,500	282,500
R. Thomas Morgan	140,000	3.0%	3.49	3/10/14	307,300	778,700
	25,000	0.5%	7.09	5/10/10	111,500	282,500
Trent W. LeForce	140,000	3.0%	3.49	3/10/14	307,300	778,700
	16,667	0.4%	7.09	5/10/10	74,300	188,300

(1)	These amounts are calculations required by SEC rules and are not intended to forecast any future appreciation in the price of our common stock. The actual value of the options will vary in accordance with the market price of the common stock.

Aggregate Option Exercises of Our Class A Common Stock in 2004 and Fiscal Year-End Option Values
      The table below shows: (1) aggregate exercises of options to purchase our Class A common stock by the named executive officers during 2004; (2) the value realized upon such exercises; and (3) the value of the remaining options held by the named executive officers at year-end (based on the $1.72 per share last sale price of our Class A common stock on December 31, 2004, less the aggregate exercise price for such options, but before payment of applicable taxes).

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2004(1)		December 31, 2004
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Everett R. Dobson	—	—	500,000	775,000	—	—
Bruce R. Knooihuizen	—	—	468,863	441,666	$59,975	—
Timothy J. Duffy	—	—	161,326	232,500	—	—
R. Thomas Morgan	—	—	88,494	182,500	17,047	—
Trent W. LeForce	—	—	125,321	193,334	—	—

(1)	Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of Class A common stock.

Employment Contracts and Employment Termination and Change of Control Arrangements
      On April 1, 2005, we entered into an employment agreement with Steven P. Dussek pursuant to which Mr. Dussek became our Chief Executive Officer and President, effective as of April 11, 2005. The employment agreement has an initial term of five years, expiring April 10, 2010. The employment agreement provides for an annual base salary during the term of the agreement of not less than $500,000. Mr. Dussek’s base salary may be increased, but not decreased, pursuant to an annual review by the board of directors. Mr. Dussek is entitled to annual incentive bonuses during the term of the agreement. These bonuses are based on target amounts and performance goals to be established by the board of directors, with a target bonus for 2005 of $500,000 (prorated for Mr. Dussek’s actual period of employment during 2005). Under the employment agreement, Mr. Dussek was also granted an option to purchase 1.6 million shares of our Class A common stock with an exercise price of $1.84 per share, which was equal to the fair market value of the Class A common stock on the date of grant. This option will vest at 25% per year beginning April 11, 2006. Mr. Dussek will also be entitled to a tax gross up payment in the event any amounts paid or payable to him are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.
      During the term of the agreement, Mr. Dussek and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, he is eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained by us from time to time for the benefit of its senior executive officers.
      Mr. Dussek received $200,000 upon commencement of his employment and reimbursement for expenses incurred in relocating to our Oklahoma City, Oklahoma headquarters. Mr. Dussek will be required to repay these amounts if he voluntarily terminates his employment without “good reason” within one year of his commencement date. Mr. Dussek’s employment agreement further provides that in the event Mr. Dussek’s employment is terminated by us without “cause” or by Mr. Dussek for “good reason,” Mr. Dussek will be entitled to a lump sum payment equal to his base salary and accrued vacation pay, through the date of termination, plus severance pay equal to two times his average annual compensation under the agreement for the two-year period immediately preceding the date of termination, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. Cause is defined in the agreement to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from the board of directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief that it was in our best interest. Any determination of cause must be approved by three-fourths of our entire Board of Directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with Mr. Dussek’s position, authority, duties or responsibilities, a reduction in his base salary or relocation outside the greater Oklahoma City metropolitan area or the area he is currently employed. In addition, if Mr. Dussek’s employment is terminated by us without cause or by Mr. Dussek for good reason, we must, at our option, either (1) pay Mr. Dussek a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for Mr. Dussek, his spouse and/any dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.
      On March 10, 2005, our Board of Directors approved a salary for Everett R. Dobson, in his capacity as Chairman of the Board of Directors, commencing April 11, 2005, at an annual rate of $500,000, pro-rated for the balance of the 2005 calendar year, and a target bonus of a maximum of $250,000 for 2005. The Board of Directors further determined that Mr. Dobson’s compensation for 2006, including both salary and bonus, should be 50% of the combined salary and bonus compensation of our Chief Executive Officer for 2006.
      In November 2004, we entered into employment agreements with several of our officers, including Messrs. Knooihuizen and Duffy. The agreements with Messrs. Knooihuizen and Duffy have a three year term and provide for an initial base salary of $400,000, in the case of Mr. Knooihuizen, and $250,000, in the case of Mr. Duffy. The base salary may be increased, but not decreased, pursuant to an annual review by the board of directors. Each such executive officer is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the board of directors. During the term of the agreements, the executive officer and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, they are eligible to participate in any pension, retirement savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.
      The amount of any severance payable by us under these agreements upon the termination of employment depends on whether the executive officer is terminated by us for cause or he terminates his employment with us for good reason. Cause is defined in the agreements to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from a supervisor or the board of directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of the entire board of directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with the executive officer’s position, authority, duties or responsibilities, a reduction in the executive officer’s base salary, relocation outside the greater Oklahoma City metropolitan area or the replacement by us of our chief executive officer or chief operating officer.
      Under our agreements with Messrs. Knooihuizen and Duffy, in the event employment is terminated by us without cause or by the executive officer for good reason (other than as a result of the replacement by us of our chief executive officer or chief operating officer), the executive officer will be entitled to a lump sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation for the two year period immediately preceding the date of his agreement, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. If the executive officer terminates his employment with us following the appointment of a new chief executive officer or chief operating officer, he will be entitled to a lump sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to his average annual compensation for the period described above.
      In addition, if the executive officer’s employment under these agreements is terminated by us without cause or by the executive officer for good reason, we must, at our option, either (1) pay the executive officer a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for the executive officer and his spouse and/or dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.
      In addition, in November 2004 we entered into retention agreements with several other officers and employees, including Messrs. Morgan, LeForce and Sewell. The agreements with Messrs. Morgan, LeForce and Sewell have a term of two years and provide that if we terminate the executive officer other than for cause, death or disability during the six-month period following a replacement of our chief executive officer or chief operating officer, we will pay to the executive officer a lump sum payment equal to the base salary and bonus earned through the date of termination and any accrued vacation pay, plus the salary and bonus paid to the executive officer in 2004. The definition of cause in these agreements is similar to the definition of cause in our employment agreements with Messrs. Knooihuizen and Duffy described above.
      In each of these employment agreements and retention agreements, we have agreed to reimburse the executive officers for all legal fees and expenses reasonably incurred by them in connection with any dispute between us and the executive officer regarding his agreement, and to pay a gross-up amount to compensate the executive officer for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, on any amounts due the executive officer under his employment or retention agreement with us.
      Prior to October 2003, we provided Mr. Knooihuizen with an automobile that we leased through an unrelated party. In October 2003, Mr. Knooihuizen purchased an automobile and in March 2004, we purchased that automobile from Mr. Knooihuizen for $77,895, which was the amount that Mr. Knooihuizen paid for the automobile, and have provided Mr. Knooihuizen with the use of such automobile.

PRINCIPAL STOCKHOLDERS
      The following table provides information concerning the ownership of our common stock as of November 1, 2005, unless otherwise indicated, by (1) each of the named executive officers, (2) each of our directors, (3) each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our common stock, and (4) our directors and executive officers as a group. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after November 1, 2005. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. Except as otherwise noted below, we believe each person has sole voting and investment power with respect to all shares listed in the following table.

	Number of		Number of
	Class A		Class B		Percentage	Percentage
	Shares		Shares		of Total	of Total
Name and Address of	Beneficially	Percent	Beneficially	Percent	Economic	Voting
Beneficial Owner	Owned(1)	of Class	Owned	of Class	Interest	Power(2)

Everett R. Dobson(3)	2,467,269	1.6%	19,418,021	100.0%	12.9%	57.2%
14201 Wireless Way
Oklahoma City, OK 73134
Stephen T. Dobson(4)	1,711,019	1.1%	19,418,021	100.0%	12.5%	56.9%
14201 Wireless Way
Oklahoma City, OK 73134
Dobson CC Limited Partnership	1,648,519	1.1%	19,418,021	100.0%	12.4%	56.9%
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen(5)	716,965	*	—	—	*	*
Timothy J. Duffy(6)	260,760	*	—	—	*	*
R. Thomas Morgan(7)	174,591	*	—	—	*	*
Trent W. LeForce(8)	206,756	*	—	—	*	*
Fred J. Hall(9)	141,250	*	—	—	*	*
Justin L. Jaschke(10)	184,452	*	—	—	*	*
Albert H. Pharis, Jr.(11)	191,952	*	—	—	*	*
Robert A. Schriesheim(12)	25,000	*	—	—	*	*
Mark S. Feighner(13)	25,000	*	—	—	*	*
Iridian Asset Management LLC(14)	10,673,093	7.1%	—	—	6.3%	3.1%
276 Post Rd West
Wesport, CT 06880-4704
TCS Capital Management, LLC(15)	8,645,013	5.8%	—	—	5.1%	2.5%
888 Seventh Avenue, Suite 1504
New York, NY 10019
Highbridge Capital Management, LLC(16)	8,363,676	5.6%	—	—	4.9%	2.4%
9 West 57th St. 27th Floor
New York, New York 10019
All directors and executive officers as a group (12 persons) (17)	4,642,803	3.1%	19,418,021	100.0%	14.2%	57.8%

*	Less than 1%

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F preferred stock, the assumed conversion of shares of our senior convertible debentures and our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after November 1, 2005. Each outstanding share of our Series F preferred stock is immediately convertible into 20 shares of our Class A common stock. Each share of our senior convertible debentures is immediately convertible into 10 shares of our Class A common stock. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 1,648,519 shares of Class A common stock and 19,418,021 shares of Class B common stock held by Dobson CC Limited Partnership. As the president of RLD, Inc., one of two directors and sole stockholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 818,750 shares of Class A common stock.

(4)	Includes 1,648,519 shares of Class A common stock and 19,418,021 shares of Class B common stock held by DCCLP. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 62,500 shares of Class A common stock.

(5)	Includes options to purchase an aggregate of 646,781 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005.

(6)	Includes options to purchase an aggregate of 245,076 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005.

(7)	Includes options to purchase an aggregate of 147,244 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005.

(8)	Includes options to purchase an aggregate of 188,656 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005.

(9)	Includes options to purchase an aggregate of 78,750 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005 and 12,500 of restricted stock that vests on April 25, 2006.

(10)	Includes options to purchase an aggregate of 67,763 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005 and 12,500 of restricted stock that vests on April 25, 2006.

(11)	Includes options to purchase an aggregate of 110,556 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005 and 12,500 of restricted stock that vests on April 25, 2006.

(12)	Includes options to purchase an aggregate of 25,000 shares of our Class A common stock, which options may be exercised within 60 days after November 1, 2005.

(13)	Includes options to purchase an aggregate of 25,000 shares of our Class A common stock, which options may be exercised within 60 days after November 1, 2005.

(14)	Based on a Schedule 13F-HR filed with the Commission on November 1, 2005 reporting sole voting power with respect to 7,033,311 shares and no voting power with respect to 3,639,782 shares.

(15)	Based on a Schedule 13F-HR filed with the Commission on November 14, 2005 reporting sole voting and investment power with respect to all such shares.

(16)	Based on a Schedule 13F-HR filed with the Commission on November 10, 2005 reporting sole voting and investment power with respect to all such shares.

(17)	Includes options to purchase an aggregate of 2,556,759 shares of Class A common stock, which options may be exercised within 60 days after November 1, 2005 and 37,500 shares of restricted stock that vest on April 25, 2006.

SELLING SECURITYHOLDERS
      The Debentures were originally issued by us in an offering exempt from the registration requirements of the Securities Act to initial purchasers who represented to us that they were qualified institutional buyers. Each initial purchaser and institution that purchased the Debentures from the initial purchaser and who has provided us with a completed questionnaire setting forth the information specified below, and that selling securityholder’s transferees, pledgees, donees and other successors which we refer to collectively as the “selling securityholders,” may from time to time offer and sell pursuant to this prospectus or any applicable prospectus supplement, any or all of the Debentures held by that selling securityholder and Class A common stock into which the Debentures are convertible.
      The following table sets forth, to our knowledge, information as of                          , with respect to the selling securityholders and the principal amounts of Debentures beneficially owned by each selling securityholder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling securityholders pursuant to the questionnaires referred to above. No holder of the Debentures may sell the Debentures or shares of Class A common stock without furnishing to us a questionnaire setting forth the information specified below. However, as of the date of this prospectus, not every holder has provided to us a questionnaire. Therefore, the heading “Other” in the “Name” column below represents the Debentures and shares of Class A common stock held by holders who have not yet returned to us their questionnaire.
      The selling securityholders may offer all, some or none of the Debentures or Class A common stock into which the Debentures are convertible. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. No selling securityholder beneficially owns one percent or more of the Debentures or of our Class A common stock, assuming conversion of the selling securityholders’ Debentures and no selling securityholder has had any material relationship with us or our affiliates within the past three years, except as otherwise indicated in the table below or “Principal Stockholders.”
      Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the Debentures, is subject to adjustment in the event of stock splits, stock dividends, reorganizations and similar events described in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have a policy requiring that any material transaction that we enter into with our officers, directors or principal stockholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arm’s-length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit our ability and that of our subsidiaries to enter into transactions with affiliates.
      Dobson CC Limited Partnership, or DCCLP, owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. In May 2001, we began leasing this complex, a portion of which serves as our corporate headquarters. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual current rental of $3.3 million. We use approximately 28,000 square feet of the leased space for one of our regional call centers and sublease another approximately 15,900 square feet to four tenants, one of which is an affiliate of DCCLP, which paid us $277,836 in 2004 to sublease this space.
      Messrs. Everett R. Dobson, Stephen T. Dobson, Russell L. Dobson, a former director, Justin L. Jaschke and Albert H. Pharis, Jr. were directors, and Everett R. Dobson and Stephen T. Dobson were executive officers, of Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications Corporation and Dobson Telephone Company; and Albert H. Pharis, Jr. was an executive officer of Logix Communications Enterprises, Inc. from September 1999 until April 2001. On February 28, 2002, Logix Communications Enterprises, Inc. and Logix Communications Corporation filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. On March 27, 2002, Everett R. Dobson and Stephen T. Dobson resigned as directors and executive officers of Logix Communications Corporation and Logix Communications Enterprises, Inc. On April 25, 2003, the Chapter 11 plan of reorganization became effective, and as part of this plan, Logix Communications Corporation was renamed Intelleq Communications Corporation, or Intelleq, and Logix Communications Enterprises, Inc. was renamed DWL Holding Company, or DWL. In conjunction with consummation of the plan of reorganization, Messrs. Russell L. Dobson, Jaschke and Pharis resigned as directors of Intelleq, DWL and Dobson Telephone, and Everett R. Dobson and Stephen T. Dobson became directors, and Stephen T. Dobson became an executive officer, of Intelleq and DWL. DWL, through its subsidiaries, provides various telecommunications services to us on a fee basis. DWL’s charges are comparable to charges for similar services provided by DWL to unrelated third parties. DCCLP is a principal stockholder of DWL. We purchased $2.9 million of services from DWL, or its subsidiaries, during the year ended December 31, 2004.
      Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers and, until February 18, 2004, was one of our directors. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us through August 31, 2008 and, until November 30, 2001, by our former subsidiary, DWL. In exchange for Mr. Dobson’s services, he receives monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson’s responsibilities include, but are not necessarily limited to, representing us at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. Mr. Dobson’s consulting fees through November 30, 2001 were paid by DWL. We began paying this consulting fee in December 2001. On February 18, 2004, Mr. Dobson retired from our board of directors, at which time we agreed to pay him a $150,000 retirement stipend and to fully vest all options to purchase shares of our common stock held by him. Our consulting agreement with Mr. Dobson remains in effect.

      On July 29, 2003, we entered into agreements with certain holders of options granted under our 2000 Plan with exercise prices in excess of $10.00 per share in which we agreed to issue new options under our 2000 Plan in exchange for their existing options. Under these agreements, holders of options with an exercise price of more than $10.00 per share but less than $15.00 per share would receive new options for the same number of underlying shares; holders of options with exercise prices of at least $15.00 and less than $20.00 would receive new options to purchase one share of our Class A common stock for each two shares underlying existing options, and holders of existing options with exercise prices greater than $20.00 per share would receive new options to purchase one share of our Class A common stock for each three shares underlying their existing options. In each instance, the new options would be granted six months and one day after the effective date of the exchange agreement, and at an exercise price equal to the market price of our Class A common stock on such later date. On February 2, 2004, we issued new options under the exchange agreements, all at an exercise price of $7.09 per share. The vesting schedule for each new option was the same as the replaced options. No options held by our non-management directors were included in the foregoing exchange program. The following table reflects the options that were cancelled effective July 29, 2003 and the new options that were granted on February 2, 2004 to persons who currently are our named executive officers:

		Number of	Market		Number of
		Securities	Price of	Exercise	Securities		Length of Original
		Underlying	Stock at	Price at	Underlying		Option Term
		Options/SARs	Time of	Time of	or New	New	Remaining at Date
		Repriced or	Repricing	Repricing	Options	Exercise	of Repricing or
Name	Date	Amended	Amendment	Amendment	Granted	Price	Amendment(3)

Bruce R. Knooihuizen	(1)	100,000	(2)	$23.00	33,333	$7.09	May 10, 2010
Executive Vice President and
Chief Financial Officer
Timothy J. Duffy	(1)	75,000	(2)	23.00	25,000	7.09	May 10, 2010
Senior Vice President and
Chief Technical Officer
R. Thomas Morgan	(1)	75,000	(2)	23.00	25,000	7.09	May 10, 2010
Senior Vice President and
Chief Information Officer
Trent W. LeForce	(1)	50,000	(2)	23.00	16,667	7.09	May 10, 2010
Controller and Assistant Secretary

(1)	Outstanding options were cancelled as of July 29, 2003 and new options were granted February 2, 2004.

(2)	The closing market price of our Class A common stock on July 29, 2003 was $6.35 per share and on February 2, 2004 was $7.09 per share.

(3)	As of February 2, 2004.
      On March 10, 2005, we granted non-qualified, ten-year options to purchase an aggregate of 1,188,775 shares of our Class A common stock at an exercise price of $2.06 per share. The options, which were granted under the terms of our 2002 Stock Incentive Plan, vest ratably over a four year period commencing in March 2006. Included in this option grant were options to purchase an aggregate of 445,000 shares of our Class A common stock granted to our executive officers, as follows:

Executive Officer	Option Shares

Everett R. Dobson	125,000
Bruce R. Knooihuizen	85,000
Timothy J. Duffy	65,000
R. Thomas Morgan	65,000
Trent W. LeForce	65,000
Richard D. Sewell, Jr.	40,000

      On June 29, 2005, we entered into a support agreement with certain holders of our 12.25% preferred stock and our 13% preferred stock, which we refer to as the locked-up holders, one of which was Capital Research and Management Company, or Cap Re, a holder at the time of 6.7% of our Class A common stock, including shares issuable upon conversion of our Series F preferred stock. Pursuant to the support agreement, the locked-up holders agreed, subject to the terms thereof, to tender their shares of preferred stock and to consent to the proposed amendments and related waivers in the August 23, 2005 exchange offer with respect to the shares of preferred stock tendered. The Class A common stock that the locked-up holders received in the August 23, 2005 exchange offer were “restricted securities” within the meaning of the Securities Act. Accordingly, the parties entered into a registration rights agreement providing that the Class A common stock issued to the locked-up holders will be registered for resale. The resale registration statement we filed for the benefit of the locked-up holders was declared effective by the Commission on August 23, 2005. Cap Re is also entitled to registration rights with respect to shares of Class A common stock issuable upon conversion of shares of Series F preferred stock beneficially owned by it under a registration rights agreement dated August 19, 2003.

DESCRIPTION OF CAPITAL STOCK
      The following is a summary of the terms of our capital stock. This summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of Oklahoma law.
Common Stock
      We are authorized to issue 325,000,000 shares of Class A common stock and 70,000,000 shares of Class B common stock, 4,226 shares of Class C common stock and 33,000 shares of Class D common stock. As of November 1, 2005, there were:

•	149,870,503 shares of Class A common stock outstanding;

•	19,418,021 shares of Class B common stock issued and outstanding, which are convertible into shares of our Class A common stock on a one-for-one basis;

•	options to purchase 11,177,105 shares of Class A common stock (or shares convertible into Class A common stock) outstanding;

•	4,321,907 shares of Class A common stock reserved for issuance for future awards under our equity compensation plans; and

•	15,508,044 shares of Class A common stock reserved for issuance upon conversion of outstanding Series F preferred stock.

•	15,530,960 shares of Class A common stock reserved for issuance upon conversion of outstanding convertible debentures.
      The rights of holders of the Class A, Class B, Class C and Class D common stock are identical in all respects, except as discussed below. Additional shares of Class B common stock may be issued only to Class B stockholders and only upon a stock split or stock dividend to holders of all classes of common stock on a pro rata basis. Our Class C common stock and Class D common stock is reserved exclusively for issuance upon the exercise of options granted under our 1996 stock option plan.
      Dividends. Subject to the right of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously an equivalent dividend is declared or paid on each share of that and every other class of common stock. In the event of stock dividends, holders of Class A common stock or Class B common stock shall be entitled to receive only additional shares of that class, while stock dividends with respect to Class C common stock and Class D common stock are payable only in shares of Class A common stock.
      Voting Rights. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except for amendments to certain provisions of our amended and restated certificate of incorporation and except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes, except that each share of Class B common stock is entitled to one vote with respect to any “going private” transaction under the Exchange Act. Class C common stock and Class D common stock have no voting rights, except as required by law. Our amended and restated certificate of incorporation provides that upon the expiration of the terms of the two directors designated by the former holders of American Cellular’s 9.5% senior subordinated notes, two of our directors were elected by our Class A common stockholders, voting separately as a class. In connection with our 2003 acquisition of the remaining equity interests in American Cellular Corporation, we agreed that the former holders of American Cellular’s 9.5% senior subordinated notes would have the right to designate two members of our board of directors for terms expiring in 2005 and 2006, and that upon the expiration of the respective terms of each such designated director, the holders of our Class A common stock, voting separately as a class, would be entitled to elect one director to our board of directors for a term of three years. One such director was elected by the holders of our Class A common stock at our 2005 annual meeting, for a term expiring in 2008, and the term of the other director designated by the American Cellular noteholders is scheduled to expire at our annual stockholders’ meeting in 2006.

      Liquidation Rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.
      Conversion and Transferability of Common Stock. Shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class A common stock. Conversion rights of Class B common stock are subject to any necessary FCC approval. Shares of Class B common stock transferred to a party other than certain Dobson family members, controlled affiliates of the transferor or estate planning vehicles will automatically convert into an equal number of fully paid and non-assessable shares of Class A common stock. Shares of Class C common stock and Class D common stock are convertible at any time into 111.44 fully paid and nonassessable shares of Class A common stock, subject to adjustment for stock splits, stock dividends, recapitalizations or reorganizations.
      Investors’ Agreement. We are a party to an investors’ agreement with the holders of our Class B common stock. The investors’ agreement provides that DCCLP has certain demand and “piggy-back” registration rights for the shares of Class A common stock issuable upon sale or conversion of its Class B common stock. In addition, the investors’ agreement provides DCCLP with preemptive rights with respect to our future private equity issues. The investors’ agreement also contains restrictions on transfer identical to those contained in our amended and restated certificate of incorporation. These restrictions provide that shares of Class B common stock may not be transferred to a party other than certain Dobson family members, controlled affiliates of the transferor or estate planning vehicles.
      Subject to the prior right of our Class A common stockholders to elect two directors, DCCLP is entitled to designate up to six of our directors, depending on its level of voting control of us. Notwithstanding the foregoing, an additional two directors may be designated by the holders of our 12.25% preferred stock, an additional two directors may be designated by the holders of our 13% preferred stock and an additional two directors may be designated by the holders of our convertible preferred stock in the event of non-payment of dividends for certain periods or other voting rights triggering events. However, due to the completion of the exchange offer, the holders of the 12.25% preferred stock and the 13% preferred stock have waived these rights for a period of 18 months from August 23, 2005, the expiration date of the exchange offer.
      Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights.
      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is UMB Bank, N.A.
General Terms of Preferred Stock
      We are authorized to issue 6,000,000 shares of preferred stock, par value $1.00 per share. The board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.
      Subject to limitations imposed by law or our amended and restated certificate of incorporation, the board of directors is empowered to determine:

•	the designation of and the number of shares constituting a series of preferred stock;

•	the dividend rate, if any, for the series;

•	the terms and conditions of any voting and conversion rights for the series, if any;

•	the number of directors, if any, which the series shall be entitled to elect;

•	the amounts payable on the series upon our liquidation, dissolution or winding-up;

•	the redemption prices and terms applicable to the series, if any; and

•	the preferences and relative rights among the series of preferred stock.
      These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock.

Series F Convertible Preferred Stock
      As of November 1, 2005, we had authorized 1,900,000 shares of our Series F convertible preferred stock and 759,896 shares were outstanding. The Series F preferred stock has a liquidation preference of $178.571 per share plus accrued and unpaid dividends.
      The certificate of designation for our Series F preferred stock provides for the following rights:
      Voting Rights. The holders of our Series F preferred stock have no voting rights with respect to general corporate matters, except as provided by law or as set forth in the certificate of designation. The certificate of designation provides that if dividends on the Series F preferred stock are in arrears and unpaid for two or more dividend periods (whether or not consecutive), the holders of the Series F preferred stock, voting as a single class, will be entitled to elect up to two additional members to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board of directors will be increased by the number of additional directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series F preferred stock has been paid in full or if we make a change of control offer, or if no shares of the Series F preferred stock have been mandatorily redeemed, or in the event of our liquidation.
      Dividends. The holders of our Series F preferred stock are entitled to receive cumulative dividends, which may be paid (at our option) in either cash or additional shares of Series F preferred stock, at the annual rate of 6% of the $178.571 per share liquidation preference in the case of cash dividends and 7% of the $178.571 per share liquidation preference in the case of dividends payable in additional shares of convertible preferred stock. Dividends are payable semi-annually in arrears on April 15 and October 15 of each year.
      Redemption. Subject to the legal availability of funds, on August 18, 2016, we are required to redeem the Series F preferred stock at a redemption price in cash equal to 100% of the liquidation preference, plus accrued and unpaid dividends. We may redeem the Series F preferred stock for cash on or after August 18, 2005, at the redemption prices expressed as a percentage of the liquidation preference set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning on August 18 of each of the following years:

Year	Percentage

2005	106.000%
2006	103.000%
2007 and thereafter	100.000%
      Conversion. Each share of Series F preferred stock is convertible into shares of Class A common stock at the option of the holder at any time at an initial conversion price of $8.75 per share, subject to adjustment under certain circumstances. The conversion ratio of the Series F preferred stock is subject to adjustment if we issue shares of our Class A common stock at less than 95% of market value, which would increase the number of shares of Class A common stock issuable upon conversion of the Series F preferred stock.
      Change of Control. Upon a change of control, we are required to make an offer to purchase all shares of Series F preferred stock at a purchase price in cash equal to 101% of the liquidation preference of the Series F preferred stock, plus accrued and unpaid dividends. A change of control means:

•	any “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of our voting stock on a fully diluted basis and such ownership represents a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by certain permitted stockholders on such date;

•	individuals who on the issue date of the Series F preferred stock constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the members of our board of directors then in office who either were members of our board of directors on the issue date of the Series F preferred stock or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of our board of directors then in office;

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all our assets to any person other than one of our wholly owned subsidiaries or certain permitted stockholders; or

•	our adoption of a plan of liquidation or dissolution.
      Restrictive Covenants. The certificate of designation governing the Series F preferred stock contains certain restrictive covenants which limit our ability to effect a consolidation or merger or sell all or substantially all of our assets and enter into transactions with affiliates.
12.25% Senior Exchangeable Preferred Stock
      As of November 1, 2005, 5,154 shares of our 12.25% preferred stock were authorized and 5,154 shares were outstanding. The 12.25% preferred stock has a liquidation preference of $1,000 per share plus accrued and unpaid dividends.
      The certificate of designation for our 12.25% preferred stock currently provides for the following rights:
      Voting Rights. The holders of our 12.25% preferred stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificate of designation. The certificate of designation provides that, upon the occurrence of a voting rights triggering event, the number of directors constituting the board of directors will be increased by two directors, whom the holders of 12.25% preferred stock will be entitled to elect. Whenever the right of the holders of 12.25% preferred stock to elect directors shall cease, the number of directors constituting the board of directors will be restored to the number of directors constituting the board of directors prior to the time of the event that entitled the holders of 12.25% preferred stock to elect directors.
      Under Oklahoma law, the holders of 12.25% preferred stock will be entitled to vote as a class upon a proposed amendment to our amended and restated certificate of incorporation, whether or not entitled to vote thereon by our amended and restated certificate of incorporation, if the amendment would increase or decrease the par value of the shares of that class, or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.
      Dividends. The holders of our 12.25% preferred stock are entitled to receive cumulative dividends at the annual rate of 12.25% of the $1,000 per share liquidation preference, as and when declared by the board of directors. We must pay dividends in cash.
      Redemption. We are required to redeem the 12.25% preferred stock on January 15, 2008, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.
      At any time and from time to time, we may redeem the 12.25% preferred stock in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the 12.25% preferred stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning January 15 of each of the following years:

Year	Percentage

2005	102.042%
2006 and thereafter	100.000%
      Optional Exchange. We may exchange the 12.25% preferred stock in whole, but not in part, into our senior subordinated exchange debentures.
      Change of Control. Upon a change of control, we must make an offer to purchase the 12.25% preferred stock at a purchase price equal to 101% of the liquidation preference of the 12.25% preferred stock, plus accrued and unpaid dividends. A change of control means, with respect to the 12.25% preferred stock, such time as:

•	a stockholder becomes the beneficial owner of more than 35% of the total voting power of our voting stock, on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by Everett Dobson and his affiliates on such date, or

•	individuals who on the issue date of such 12.25% preferred stock constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the members of the board of directors then in office who either were members of the board of directors on the issue date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office.
      Restrictive Covenants. The certificate of designation that governs the 12.25% preferred stock contains certain restrictive covenants which, among other things, limit our ability and that of our restricted subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of our capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. In connection with the August 23, 2005 exchange offer, we obtained waivers to certain of these restrictive covenants. See “— Changes to Preferred Stock Covenants.”
13% Senior Exchangeable Preferred Stock
      As of November 1, 2005, 27,847 shares of our 13% preferred stock were authorized and 27,847 shares were outstanding. The 13% preferred stock has a liquidation preference of $1,000 per share plus accrued and unpaid dividends.
      The certificate of designation for the 13% preferred stock provides for the following rights:
      Voting Rights. The holders of our 13% preferred stock have voting rights substantially similar to the voting rights provided to the 12.25% preferred stock.
      Dividends. The holders of 13% preferred stock are entitled to receive cumulative dividends at the annual rate of 13% of the $1,000 per share liquidation preference, as and when declared by the board of directors. We must pay dividends in cash.
      Redemption. We are required to redeem the 13% preferred stock on May 1, 2009, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.
      At any time and from time to time, we may redeem our 13% preferred stock, in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the 13% preferred stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning May 1 of each of the following years:

Year	Percentage

2005	104.333%
2006	102.167%
2007 and thereafter	100.000%
      Optional Exchange. We may exchange our 13% preferred stock in whole, but not in part, for our senior subordinated exchange debentures. The exchange rights are substantially similar to our exchange rights with respect to our 12.25% preferred stock.
      Change of Control. Upon a change of control, which is defined similarly to the same term used in its 12.25% preferred stock, we will be required to make an offer to purchase our outstanding 13% preferred stock at a purchase price equal to 101% of our liquidation preference plus accrued and unpaid dividends.
      Restrictive Covenants. The certificate of designation that governs the 13% preferred stock includes restrictive covenants that are similar to those governing the 12.25% preferred stock. In connection with the August 23, 2005 exchange offer, we obtained waivers to certain of these restrictive covenants. See “— Changes to Preferred Stock Covenants.”
Changes to Preferred Stock Covenants
      In connection with the August 23, 2005 exchange offer, we obtained the consent of the holders of a majority of our 12.25% preferred stock and our 13% preferred stock to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date of the August 23, 2005 exchange offer, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the August 23, 2005 exchange offer. In addition to approval by holders of the preferred stock, the amendments to the certificates of designation also must be approved by both the holders of a majority of our Class A common stock and the holders of a majority of our Class B common stock before the amendments can become effective. We intend to seek the approval of our common stockholders at a special meeting of stockholders which we intend to hold in the near future. If we obtain common stockholder approval, the proposed amendments to the certificates of designation would become effective upon filing with the Secretary of State of the State of Oklahoma, which is expected to occur promptly thereafter.
Foreign Ownership
      Our amended and restated certificate of incorporation restricts the ownership, voting and transfer of our capital stock, including our common stock, in accordance with the Communications Act and the rules of the FCC, which prohibit foreign nationals or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country from owning of record or voting greater than 25% of our equity unless the FCC determines that the public interest would be served by accepting such foreign ownership. In addition, our amended and restated certificate of incorporation authorizes our board of directors to take action to enforce these prohibitions, including requiring redemptions of common stock to the extent necessary to reduce aggregate foreign ownership to lawful limits and placing a legend regarding restrictions on foreign ownership on the certificates representing the common stock.
Oklahoma Anti-Takeover Law and Certain Charter Provisions
      Our amended and restated certificate of incorporation and amended and restated bylaws and the Oklahoma General Corporation Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations, in certain circumstances the nullification of voting rights of 20% or more stockholders and the availability of authorized but unissued common stock.

Classified Board of Directors
      Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Stockholders may only remove directors for cause. A staggered board makes it more difficult for stockholders to change the majority of the directors.

Blank Check Preferred Stock
      Our amended and restated certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue preferred stock in either a private or public transaction. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Oklahoma Takeover Statute
      We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested stockholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

•	prior to the date such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.
      Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested stockholder;

•	any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.
      For purposes of Section 1090.3, the term “corporation” also includes majority-owned subsidiaries. In addition, Section 1090.3 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Oklahoma Control Share Act
      If we have 1,000 or more stockholders and meet other conditions, we will be subject to Oklahoma’s Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of our stock from voting their shares. This provision may delay the time it takes anyone to gain control of us. Holders of our Class B common stock are presently exempt from the Oklahoma Control Share Act.

Stockholder Action
      With respect to any act or action required of or by the holders of our common stock, the affirmative vote of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class, present in person or represented by proxy at a meeting and entitled to vote thereon, is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in our amended and restated certificate of incorporation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision relating to the amendment provisions of our amended and restated certificate of incorporation, the indemnification of directors, director liability, alien stock ownership and our board of directors. Our amended and restated certificate of incorporation provides that upon the expiration of the terms of the two directors designated by the former holders of American Cellular’s 9.5% senior subordinated notes, two of our directors will be elected by our Class A common stockholders, voting separately as a class.
      Pursuant to the Oklahoma General Corporation Act, stockholders may take actions without the holding of a meeting by written consent if the consent is signed by the holders of at least the number of shares which would be necessary to approve the transaction at a duly called stockholders’ meeting. If we have 1,000 or more stockholders of record, actions taken by our stockholders by written consent must be unanimous. As of November 1, 2005, Mr. Everett R. Dobson and the other directors and executive officers as a group beneficially owned shares of common stock representing 57.8% of the total combined voting power of all classes of our capital stock entitled to vote, considered as a single class. Pursuant to the rules and regulations of the Securities and Exchange Commission, if stockholder action is taken by written consent, we will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Exculpation
      Directors and officers shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its stockholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director or officer derived an improper personal benefit.

Indemnification
      To the fullest extent permitted by the Oklahoma General Corporation Act, we will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was a director, officer, employee or agent; or

•	while a director, officer, employee or agent is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.
      We have entered into indemnity agreements with each of our directors and executive officers. Under each indemnity agreement, we will pay on behalf of the directors and executive officers and their executors, administrators and heirs, any amount which they are or become legally obligated to pay because of:

•	any claim threatened or made against them by any person because of any act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which they commit or suffer while acting in their capacity as a director or officer, or the director or officer of an affiliate; or

•	being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were, or are or were an affiliate’s, director, officer, employee or agent, or are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
      Our indemnity obligations may include payments for damages, charges, judgments, fines, penalties, settlements and court costs, costs of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supercedes, bail, surety or other bonds. We also intend to provide liability insurance for each of our directors and executive officers.
      Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act are, in the opinion of the SEC, against public policy as expressed in the Securities Act and unenforceable.

Registration Rights Agreement
      We previously made a private offer to the locked-up holders to exchange their 12.25% preferred stock and 13% preferred stock for cash and shares of Class A common stock, on the terms and subject to the conditions of a support agreement entered into with the locked-up holders. The shares of our Class A common stock issued in the private exchange offer are restricted securities under the Securities Act and contain a legend to this effect.
      In order to permit the locked-up holders to resell the Class A common stock they received in the private exchange offer free of such restrictions, we entered into a registration rights agreement with the locked-up holders in which we agreed to file a resale shelf registration statement, and to use commercially reasonable efforts to have the shelf registration statement declared effective by the Commission and keep the shelf registration statement effective until the date that all shares of Class A common stock covered thereby are no longer restricted securities within the meaning of the registration rights agreement. The Commission declared the shelf registration statement effective August 23, 2005.
      We have also agreed to indemnify the locked-up holders against certain liabilities, including liabilities under the securities laws.

DESCRIPTION OF OTHER INDEBTEDNESS
Dobson Cellular’s Senior Secured Credit Facility
      Dobson Cellular’s senior secured credit facility provides for an aggregate available revolving credit commitments of $75.0 million and matures October 23, 2008. The credit facility is guaranteed by Dobson Communications, Dobson Operating Co. and Dobson Lease Co., LLC, and is secured by a first priority security interest in all of the tangible and intangible assets of Dobson Cellular. Dobson Cellular’s senior secured credit facility is not guaranteed by American Cellular or any of its subsidiaries.
      Interest on Dobson Cellular’s senior secured credit facility is currently based on a LIBOR formula plus a spread. At September 30, 2005, we had no outstanding borrowings under this facility, and we had the entire $75.0 million of the revolving credit facility available.
      Under specified terms and conditions, including covenant compliance, the amount available under Dobson Cellular’s senior secured credit facility may be increased by an incremental facility of up to $200.0 million. We have the right to make no more than four requests to increase the amount of Dobson Cellular’s senior secured credit facility and with respect to the revolving credit facility, any such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than or equal to the weighted average life of the existing debt under Dobson Cellular’s senior secured credit facility. Dobson Cellular’s senior secured credit facility prohibits reductions in commitments.
      We are required to make mandatory reductions of Dobson Cellular’s senior secured credit facility with the net cash proceeds received from certain issuances of debt and equity and upon any material sale of assets by Dobson Cellular and its subsidiaries.
      Dobson Cellular’s senior secured credit facility contains covenants that, subject to specified exceptions, limit our ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.
8.875% Senior Notes
      In September 2003, Dobson Communications issued $650.0 million in aggregate principal amount of its 8.875% senior notes due 2013 under an indenture with Bank of Oklahoma, National Association, as trustee. These notes are senior unsecured obligations of Dobson Communications and are not guaranteed by its subsidiaries.
      Redemption. We may redeem these existing 8.875% notes at any time on or after October 1, 2008, at the redemption prices expressed as a percentage of the principal amount set forth below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if such redemption occurs during the 12-month period beginning on October 1 of each of the following years:

Year	Percentage

2008	104.438%
2009	102.958%
2010	101.479%
2011 and thereafter	100.000%
      In addition, we may redeem the existing 8.875% notes at any time prior to October 1, 2008 at the make-whole premium set forth in the indenture. Prior to October 1, 2006, we may use the proceeds of certain equity offerings to redeem up to 35% of the original principal amount of the existing 8.875% notes at a redemption price of 108.875% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date; provided that, in each case, such redemption date occurs within 180 days after consummation of such sale and at least 65% aggregate principal amount of the notes based on the issue date remaining outstanding after the redemption date.
      Change of Control. Upon a change of control, we are required to make an offer to purchase the entire outstanding principal amount of existing 8.875% notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest and an additional interest, if any, to the purchase date. A change of control means:

•	any “person” or “group”, within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, becomes the ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the voting stock of Dobson Communications on a fully diluted basis;

•	individuals who on the issue date of the existing 8.875% notes constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by Dobson Communication’s stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the issue date of the senior notes or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office;

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of Dobson Communications and its restricted subsidiaries, taken as a whole, to any person other than a wholly owned restricted subsidiary or the controlling stockholder or any affiliate thereof; or

•	the adoption of a plan of liquidation or dissolution of Dobson Communications.
      Restrictive covenants. The indenture governing the existing 8.875% notes contains certain restrictive covenants which, among other things, limit our ability to incur additional indebtedness, create liens, pay dividends, make investments and other restricted payments, sell assets, enter into transactions with affiliates or effect a consolidation or merger. As of September 30, 2004, we were in compliance with all of these covenants.
      American Cellular is an unrestricted subsidiary for purposes of the existing 8.875% notes.
Dobson Cellular Senior Secured Notes
      In November 2004, Dobson Cellular issued $825.0 million senior secured notes, consisting of $250.0 million of 8.375% first priority senior secured notes due 2011 and $250.0 million of first priority senior secured floating rate notes due 2011 issued under an indenture with Bank of Oklahoma, National Association, as trustee, and $325.0 million of 9.875% second priority senior secured notes due 2012 issued under an indenture with BNY Midwest Trust Company, as trustee. The notes are guaranteed on a senior basis by Dobson Communications, Dobson Operating Co., LLC and Dobson Cellular’s wholly owned subsidiaries, and the notes and guarantees are secured by liens on the capital stock of Dobson Operating Co. and Dobson Cellular and on substantially all of the assets of Dobson Operating Co., Dobson Cellular and Dobson Cellular’s subsidiaries that guarantee the notes, other than excluded assets (as defined in the indentures for the notes).
      Redemption. Dobson Cellular may redeem the 8.375% senior secured notes at any time on or after November 1, 2008, at its option, in whole or in part, at the redemption prices expressed as a percentage of the principal amount set forth below, plus accrued and unpaid interest to the date fixed for redemption, if such redemption occurs during the 12-month period beginning on November 1 of the following years:

Year	Percentage

2008	104.188%
2009	102.094%
2010 and thereafter	100.000%

      Dobson Cellular may redeem the floating rate senior secured notes at any time on or after November 1, 2006, at its option, in whole or in part, at the redemption prices expressed as a percentage of the principal amount set forth below, plus accrued and unpaid interest to the date fixed for redemption, if such redemption occurs during the 12-month period beginning on November 1 of the following years:

Year	Percentage

2006	102.000%
2007	101.000%
2008 and thereafter	100.000%
      Dobson Cellular may redeem the 9.875% senior secured notes at any time on or after November 1, 2008, at its option, in whole or in part, at the redemption prices expressed as a percentage of the principal amount set forth below, plus accrued and unpaid interest to the date fixed for redemption, if such redemption occurs during the 12-month period beginning on November 1 of the following years:

Year	Percentage

2008	104.938%
2009	103.292%
2010	101.646%
2011 and thereafter	100.000%
      Change of Control. Upon a change of control, Dobson Cellular is required to make an offer to purchase the entire outstanding principal amount of its senior secured notes at a purchase price equal to 101%of the principal amount, plus accrued and unpaid interest thereon to the date fixed for redemption. A change of control means:

•	any “person” or “group”, within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, other than the permitted holders, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the voting stock of Dobson Cellular, Dobson Communications or Dobson Operating Co. on a fully diluted basis;

•	individuals who on the issue date of the senior secured notes constituted the board of director of Dobson Cellular, Dobson Communications or Dobson Operating Co, together with any new directors whose election by the board of directors or whose nomination for election by any such entity’s stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the issue date of the senior secured notes or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office;

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of Dobson Cellular and its restricted subsidiaries, taken as a whole, to any person other than a wholly owned restricted subsidiary of the controlling stockholder or an affiliate;

•	the adoption of a plan of liquidation or dissolution of Dobson Cellular, Dobson Communications or Dobson Operating Co.; or

•	Dobson Communications ceases to be the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of all of the outstanding common stock of Dobson Cellular or Dobson Operating Co., other than as a result of the consolidation, merger of Dobson Operating Co. with Dobson Communications or Dobson “Cellular where Dobson Communications or Dobson Cellular is the surviving entity.
      Restrictive Covenants. The indentures governing the senior secured notes contain certain restrictive covenants that, among other things, limit the ability of Dobson Cellular and its restricted subsidiaries to incur additional indebtedness, create liens, pay dividends, make investments and other restricted payments, sell assets, enter into sale and leaseback transactions, enter into transactions with affiliates or effect a consolidation or merger.

American Cellular 10% Senior Notes
      In connection with the American Cellular reorganization, on August 8, 2003, ACC Escrow Corp. (now American Cellular) completed an offering of $900.0 million aggregate principal amount of 10% senior notes due 2011 issued under an indenture with Bank of Oklahoma, National Association, as trustee. On August 19, 2003, ACC Escrow Corp. was merged into American Cellular, and American Cellular assumed ACC Escrow Corp.’s obligations thereunder. Dobson Communications and Dobson Cellular are not guarantors of these senior notes.
      Redemption. American Cellular may redeem the 10% senior notes at any time on or after August 1, 2007, at its option, in whole or in part, at the redemption prices expressed as a percentage of the principal amount set forth below, plus accrued and unpaid interest to the date fixed for redemption, if such redemption occurs during the 12-month period beginning on August 1 of the following years:

Year	Percentage

2007	105.000%
2008	102.500%
2009 and thereafter	100.000%
      Change of Control. Upon a change of control, American Cellular is required to make an offer to purchase the entire outstanding principal amount of its 10% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon to the date fixed for redemption. A change of control means:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of American Cellular and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the permitted holder or a related party of the permitted holder;

•	the adoption of a plan relating to the liquidation or dissolution of American Cellular;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) that is not a permitted holder or its related parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of American Cellular, measured by voting power rather than number of shares; provided that no change of control will be deemed to occur if the “person” is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated investment grade for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

•	the first day on which a majority of the members of the board of directors of American Cellular are not continuing directors.
      Restrictive Covenants. The indenture governing American Cellular’s 10% senior notes contain certain restrictive covenants that, among other things, limit the ability of American Cellular and its restricted subsidiaries to incur additional indebtedness, create liens, pay dividends, make investments and other restricted payments, sell assets, enter into transactions with affiliates or effect a consolidation or merger.
Senior Floating Rate Notes
      On September 13, 2005, we completed an offering of our $150.0 million aggregate principal amount of Senior Floating Rate Notes due 2012 issued under an indenture with Bank of Oklahoma, National Association, as trustee. The notes are senior obligations of Dobson Communications and rank equally in right of payment with the Debentures. These notes are senior unsecured obligations of Dobson Communications and are not guaranteed by its subsidiaries. The notes will bear interest at an annual rate, reset quarterly, of LIBOR plus 4.25%.

      Redemption. We may redeem these notes at any time on or after October 15, 2007, at the redemption prices expressed as a percentage of the principal amount set forth below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if such redemption occurs during the 12-month period beginning on October 15 of each of the following years:

Year	Percentage

2007	102.000%
2008	101.000%
2009 and thereafter	100.000%
      Prior to October 15, 2007, we may use the proceeds of certain equity offerings to redeem up to 35% of the original principal amount of the notes at a redemption price of 100.000%, plus a premium equal to the interest rate per year that is applicable to the notes on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date; provided that, in each case, such redemption date occurs within 180 days after consummation of such sale and at least 65% aggregate principal amount of the notes based on the issue date remaining outstanding after the redemption date.
      Change of Control. Upon a change of control, we are required to make an offer to purchase the entire outstanding principal amount of the notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest and an additional interest, if any, to the purchase date. A change of control means:

•	any “person” or “group”, within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, becomes the ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the voting stock of Dobson Communications on a fully diluted basis;

•	individuals who on the issue date of the notes constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by Dobson Communication’s stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the issue date of the senior notes or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office;

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of Dobson Communications and its restricted subsidiaries, taken as a whole, to any person other than a wholly owned restricted subsidiary or the controlling stockholder or any affiliate thereof; or

•	the adoption of a plan of liquidation or dissolution of Dobson Communications.
      Restrictive covenants. The indenture for the notes will contain certain restrictive covenants which, among other things, limit our ability to incur additional indebtedness, create liens, pay dividends, make investments and other restricted payments, sell assets, enter into transactions with affiliates or effect a consolidation or merger.
      American Cellular is an unrestricted subsidiary for purposes of the notes.

DESCRIPTION OF THE DEBENTURES
      On September 13, 2005, Dobson Communications issued $150.0 million aggregate principal amount of Debentures in a private offering, and on October 13, 2005, the initial purchasers of the Debentures exercised an option to purchase an additional $10.0 million aggregate principal amount of Debentures in a private offering. On October 13, 2005, the aggregate principal amount of Debentures outstanding was $160.0 million. The Debentures were issued under an indenture dated as of September 13, 2005, among Dobson Communications Corporation, as issuer, and The Bank of Oklahoma, National Association, as trustee. The terms of the Debentures include those provided in the indenture and those provided in the registration rights agreement dated as of September 13, 2005, among us and the initial purchasers.
      The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the Debentures. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”
      When we refer to “Dobson Communications Corporation,” “Dobson,” “we,” “our” or “us” in this section, we refer only to Dobson Communications Corporation and not its subsidiaries.
Brief Description of the Debentures
      The Debentures:

•	are limited to $160.0 million aggregate principal amount;

•	bear interest at a rate of 1.50% per year, payable semi-annually in arrears, on April 1 and October 1 of each year, commencing on April 1, 2006;

•	are general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	are convertible by you at any time on or prior to the business day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into shares of our Class A common stock initially at a conversion rate of 97.0685 shares of our Class A common stock per $1,000 principal amount of Debentures, which represents an initial conversion price of approximately $10.30 per share. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion we may choose to deliver either shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock in satisfaction of our obligations upon conversion of the Debentures. In the event of certain types of “fundamental changes”, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described herein;

•	are subject to redemption for cash by us at any time on or after October 1, 2010, in whole or in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date;

•	are subject to repurchase by us, at your option, on October 1, 2010, October 1, 2015 and October 1, 2020, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Optional Put;”

•	are subject to repurchase by us, at your option, if a “fundamental change” occurs, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Fundamental Change Put;” and

•	are due on October 1, 2025, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Repurchase at the Option of the Holder — Fundamental Change Put.”
      No sinking fund is provided for the Debentures and the Debentures are not subject to defeasance.
      The Debentures were initially issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Debentures will be shown on, and transfers of beneficial interests in the Debentures will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Debentures except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Debentures held in DTC, see “— Form, Denomination and Registration — Global Debentures, Book-Entry Form.”
      If certificated Debentures are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.
      A holder of the Debentures may not sell or otherwise transfer the Debentures or shares of our Class A common stock issuable upon conversion of the Debentures except in compliance with the provisions set forth below under “— Registration Rights”.
Additional Debentures
      We may, without the consent of the holders of the Debentures, increase the principal amount of the Debentures by issuing additional Debentures in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Debentures; provided that such differences do not cause the additional Debentures to constitute a different class of securities than the Debentures for U.S. federal income tax purposes; and provided further, that the additional Debentures have the same CUSIP number as the Debentures offered hereby. The Debentures offered by this prospectus and any additional Debentures would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Debentures may be issued if any event of default has occurred with respect to the Debentures and is continuing.
Payment at Maturity
      On the maturity date, October 1, 2025, each holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount of Debentures and accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Debentures, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Debentures, principal and interest (including additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.
Interest
      The Debentures will bear interest at a rate of 1.50% per year. Interest will accrue from September 13, 2005, or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including additional interest, if any) semi-annually, in arrears on April 1 and October 1 of each year, commencing on April 1, 2006, to holders of record at 5:00 p.m., New York City time, on the preceding March 15 and September 15, respectively. However, there are two exceptions to the preceding sentence:

•	we will not make separate cash payments for accrued and unpaid interest (excluding any additional interest, if any) on any Debentures when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including additional interest, if any) to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.
      We will pay interest on:

•	global Debentures to DTC in immediately available funds;

•	any certificated Debentures having a principal amount of less than $2,000,000, by check mailed to the holders of those Debentures; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated Debentures having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Debentures duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”
      Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.
      To the extent lawful, payments of principal or interest (including additional interest, if any) on the Debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.
Conversion Rights
      Subject to the conditions and during the periods described below, holders may convert their Debentures prior to the close of business on the business day preceding the maturity date based on an initial conversion rate of 97.0685 shares of Class A common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $10.30 per share of Class A common stock). The conversion rate will be subject to adjustment as described below. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion, we may choose to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock. At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the Debentures to be converted in cash, with any remaining amount to be satisfied in shares of our Class A common stock or cash as we may subsequently elect, as described under “— Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion.” Unless we have previously redeemed or repurchased the Debentures, you will have the right to convert any portion of the principal amount of any Debentures that is an integral multiple of $1,000 at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

(1) prior to October 1, 2023, on any date during any fiscal quarter beginning after December 31, 2005 (and only during such fiscal quarter) if the closing sale price of our Class A common stock was more than 125% of the conversion price on each such trading day for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2) at any time on or after October 1, 2023;

(3) with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date (following which date the Debentures will cease to be convertible);

(4) if we distribute to all holders of our Class A common stock rights or warrants entitling them to purchase, for a period expiring within 45 calendar days or less of such distribution, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(5) if we distribute to all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value (as determined by our board of directors in good faith) exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(6) during a specified period if a fundamental change occurs, as described in more detail below under “— Conversion Upon a Fundamental Change;” or

(7) during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” for the Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described in the provision referenced below, for each day of that period was less than 98% of the closing sale price of our Class A common stock for each day of such five trading-day period multiplied by the then current conversion rate, as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”

      The “closing sale price” of any share of our Class A common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our Class A common stock is traded or, if our Class A common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or by Pink Sheets LLC. In the absence of such a quotation, the closing sale price shall be determined by a nationally recognized securities dealer retained by us for that purpose. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.
      Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Debentures. Accrued and unpaid interest (excluding any additional interest) and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the shares of our Class A common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.
      If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on your Debentures, notwithstanding your conversion of those Debentures prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Debentures for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Debentures being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Debentures in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your Debentures in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to your Debentures.
      Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any Class A common stock issued upon conversion of the Debentures.
      We will not issue fractional shares of our Class A common stock upon conversion of the Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our Class A common stock on the trading day immediately preceding the conversion date.

Conversion Upon Specified Corporate Transactions
      You will have the right to convert your Debentures if we:

•	distribute to all holders of our Class A common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period expiring within 45 calendar days or less of such distribution, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value (as determined by our board of directors in good faith) exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution.
      We will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your Debentures based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Debentures.

Conversion Upon a Fundamental Change
      If a fundamental change (as defined under “— Repurchase at Option of the Holder — Fundamental Change Put”) occurs, you will have the right to convert your Debentures at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change until 5:00 p.m., New York City time, on the date 15 calendar days after the actual effective date, or, if applicable, the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date. However, if, solely as a result of the timing of our becoming aware of such fundamental change, we are not able to provide 20 calendar days notice, we will provide notice of the fundamental change as soon as practicable and you will have the right to convert your Debentures during the remainder of the period beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change until 5:00 pm, New York City time, on the date 15 calendar days after the actual effective date or, if applicable, the business day preceding the repurchase date relating to such fundamental change. If you convert your Debentures in connection with a fundamental change, you will receive:

•	the number of shares of our Class A common stock into which your Debentures are convertible (if the Debentures are surrendered for conversion prior to the earlier of the actual effective date of the fundamental change and the record date for receiving distributions in connection with a fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of Class A common stock into which your Debentures were convertible immediately prior to the transaction (if Debentures are surrendered for conversion after such date; provided that, if such date is the record date, you will receive the cash, securities and other assets or property on the actual effective date and provided, further, that, in the event that we have made an election to make a cash payment of principal upon conversion as described above, such election shall remain binding notwithstanding the form of consideration received by holders of our Class A common stock); and

•	under certain circumstances, additional shares of Class A common stock, which will be in an amount determined as set forth under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” and which will be payable following certain types of fundamental change.
      If you have submitted any or all of your Debentures for repurchase, unless you have withdrawn such Debentures in a timely fashion, your conversion rights on the Debentures so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Debentures for repurchase, such Debentures may be converted only if you submit a withdrawal notice, and if the Debentures are evidenced by a global Debenture, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition
      You may surrender your Debentures for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described below, for each trading day of such five-day trading period was less than 98% of the product of the closing sale prices of our Class A common stock for such five-day trading period and the then current conversion rate.
      The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the trustee for $5,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then, for purposes of the trading price condition only, the trading price of the Debentures will be deemed to be less than 98% of the applicable conversion rate of the Debentures multiplied by the closing sale price of our Class A common stock on such determination date.
      The trustee will determine the trading price of the Debentures upon our request. We will have no obligation to make that request unless a holder of Debentures requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the Debentures for the applicable period.

Conversion Procedures

Procedures to be Followed by a Holder
      If you hold a beneficial interest in a global Debenture, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
      If you hold certificated Debentures, to convert you must:

•	complete and manually sign the conversion notice on the back of the Debentures or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Debentures to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.
      The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.
      You will not be required to pay any taxes or duties relating to the issuance or delivery of our Class A common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Class A common stock in a name other than your own. Certificates representing Class A common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion
      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion as described below, we may elect to deliver either shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock in satisfaction of our obligations upon conversion of the Debentures (including with respect to any additional shares described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” below).
      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion:

•	if we have called the Debentures for redemption, in our notice of redemption;

•	if a fundamental change has occurred, in the notice of fundamental change described under “— Repurchase at the Option of the Holder — Fundamental Change Put;”

•	in respect of the Debentures to be converted during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, 26 trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.
However, if we have not irrevocably elected to make a cash payment of principal upon conversion or otherwise given notice of our intention to deliver cash or a combination of cash and shares of our Class A common stock upon settlement, we will deliver only Class A common stock in satisfaction of our obligations upon conversion of the Debentures.
      If we choose to satisfy any portion of our conversion obligation by delivering cash, we will specify the portion to be satisfied by the delivery of cash either as a percentage of the conversion obligation or as the lesser of (a) a fixed dollar amount and (b) the conversion value (as defined below). We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to satisfy our conversion obligations arising on different trading days in the same manner except to the extent that we have made an irrevocable settlement election. That is, we may choose on one trading day to satisfy our conversion obligation by delivering shares of our Class A common stock only and choose on another trading day to satisfy our conversion obligation by delivering cash or a combination of cash and shares of our Class A common stock except to the extent that we have made an irrevocable settlement election. We may also choose to satisfy our conversion obligation for different combinations of cash and shares of our Class A common stock on different trading days except to the extent that we have made an irrevocable settlement election.
      If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares if applicable), you may retract your conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the “conversion retraction period.” However, you cannot retract your conversion notice if: (a) we irrevocably elected to make a cash payment of principal upon conversion before you delivered your conversion notice, (b) you are converting your Debentures in connection with a redemption or a fundamental change, (c) you are converting your Debentures during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date or (d) we do not elect to satisfy any portion of our conversion obligation in cash.
      Settlement in shares of our Class A common stock only will occur as soon as practicable after we notify you that we have chosen this method of settlement. Settlement in cash and/or shares of our Class A common stock will occur on the second trading day following the final trading day of the conversion period (as defined below).
      The settlement amount will be computed as follows:

(1) if we elect to satisfy the entire conversion obligation in Class A common stock, we will deliver to the holder for each $1,000 principal amount of the Debentures converted a number of shares of our Class A common stock equal to the conversion rate then in effect (plus cash in lieu of fractional shares, if applicable);

(2) if we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder for each $1,000 principal amount of the Debentures converted cash in an amount equal to the conversion value;

(3) if we elect to satisfy the conversion obligation in a combination of cash and Class A common stock, we will deliver to the holder for each $1,000 principal amount of the Debentures converted:

•	(i) the fixed dollar amount per $1,000 principal amount of the Debentures of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement or, if lower, the conversion value in cash, or (ii) the percentage of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement multiplied by the conversion value, as the case may be (the “cash amount”); and

•	a number of shares for each of the 20 trading days in the conversion period equal to 1/20th of (i) the conversion rate then in effect minus (ii) the quotient of the cash amount divided by the closing sale price of our Class A common stock for that day (plus cash in lieu of fractional shares if applicable).
      The “conversion period” means the 20 trading-day period:

•	if we have called the Debentures delivered for conversion for redemption, ending one trading day immediately preceding the redemption date;

•	with respect to conversions in connection with a fundamental change, ending one trading day prior to the repurchase date relating to such fundamental change;

•	with respect to conversion notices received during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date;

•	if we have irrevocably elected to make a cash payment of principal upon conversion, beginning on the trading day following our receipt of your conversion notice; and

•	in all other cases, beginning on the trading day following the final trading day of the conversion retraction period.
      The “conversion value,” for every $1,000 principal amount of a Debentures being converted, means an amount equal to the sum of the daily conversion values for each of the 20 trading days in the conversion period, where the “daily conversion value” for any trading day equals 1/20th of:

•	the conversion rate in effect on that day multiplied by

•	the applicable stock price of our Class A common stock on that day.
      The “applicable stock price” on any trading day means (1) the volume-weighted average price per share of our Class A common stock on such trading day as displayed in Bloomberg (or any successor service) (Bloomberg key stroke DCEL Equity VAP) in respect of the period from 9:30 am to 4:00 pm, New York City time, on that trading day or (ii), if such price is not available, the market value per share of our Class A common stock on that day as determined using a volume weighted method by a nationally recognized independent investment banking firm retained for this purpose by us.
      Settlement in cash and/or shares of our Class A common stock will occur on the second trading day following the final trading day of the conversion period (as defined above).

Our Right to Irrevocably Elect Cash Payment Upon Conversion
      At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the lower of the conversion value or the principal amount of the Debentures to be converted after the date of such election, with any remaining amount to be satisfied in shares of our Class A common stock or cash as we may subsequently elect. Such irrevocable election with respect to the principal amount of the Debentures would be in our sole discretion without the consent of the holders of the Debentures. If we make such election, we will notify the trustee and the holders of the Debentures at their addresses shown in the register of the registrar.
      The settlement amount with respect to the principal amount of the Debentures will be computed as described in clause (3) under “— Settlement Upon Conversion” above, using at least $1,000 as the fixed dollar amount per $1,000 principal amount of Debentures of the conversion obligation to be satisfied in cash; provided that in no event shall we be required to deliver an amount of cash in excess of the conversion value.

Conversion Rate Adjustments
      We will adjust the conversion rate for certain events, including:

(1) issuances of our Class A common stock as a dividend or distribution on our Class A common stock;

(2) certain subdivisions, combinations or reclassifications of our Class A common stock;

(3) issuances to all or substantially all holders of our Class A common stock of certain rights or warrants to purchase, for a period expiring within 45 days or less of such issuance, our Class A common stock at less than the then-current market price of our Class A common stock, provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

(4) distributions to all or substantially all holders of our Class A common stock, shares of our capital stock (other than our Class A common stock), evidences of our indebtedness or assets, including securities, but excluding:

•	the rights and warrants referred to in clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the seventh succeeding paragraph below;

•	any dividends or distributions paid exclusively in cash referred to in clause (5) below; or

•	any dividends or distributions referred to in the clause (1) above;

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our Class A common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation), in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by, a fraction,

•	the numerator of which will be the current market price of our Class A common stock and

•	the denominator of which will be the current market price of our Class A common stock minus the amount per share of such dividend or distribution;

(6) purchases of our Class A common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the closing sale price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7) purchases of our Class A common stock pursuant to a tender offer or exchange offer by a person other than us or any or our subsidiaries in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this provision will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

•	if the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the business day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or sale of all or substantially all of our assets.

      For purposes of clause (3) and (5) above, “current market price” means the average closing sale price of our Class A common stock for the 10 consecutive trading days immediately prior to the record date for the distribution requiring such computation.
      For the avoidance of doubt, no conversion rate adjustments will be made as a result of the conversion of shares of our Class B common stock into shares of Class A common stock.
      To the extent that any future rights plan adopted by us is in effect upon conversion of the Debentures into Class A common stock only or a combination of cash and Class A common stock, you will receive, in addition to the Class A common stock, the rights under the applicable rights agreement unless the rights have separated from our Class A common stock at the time of conversion of the Debentures, in which case, the conversion rate will be adjusted as if we distributed to all holders of our Class A common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.
      We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of Class A common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the Class A common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a Debentures will be entitled to receive upon conversion, in addition to the shares of Class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Debentures immediately prior to the record date for determining the stockholders entitled to receive the distribution.
      Except as stated above, we will not adjust the conversion rate for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase any of the foregoing.
      In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to clause (4) above, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our Class A common stock, in each case over a measurement period following the distribution.
      If we:

•	reclassify or change our Class A common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our Class A common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their Class A common stock, each outstanding Debenture will, without the consent of any holders of the Debentures, become convertible only into the consideration the holders of the Debentures would have received if they had converted their Debentures immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, except in the limited case of a public acquirer change of control where we elect to have the Debentures convertible into public acquirer common stock as described below under “— Conversion After a Public Acquirer Change of Control” and except that, in the event that we have made an irrevocable election to make a cash payment upon conversion as described above, such election shall remain binding notwithstanding the form of consideration received by holders of our Class A common stock. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

      If a taxable distribution to holders of our Class A common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our Class A common stock. See “Certain United States Federal Income Tax Considerations.”
      Subject to the Nasdaq Marketplace rules, we may from time to time, to the extent permitted by law, increase the conversion rate of the Debentures by any amount for any period of at least 20 business days. In that case, we will give at least 15 days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, if our board of directors determines that such increase would be in our best interest or to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Debentures and otherwise (b)(1) five business days prior to the maturity of the Debentures (whether at stated maturity or otherwise) or (2) prior to the redemption date or repurchase date, unless such adjustment has already been made.
      If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control
      Prior to October 1, 2010, if and only to the extent you elect to convert your Debentures in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “— Repurchase at Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our Class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our Class A common stock in such non-stock change of control. If holders of our Class A common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our Class A common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date.
      A conversion of the Debentures by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent on or subsequent to the date 15 calendar days prior to the date announced by us as the anticipated effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder — Fundamental Change Put”).
      The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the Debentures is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.
      The following table sets forth the number of additional shares by which the conversion rate shall be increased:

	Stock Price

Effective Date	$8.08	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00

September 13, 2005	26.6938	17.0162	10.2546	6.5604	4.3715	2.9995	2.0961	1.4793
October 1, 2006	27.0057	16.6511	9.6187	5.9150	3.8007	2.5215	1.7058	1.1655
October 1, 2007	27.1303	15.9508	8.6536	5.0133	3.0500	1.9241	1.2406	0.8060
October 1, 2008	26.8734	14.5804	7.0652	3.6681	2.0207	1.1664	0.6924	0.4155
October 1, 2009	26.6938	11.7934	4.3019	1.6637	0.7041	0.3286	0.1666	0.0855
October 1, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
      The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $25.00 per share (subject to adjustment), no additional shares will be issued upon conversion; or

•	less than $8.08 per share (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 123.7623 per $1,000 principal amount of the Debentures, subject to adjustments in the same manner as the conversion rate.
      Additional shares deliverable as described in this section “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” or cash in lieu thereof, will be delivered on the later of the settlement date applicable to the relevant conversion or promptly following the effective date.

Conversion After a Public Acquirer Change of Control
      Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” above, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of certain conditions) into shares of public acquirer common stock (as defined below), and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our Class A common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of Class A common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of our Class A common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
      A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National

Market or that will be so traded or quoted when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the Debentures, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      Upon a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “— Conversion Procedures — Procedures to be Followed by a Holder” above) for public acquirer common stock at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” We are required to notify holders of our election in our notice to holders of such transaction. Following any such election, the provisions set forth herein, including those set forth under “— Settlement Upon Conversion” shall continue to apply except that reference to our Class A common stock shall be deemed to refer to the public acquirer common stock. In addition, upon a public acquirer change of control, in lieu of converting the Debentures, the holder can, subject to certain conditions, require us to repurchase all or a portion of the Debentures owned by the holder as described below under “— Repurchase at the Option of the Holder — Fundamental Change Put.”
Optional Redemption
      At any time on or after October 1, 2010, we may redeem all or a part of the Debentures at a cash redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the redemption date to the holder of record on the record date.
      We will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date to all record holders of Debentures at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the Debentures called for redemption, and the conversion rate then in effect;

•	the date on which your right to convert the Debentures called for redemption will expire; and

•	whether we have elected to settle our obligation upon conversion by delivering shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, and, in the event that we have elected to deliver all or a portion of our conversion obligation in cash, the date on which the conversion period will begin.
      If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any Debentures are to be redeemed in part only, we will issue a new Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.
      Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any Debentures during the period of 15 days before the mailing of the notice of redemption, or

•	register the transfer of or exchange any Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.

      We may not redeem the Debentures if we have failed to pay interest on the Debentures and such failure to pay is continuing.
Repurchase at the Option of the Holder

Optional Put
      On October 1, 2010, October 1, 2015 and October 1, 2020, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
      The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
      We may be unable to repurchase your Debentures upon your exercise of your repurchase right. Our ability to repurchase Debentures in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure you that we will have the financial resources, or will be able to arrange financing, to pay the repurchase price in cash.
      We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that you must follow to require us to repurchase your Debentures.
      To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the Debentures certificate numbers;

•	the portion of the principal amount of your Debentures to be repurchased, which must be in $1,000 multiples; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      Payment of the repurchase price for a Debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.

      If the paying agent holds, on the business day immediately following the repurchase date, cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	those Debentures will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the Debentures holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.

Fundamental Change Put
      If a fundamental change (as defined below) occurs at any time prior to the maturity of the Debentures, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
      The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
      We may be unable to repurchase your Debentures in cash upon a fundamental change. Our ability to repurchase the Debentures with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we will have the financial resources, or will be able to arrange financing, to pay the repurchase price in cash.
      A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” other than Everett R. Dobson and his affiliates, whether through the ownership of voting securities, by contract or otherwise, becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2) the first day on which a majority of the members of our board of directors are not continuing directors; or

(3) the adoption of a plan relating to our liquidation or dissolution; or

(4) the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Class A common stock solely into shares of common stock of the surviving entity; or

(5) the termination (but not temporary suspension) of trading of our Class A common stock, which will be deemed to have occurred if our Class A common stock or other common stock into which the Debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.
However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange or quoted on the Nasdaq National Market and, as a result of the transaction or transactions, the Debentures become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).
      “Continuing directors” means, as of any date of determination, any member of the board of directors of Dobson who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or appointed or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of such new director’s nomination, appointment or election, either by a specific vote or by approval of the proxy statement issued by us on behalf of our board of directors in which such individual is named as a nominee for director.
      For the purpose of clause (1) of the definition of “fundamental change,” “affiliates” means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. and “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person.
      The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase the Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.
      On or before the tenth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Debentures on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Debentures.

      The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.
      To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures;

•	if you hold certificated Debentures, the Debentures certificate numbers;

•	the portion of the principal amount of the Debentures to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      Payment of the repurchase price for a Debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.
      If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the Debentures will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Debentures will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.
      This fundamental change repurchase right could discourage a potential acquirer of Dobson. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

      Our obligation to repurchase the Debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Debentures.
Consolidation, Merger and Sale of Assets
      The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the Debentures, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the Debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all our obligations, or such successor under the Debentures, the indenture and the registration rights agreement; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.
      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Dobson is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Dobson, and Dobson shall be discharged from its obligations, under the Debentures, the indenture and the registration rights agreement.
      This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Dobson “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the Debentures, or under the laws of Oklahoma, Dobson’s state of incorporation. Accordingly, the ability of a holder of the Debentures to require us to repurchase the Debentures as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Dobson may be uncertain.
      An assumption by any person of Dobson’s obligations under the Debentures and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Debentures for new Debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default; Notice and Waiver
      The following will be events of default under the indenture:

•	we fail to pay any interest (including additional interest, if any) on the Debentures when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Debentures when due at maturity, or we fail to pay the redemption price or repurchase price, or any make whole premium payable, in respect of any Debentures when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to deliver our Class A common stock (including any additional shares), or cash in lieu thereof, or a combination of the foregoing, upon the conversion of any Debentures and such failure continues for 5 business days following the scheduled settlement date for such conversion;

•	we fail to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture;

•	we fail to perform or observe any other term, covenant or agreement in the Debentures or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	with regard to any issue or issues of indebtedness of ours or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) having an outstanding principal amount of $50.0 million or more in the aggregate for all such issues of all such persons whether such indebtedness now exists or hereinafter be created,

•	an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its maturity and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days of such acceleration, and/or

•	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;

•	final judgments or orders (not covered by insurance) for the payment of money in excess of $50.0 million in the aggregate for all such final judgments or orders against all such persons (treating any deductibles, self-insurance or retention as not so covered) shall have been rendered against Dobson or any of our significant subsidiaries (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) and has not been paid or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal otherwise, shall not be in effect;

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).
      We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Debentures notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Debentures of any default, except defaults in payment of principal, interest (including additional interest, if any) on the Debentures, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.
      If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Debentures and accrued and unpaid interest (including additional interest, if any) on the outstanding Debentures will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the principal amount of the Debentures and accrued and unpaid interest (including additional interest, if any) on the outstanding Debentures to be due and payable. Upon a declaration of acceleration, such principal of, and accrued and unpaid interest and additional interest, if any, shall be immediately due and payable on the condition that so long as any Credit Agreement is in effect, such declaration shall not become effective until the earlier of (1) five Business Days after the receipt of the acceleration notice by the agent thereunder and Dobson, and (2) acceleration of the Indebtedness under such Credit Agreement. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Debentures by appropriate judicial proceedings.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Debentures outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Debentures; (2) the principal amount of any Debentures that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.
      In the event of a declaration of acceleration because an event of default set forth in the sixth bullet above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default shall be remedied or cured by Dobson or the relevant significant subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
      The holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Debentures not joining or giving such direction and may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the Debentures.
      No holder of the Debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional interest, if any) on the Debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Debentures make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Debentures.

Waiver
      The holders of a majority in aggregate principal amount of the Debentures outstanding may, on behalf of the holders of all the Debentures, waive any past default or event of default under the indenture and its consequences, except that only the holders of all outstanding Debentures may grant a waiver with respect to:

•	our failure to pay principal of or interest (including additional interest, if any) on any Debentures when due;

•	our failure to convert any Debentures into Class A common stock (or cash or a combination of Class A common stock and cash, if we so elect) as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Debenture affected.

Modification

Changes Requiring Approval of Each Affected Holder
      The indenture (including the terms and conditions of the Debentures) may not be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:

•	extend the maturity of any Debentures;

•	reduce the rate or extend the time for payment of interest (including additional interest, if any) on any Debentures;

•	reduce the principal amount of any Debentures;

•	reduce any amount payable upon redemption or repurchase of any Debentures;

•	impair the right of a holder to institute suit for payment of any Debentures;

•	change the currency in which any Debentures is payable;

•	change our obligation to redeem any Debentures called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any Debentures at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any Debentures upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any Debentures into shares of our Class A common stock (or, if we so elect, cash or a combination of cash and shares of our Class A common stock) or reduce the number of shares of our Class A common stock or any other property receivable upon conversion pursuant to the terms of the indenture;

•	change our obligation to maintain an office or agency in New York City;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of the Debentures required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval
      The indenture (including the terms and conditions of the Debentures) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Debentures then outstanding.

Changes Requiring No Approval
      The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debentures, to, among other things:

•	provide for conversion rights of holders of the Debentures and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our Class A common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the Debentures;

•	provide for the assumption of our obligations to the holders of the Debentures in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	to add to our covenants for the benefit of the holders of the Debentures;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Debentures in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Debentures contained in this prospectus will not be deemed to adversely affect the interests of the holders of the Debentures;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Debentures in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the Debentures;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	adding guarantees of obligations under the Debentures;

•	make any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Debentures in any material respect; and

•	provide for a successor trustee.

Other
      The consent of the holders of Debentures is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Debentures Not Entitled to Consent
      Any Debentures held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Debentures have consented to a modification, amendment or waiver of the terms of the indenture.
Repurchase and Cancellation
      We may, to the extent permitted by law, repurchase any Debentures in the open market or by tender offer at any price or by private agreement. Any Debentures repurchased by us may, at our option, be surrendered to the trustee for cancellation, but or may be reissued or resold by us; provided, however, that no such Debentures will be reissued or resold by us unless the shelf registration statement contemplated by the registration rights agreement remains effective, as described under “— Registration Rights”. Any Debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled.
Rule 144A Information
      We will furnish to the holders or beneficial holders of the Debentures or the Class A common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar
      We have appointed The Bank of Oklahoma, National Association, the trustee under the indenture, as paying agent, conversion agent, Debentures registrar and custodian for the Debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Debentures, the trustee must eliminate such conflict or resign.
      UMB Bank, N.A. is the transfer agent and registrar for our Class A common stock.
Governing Law
      The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Calculations in Respect of the Debentures
      Except as otherwise provided herein, we will be responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determinations of the sale price of our Class A common stock, accrued interest payable on the Debentures and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Debentures. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Debentures upon the request of that holder.
Form, Denomination and Registration
      The Debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debentures, Book-Entry Form
      The Debentures will be evidenced by one or more global Debentures. We will deposit the global Debentures with DTC and register the global Debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      Beneficial interests in a global Debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Debentures to such persons may be limited.
      Beneficial interests in a global Debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Debenture, Cede & Co. for all purposes will be considered the sole holder of such global Debentures. Except as provided below, owners of beneficial interests in a global Debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Debentures.
      We will pay principal of, and interest (including additional interest, if any) on, and the redemption price and the repurchase price of, a global Debenture to Cede & Co., as the registered owner of the global Debentures, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      DTC has advised us that it will take any action permitted to be taken by a holder of the Debentures, including the presentation of the Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Debentures are credited, and only in respect of the principal amount of the Debentures represented by the global Debentures as to which the participant or participants has or have given such direction.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Debentures or the indenture. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Registration Rights
      On the closing of the private offering of the Debentures, we entered into a resale registration rights agreement with the initial purchasers of the Debentures for the benefit of the holders of the Debentures. Pursuant to the agreement, we agreed to, at our expense use commercially reasonable efforts to keep the shelf registration statement covering resales by holders of the Debentures and Class A common stock issuable upon conversion of the Debentures effective until the earliest of:

(1) the date when the holders of transfer restricted Debentures (including any such Debentures and shares of Class A common stock issuable upon conversion of the Debentures reissued or resold by us as described under “Description of the Debentures — Repurchase and Cancellation”) and shares of Class A common stock issued upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or

(2) the date when all transfer restricted Debentures (including any such Debentures and shares of Class A common stock issuable upon conversion of the Debentures reissued or resold by us as described under “Description of the Debentures — Repurchase and Cancellation”) and shares of Class A common stock issued upon conversion of such Debentures are registered under the shelf registration statement and sold pursuant thereto; or

(3) the date when all transfer restricted Debentures (including any such Debentures and shares of Class A common stock issuable upon conversion of the Debentures reissued or resold by us as described under “Description of the Debentures — Repurchase and Cancellation”) and shares of Class A common stock issued upon conversion of such Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
      After the shelf registration statement is declared effective, we will:

•	provide to each holder for whom the shelf registration statement was filed copies of this prospectus;

•	notify each such holder of the commencement of any suspension period; and

•	take certain other actions as are required to permit unrestricted resales of the Debentures and the Class A common stock issuable upon conversion of the Debentures.
      Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to each purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the resale registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).
      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.
However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in confidence.
      If, at any time after the 180th day following the earliest date of original issuance of the Debentures (the “effectiveness target date”), the shelf registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described above, by the 45th or 60th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360-day period (each, a “registration default”), then additional interest will accrue on the Debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest, if any, will be paid semiannually in arrears, in cash, on each October 1 and April 1, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of Debentures to and including the 90th day following such registration default; and

•	0.50% of the principal amount of Debentures from and after the 91st day following such registration default.
      In no event will additional interest accrue at a rate per year exceeding 0.50%. Once you convert your Debentures, you will cease to be entitled to receive any additional interest, but you will receive on the next payment date additional interest accrued through the date of conversion.

CERTAIN ERISA CONSIDERATIONS
      The following is a summary of certain considerations associated with the purchase of the Debentures by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions (“Similar Laws”) that are similar to such provisions of ERISA or the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
      In considering an investment in the Debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.
Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. We may be a party in interest or disqualified person if we, or our affiliates, are a service provider to a plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Debentures by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Debentures. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
      Because of the foregoing, the Debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any Similar Laws.

Representation
      Accordingly, by acceptance of a Debenture, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Debentures constitutes assets of any Plan or (ii) the purchase and holding of the Debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.
      The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Debentures (and holding the Debentures) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Debentures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures and shares of our Class A common stock into which the Debentures may be converted. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the “Code”), the Treasury regulations under the Code (which we refer to in this prospectus as the “Treasury Regulations”), and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. This summary is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the Debentures and shares of our Class A common stock into which the Debentures may be converted by a prospective investor in light of his, her or its personal circumstances.
      This discussion generally is limited to the U.S. federal income tax consequences to investors who are beneficial owners of the Debentures or shares of our Class A common stock into which the Debentures may be converted and who hold the Debentures or shares of our Class A common stock into which the Debentures may be converted as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons who hold the Debentures or shares of our Class A common stock into which the Debentures may be converted as part of a “straddle,” a “conversion transaction” or other integrated transaction, have a “functional currency” other than the U.S. dollar, trade in securities and elect to use a mark-to-market method of accounting for their securities holdings, are liable for alternative minimum tax, certain expatriates or former long-term residents of the United States, or are investors in pass-through entities that hold the Debentures or shares of our Class A common stock into which the Debentures may be converted. If a partnership holds the Debentures or shares of our Class A common stock into which the Debentures may be converted, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Debentures or shares of our Class A common stock into which the Debentures may be converted, you should consult your tax advisors. In addition, this discussion is generally limited to the tax consequences to holders that purchase the Debentures for cash from a selling Debenture holder pursuant to an offering of such Debentures under this prospectus in the first such sale of such Debentures by such selling Debenture holder after the Debentures are first registered with the SEC. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to a limited extent, any possible applicability of U.S. federal gift or estate tax.
      We have not sought any rulings from the Internal Revenue Service (which we refer to in this prospectus as the “IRS”), nor an opinion of counsel with respect to the U.S. federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take, or that a court will not sustain, a position concerning the tax consequences of the purchase, ownership or disposition of the Debentures or shares of our Class A common stock into which the Debentures may be converted different from that discussed below.
      Persons considering the purchase of Debentures or shares of our Class A common stock into which the Debentures may be converted should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.
      As used in this discussion, the term “United States Holder” means any beneficial owner of Debentures or shares of our Class A common stock into which the Debentures may be converted who is:

•	a citizen or resident of the United States for U.S. federal income tax purposes (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code);

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.
      A “Non-United States Holder” is any beneficial owner of Debentures that is an individual, corporation, estate or trust and is not a United States Holder and who is not, by reason of being either a United States expatriate or a former long-term resident, taxable under section 877 of the Code.
United States Holder
      Stated Interest. Interest received on the Debentures by a United States Holder will generally be taxable as ordinary interest income. A United States Holder generally must pay U.S. federal income tax with respect to the interest on the Debentures: (i) when it accrues, if the holder uses the accrual method of accounting for U.S. federal income tax purposes; or (ii) when the holder receives or is treated as receiving it, if the holder uses the cash method of accounting for U.S. federal income tax purposes.
      A United States Holder may make an election to include in gross income all interest that accrues on a Debenture (including stated interest, additional interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the Internal Revenue Service.
      Market Discount. If a United States Holder purchases a Debenture for an amount that is less than its stated redemption price at maturity (i.e., the par amount of the Debenture), the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.
      A United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Debenture as ordinary income to the extent of the market discount accrued on the Debenture at the time of the payment or disposition unless this market discount has been previously included in income by the United States Holder pursuant to an election by the United States Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the United States Holder as described under “— Stated Interest” above. If the Debenture is disposed of in certain nontaxable transactions (not including its conversion into Common Stock), accrued market discount will be included as ordinary income to the United States Holder as if such United States Holder had sold the Debenture in a taxable transaction at its then fair market value. In addition, the United States Holder may be required to defer, until the maturity of the Debenture or its earlier disposition (including certain nontaxable transactions, but not including its conversion into Common Stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Debenture.
      Upon conversion of a Debenture acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the Common Stock received. Any such market discount that is carried over to Common Stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the Common Stock. Whether a United States Holder that converts a Debenture with market discount into cash and shares of our common stock is required to recognize income with respect to all or a portion of its accrued market discount not previously included in income is uncertain. Prospective purchasers should consult their own tax advisors as to the tax treatment of the conversion of a Debenture for cash and shares of our common stock.
      Amortizable Bond Premium. If a United States Holder’s tax basis in a Debenture, immediately after the purchase, is greater than the stated redemption price at maturity of the Debenture, the Holder will be considered to have purchased the Debenture with amortizable bond premium. In general, amortizable bond premium with respect to any Debenture will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the Debenture. For this purpose only, a holder’s tax basis in a Debenture is reduced by an amount equal to the value of the option to convert the Debenture into Common Stock; the value of this conversion option may be determined under any reasonable method. The United States Holder may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the Debenture. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such Holder’s income with respect to the Debenture in that accrual period. A United States Holder who elects to amortize bond premium must reduce its tax basis in the Debenture by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.
      If a United States Holder makes a constant yield election (as described under “— Stated Interest” above) for a Debenture with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.
      Additional Interest/ Repurchase Options. Our failure to comply with the registration rights agreement, as described under “Description of the Debentures — Registration Rights; Additional Interest,” will cause the annual interest rate on the Debentures to temporarily increase. According to applicable Treasury Regulations, the possibility of a change in the interest rate on the Debentures will not affect the amount or timing of interest income recognized by a United States Holder of a note if the likelihood of the change, as of the date the Debentures are issued, is remote or incidental. We intend to take the position that the potential payments resulting from the failure to comply with the registration rights agreement are remote or incidental and, therefore, will not result in original issue discount with respect to the Debentures. Accordingly, any such increase in interest payable to a holder should be includible in such holder’s gross income as interest income at the time the payment is paid or accrues in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.
      In the event that there is a change of control, holders of Debentures will have the right to require us to repurchase their Debentures at 100% of the principal amount plus accrued and unpaid interest, if any (see “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change”). As with the possibility of our failure to comply with the registration rights agreement, we similarly intend to take the position that the possibilities of repurchase or redemption of Debentures are remote and do not intend to treat these possibilities as resulting in original issue discount with respect to the Debentures.
      Our determination that the above contingencies do not affect the yield to maturity of the Debentures is binding on a holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. Thus, there is no assurance that the IRS would not take a contrary position.
      Sale or Other Disposition of the Debentures. Except as discussed below under “— Receipt of Exchange Debentures,” “— Conversion of the Debentures Solely into Class A Common Stock,” “— Conversion of the Debentures into Cash,” and “— Conversion of the Debentures into Class A Common Stock and Cash,” a United States Holder will recognize taxable gain or loss on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note. The amount of a United States Holder’s gain or loss equals the difference between the amount received for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note (which will be taxable as interest income if not previously included in gross income), and the holder’s adjusted tax basis in the note. A United States Holder’s initial tax basis in a note equals the price paid for the note. Special rules may apply to Debentures redeemed in part.
      Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if such note was held by the United States Holder for more than one year. Under current law, net long-term capital gains of non-corporate holders generally are taxed at a maximum rate of 15%. Capital gain of a non-corporate holder that is not long-term capital gain will be taxed at ordinary income tax rates. The deduction of capital losses is subject to certain limitations.

      Conversion of the Debentures Solely into Class A Common Stock. A United States Holder’s conversion of a note solely into shares of our Class A common stock (other than cash in lieu of fractional share of Class A common stock and the amount of accrued interest deemed received on conversion (See “Description of The Debentures — Conversion Rights”)) will not be a taxable event. The fair market value of Class A common stock deemed received with respect to accrued interest will be taxed as a payment of interest as described under “— Stated Interest” above.
      In such circumstances, a United States Holder’s tax basis in our Class A common stock received upon conversion of a note (other than Class A common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will be the same as the United States Holder’s basis in the note at the time of conversion. The tax basis of Class A common stock received with respect to accrued interest will be the amount of such interest. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will generally equal the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in such fractional share. A holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the Class A common stock between the Class A common stock received upon conversion and the fractional share, in accordance with their respective fair market values.
      The United States Holder’s holding period for our Class A common stock received upon conversion will include the period during which such holder held the Debentures, except that the holding period of any Class A common stock received with respect to accrued interest will commence on the day after conversion.
      Conversion of the Debentures into Cash. If a United States Holder converts a note and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “— Sale or Other Disposition of the Debentures” above.
      Conversion of the Debentures into Class A Common Stock and Cash. If a United States Holder converts a note and we deliver a combination of our Class A common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain.
      Assuming such treatment, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our Class A common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “— Payments of Interest” above) over such holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).
      In such circumstances, a United States Holder’s tax basis in our Class A common stock received upon a conversion of a note (including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The receipt of cash in lieu of a fractional share will be treated in the same manner as described above under “— Conversion of the Debentures Solely into Class A Common Stock.”
      A United States Holder’s holding period for our Class A common stock received upon conversion will include the period during which such holder held the Debentures, except that the holding period of any Class A common stock received with respect to accrued interest will commence on the day after conversion.
      If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under “— Sale or Other Disposition of the Debentures” above. The receipt of our Class A common stock, on the other hand, would be treated as a partial tax-free conversion of the Debentures under which the United States Holder would apply the principles described under “— Conversion of the Debentures into Class A common stock” above. In such case, the holder’s basis in the note would be allocated pro rata between the Class A common stock and cash received, in accordance with their fair market value.

      United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our Class A common stock for Debentures upon conversion.
      Changes in Conversion Rate/Constructive Dividends. If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion rate of the Debentures were increased, such increase would be deemed to be the payment of a taxable dividend to holders of the Debentures to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment.
      If the conversion rate is increased at our discretion or in certain other circumstances (including in connection with the payment of additional shares or upon a non-stock change in control), such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our Class A common stock.
      Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders. Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our Class A common stock will not be a taxable constructive dividend.
      Distributions on Class A Common Stock. Distributions paid on our Class A common stock received upon a conversion of a note, other than certain pro rata distributions of Class A common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be included in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s basis in the Class A common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate United States Holders in tax years prior to 2009 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate United States Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.
      Sale or Other Disposition of Common Stock. A United States Holder generally will recognize taxable gain or loss on the sale or other disposition of Class A common stock received upon conversion of Debenture. The amount of a United States Holder’s gain or loss equals the difference between the amount received for the common stock (in cash or other property, valued at fair market value) and the holder’s adjusted tax basis in the Class A common stock. Any such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if such Class A common stock was held by the United States Holder for more than one year. Under current law, net long-term capital gains of non-corporate holders generally are taxed at a maximum rate of 15%. Capital gain of a non-corporate holder that is not long-term capital gain will be taxed at ordinary income tax rates. The deduction of capital losses is subject to certain limitations.
      Information Reporting and Backup Withholding. A United States Holder will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28%, when such holder receives interest payments on the Debenture, dividends on the Class A common stock, and proceeds upon the sale or other disposition of a note or Class A common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to a United States Holder if such holder provides his taxpayer identification number (“TIN”) in the prescribed manner unless:

•	the IRS notifies us or our agent that the TIN the holder provides is incorrect;

•	the holder fails to report interest and dividend payments that the holder receives on his tax return and the IRS notifies us or our agent that withholding is required; or

•	the holder fails to certify under penalties of perjury that (i) the holder provided to us his correct TIN, (ii) the holder is not subject to backup withholding, and (iii) the holder is a U.S. person (including a U.S. resident alien).
      If the backup withholding tax does apply to a particular United States Holder, such holder may use the amounts withheld as a refund or credit against his U.S. federal income tax liability as long as the holder provides certain information to the IRS in a timely manner.
Non-United States Holders
      This section applies to Non-United States Holders.
      For purposes of the discussion below, interest (including additional interest, if any), dividends and gain on the sale, exchange, redemption or repayment of Debentures or Class A common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the Non-United States Holder’s conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.
      Interest. Subject to the discussion below regarding backup withholding, interest paid on the Debentures (including “additional interest” as discussed above at “— Additional Interest/ Repurchase Option”) to a Non-United States Holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the Debentures will qualify as portfolio interest if the Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of the issuer’s stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which the issuer is a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business and (iv) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the IRS designates), prior to the payment that such holder is not a United States person and provides such holder’s name and address or a financial institution holding the note on behalf of the holder certifies, under penalty of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.
      The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular, graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-United States Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or lesser amount under an applicable income tax treaty) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a Non-United States Holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a Non-United States Holder must provide a properly executed Form W-8ECI (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms must be periodically updated. A Non-United States Holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. TIN on a Form W-8BEN. As an alternative to providing a Form W-8BEN, in certain circumstances, a Non-United States Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.
      Gain on Disposition. Subject to the discussion below concerning backup withholding, a Non-United States Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or repayment of a note (other than any amount representing accrued but unpaid interest, which will be treated as such) or Class A common stock unless (i) the gain is U.S. trade or business income in which case the branch profits tax may also apply to a corporate Non-United States Holder or (ii) the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to Debentures redeemed in part.

      Constructive Dividends. If a Non-United States Holder were deemed to have received a constructive dividend (see “— United States Holders — Constructive Dividends,” above), the Non-United States Holder generally would be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-United States Holder must comply with all certification requirements necessary to qualify for treaty benefits. In the case of any constructive dividend, it is possible that the United States federal tax on this constructive dividend would be withheld from interest, shares of your Class A common stock or sales proceeds subsequently paid or credited to a Non-United States Holder. A Non-United States Holder who is subject, to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
      Distributions on Common Stock. Dividends paid to a Non-United States Holder of Class A common stock generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
      If dividends received by a Non-United States Holder on Class A common stock constitute U.S. trade or business income, the Non-United States Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “— United States Holders — Distributions on Common Stock,” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our Class A common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-United States Holders.
      Federal Estate Taxes. Debentures held (or treated as held) by an individual who is a Non-United States Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such Debentures would have been exempt as portfolio interest if received by the Non-United States Holder at the time of his or her death without regard to whether the Non-United States Holder has completed Form W-8BEN and further provided that income on the Debentures was not U.S. trade or business income. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion above, but not for purposes of the U.S. federal estate tax discussion, and vice versa.
      An individual Non-United States Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Class A common stock will be required to include the value of the stock in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.
      Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-United States Holder any interest or dividends that are paid to the Non-United States Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides.
      Treasury Regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to such payments of interest or dividends with respect to which either the requisite certification that the Non-United States Holder is not a U.S. person, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent has actual knowledge, or reason to know, that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of Debentures or Class A common stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of Debentures or Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “United States Related Person”).
      In the case of the gross payment of proceeds from the sale, exchange, redemption or repayment of Debentures of Class A common stock to or through a non-United States office of a broker that is either a United States person or a United States Related Person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge, or reason to know, to the contrary.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder may be refunded or credited against the Non-United States Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.
      THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES AND SHARES OF OUR CLASS A STOCK INTO WHICH THE DEBENTURES MAY BE CONVERTED, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION
      We will not receive any of the proceeds of the sale of the Debentures and the Class A common stock issuable upon conversion of the Debentures offered by this prospectus. The Debentures and the underlying Class A common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying Class A common stock.
      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Debentures and the Class A common stock issuable upon conversion of the Debentures may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying Class A common stock by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      If the Debentures and the Class A common stock issuable upon conversion of the Debentures are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      The Debentures and the Class A common stock issuable upon conversion of the Debentures may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures and underlying Class A common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the underlying Class A common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
      In connection with the sales of the Debentures and the Class A common stock issuable upon conversion of the Debentures or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and the underlying Class A common stock in the course of hedging their positions. The selling securityholders may also sell the Debentures and the underlying Class A common stock short and deliver the Debentures and the underlying Class A common stock to close out short positions, or loan or pledge Debentures and the underlying Class A common stock to broker-dealers that, in turn, may sell the Debentures and the underlying Class A common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the Class A common stock issuable upon conversion of the Debentures by the selling securityholders. The selling securityholders may decide not to sell all or a portion of the Debentures and the underlying Class A common stock offered by them pursuant to this prospectus or may decide not to sell Debentures or the underlying

Class A common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the Debentures and the underlying Class A common stock by other means not described in this prospectus. Any Debentures or underlying Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.
      Our Class A common stock is traded over-the-counter and is currently quoted on the Nasdaq National Market under the ticker symbol “DCEL.” We do not intend to apply for listing of the Debentures on any securities exchange or for quotation through Nasdaq. The Debentures originally issued in the private offerings are eligible for trading on The Portal Market of the National Association of Securities Deals, Inc. However, Debentures sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the Debentures.
      The selling securityholders and any other persons participating in the distribution of the Debentures or the Class A common stock issuable upon conversion of the Debentures will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and the underlying Class A common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying Class A common stock to engage in market-making activities with respect to the particular Debentures and underlying Class A common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Debentures and the underlying Class A common stock and the ability to engage in market-making activities with respect to the Debentures and the underlying Class A common stock.
      Under the registration rights agreement entered into with the initial purchasers of the Debentures issued in the private offerings, we agreed to, at our expense, use commercially reasonable efforts to keep the shelf registration statement of which this prospectus forms a part covering resales by holders of the Debentures and Class A common stock issuable upon conversion of the Debentures effective until the earliest of:

•	the date when the holders of transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act;

•	the date when all transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are registered under the shelf registration statement of which this prospectus forms a part and sold pursuant to such self registration statement; and

•	the date when all transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if

•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.
      However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in confidence.
      Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We also agreed to pay liquidated damages to certain holders of the Debentures and the shares of Class A common stock issuable upon conversion of the Debentures if the prospectus is unavailable for periods in excess of those permitted.
      We have agreed to pay substantially all of the expense incidental to the registration, offering and sale of the Convertible Debentures and the Class A common stock issuable upon conversion of the Debentures to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.
LEGAL MATTERS
      The validity of the issuance of the Debentures and the Class A common stock issuable upon conversion of the Debentures will be passed upon for us by McAfee & Taft, a Professional Corporation, Oklahoma City, Oklahoma.
EXPERTS
      The consolidated financial statements of Dobson Communications Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for identifiable intangible assets.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Debentures and the shares of Class A common stock issuable upon conversion of the Debentures offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information with respect to us, the Debentures and the Class A common stock issuable upon conversion of the Debentures offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. We also file with the Commission annual, quarterly and special reports and other information required by the Exchange Act. You may read and copy any document we file at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available from the Commission’s web site at: http://www.sec.gov.
      You may also obtain a copy of any of our filings with the Commission without charge by written or oral request directed to Dobson Communications Corporation, Attention: J. Warren Henry, Investor Relations, 14201 Wireless Way, Oklahoma City, Oklahoma 73134; (405) 529-8500.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$191,782,347	$139,884,107
Marketable securities	—	39,000,000
Restricted cash (Note 7)	294,000,000	—
Accounts receivable	137,642,069	99,941,071
Inventory	13,290,212	15,610,745
Prepaid expenses	16,307,556	8,509,486
Deferred tax assets	13,257,000	9,202,000

Total current assets	666,279,184	312,147,409

PROPERTY, PLANT AND EQUIPMENT, net (Note 6)	495,475,552	533,744,179

OTHER ASSETS:
Restricted investments	4,481,681	10,349,626
Wireless license acquisition costs	1,798,390,370	1,786,610,363
Goodwill	621,317,578	620,031,217
Deferred financing costs, net	45,070,810	43,025,883
Customer list, net	69,480,583	87,693,583
Assets held for sale	2,239,577	—
Other non-current assets	4,566,179	4,149,608

Total other assets	2,545,546,778	2,551,860,280

Total assets	$3,707,301,514	$3,397,751,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$97,529,887	$80,085,348
Accrued expenses	31,492,726	31,438,255
Accrued interest payable	69,671,524	74,471,790
Deferred revenue and customer deposits	29,436,302	28,881,603
Accrued dividends payable	10,990,655	19,404,780
Debt called for prepayment (Note 7)	297,862,832	—
Current portion of obligations under capital leases	—	305,449

Total current liabilities	536,983,926	234,587,225

OTHER LIABILITIES:
Notes payable (Note 7)	2,459,219,462	2,456,137,897
Deferred tax liabilities	280,743,204	283,744,665
Mandatorily redeemable preferred stock, net (Note 8)	71,208,691	236,094,326
Minority interest	6,240,752	5,422,043
Deferred gain on disposition of operating assets and other non-current liabilities	59,995,347	4,161,627
COMMITMENTS (Note 10)
SERIES F CONVERTIBLE PREFERRED STOCK (Note 8)	135,319,599	122,535,599
STOCKHOLDERS’ EQUITY:
Class A common stock, $.001 par value, 325,000,000 shares authorized and 143,748,048 shares issued at September 30, 2005 and 120,081,762 shares issued at December 31, 2004	143,748	120,082
Convertible Class B common stock, $.001 par value, 70,000,000 shares authorized and 19,418,021 shares issued at September 30, 2005 and December 31, 2004	19,418	19,418
Convertible Class C common stock, $.001 par value, 4,226 shares authorized and zero shares issued at September 30, 2005 and December 31, 2004	—	—
Convertible Class D common stock, $.001 par value, 33,000 shares authorized and zero shares issued at September 30, 2005 and December 31, 2004	—	—
Paid-in capital	1,379,443,415	1,206,362,528
Accumulated deficit	(1,222,016,048)	(1,118,001,904)
Less Class A common shares held in treasury, at cost, of 5,622,599 at December 31, 2004	—	(33,431,638)

Total stockholders’ equity	157,590,533	55,068,486

Total liabilities and stockholders’ equity	$3,707,301,514	$3,397,751,868

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,

	2005	2004

	(Unaudited)
OPERATING REVENUE:
Service revenue	$643,377,264	$569,728,005
Roaming revenue	195,009,354	154,902,068
Equipment and other revenue	46,856,933	33,923,131

Total operating revenue	885,243,551	758,553,204

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	219,214,521	185,457,094
Cost of equipment	96,776,864	81,646,761
Marketing and selling	105,484,407	95,763,467
General and administrative	144,843,610	131,725,257
Depreciation and amortization	151,011,437	141,538,872
Gain on disposition of operating assets	(2,370,772)	—

Total operating expenses	714,960,067	636,131,451

OPERATING INCOME	170,283,484	122,421,753

OTHER (EXPENSE) INCOME:
Interest expense	(184,456,663)	(161,476,501)
Gain from extinguishment of debt (Note 7)	—	5,738,861
(Loss) gain on redemption and repurchases of mandatorily redeemable preferred stock	(66,383,027)	6,478,563
Dividends on mandatorily redeemable preferred stock (Note 8)	(21,391,020)	(25,197,274)
Other income, net	2,610,325	2,229,621

LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(99,336,901)	(49,804,977)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,822,681)	(3,514,163)

LOSS BEFORE INCOME TAXES	(106,159,582)	(53,319,140)
Income tax benefit	9,442,497	13,139,384

LOSS FROM CONTINUING OPERATIONS	(96,717,085)	(40,179,756)
DISCONTINUED OPERATIONS: (Note 4)
Income from discontinued operations, net of income tax expense of $271,327	—	442,692

NET LOSS	(96,717,085)	(39,737,064)
Dividends on preferred stock	(6,708,275)	(6,189,878)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(103,425,360)	$(45,926,942)

BASIC AND DILUTED NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.75)	$(0.34)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	138,173,375	133,763,531

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2005

	Stockholders’ Equity

	Class A		Class B
	Common Stock		Common Stock				Treasury	Total
					Paid-in	Accumulated	Stock,	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	at Cost	Equity

	(Unaudited)
DECEMBER 31, 2004	120,081,762	$120,082	19,418,021	$19,418	$1,206,362,528	$(1,118,001,904)	$(33,431,638)	$55,068,486
Net loss	—	—	—	—	—	(96,717,085)	—	(96,717,085)
Preferred stock dividends	—	—	—	—	—	(6,708,275)	—	(6,708,275)
Issuance of common stock	23,666,286	23,666	—	—	166,180,169	—	—	166,203,835
Issuance of treasury stock	—	—	—	—	6,900,718	(588,784)	33,431,638	39,743,572

SEPTEMBER 30, 2005	143,748,048	$143,748	19,418,021	$19,418	$1,379,443,415	$(1,222,016,048)	$—	$157,590,533

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2005	2004

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(96,717,085)	$(40,179,756)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities, net of effects of acquisitions —
Depreciation and amortization	151,011,437	141,538,872
Amortization of bond discount and deferred financing costs	5,498,473	6,056,671
Deferred income taxes	(9,756,171)	(14,163,877)
Non-cash mandatorily redeemable preferred stock dividends	21,391,020	6,850,415
Loss (gain) on redemption and repurchases of mandatorily redeemable preferred stock	66,383,027	(6,478,563)
Gain on sale of assets	(30,111)	—
Gain on disposition of operating assets	(2,370,772)	—
Other operating activities	6,822,680	3,999,340
Changes in current assets and liabilities —
Accounts receivable	(37,700,998)	2,324,961
Inventory	2,320,533	(3,844,398)
Prepaid expenses and other	(7,909,820)	(8,311,928)
Accounts payable	17,444,539	(25,064,230)
Accrued expenses	(3,612,562)	(23,138,638)
Deferred revenue and customer deposits	554,699	660,829

Net cash provided by operating activities	113,328,889	40,249,698

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(113,238,459)	(117,815,549)
Purchase of wireless licenses and properties	(16,486,012)	(29,969,630)
Proceeds from the sale of assets	81,567,573	—
Receipt of funds held in escrow for contingencies on sold assets	—	11,354,020
Cash received from exchange of assets	—	21,978,720
Purchases of marketable securities	—	(25,000,000)
Sales of marketable securities	39,000,000	81,700,000
Increase in restricted cash	(294,000,000)	—
Other investing activities	(1,466,564)	80,893

Net cash used in investing activities	(304,623,462)	(57,671,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes and long-term debt	300,000,000	40,000,000
Repayments and purchases of long-term debt	—	(83,890,000)
Preferred stock dividends paid	—	(3,676,068)
Distributions to minority interest holders	(6,003,971)	(4,112,668)
Redemption and repurchases of exchangeable preferred stock	—	(17,375,750)
Exchange offer financing costs	(52,673,941)	—
Deferred financing costs	(6,599,003)	(1,801,653)
Maturities of restricted investments	6,001,695	—
Other financing activities	2,468,033	230,156

Net cash provided by (used in) financing activities	243,192,813	(70,625,983)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	51,898,240	(88,047,831)
CASH AND CASH EQUIVALENTS, beginning of period	139,884,107	151,539,339

CASH AND CASH EQUIVALENTS, end of period	$191,782,347	$63,491,508

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for —
Interest	$181,582,022	$172,324,712
Income taxes	$336,075	$1,940,971
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock dividend paid through the issuance of preferred stock	$8,577,492	$—
Class A common stock issued in preferred stock exchange	$203,457,373	$—
Net property and equipment disposed through exchange of assets	$—	$(11,793,362)
Net wireless license acquisition costs disposed through exchange of assets	$—	$(41,143,732)
The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
      The condensed consolidated balance sheet of Dobson Communications Corporation (“DCC”) and subsidiaries (collectively with DCC, the “Company”) as of September 30, 2005, the condensed consolidated statements of operations for the nine months ended September 30, 2005 and 2004, the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2005 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2005 and 2004 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented.
      The condensed consolidated balance sheet at December 31, 2004 was derived from audited financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles, or GAAP. The financial statements presented herein should be read in connection with the Company’s December 31, 2004 consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

1.	Organization
      The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin.
      The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

2.	Marketable Securities
      The Company invests in certain marketable securities and classifies these securities as available-for-sale under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, available-for-sale marketable securities are accounted for at fair value, with the unrealized gain or loss, if any, less applicable deferred income taxes, shown as a separate component of stockholders’ equity.
      The Company began classifying its investment in auction-rate securities as short-term marketable securities at December 31, 2004. Prior to this, the Company included these securities as cash and cash equivalents. Therefore, certain prior period amounts have been reclassified to conform to the current-year presentation. This change in classification has no effect on the amounts of total current assets, total assets, net loss or cash flow from operations of the Company.
      At September 30, 2005, the Company had no marketable securities. At December 31, 2004, the Company’s marketable securities consisted entirely of auction-rate securities totaling $39.0 million. At December 31, 2004, the carrying value and fair value of these securities were the same.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Stock-Based Compensation
      The Company accounts for its stock option plans under APB Opinion 25, “Accounting for Stock Issued to Employees,” under which no compensation expense is recognized. The following schedule shows the Company’s net loss applicable to common stockholders and net loss applicable to common stockholders per common share for the nine months ended September 30, 2005 and September 30, 2004, had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation.”

	Nine Months Ended
	September 30,

	2005	2004

	($ in thousands, except for
	per share amounts)
Net loss applicable to common stockholders:
As reported	$(103,425)	$(45,927)
Pro forma stock-based compensation, net of tax	(3,391)	(5,371)

Pro forma	$(106,816)	$(51,298)

Basic and diluted net loss applicable to common stockholders per common share:
As reported	$(0.75)	$(0.34)
Pro forma	$(0.77)	$(0.38)

4.	Discontinued Operations
      On February 17, 2004, the Company transferred its ownership in Maryland 2 rural service area, or RSA, wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company is the majority owner of these three markets. The Company accounted for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. Therefore, the Michigan 5 RSA assets, liabilities and results of operations have only been included in the accompanying condensed consolidated financials from the date of acquisition, February 17, 2004.
      The net income from the Maryland 2 RSA property is classified on the condensed consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

Nine Months
Ended
September 30, 2004

($ in thousands)
Operating revenue	$3,556
Income before income taxes	714
Income tax expense	(271)
Income from discontinued operations	443

5.	Business Combinations
      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA and certain other assets, as described above in Note 4.
      On June 15, 2004, the Company acquired certain assets, principally PCS licenses and an existing Global System for Mobile Communications, or GSM, General Packet Radio Service, or GPRS, and Enhanced Data for GSM Evolution, or EDGE, or GSM/ GPRS/ EDGE, network of NPI-Omnipoint Wireless, LLC, or NPI, for approximately $29.5 million.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On December 29, 2004, the Company completed the acquisition of the Michigan wireless assets of RFB Cellular, Inc., or RFB, and certain affiliates for $29.3 million. The Company purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code.
      On September 13, 2005, the Company, through its wholly owned subsidiary, American Cellular Corporation, or American Cellular, acquired the non-license wireless assets of Endless Mountains Wireless, LLC in Pennsylvania 4 RSA. The Company operates Endless Mountains’ licensed 850 MHz spectrum under a spectrum manager lease. In March 2006, the Company will have the right to acquire Endless Mountains’ Pennsylvania 4 RSA 850 MHz license, subject to Federal Communications Commission, or FCC, approval at the time of acquisition. If exercised, the Company’s acquisition of the license covering the leased spectrum is expected to close in mid-to-late 2006. The total purchase price for all acquired assets, including the FCC license, is approximately $12.2 million.
      The above business combinations are accounted for as purchases. Accordingly, the related statements of financial position and results of operations have been included in the accompanying condensed consolidated statements of operations from the date of acquisition. The unaudited pro forma financial information related to the Company’s 2004 and 2005 acquisitions has not been presented because these acquisitions, individually and in the aggregate, were not significant to the Company’s consolidated results of operations.

6.	Property, Plant and Equipment
      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense was $132.6 million for the nine months ended September 30, 2005 and $123.0 million for the nine months ended September 30, 2004. Listed below are the gross property, plant and equipment amounts and the related accumulated depreciation at the end of the periods described.

	September 30, 2005	December 31, 2004

	($ in thousands)
Gross property, plant and equipment	$1,058,710	$985,005
Accumulated depreciation	(563,234)	(451,261)

Property, plant and equipment, net	$495,476	$533,744

Tower Sale and Lease-Back
      The Company has entered into agreements to sell 563 towers to Global Towers, LLC and then lease them back under a lease with an initial ten-year term. These leases are accounted for as operating leases. On June 30, 2005, the Company completed the sale of 507 of these towers for approximately $77.0 million. This sale resulted in a total net gain of approximately $58.2 million, of which $0.9 million was recognized at June 30, 2005 and the remaining $57.3 million will be recognized over the life of the lease. This gain has and will continue to be recognized on the statement of operations as “Gain on disposition of operating assets.” Subsequent to September 30, 2005, the Company completed the sale of the remaining 56 towers on October 3, 2005 and one additional tower on October 7, 2005, for approximately $8.9 million. Therefore, these remaining assets are classified as assets held for sale on the Company’s September 30, 2005 balance sheet.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Notes Payable
      The Company’s notes payable as of September 30, 2005 and December 31, 2004 consisted of the following:

	September 30, 2005	December 31, 2004

	($ in thousands)
DCC senior floating rate notes	$150,000	$—
1.5% DCC senior convertible debentures	150,000	—
8.875% DCC senior notes	419,681	419,681
10.875% DCC senior notes, net of discount of $1.1 million at September 30, 2005 and $1.3 million at December 31, 2004(1)	297,863	297,683
8.375% Dobson Cellular Systems, Inc. senior notes	250,000	250,000
Dobson Cellular Systems, Inc. floating rate senior notes	250,000	250,000
9.875% Dobson Cellular Systems, Inc. senior notes	325,000	325,000
10% American Cellular senior notes	900,000	900,000
Other notes payable, net	14,538	13,774

Total notes payable	$2,757,082	$2,456,138

(1)	On October 17, 2005, the Company redeemed the entire $299.0 million outstanding principal amount of its 10.875% senior notes due 2010, plus accrued interest and the applicable redemption premium, as described below.
New Senior Notes
      On September 13, 2005, the Company completed its private offerings of $150.0 million principal amount of senior floating rate notes due 2012 and $150.0 million principal amount of senior convertible debentures due 2025. The net proceeds from the offerings, before expenses, were $294.0 million. In addition, the Company had granted the initial purchasers of the senior convertible debenture offering an option to purchase up to an additional $30.0 million principal amount of senior convertible debentures. On October 13, 2005, the initial purchasers exercised their right to purchase an additional $10.0 million principal amount of debentures. As of October 13, 2005, the aggregate principal amount of senior convertible debentures outstanding was $160.0 million.
      On October 17, 2005, the Company used $294.0 million of restricted cash, along with cash on hand, to pay the redemption price of the entire $299.0 million outstanding principal amount of its 10.875% senior notes due 2010, plus accrued interest and the applicable redemption premium. An approximate loss of $13.6 million, net of income tax, will be recognized in the fourth quarter of 2005, due to the redemption of these 10.875% senior notes. After completion of the refinancing in October 2005, the Company’s total indebtedness has been reduced to approximately $2,469.2 million.
2012 Senior Floating Rate Notes
      The senior floating rate notes, which mature on October 15, 2012, bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 4.25%. Interest payments are due on January 15, April 15, July 15 and October 15, commencing October 15, 2005. The notes are effectively subordinated to DCC’s existing and future secured indebtedness to the extent of the collateral securing that indebtedness, and to the existing and future liabilities of DCC’s subsidiaries; equal in right of payment to all of DCC’s existing and future unsecured senior indebtedness; and senior in right of payment to DCC’s future subordinated indebtedness.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2025 Senior Convertible Debentures
      The senior convertible debentures, which mature on October 1, 2025, bear interest at 1.50% per annum. Interest payments are due on April 1, and October 1, commencing April 1, 2006. The debentures will be convertible, under certain circumstances at the holders’ option, into shares of the Company’s Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $10.30 per share), subject to adjustments. Upon conversion of the debentures, the Company has the right to deliver shares of its Class A common stock, cash or a combination of cash and shares of its Class A commons stock. The debentures are effectively subordinated to DCC’s existing and future secured indebtedness to the extent of the collateral securing that indebtedness, and to the existing and future liabilities of DCC’s subsidiaries; equal in right of payment to all of DCC’s existing and future unsecured senior indebtedness; and senior in right of payment to DCC’s future subordinated indebtedness.
Other Debt Repurchases
      During the first quarter of 2004, the Company purchased $55.5 million principal amount of its 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest. The Company’s first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was approximately $6.1 million, net of deferred financing costs written off. In addition, during the second quarter of 2004, the Company redeemed the remaining $5.2 million of Dobson/ Sygnet senior notes and recognized a loss from extinguishment of debt of approximately $0.3 million due to the premium paid and the write off of related deferred financing costs.

8.	Redeemable Preferred Stock
      As of September 30, 2005 and December 31, 2004, the Company’s authorized and outstanding preferred stock was as follows:

		Number of	Number of					Other
		Shares	Shares					Features,
	Number of	Outstanding at	Outstanding at			Liquidation	Mandatory	Rights,
	Shares	September 30,	December 31,	Par Value		Preference	Redemption	Preferences
Class	Authorized	2005	2004	Per Share	Dividends	Per Share	Date	and Powers

Senior Exchangeable	13,854	13,854	46,181	$1.00	12.25% Cumulative	$1,000	Jan. 15, 2008	Non-voting
Senior Exchangeable	57,868	57,868	192,898	$1.00	13% Cumulative	$1,000	May 1, 2009	Non-voting
Series F	1,900,000	734,235	686,201	$1.00	7% Cumulative	$178,571	Aug. 18, 2016	Non-voting
Other	4,028,278	—	—	$1.00	—	—	—	—

	6,000,000	805,957	925,280

Repurchases
      On June 15, 2004, the Company’s board of directors authorized it to expend up to $50.0 million to repurchase some of the Company’s outstanding 12.25% and 13% senior exchangeable preferred stock. Through June 30, 2005 (prior to the completion of the Company’s recent exchange offer described below), the Company repurchased a total of 14,816 shares of 12.25% senior exchangeable preferred stock and 9,475 shares of 13% senior exchangeable preferred stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million, of which all have been canceled. These repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $6.5 million during the nine months ended September 30, 2004.
Exchange offer
      On August 23, 2005, the Company completed a private exchange offer and a publicly registered exchange offer with holders of its 12.25% senior exchangeable preferred stock and its 13% senior exchangeable preferred stock. The Company refers to the private exchange offer and the publicly registered exchange offer collectively

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
as the “exchange offer,” and the Company refers to its 12.25% senior exchangeable preferred stock and its 13% senior exchangeable preferred stock collectively as the “preferred stock.”
      In connection with the exchange offer, the Company issued 28,249,729 shares of Class A common stock and paid $50.2 million in cash for an aggregate of 167,356 shares of preferred stock. The Company also obtained the consent of the holders of a majority of its 12.25% senior exchangeable preferred stock and its 13% senior exchangeable preferred stock to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date of the exchange offer, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% senior exchangeable preferred stock and 13% senior exchangeable preferred stock are outstanding, and (2) waive compliance by the Company with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. As of September 30, 2005 all 167,356 shares of the preferred stock repurchased have been canceled. The Company intends to call a special meeting of stockholders in the near future to seek stockholder approval of the amendments to the certificates of designation. The Company incurred a loss on this transaction of approximately $66.4 million.
      On October 4, 2005, the Company entered into agreements with certain holders of its 12.25% senior exchangeable preferred stock and its 13% senior exchangeable preferred stock under which the holders agreed to exchange 8,700 shares of 12.25% senior exchangeable preferred stock and 30,021 shares of 13% senior exchangeable preferred stock for 5,982,040 shares of the Company’s Class A common stock and cash consideration of $1.6 million. Upon the closing of these transactions, the aggregate outstanding liquidation preference of the 12.25% senior exchangeable preferred stock and the 13% senior exchangeable preferred stock decreased from $71.7 million to $33.0 million. The Company expects to report a loss on this transaction of approximately $4.3 million in the fourth quarter of 2005.
Dividends on Preferred Stock
      The Company recorded dividends on its mandatorily redeemable preferred stock of $21.4 million for the nine months ended September 30, 2005, which are included in determining the Company’s net loss. These dividends consist of $4.2 million of unpaid accrued dividends on its 12.25% senior exchangeable preferred stock and $17.2 million of unpaid accrued dividends on its 13% senior exchangeable preferred stock. The Company recorded dividends on its conditionally redeemable preferred stock of $6.7 million for the nine months ended September 30, 2005, which are included in determining the Company’s net loss applicable to common stockholders.
      On September 12, 2005, the Company issued 48,034 shares of Series F preferred stock as payment in kind for dividends due on October 15, 2004 and April 15, 2005 on its outstanding Series F preferred stock. The Company also paid accrued interest on those dividends. On October 15, 2005, the Company issued 25,698 shares of Series F preferred stock as payment in kind for dividends due October 15, 2005 on its outstanding Series F preferred stock.
      The Company recorded dividends on its mandatorily redeemable preferred stock of $25.2 million for the nine months ended September 30, 2004, which are included in determining the Company’s net loss. These dividends consist of $5.3 million of dividends on its 12.25% senior exchangeable preferred stock and $19.9 million of dividends on its 13% senior exchangeable preferred stock. The Company recorded dividends on its conditionally redeemable preferred stock of $6.2 million for the nine months ended September 30, 2004, which consisted of unpaid accrued dividends on its Series F preferred stock and are included in determining the Company’s net loss applicable to common stockholders.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of September 30, 2005, accrued dividends payable were $2.1 million for the Company’s 12.25% senior exchangeable preferred stock and $8.9 million for the Company’s 13% senior exchangeable preferred stock.

9.	Earnings Per Share
      SFAS No. 128, “Earnings Per Share,” requires two presentations of earnings per share — “basic” and “diluted.” Basic net loss applicable to common stockholders per common share is computed by dividing net loss available to common stockholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted net loss applicable to common stockholders per common share is similar to basic net loss applicable to common stockholders per common share, except that the denominator, unless the effect of the additional shares is antidilutive, is increased to include the number of additional shares that would have been outstanding if the dilutive shares had been issued. Dilutive shares represent the amount of additional shares that would be required to be issued if all the options and convertible preferred stock that are “in the money” were exercised or converted. At September 30, 2005, shares that are potentially dilutive are Company granted stock options, totaling 11.2 million shares, shares of the Company’s Series F preferred stock, which are convertible into 15.0 million shares of the Company’s Class A common stock and shares of the Company’s senior convertible debentures which are convertible into 14.6 million shares of the Company’s Class A common stock. However, for the nine months ended September 30, 2005 and September 30, 2004, the Company had a net loss applicable to common stockholders, thus, these potential common shares were antidilutive. The table below sets forth the detailed computation of the Company’s basic and diluted earnings per common share.

	Nine Months Ended
	September 30,

	2005	2004

	($ in thousands, except per share data)
Net loss applicable to common stockholders	$(103,425)	$(45,927)
Basic and diluted net loss applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.70)	$(0.30)
Income from discontinued operations	—	0.01
Dividends on preferred stock	(0.05)	(0.05)

Basic and diluted net loss applicable to common stockholders per common share	$(0.75)	$(0.34)

Basic and diluted weighted average common shares outstanding	138,173,375	133,763,531

10.	Commitments and Contingencies
Commitments
      The Company is obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/GPRS/EDGE related products and services prior to June 9, 2007. If the Company fails to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of September 30, 2005, $45.5 million of this commitment has been fulfilled.
Contingencies
      Beginning on October 22, 2004, securities class action lawsuits were filed against the Company and several of its officers and directors in the United States District Court for the Western District of Oklahoma, alleging violations of the federal securities laws and seeking unspecified damages, purportedly on behalf of a

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
class of purchasers of the Company’s publicly traded securities in the period between May 6, 2003 and August 9, 2004. The lawsuits allege among other things that the Company concealed significant decreases in revenues and failed to disclose certain facts about its business, including that the Company’s rate of growth in roaming minutes was substantially declining, and that the Company had experienced negative growth in October 2003; that AT&T Wireless, the Company’s largest roaming customer, had notified the Company that it wanted to dispose of its equity interest in the Company that it had held since the Company’s initial public offering, significantly decreasing their interest in purchasing roaming capacity from the Company; that Bank of America intended to dispose of its substantial equity interest in the Company as soon as AT&T Wireless disposed of its equity interest in the Company; that the Company had been missing sales quotas and losing market share throughout the relevant period; and that the Company lacked the internal controls required to report meaningful financial results. The lawsuits further allege that the Company issued various positive statements concerning its financial prospects and subscriber information, the speed of the deployment of its GSM network and the continued growth in its roaming minutes, and that those statements were false and misleading. The court has consolidated these actions into No. CIV-04-1394-C and the consolidated action is pending. On July 5, 2005, motions to dismiss the consolidated complaint were filed on behalf of all defendants. Plaintiffs filed their response to the motions to dismiss on September 6, 2005. Reply briefs were filed by the defendants on October 3, 2005. Although the Company cannot predict or quantify the outcome with certainty, it intends to vigorously defend itself against the claims. Management does not believe that the litigation will have an adverse effect in any material respect on the Company.
      On May 27, 2005, the Securities and Exchange Commission, or SEC, notified the Company by letter that it had concluded its informal inquiry of the Company without taking further action or seeking any relief from the Company or its largest shareholder, Dobson CC Limited Partnership.
      The Company is party to various other legal actions arising in the normal course of business. None of these actions are believed by management to involve amounts that will be material to the Company’s consolidated financial position results of operations or liquidity.

11.	Recently Issued Accounting Pronouncements
      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.
      As a larger public entity, the Company will be required to apply Statement 123(R) as of the first annual reporting period that begins after June 15, 2005, which is the first quarter of 2006.
      Statement 123(R) covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.
      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, the Company has historically accounted for stock options using the accounting principles of Opinion 25. The impact of adopting the provisions of Statement 123(R) will be to increase the Company’s non-cash compensation expense in future periods. The Company has not determined the method that it will use to estimate the fair value of stock options as part of its adoption of Statement 123(R). As disclosed in the Note 3, using the Black-Scholes method of determining fair value in the past would have increased its non-cash compensation expense, net of

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
tax, by approximately $3.4 million for the nine months ended September 30, 2005 and $5.4 million for the nine months ended September 30, 2004. The provisions of the Company’s credit facility, outstanding notes and preferred stock do not include non-cash compensation expenses in the determination of financial covenants.

12.	Supplemental Condensed Consolidating Financial Information
      Set forth below is supplemental condensed consolidating financial information as required by DCC’s indenture for its 8.875% senior notes due 2013, and by the Dobson Cellular Systems, Inc., or Dobson Cellular, credit facility. The statement of operations information is presented without parent recognition of subsidiary results. Included are the condensed consolidating balance sheets, statement of operations and statement of cash flows of Dobson Communications Corporation as of September 30, 2005 and December 31, 2004, and for the nine months ended September 30, 2005 and 2004. Neither Dobson Cellular, American Cellular, the Non-guarantor subsidiaries, nor any of their subsidiaries guarantee any of DCC’s notes payable. DCC, Dobson Cellular and its subsidiaries do not guarantee any of American Cellular’s outstanding debt. Neither DCC, the Non-guarantor subsidiaries, nor American Cellular and its subsidiaries guarantee any of Dobson Cellular’s outstanding notes payable. However, Dobson Cellular’s subsidiaries do guarantee Dobson Cellular’s notes payable.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
As of September 30, 2005

			Non-
	Dobson	American	Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$105,593	$55,684	$23,297	$7,208	$—	$191,782
Restricted cash	—	—	—	294,000	—	294,000
Accounts receivable	84,597	53,045	—	—	—	137,642
Inventory	8,835	4,455	—	—	—	13,290
Prepaid expenses and other	20,612	8,938	15	—	—	29,565

Total current assets	219,637	122,122	23,312	301,208	—	666,279

PROPERTY, PLANT AND EQUIPMENT, net	331,931	163,545	—	—	—	495,476

OTHER ASSETS:
Net intercompany receivable (payable)	1,691	(9,199)	53,634	721,040	(767,166)	—
Restricted investments	4,460	22	—	—	—	4,482
Wireless license acquisition costs	1,104,867	679,435	9,676	4,412	—	1,798,390
Goodwill	45,362	574,813	—	1,143	—	621,318
Deferred financing costs, net	13,823	14,018	—	17,230	—	45,071
Customer list, net	22,026	47,454	—	—	—	69,480
Assets held for sale	2,143	97	—	—	—	2,240
Other non-current assets	27,906	650	10	1,624,373	(1,648,373)	4,566

Total other assets	1,222,278	1,307,290	63,320	2,368,198	(2,415,539)	2,545,547

Total assets	$1,773,846	$1,592,957	$86,632	$2,669,406	$(2,415,539)	$3,707,302

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$82,668	$14,806	$—	$56	$—	$97,530
Accrued expenses	19,052	12,981	(26)	(514)	—	31,493
Accrued interest payable	25,735	15,793	—	28,143	—	69,671
Deferred revenue and customer deposits	16,506	12,930	—	—	—	29,436
Accrued dividends payable	—	—	—	10,991	—	10,991
Debt called for prepayment	—	—	—	297,863	—	297,863

Total current liabilities	143,961	56,510	(26)	336,539	—	536,984

OTHER LIABILITIES:
Notes payable	1,592,166	914,538	—	719,681	(767,166)	2,459,219
Deferred tax liabilities	188,983	163,087	948	(72,275)	—	280,743
Mandatorily redeemable preferred stock, net	—	—	—	71,209	—	71,209
Deferred gain on disposition of operating assets and other non-current liabilities	36,781	29,456	—	—	—	66,237
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	135,320	—	135,320
STOCKHOLDERS’ (DEFICIT) EQUITY	(188,045)	429,366	85,710	1,478,932	(1,648,373)	157,590

Total liabilities and stockholders’(deficit) equity	$1,773,846	$1,592,957	$86,632	$2,669,406	$(2,415,539)	$3,707,302

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2004

			Non-
	Dobson	American	Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,427	$41,489	$48,303	$2,665	$—	$139,884
Marketable securities	39,000	—	—	—	—	39,000
Accounts receivable	59,528	40,413	—	—	—	99,941
Inventory	10,458	5,153	—	—	—	15,611
Prepaid expenses and other	10,636	7,065	10	—	—	17,711

Total current assets	167,049	94,120	48,313	2,665	—	312,147

PROPERTY, PLANT AND EQUIPMENT, net	356,602	177,142	—	—	—	533,744

OTHER ASSETS:
Net intercompany (payable) receivable	(3,975)	(6,183)	3,113	774,211	(767,166)	—
Restricted investments	10,350	—	—	—	—	10,350
Wireless license acquisition costs	1,103,353	669,169	9,676	4,412	—	1,786,610
Goodwill	46,776	572,113	—	1,142	—	620,031
Deferred financing costs, net	14,762	15,785	—	12,479	—	43,026
Customer list, net	28,441	59,253	—	—	—	87,694
Other non-current assets	3,443	697	—	1,624,383	(1,624,373)	4,150

Total other assets	1,203,150	1,310,834	12,789	2,416,627	(2,391,539)	2,551,861

Total assets	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$69,787	$10,298	$—	$—	$—	$80,085
Accrued expenses	18,380	13,141	—	(83)	—	31,438
Accrued interest payable	10,793	37,867	—	25,812	—	74,472
Deferred revenue and customer deposits	15,856	13,026	—	—	—	28,882
Accrued dividends payable	—	—	—	19,405	—	19,405
Current portion of obligations under capital leases	305	—	—	—	—	305

Total current liabilities	115,121	74,332	—	45,134	—	234,587

OTHER LIABILITIES:
Notes payable	1,592,166	913,774	—	717,364	(767,166)	2,456,138
Deferred tax liabilities	194,602	160,231	667	(71,755)	—	283,745
Mandatorily redeemable preferred stock, net	—	—	—	236,094	—	236,094
Deferred gain on disposition of operating assets and other non-current liabilities	5,423	4,161	—	—	—	9,584
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY	(180,511)	429,598	60,435	1,369,919	(1,624,373)	55,068

Total liabilities and stockholders’ (deficit) equity	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2005

			Non-
	Dobson	American	Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$373,257	$270,120	$—	$—	$—	$643,377
Roaming revenue	111,667	83,342	—	—	—	195,009
Equipment and other revenue	40,151	15,741	—	—	(9,035)	46,857

Total operating revenue	525,075	369,203	—	—	(9,035)	885,243

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	135,728	87,381	—	—	(3,895)	219,214
Cost of equipment	58,902	37,875	—	—	—	96,777
Marketing and selling	61,213	44,271	—	—	—	105,484
General and administrative	83,254	66,715	15	—	(5,140)	144,844
Depreciation and amortization	88,238	62,774	—	—	—	151,012
Gain on disposition of operating assets	(783)	(1,588)	—	—	—	(2,371)

Total operating expenses	426,552	297,428	15	—	(9,035)	714,960

OPERATING INCOME (LOSS)	98,523	71,775	(15)	—	—	170,283

OTHER (EXPENSE) INCOME:
Interest (expense) income	(112,656)	(71,344)	—	(56,604)	56,147	(184,457)
Loss from redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(66,383)	—	(66,383)
Dividends on mandatorily redeemable preferred stock	—	—	—	(21,391)	—	(21,391)
Other income (expense), net	5,053	(1,498)	1,169	54,034	(56,147)	2,611

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(9,080)	(1,067)	1,154	(90,344)	—	(99,337)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,823)	—	—	—	—	(6,823)

(LOSS) INCOME BEFORE INCOME TAXES	(15,903)	(1,067)	1,154	(90,344)	—	(106,160)
Income tax benefit (expense)	8,369	835	(438)	677	—	9,443

NET (LOSS) INCOME	$(7,534)	$(232)	$716	$(89,667)	$—	$(96,717)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2004

			Non-
	Dobson	American	Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$328,519	$241,209	$—	$—	$—	$569,728
Roaming revenue	88,863	66,039	—	—	—	154,902
Equipment and other revenue	25,074	14,062	—	—	(5,213)	33,923

Total operating revenue	442,456	321,310	—	—	(5,213)	758,553

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	113,606	72,392	—	—	(541)	185,457
Cost of equipment	47,113	34,534	—	—	—	81,647
Marketing and selling	52,957	42,806	—	—	—	95,763
General and administrative	70,717	65,665	15	—	(4,672)	131,725
Depreciation and amortization	79,508	62,031	—	—	—	141,539

Total operating expenses	363,901	277,428	15	—	(5,213)	636,131

OPERATING INCOME (LOSS)	78,555	43,882	(15)	—	—	122,422

OTHER (EXPENSE) INCOME:
Interest (expense) income	(68,131)	(71,339)	(1,137)	(66,806)	45,936	(161,477)
(Loss) gain from extinguishment of debt	(349)	—	—	6,088	—	5,739
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	6,478	—	6,478
Dividends on mandatory redeemable preferred stock	—	—	—	(25,197)	—	(25,197)
Other income (expense), net	4,686	(1,969)	508	44,941	(45,936)	2,230

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	14,761	(29,426)	(644)	(34,496)	—	(49,805)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(3,514)	—	—	—	—	(3,514)

INCOME (LOSS) BEFORE INCOME TAXES	11,247	(29,426)	(644)	(34,496)	—	(53,319)
Income tax (expense) benefit	(4,274)	11,182	245	5,986	—	13,139

INCOME (LOSS) FROM CONTINUING OPERATION	6,973	(18,244)	(399)	(28,510)	—	(40,180)
Income from discontinued operations, net of income tax expense	443	—	—	—	—	443

NET INCOME (LOSS)	$7,416	$(18,244)	$(399)	$(28,510)	$—	$(39,737)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005

			Non-
	Dobson	American	Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(7,534)	$(232)	$716	$(89,667)	$—	$(96,717)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities, net of effects of acquisitions —
Depreciation and amortization	88,238	62,774	—	—	—	151,012
Amortization of bond discount and deferred financing costs	1,459	2,537	—	1,502	—	5,498
Deferred income taxes	(8,696)	(821)	438	(677)	—	(9,756)
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	21,391	—	21,391
Loss on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	66,383	—	66,383
Gain on disposition of operating assets, net	(783)	(1,588)	—	—	—	(2,371)
Other operating activities	6,787	6	—	—	—	6,793
Changes in current assets and liabilities —
Accounts receivable	(25,068)	(12,633)	—	—	—	(37,701)
Inventory	1,623	698	—	—	—	2,321
Prepaid expenses and other	(7,009)	(896)	(5)	—	—	(7,910)
Accounts payable	12,880	4,508	—	56	—	17,444
Accrued expenses	15,613	(22,234)	57	2,951	—	(3,613)
Deferred revenue and customer deposits	651	(96)	—	—	—	555

Net cash provided by operating activities	78,161	32,023	1,206	1,939	—	113,329

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(76,972)	(36,266)	—	—	—	(113,238)
Purchase of wireless licenses and properties	(1,311)	(15,175)	—	—	—	(16,486)
Proceeds from the sale of assets	50,619	30,948	—	—	—	81,567
Sales of marketable securities	39,000	—	—	—	—	39,000
(Increase) decrease in receivable-affiliates	(29,630)	2,981	(26,212)	52,861	—	—
Increase in restricted cash	—	—	—	(294,000)	—	(294,000)
Other investing activities	(1,178)	(289)	—	—	—	(1,467)

Net cash used in investing activities	(19,472)	(17,801)	(26,212)	(241,139)	—	(304,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes	—	—	—	300,000	—	300,000
Distributions to minority interest holders	(6,004)	—	—	—	—	(6,004)
Exchange offer financing costs	—	—	—	(52,674)	—	(52,674)
Deferred financing costs	(521)	(5)	—	(6,073)	—	(6,599)
Maturities of restricted investments	6,002	—	—	—	—	6,002
Other financing activities	—	(22)	—	2,490	—	2,468

Net cash (used in) provided by financing activities	(523)	(27)	—	243,743	—	243,193

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	58,166	14,195	(25,006)	4,543	—	51,898
CASH AND CASH EQUIVALENTS, beginning of period	47,427	41,489	48,303	2,665	—	139,884

CASH AND CASH EQUIVALENTS, end of period	$105,593	$55,684	$23,297	$7,208	$—	$191,782

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2004

			Non-
	Dobson	American	Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$6,973	$(18,244)	$(399)	$(28,510)	$—	$(40,180)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	79,508	62,031	—	—	—	141,539
Amortization of bond discount and deferred financing costs	1,805	2,455	—	1,797	—	6,057
Deferred income taxes	3,683	(11,616)	(245)	(5,986)	—	(14,164)
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	6,850	—	6,850
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(6,478)	—	(6,478)
Other operating activities	2,882	24	—	1,093	—	3,999
Changes in current assets and liabilities —
Accounts receivable	(187)	2,512	—	—	—	2,325
Inventory	(2,319)	(1,525)	—	—	—	(3,844)
Prepaid expenses and other	(7,041)	(1,266)	(5)	—	—	(8,312)
Accounts payable	(18,858)	(6,206)	—	—	—	(25,064)
Accrued expenses	(6,614)	(19,327)	(14,163)	16,965	—	(23,139)
Deferred revenue and customer deposits	695	(27)	—	(7)	—	661

Net cash provided by (used in) operating activities	60,527	8,811	(14,812)	(14,276)	—	40,250

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(83,364)	(34,451)	—	—	—	(117,815)
Purchase of wireless licenses and properties	(29,970)	—	—	—	—	(29,970)
Receipt of funds held in escrow for contingencies on sold assets	7,185	4,169	—	—	—	11,354
Cash received from exchange of assets	21,978	—	—	—	—	21,978
Purchases of marketable securities	—	—	(25,000)	—	—	(25,000)
Sales of marketable securities	—	—	81,700	—	—	81,700
(Increase) decrease in receivable-affiliates	(29,066)	1,264	(72,391)	100,193	—	—
Other investing activities	138	(50)	—	(6)	—	82

Net cash (used in) provided by investing activities	(113,099)	(29,068)	(15,691)	100,187	—	(57,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	40,000	—	—	—	—	40,000
Repayments and purchases of long-term debt	(28,370)	—	—	(55,520)	—	(83,890)
Preferred stock dividends paid	—	—	—	(3,676)	—	(3,676)
Distributions to minority interest holders	(4,113)	—	—	—	—	(4,113)
Redemption and repurchases of exchangeable preferred stock	—	—	—	(17,376)	—	(17,376)
Investment in subsidiary	(2,300)	—	—	2,300	—	—
Capital contribution from parent	—	—	65,300	(65,300)	—	—
Other financing costs	(1,498)	(81)	—	8	—	(1,571)

Net cash provided by (used in) financing activities	3,719	(81)	65,300	(139,564)	—	(70,626)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(48,853)	(20,338)	34,797	(53,653)	—	(88,047)
CASH AND CASH EQUIVALENTS, beginning of period	59,387	27,505	3,801	60,846	—	151,539

CASH AND CASH EQUIVALENTS, end of period	$10,534	$7,167	$38,598	$7,193	$—	$63,492

Management’s Report on Internal Control Over Financial Reporting
      Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.
      Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein.
      The effectiveness of our or any system of disclosure controls and procedures is subject to certain limitations, including the exercise of judgment in designing, implementing and evaluating the controls and procedures, the assumptions used in identifying the likelihood of future events, and the inability to eliminate misconduct completely. As a result, there can be no assurance that our disclosure controls and procedures will detect all errors or fraud. By their nature, our or any system of disclosure controls and procedures can provide only reasonable assurance regarding management’s control objectives.
March 10, 2005

Report of Independent Registered Public Accounting Firm
To The Board of Directors and Stockholders of
Dobson Communications Corporation:
      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Dobson Communications Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Dobson Communications Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that Dobson Communications Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by COSO. Also, in our opinion, Dobson Communications Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by COSO.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Dobson Communications Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 10, 2005 expressed an unqualified opinion on those consolidated financial statements.
KPMG LLP
Oklahoma City, Oklahoma
March 10, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Dobson Communications Corporation:
      We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dobson Communications Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.
      As described in Note 2 to the consolidated financial statements, as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 related to the change in accounting for identifiable intangible assets with indefinite lives.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dobson Communications Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
KPMG LLP
Oklahoma City, Oklahoma
March 10, 2005

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2)	$139,884,107	$151,539,339
Marketable securities (Note 2)	39,000,000	56,700,000
Restricted cash and investments (Note 2)	—	11,343,618
Accounts receivable —
Customers, net of allowance for doubtful accounts of $2,216,271 in 2004 and $3,256,226 in 2003	99,941,071	97,318,214
Inventory (Note 2)	15,610,745	12,393,910
Prepaid expenses	8,509,486	7,618,961
Deferred tax assets	9,202,000	17,637,000

Total current assets	312,147,409	354,551,042

PROPERTY, PLANT AND EQUIPMENT, net (Note 2)	533,744,179	536,634,360

OTHER ASSETS:
Restricted assets (Note 2)	10,349,626	4,171,009
Wireless license acquisition costs (Note 2)	1,786,610,363	1,759,350,684
Goodwill (Note 2)	620,031,217	603,450,987
Deferred financing costs, net of accumulated amortization of $8,420,971 in 2004 and $4,598,256 in 2003 (Note 2)	43,025,883	51,368,901
Customer list, net of accumulated amortization of $91,630,917 in 2004 and $71,815,878 in 2003 (Note 2)	87,693,583	94,380,262
Other non-current assets	4,149,608	4,989,791
Assets of discontinued operations (Note 3)	—	70,043,464

Total other assets	2,551,860,280	2,587,755,098

Total assets	$3,397,751,868	$3,478,940,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$80,085,348	$104,440,157
Accrued expenses	31,438,255	31,124,598
Accrued interest payable	74,471,790	74,106,748
Deferred revenue and customer deposits	28,881,603	26,947,446
Current portion of credit facility and notes	—	5,500,000
Accrued dividends payable	19,404,780	8,604,061
Current portion of obligations under capital leases	305,449	782,000

Total current liabilities	234,587,225	251,505,010

OTHER LIABILITIES:
Credit facility and notes, net of current portion (Note 6)	2,456,137,897	2,409,684,567
Deferred tax liabilities (Note 11)	283,744,665	285,848,520
Mandatorily redeemable preferred stock, net (Note 8)	236,094,326	253,259,775
Minority interest	5,422,043	6,393,902
Other non-current liabilities	4,161,627	6,915,203
Liabilities of discontinued operations (Note 3)	—	29,252,943
Commitments (Note 7)
SERIES F CONVERTIBLE PREFERRED STOCK (Note 8)	122,535,599	122,535,599
STOCKHOLDERS’ EQUITY: (Note 9)
Class A common stock, $.001 par value,175,000,000 shares authorized and 120,081,762 and 119,997,356 shares issued in 2004 and 2003	120,082	119,998
Convertible Class B common stock, $.001 par value, 70,000,000 shares authorized and 19,418,021 shares issued in 2004 and 2003	19,418	19,418
Convertible Class C common stock, $.001 par value, 4,226 shares authorized and zero shares issued in 2004 and 2003	—	—
Convertible Class D common stock, $.001 par value, 33,000 shares authorized and zero shares issued in 2004 and 2003	—	—
Paid-in capital	1,206,362,528	1,205,138,956
Accumulated deficit	(1,118,001,904)	(1,057,788,169)
Less 5,622,599 and 5,709,353 Class A common shares held in treasury, at cost at December 31, 2004 and 2003	(33,431,638)	(33,945,222)

Total stockholders’ equity	55,068,486	113,544,981

Total liabilities and stockholders’ equity	$3,397,751,868	$3,478,940,500

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

OPERATING REVENUE:

Service revenue	$771,610,002	$505,859,702	$323,116,128
Roaming revenue	208,153,911	201,198,858	176,149,476
Equipment and other revenue	43,717,647	28,695,089	17,503,996

Total operating revenue	1,023,481,560	735,753,649	516,769,600

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization items shown separately below)	255,307,899	173,435,819	138,240,283
Cost of equipment	108,968,337	56,611,860	40,331,452
Marketing and selling	128,690,425	79,546,561	61,580,575
General and administrative	179,525,394	106,108,639	66,472,652
Depreciation and amortization	192,818,463	119,424,083	75,181,053

Total operating expenses	865,310,518	535,126,962	381,806,015

OPERATING INCOME	158,171,042	200,626,687	134,963,585

OTHER (EXPENSE) INCOME:
Interest expense	(219,658,519)	(138,147,936)	(108,330,823)
Gain (loss) from extinguishment of debt (Note 6)	40,401,261	(52,276,698)	2,201,755
Gain (loss) on redemption and repurchases of mandatorily redeemable preferred stock (Note 8)	6,478,563	(26,776,601)	—
Dividends on mandatorily redeemable preferred stock (Note 8)	(32,074,685)	(30,568,258)	—
Other income (expense), net	3,120,874	3,829,138	(1,636,593)

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(43,561,464)	(43,313,668)	27,197,924
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(4,866,532)	(6,541,861)	(6,520,636)
LOSS FROM INVESTMENT IN JOINT VENTURE (Note 5)	—	—	(184,380,882)

LOSS BEFORE INCOME TAXES	(48,427,996)	(49,855,529)	(163,703,594)
Income tax (expense) benefit (Note 11)	(3,635,201)	(844,828)	52,177,022

LOSS FROM CONTINUING OPERATIONS	(52,063,197)	(50,700,357)	(111,526,572)
DISCONTINUED OPERATIONS: (Note 3)
Income from discontinued operations, net of income tax expense of $271,327 in 2004, $7,321,053 in 2003, and $14,988,054 in 2002	442,692	11,944,875	24,454,191
Loss from discontinued operations from investment in joint venture (Note 5)	—	—	(326,955)
Gain from sale of discontinued operations, net of income tax expense of $9,062,587 for 2003 and $59,164,138 in 2002	—	14,786,325	88,314,922
Gain from sale of discontinued operations from investment in joint venture	—	—	6,736,056

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:	(51,620,505)	(23,969,157)	7,651,642
Cumulative effect of change in accounting principle, net of income tax benefit of $20,406,000 (Note 2)	—	—	(33,294,000)
Cumulative effect of change in accounting principle from investment in joint venture	—	—	(140,820,000)

NET LOSS	(51,620,505)	(23,969,157)	(166,462,358)
DIVIDENDS ON PREFERRED STOCK	(8,177,677)	(43,299,923)	(94,451,055)
GAIN ON REDEMPTION AND REPURCHASES OF PREFERRED STOCK	—	218,310,109	67,836,924

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(59,798,182)	$151,041,029	$(193,076,489)

BASIC NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.45)	$1.42	$(2.13)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,784,752	106,291,582	90,671,688

DILUTED NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.45)	$1.38	$(2.13)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,784,752	109,676,631	90,671,688

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Stockholders’ (Deficit) Equity

								Accumulated		Total
		Class A Common Stock		Class B Common Stock				Other		Stockholders’
	Comprehensive						Accumulated	Comprehensive	Treasury	(Deficit)
	Loss	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Loss	Stock at Cost	Equity

DECEMBER 31, 2001		39,682,561	$39,683	54,995,888	$54,996	$606,454,999	$(728,939,087)	$(16,150,869)	$(18,459,912)	$(157,000,190)
Net loss	$(166,462,358)	—	—	—	—	—	(166,462,358)	—	—	(166,462,358)
Amounts related to hedged transactions reclassed into earnings, net of tax	15,000,162	—	—	—	—	—	—	15,000,162	—	15,000,162
Ineffective hedge transaction of unconsolidated subsidiary reclassed into earnings, net of tax	321,876	—	—	—	—	—	—	321,876	—	321,876
Change in fair value of hedge transactions, net of tax	(251,895)	—	—	—	—	—	—	(251,895)	—	(251,895)

Total comprehensive loss	$(151,392,215)

Conversion of common stock		18,407	18	(18,407)	(18)	—	—	—	—	—
Increase in subscription receivable		—	—	—	—	(268,701)	—	—	—	(268,701)
Preferred stock dividends		—	—	—	—	—	(94,451,055)	—	—	(94,451,055)
Redemption of preferred stock		—	—	—	—	67,836,924	—	—	—	67,836,924
Purchase of treasury stock, at cost		—	—	—	—	—	—	—	(7,796,587)	(7,796,587)

DECEMBER 31, 2002		39,700,968	39,701	54,977,481	54,978	674,023,222	(989,852,500)	(1,080,726)	(26,256,499)	(343,071,824)
Net loss	(23,969,157)	—	—	—	—	—	(23,969,157)	—	—	(23,969,157)
Amounts related to hedged transactions reclassed into earnings, net of tax	1,382,213	—	—	—	—	—	—	1,382,213	—	1,382,213
Change in fair value of hedge transactions, net of tax	(301,487)	—	—	—	—	—	—	(301,487)	—	(301,487)

Total comprehensive loss	$(22,888,431)

Receipt of subscription receivable		—	—	—	—	9,979,616	—	—	—	9,979,616
Preferred stock dividends		—	—	—	—	—	(43,299,923)	—	—	(43,299,923)
Issuance and conversion of common stock		80,296,388	80,297	(35,559,460)	(35,560)	302,826,009	—	—	—	302,870,746
Increase in treasury stock, at cost		—	—	—	—	—	—	—	(8,498,206)	(8,498,206)
Issuance of treasury stock		—	—	—	—	—	(666,589)	—	809,483	142,894
Additional paid in capital from redemption of preferred stock		—	—	—	—	218,310,109	—	—	—	218,310,109

DECEMBER 31, 2003		119,997,356	119,998	19,418,021	19,418	1,205,138,956	(1,057,788,169)	—	(33,945,222)	113,544,981
Net loss and comprehensive loss	$(51,620,505)	—	—	—	—	—	(51,620,505)	—	—	(51,620,505)

Series F preferred stock dividends		—	—	—	—	—	(8,177,677)	—	—	(8,177,677)
Issuance of common stock		84,406	84	—	—	1,223,572	—	—	—	1,223,656
Issuance of treasury stock		—	—	—	—	—	(415,553)	—	513,584	98,031

DECEMBER 31, 2004		120,081,762	$120,082	19,418,021	$19,418	$1,206,362,528	$(1,118,001,904)	$—	$(33,431,638)	$55,068,486

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(52,063,197)	$(50,700,357)	$(111,526,572)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities, net of effects of acquisition —
Depreciation and amortization	192,818,463	119,424,083	75,181,053
Amortization of bond discounts and financing costs	7,802,169	8,887,519	10,932,538
Deferred income tax benefit (expense)	2,531,145	3,632,506	(35,532,284)
Non-cash mandatorily redeemable preferred stock dividends	13,728,072	7,173,660	—
(Gain) loss on redemption and repurchases of mandatorily redeemable preferred stock	(6,478,563)	26,776,601	—
Non-cash portion of loss (gain) from extinguishment of debt	18,551,794	52,276,698	(2,201,755)
Cash (used in) provided by operating activities of discontinued operations	(815,597)	26,796,213	25,439,406
Minority interests in income of subsidiaries	4,866,532	6,541,861	6,520,636
Loss from investment in joint venture	—	—	184,380,882
Other operating activities	71,763	245,396	(974,831)
Changes in current assets and liabilities —
Accounts receivable	(1,579,937)	16,850,103	38,185,548
Inventory	(2,774,598)	(3,203,846)	15,250,009
Prepaid expenses and other	(291,600)	(974,550)	1,277,742
Accounts payable	(25,746,269)	20,025,995	(18,003,344)
Accrued expenses	(2,194,523)	23,274,559	(1,784,325)
Deferred revenue and customer deposits	1,934,157	2,762,300	326,098

Net cash provided by operating activities	150,359,811	259,788,741	187,470,801

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(142,049,146)	(163,921,108)	(72,877,991)
Purchase of wireless licenses and properties	(61,094,444)	(57,659,199)	—
Cash acquired through acquisition of American Cellular Corporation	—	35,819,121	—
Receipt of funds held in escrow for contingencies on sold assets	11,354,020	7,094,075	—
Refund of deposits for FCC auction	—	—	107,300,000
(Decrease) increase in receivable-affiliate	—	(9,178,054)	483,618
Net proceeds from sale of discontinued operations	—	—	336,043,559
Cash received from exchange of assets	21,978,720	—	—
Proceeds from sale of property, plant and equipment	269,512	13,452	3,545,217
Cash used in investing activities of discontinued operations	(140,234)	(4,966,458)	(11,264,332)
Purchases of marketable securities	(65,000,000)	(45,000,000)	(76,200,000)
Sales of marketable securities	82,700,000	105,350,000	—
Other investing activities	87,177	13,453,062	(18,650,382)

Net cash (used in) provided by investing activities	(151,894,395)	(118,995,109)	268,379,689

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities and notes	899,000,000	2,100,000,000	389,500,000
Repayments and repurchases of credit facilities and notes	(859,209,000)	(1,850,019,072)	(734,790,522)
Distributions to minority interest holders	(5,754,722)	(8,039,860)	(6,549,176)
Redemption and repurchases of mandatorily redeemable preferred stock	(17,375,750)	(347,588,244)	(38,691,210)
Preferred stock dividends paid	(3,676,068)	(12,008,340)	—
Purchase of common stock	—	—	(7,796,587)
Purchase of restricted investments	(5,860,000)	(525,000)	—
Maturities of restricted investments, net of interest	—	83,600	92,763
Deferred financing costs	(16,852,045)	(47,105,227)	(189,924)
Issuance of common stock	230,156	903,263	—
Other financing activities	(623,219)	41,383	(1,525,822)

Net cash (used in) provided by financing activities	(10,120,648)	(164,257,497)	(399,950,478)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,655,232)	(23,463,865)	55,900,012
CASH AND CASH EQUIVALENTS, beginning of year	151,539,339	175,003,204	119,103,192

CASH AND CASH EQUIVALENTS, end of year	$139,884,107	$151,539,339	$175,003,204

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for —
Interest	$206,956,137	$94,361,078	$115,382,160
Income taxes	$1,976,374	$3,408,385	$3,690,373
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock dividend paid through the issuance of preferred stock (prior to the implementation of SFAS 150)	$—	$24,185,000	$80,338,000
Transfer of fixed assets to affiliates	$—	$277,453	$407,403
Net property and equipment (disposed) acquired through exchange of assets	$(11,793,362)	$8,436,363	$—
Net wireless license acquisition costs disposed through exchange of assets	$(41,143,732)	$(50,462,667)	$—
The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION
      The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Illinois, Kentucky, Kansas, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin.
Capital Resources and Growth
      The Company has substantial indebtedness and debt service requirements and is subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facility (described in Note 6), including financial covenants, the Company will be unable to borrow under the credit facility during such time period to fund its ongoing operations, expected capital expenditures or other permissible uses.
      The Company’s ability to manage future growth will depend upon its ability to monitor operations, control costs and maintain effective quality controls, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company’s business could have a material adverse effect on the Company’s business, financial condition and results of operations.

2.	SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
      The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenue and expenses for the markets for which it provides wireless services. However, in a few of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders’ and partners’ shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.
      The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and stockholders for the execution and compliance with contracts and agreements and for filing of instruments required by law, which are made on behalf of these partnerships. The Company also maintains the books and records of these partnerships.
Business Segment
      The Company operates in one business segment pursuant to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”
Cash and Cash Equivalents
      Cash and cash equivalents of $139.9 million at December 31, 2004, and $151.5 million at December 31, 2003, consist of cash and cash equivalents including all highly liquid investments with maturities at the date of purchase of three months or less, and the carrying amounts approximate fair value. In addition to cash, the Company’s cash equivalents include money market funds.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Marketable Securities
      The Company invests in certain marketable securities and classifies these securities as available-for-sale under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, available-for-sale marketable securities are accounted for at fair value, with the unrealized gain or loss, less applicable deferred income taxes, shown as a separate component of stockholders’ equity.
      The Company began classifying its investment in auction-rate securities as short-term marketable securities at December 31, 2004. Prior to this, the Company included these securities as cash and cash equivalents. Therefore, certain prior period amounts have been reclassified to conform to the current-year presentation. This change in classification has no effect on the amounts of total current assets, total assets, net loss, or cash flow from operations of the Company.
      At December 31, 2004 and 2003, our marketable securities consisted entirely of auction-rate securities totaling $39.0 million and $56.7 million, respectively. As of December 31, 2004, the contractual maturities of these available-for-sale securities will begin to expire in 2040. The gross realized gains and losses were insignificant in 2004 and 2003. At December 31, 2004 and 2003, the carrying value and fair value of these securities were the same.
Restricted Cash and Investments
      Restricted cash and investments totaled $10.3 million at December 31, 2004, and $15.5 million at December 31, 2003. The December 31, 2004 balance primarily consists of cash holdings for RFB related to the assignment of certain spectrum licenses, which are pending FCC approval. The December 31, 2003 balance primarily consisted of an escrow reserve to cover any future contingencies related to the Company’s sale of certain markets to Verizon Wireless during February 2002. As a result of having no further contingencies related to the Verizon Wireless transaction, the Company received $7.1 million of the escrow reserve during February 2003, and $11.3 million of the escrow reserve during the first quarter of 2004.
Allowance for Doubtful Accounts
      Allowance for doubtful accounts of $2.2 million at December 31, 2004 and $3.3 million at December 31, 2003 are based on a percentage of aged receivables. The Company reviews it allowance for doubtful accounts monthly.
Inventory
      The Company values its inventory using the weighted average costing method of accounting or, if lower, estimated market value.
Property, Plant and Equipment
      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense was $167.9 million for the year ended December 31, 2004, $98.9 million for the year ended December 31, 2003 and $62.1 million for the year ended December 31, 2002.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Listed below are the major classes of property, plant and equipment, their estimated useful lives, in years, and their balances as of December 31, 2004 and 2003:

	Useful Life	2004	2003

		($ In thousands)
Wireless systems and equipment	3-10	$823,176	$648,537
Buildings and improvements	5-40	59,661	56,099
Vehicles, aircraft and other work equipment	3-10	7,706	7,693
Furniture and office equipment	5-10	88,747	72,160
Plant under construction		2,985	32,245
Land		2,730	2,730

Property, plant and equipment		985,005	819,464
Accumulated depreciation		(451,261)	(282,830)

Property, plant and equipment, net		$533,744	$536,634

Impairment of Long-Lived Assets
      The Company evaluates the carrying value of its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires the Company to review the carrying value of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such a circumstance were deemed to exist, the carrying value of the asset would be compared to the expected undiscounted future cash flows generated by the asset.
      As a result of technological advances, which led to the Company’s recent upgrade to GSM/ GPRS/ EDGE technology during 2004, the Company reassessed the useful lives and carrying values of its TDMA network assets during the fourth quarter of 2004. While no impairment was noted, this assessment did result in the reduction of the Company’s useful lives for these TDMA network assets. This reduction in the useful lives will result in an annual increase in depreciation expense totaling $6.6 million through 2007.
      The Company also evaluates the carrying value of its indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires the Company to evaluate the carrying value using its fair values at least annually. To complete this evaluation, the Company performs a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company’s policy to aggregate its wireless license acquisition costs. The Company determines the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. Upon implementation of SFAS No. 142 during 2002, the Company performed this comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. Based on the comparison, the Company determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. As a result, the Company recorded a charge, net of income tax benefit, of $33.3 million to reflect the write-down of its wireless license acquisition costs to their fair value and a charge of $140.8 million to reflect its equity in the write-down of the wireless license acquisition costs of its then 50% owned joint venture, American Cellular to their fair values.
      For goodwill, there is a two-step approach for assessing impairment. The first step requires a comparison of the fair value of the Company to its carrying amount, including goodwill. If the estimated fair value exceeds its carrying amount, then the goodwill is not deemed to be impaired. If the estimated fair value does not exceed its carrying value, the second step of the impairment test is performed, which measures the amount of impairment loss. During 2002, the Company identified impairments relating to its indefinite life intangible assets. At June 30, 2002 and continuing through August 2003, American Cellular failed to comply with the total debt leverage ratio required by its senior credit facility. Due to factors and circumstances impacting

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and its indefinite life intangible assets in accordance with SFAS No. 142. Based on these evaluations at June 30, 2002 and December 31, 2002, American Cellular concluded that there were impairments of its goodwill. Therefore, American Cellular recorded an impairment loss totaling $377.0 million at June 30, 2002, and an additional impairment loss of $423.9 million at December 31, 2002, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002. However, after recognizing the Company’s 50% interest in American Cellular’s impairment at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, the additional impairment loss at December 31, 2002, did not impact the Company’s results of operations or financial condition.
      The Company’s annual evaluations during 2003 and 2004 were completed and no impairment losses on its goodwill or its wireless license acquisition costs were required.
Wireless License Acquisition Costs
      Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. In accordance with SFAS No. 142, which was effective January 1, 2002, the Company no longer amortizes wireless license acquisition costs. Instead, the Company tests for the impairment of indefinite life intangible assets at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets.
Goodwill
      In accordance with SFAS No. 142, the Company continues to test for the impairment of goodwill at least annually and will only adjust the carrying amount of goodwill upon an impairment of the goodwill.
Deferred Financing Costs
      Deferred financing costs consist primarily of fees incurred to issue the Company’s credit facility and notes. Deferred financing costs are being amortized over the term of the debt of eight to ten years. Interest expense related to this amortization of $6.6 million was recorded in 2004, $8.4 million in 2003, and $9.3 million in 2002.
Customer List
      Customer list consists of amounts paid to acquire wireless customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years, which is based upon the Company’s historical and projected customer additions and reductions. Amortization expense of $24.9 million was recorded in 2004, $20.6 million in 2003 and $13.1 million in 2002. Based on the remaining expected life of the Company’s customer list, the future estimated amortization expense is approximately $24.1 million in 2005, $22.6 million in 2006 and 2007, $16.4 million in 2008 and $1.9 million in 2009.
Derivative Instruments and Hedging Activities
      The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity,” which requires the Company to record an asset or liability. All derivatives are recognized on the balance sheet at their fair value. All of the Company’s derivatives that qualify for hedge accounting treatment are “cash flow” hedges.
      The Company’s accumulated other comprehensive loss, net of income tax benefit, was $1.1 million as of December 31, 2002. the Company’s hedge contracts expired in April 2003, and were reclassified and expensed during 2003, leaving no balance as of December 31, 2003 or December 31, 2004. During 2004, 2003 and 2002,

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of the Company’s derivatives.
      By using derivative instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company’s policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers.
Revenue Recognition
      The Company recognizes service revenue over the period it is earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenue for services provided of $9.1 million as of December 31, 2004, and $10.0 million as of December 31, 2003, which is included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Equipment revenue is recognized when the equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred and are included in marketing and selling costs.
Advertising Costs
      Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations. Advertising costs amounted to $36.4 million for the year ended December 31, 2004, $19.2 million for the year ended December 31, 2003 and $13.9 million for the year ended December 31, 2002.
Income Taxes
      The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity’s taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.
Disposal of Long-Lived Assets
      The Company accounts for the disposal of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The discontinued operations described in Note 3 are reflected in the consolidated financial statements as “Income from Discontinued Operations.”

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stock-Based Compensation
      The Company accounts for its stock option plans under APB Opinion 25, “Accounting for Stock Issued to Employees,” under which no compensation expense is recognized. The following schedule shows the Company’s net (loss) income applicable to common stockholders and net (loss) income applicable to common stockholders per share for the last three years ended December 31, 2004, 2003 and 2002, had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation.” The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company’s results in future periods.

	2004	2003	2002

	($ In thousands, except for per share
	amounts)
Net (loss) income applicable to common stockholders:
As reported	$(59,798)	$151,041	$(193,076)
Pro forma stock-based compensation, net of tax	(6,499)	(6,142)	(8,722)

Pro forma	$(66,297)	$144,899	$(201,798)

Basic net (loss) income applicable to common stockholders per common share:
As reported	$(0.45)	$1.42	$(2.13)
Pro forma	$(0.50)	$1.36	$(2.23)
Diluted net (loss) income applicable to common stockholders per common share:
As reported	$(0.45)	$1.38	$(2.13)
Pro forma	$(0.50)	$1.32	$(2.23)
      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002:

	2004	2003	2002

	(Amounts expressed in
	percentages)
Interest rate	3.01%	3.25%	5.10%
Expected volatility	139.52%	150.63%	237.70%
Dividend yield	0%	0%	0%
      The weighted average fair value of options granted using the Black-Scholes option pricing model was $4.20 in 2004, $3.46 in 2003 and $2.09 in 2002 assuming an expected life of ten years.
Earnings Per Share
      SFAS No. 128, “Earnings Per Share,” requires two presentations of earnings per share — “basic” and “diluted.” Basic net (loss) income applicable to common stockholders per common share is computed by dividing net (loss) income available to stockholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted net (loss) income applicable to common stockholders per common share is similar to basic net (loss) income applicable to common stockholders per common share, except that the denominator, unless the effect of the additional shares is antidilutive, is increased to include the number of additional shares that would have been outstanding if the dilutive shares had been issued. Dilutive shares represent the amount of additional shares that would be required to be issued if all the options and convertible preferred stock that are “in the money” were exercised or converted. Shares that are potentially dilutive are Company granted stock options, totaling 9.6 million shares, and shares of the Company’s Series F preferred stock, which are convertible into 14.0 million shares of the Company’s Class A

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
common stock. The table below sets forth the detailed computation of the Company’s basic and diluted earnings per common share. Due to losses incurred in 2002 and 2004, the inclusion of additional shares was antidilutive.

	Year Ended December 31,

	2004	2003	2002

	($ In thousands, except per share data)
Net (loss) income applicable to common stockholder	$(59,798)	$151,041	$(193,076)
Basic net (loss) income applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.39)	$(0.48)	$(1.23)
Dividends on and repurchases of preferred stock	(0.06)	1.65	(0.29)
Discontinued operations	—	0.25	1.31
Change in accounting principle	—	—	(1.92)

Basic net (loss) income applicable to common stockholders per common share	$(0.45)	$1.42	$(2.13)

Basic weighted average common shares outstanding	133,784,752	106,291,582	90,671,688

Diluted net (loss) income applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.39)	$(0.46)	$(1.23)
Dividends on and repurchases of preferred stock	(0.06)	1.60	(0.29)
Discontinued operations	—	0.24	1.31
Change in accounting principle	—	—	(1.92)

Diluted net (loss) income applicable to common stockholders per common share	$(0.45)	$1.38	$(2.13)

Diluted weighted average common shares outstanding	133,784,752	109,676,631	90,671,688

      The Company’s Class C and Class D common stock is convertible into 111.44 shares of Class A common stock at the option of the holder. Due to this conversion feature, basic net (loss) income per common share is computed by the weighted average number of shares of common stock outstanding on an as converted basis for the period described.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table reconciles the net earnings and common shares outstanding used in the calculations of basic and diluted net (loss) income per share for 2004, 2003 and 2002.

	Net (Loss) Income
	Applicable to	Weighted Average
	Common	Common Shares
	Stockholders	Outstanding

	(In millions except per share data)
Year Ended December 31, 2004:
Basic net loss per share	$(0.45)	133.8
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	—	—

Diluted net loss per share	$(0.45)	133.8

Year Ended December 31, 2003:
Basic net income per share	$1.42	106.3
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	(0.04)	3.4

Diluted net income per share	$1.38	109.7

Year Ended December 31, 2002:
Basic net loss per share	$(2.13)	90.7
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	—	—

Diluted net loss per share	$(2.13)	90.7

Use of Estimates
      The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuations of intangible assets; valuation allowances for receivables and inventories; obligations related to employee benefits; and obligations related to acquired and sold properties. Actual results could differ from those estimates.
Significant Concentrations
      In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers, which provide for agreed-upon billing rates between the parties. Approximately 84% during the year ended December 31, 2004, 80% during the year ended December 31, 2003 and 76% during the year ended December 31, 2002 of the Company’s roaming revenue was earned from two wireless carriers.
Reclassifications
      Certain reclassifications have been made to the previously presented 2003 and 2002 balances to conform to the current presentation.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Recently Issued Accounting Pronouncements
      The FASB’s Emerging Issues Task Force issued “EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables,” to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. The Company adopted EITF 00-21 in July 2003 and it did not have a material impact on the Company’s financial condition or operations.
      In May, 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement was effective for interim periods beginning after June 15, 2003 and required that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to the Company’s statement of operations. Prior to June 15, 2003, the charges related to the mandatorily redeemable preferred stock were not reflected in net income (loss), but were reflected in determining net income (loss) applicable to common stockholders. At December 31, 2003, the carrying value of the Company’s mandatorily redeemable preferred stock was $253.3 million. The related dividends that would have been reflected as a financing expense was $40.5 million for the six months ended June 30, 2003. Subsequent to the adoption of SFAS No. 150 for the six months ended December 31, 2003, the Company has reflected $30.6 million of its dividends as a financing expense.
      In accordance with the provisions of EITF Topic D-42, as amended at the July 31, 2003 EITF meeting, the Company reduced the gain on the redemption of preferred stock previously reported in the fourth quarter of 2002 and first quarter of 2003 by the pro rata portion of the respective preferred stock issuance costs associated with the redeemed shares. The gains on the redemptions of preferred stock were reduced by $2.5 million and $1.6 million respectively, which reduced earnings per share for the respective periods by $0.03 and $0.02.
      At the September 29-30, 2004 meeting of the EITF, the SEC Staff announced Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.” EITF D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, intangible assets should be separately and directly valued and the resulting fair value recognized. The Company has used the “start-up” method to determine the fair value of its licenses. As a result, the Company’s financial condition or results was not impacted by the implementation of EITF Topic D-108.
      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.
      As a larger public entity, the Company will be required to apply Statement 123(R) as of the first annual reporting period that begins after December 15, 2005, which is the first quarter of 2006.
      Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, the Company has historically accounted for stock options using the accounting principles of Opinion 25. The impact of adopting the provisions of Statement 123(R) will be to increase the Company’s non-cash compensation expense in

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
future periods. The Company has not determined the method that it will use to estimate the fair value of stock options as part of its adoption of Statement 123(R). As disclosed in the notes to the Company’s consolidated financial statements, using the Black-Scholes method of determining fair value in the past would have increased its non-cash compensation expense, net of tax, by approximately $6.5 million in 2004, $6.1 million in 2003, and $8.7 million in 2002. The provisions of the Company’s credit facilities, outstanding notes, and preferred stock do not include non-cash compensation expenses in the determination of financial covenants. As a result, the effects of the adoption of Statement 123(R) will not have a significant impact on the Company’s financial condition or capital resources.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 specifies the criteria required to record a nonmonetary asset exchange using carryover basis. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after July  1, 2005. The Company will adopt this statement in the third quarter of 2005 and it is not expected to have a material impact on the consolidated financial statements when adopted.

3.	DISCONTINUED OPERATIONS
      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company is the majority owner of these three markets. The Company accounted for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. Therefore, the Michigan 5 RSA assets, liabilities and results of operations have only been included in the accompanying consolidated financials from the date of acquisition, February  17, 2004. However, as a result of a definitive agreement that was entered into prior to December 31, 2003, the Company’s consolidated financial statements were reclassified for all periods presented to reflect the operations, assets and liabilities of the Maryland 2 RSA wireless property as discontinued operations. In addition, the Company recognized a loss of $12.7 million, net of tax, for the year ended December 31, 2003, in connection with this exchange transaction. The assets and liabilities of such operations are classified as “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, on the December 31, 2003 consolidated balance sheet and consist of the following:

December 31, 2003

($ In thousands)
Current assets	$2,637
Property, plant and equipment, net	19,606
Wireless license acquisition costs, net	47,790
Other assets	10

Total assets of discontinued operations	$70,043

Current liabilities	$2,654
Accrued loss on discontinued operations	20,530
Deferred tax liabilities	6,069

Total liabilities of discontinued operations	$29,253

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The net income from the Maryland 2 RSA property is classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$3,556	$37,731	$45,136
Income before income taxes	714	7,656	11,340
Income tax expense	(271)	(2,909)	(4,309)
Income from discontinued operations	443	4,747	7,031
      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, which the Company then cancelled. The cost of the acquired Alaska assets was $126.0 million. The Company accounted for the exchange as a sale of the California properties and a purchase of the Alaska properties. Therefore, the Alaska assets, liabilities and results of operations have only been included in the accompanying consolidated financials from the date of acquisition, June 17, 2003. However, the Company’s consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the California properties, as discontinued operations. In addition, the Company recognized a gain of $27.5 million, net of tax, for the year ended December 31, 2003, in connection with this exchange transaction. Since the assets and liabilities were sold during 2003, no amounts were remaining as of December 31, 2003. In addition, the net income from the California properties were classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$—	$31,964	$69,642
Income before income taxes	—	11,610	19,842
Income tax expense	—	(4,412)	(7,540)
Income from discontinued operations	—	7,198	12,302
      On February 8, 2002, the Company sold California 7 RSA, Ohio 2 RSA and Georgia 1 RSA and its 75% ownership in Arizona 5 RSA, to Verizon Wireless for a total purchase price of $348.0 million, and American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. Proceeds from these transactions were used primarily to pay down bank debt. However, $11.3 million of these proceeds were being held in escrow to cover any future contingencies and are shown as restricted assets on the Company’s December 31, 2003 balance sheet. The Company received the $11.3 million in 2004. In addition, the Company recognized a gain on sale totaling $88.3 million, net of tax, for the year ended December 31, 2002, in connection with these transactions. These transactions were also accounted for as discontinued operations.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The net income from properties sold to Verizon Wireless is classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$—	$—	$12,570
Income before income taxes	—	—	8,260
Income tax expense	—	—	(3,139)
Income from discontinued operations	—	—	5,121
      The credit facility and notes of the Company are at the consolidated level and are not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations to properly reflect the interest that was incurred to finance the operations for these markets. Interest is allocated based on the percentage of market population. The interest expense allocated to discontinued operations was $5.2 million for the year ended December 31, 2003 and $13.0 million for the year ended December 31, 2002.
      The net loss from discontinued operations from the Company’s previous investment in joint venture represents the discontinued operations from American Cellular. Prior to August 19, 2003, the Company owned 50% of the joint venture, which owned American Cellular, therefore, only 50% of this loss is reflected on the Company’s statement of operations. The results from the Tennessee 4 RSA property, which was also sold to Verizon during February 2002, is summarized as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$—	$—	$2,319
Loss before income taxes	—	—	(1,090)
Income tax benefit	—	—	436
Loss from discontinued operations	—	—	(654)
      American Cellular also allocated a portion of interest expense to its discontinued operations to properly reflect the interest that was incurred by American Cellular to finance the operations of its Tennessee 4 RSA market. Interest is allocated based on the percentage of market population. The interest expense allocated to this market was $1.0 million for the year ended December 31, 2002.

4.	BUSINESS COMBINATIONS
      On August 8, 2003, American Cellular, a 50%-owned, indirect subsidiary of the Company, and ACC Escrow Corp., a newly formed, wholly owned, indirect subsidiary of the Company, completed the offering of $900.0 million aggregate principal amount of 10% senior notes due 2011. The senior notes were issued at par by ACC Escrow Corp. ACC Escrow Corp. was then merged into American Cellular as part of the American Cellular restructuring described below, and American Cellular assumed ACC Escrow Corp.’s obligations under these senior notes. The net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the restructuring. DCC is not a guarantor of these senior notes. All material subsidiaries of American Cellular are the guarantors of these senior notes.
      On August 19, 2003, the Company and American Cellular completed an exchange offer for American Cellular’s existing 9.5% senior subordinated notes due 2009. This exchange offer resulted in the restructuring of American Cellular’s indebtedness and equity ownership. As part of the American Cellular restructuring, holders of $681.9 million of the $700.0 million principal amount of American Cellular’s outstanding notes

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
tendered their notes for exchange. In exchange for the tendered notes, the tendering noteholders received from the Company 43.9 million shares of the Company’s Class A common stock, 681,900 shares of the Company’s Series F preferred stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of the Company’s Class A common stock, and $48.7 million in cash. The Company also issued an additional 4,301 shares of its Series F preferred stock and 276,848 shares of its Class A common stock in payment of certain fees. Upon consummation of the restructuring, American Cellular became a wholly owned indirect subsidiary of the Company. Therefore, American Cellular’s assets, liabilities and results of operations have been included in the accompanying consolidated financials from the date of acquisition.
      The calculation of the purchase price of American Cellular (including fees paid in conjunction with the restructuring of American Cellular) and the allocation of the acquired assets and assumed liabilities for American Cellular are as follows:

(In millions, except
share price)

Calculation and allocation of purchase price:
Shares of DCC common stock issued	44.2
Market price of DCC common stock	$6.84

Fair value of common stock issued	$302.0
Plus fair value of DCC convertible preferred stock issued	122.5
Plus cash paid to American Cellular noteholders	50.0

Total purchase price	474.5
Plus fair value of liabilities assumed by DCC:
Current liabilities	73.7
Long-term debt	912.6
Other non-current liabilities	1.8
Deferred income taxes	169.4

Total purchase price plus liabilities assumed	$1,632.0

Fair value of assets acquired by DCC:
Current assets	104.8
Property, plant and equipment	186.5
Wireless licenses	669.2
Customer lists	80.0
Deferred financing costs	18.8
Other non-current assets	0.6
Goodwill (non-deductible for income taxes)	572.1

Total fair value of assets acquired	$1,632.0

      As a result of the Company paying $474.5 million in common stock, preferred stock and cash, and assuming American Cellular’s liabilities totaling $1,157.5 million, the fair market value of the assets acquired by the Company was established at $1,632.0 million. The value of the 44.2 million shares of common stock was determined based on the average market price of the Company’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced. The preferred stock was valued at its negotiated price.
      To determine the purchase price allocation and the resulting recognition of goodwill, the Company analyzed all of the assets acquired. The Company reviewed the prior carrying value of the current assets and the property, plant and equipment and determined that the carrying value approximated the fair market value.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In the Company’s review of the wireless license acquisition costs and customer lists the Company determined that the fair values exceeded the prior carrying values and adjusted them accordingly. The Company completed the valuation of the wireless license acquisition costs during the fourth quarter of 2003, resulting in an increase of $100 million to American Cellular’s wireless license acquisition costs. As for the customer lists, the Company reviewed American Cellular’s customer base and considered several factors, including the cost of acquiring customers, the average length of contracts with these customers and the average revenue that they could provide, and increased the value by $65.6 million to $80.0 million. Finally, the deferred financing costs represent the costs associated with financing and acquisition of American Cellular and issuing American Cellular’s new 10% senior notes.
      The Company acquired the remaining equity interest in American Cellular to continue the Company’s strategy of owning rural and suburban wireless telecommunication service areas. As a result of the acquisition, the Company increased the number of service areas in which it is licensed to offer services and increased the number of its subscribers.
      Prior to the restructuring, American Cellular had net operating loss, or NOL, carryforwards of approximately $375.0 million. The restructuring transactions resulted in the reduction of approximately $225.0 million of those NOL carryforwards. After the restructuring, approximately $150.0 million of NOL carryforwards remain available to American Cellular. However, the restructuring also resulted in an ownership change within the meaning of the Internal Revenue Code, or I.R.C. Section 382 and the regulations thereunder. This ownership change limits the amount of previously generated NOL carryforwards that American Cellular can utilize to offset future taxable income on an annual basis. American Cellular has reviewed the need for a valuation allowance against these NOL carryforwards. Based on a review of taxable income, history and trends, forecasted taxable income, expiration of carryforwards and limitations on the annual use of the carryforwards, American Cellular has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the NOL carryforwards of American Cellular will be realized prior to their expiration.
      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, as described above in Note 3.
      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA, as described above in Note 3.
      On June 15, 2004, the Company acquired certain assets, principally PCS licenses and an existing GSM/ GPRS/EDGE network, of NPI-Omnipoint Wireless, LLC, or NPI, for approximately $29.5 million.
      On December 29, 2004, the Company completed the acquisition of the Michigan wireless assets of RFB and certain affiliates for $29.3 million. The Company purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code. Upon closing, the Company obtained control over most of these assets; however, assignment of certain spectrum licenses required FCC approval, which the Company later obtained. The spectrum licenses were assigned to the Company on June 22, 2005.
      The above business combinations are accounted for as purchases. Accordingly, the related statements of financial position and results of operations have been included in the accompanying consolidated statements of operations from the date of acquisition. The unaudited pro forma information set forth below includes all significant business combinations, as if the combinations occurred at the beginning of the period presented. The acquisition of American Cellular during 2003 was significant to the Company’s results of operations and thus, cumulatively the results from all the 2003 acquisitions, including the Alaska properties, were included in the pro forma information below. The unaudited pro forma financial information related to the Company’s 2004 acquisitions have not been presented because these acquisitions, individually or in aggregate were not

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
significant to the Company’s consolidated results of operations. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

	For the Year Ended
	December 31,

	2003	2002

	($ In thousands, except
	per share amounts)
Operating revenue	$1,075,787	$1,059,691
Loss from continuing operations	(24,131)	(765,680)
Net income (loss) before cumulative effect of accounting changes	2,600	(633,683)
Net income (loss)	2,600	(1,089,437)
Net income (loss) applicable to common stockholders	172,096	(1,123,403)
Net income (loss) applicable to common stockholders per common share	1.28	(8.35)

5.	INVESTMENT IN UNCONSOLIDATED JOINT VENTURE
      Through August 18, 2003, the Company owned a 50% interest in a joint venture that owned American Cellular Corporation (“American Cellular”). This investment was accounted for using the equity method of accounting. Beginning on June 30, 2002 and continuing through August 2003, American Cellular failed to comply with a financial covenant in its senior credit facility, which required that American Cellular not exceed a certain total debt leverage ratio. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. Based on the re-evaluations, American Cellular concluded that there was an impairment of its goodwill at June 30, 2002 and December 31, 2002. As a result, American Cellular recognized an impairment loss totaling $377.0 million at June 30, 2002 and an additional impairment loss of $423.9 million at December 31, 2002. After recognizing its 50% interest of the impairment loss at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, American Cellular’s additional impairment loss of $423.9 million at December 31, 2002 did not impact the Company’s results of operations or financial condition. The Company did not guarantee any of American Cellular’s obligations.
      The following is a summary of the significant operating results for the joint venture and its subsidiary, American Cellular, for the period from January 1, 2003 through August 18, 2003 and for the year ended December 31, 2002:

	Period from January 1,	For the Year
	2003 through	Ended
	August 18, 2003	December 31, 2002

	($ In thousands)
Operating revenue	$288,727	$452,830
Operating income (loss)	83,677	(687,342)
Income (loss) from continuing operations	2,339	(813,575)
Income from discontinued operations and sale of discontinued operations, net	—	12,818
Cumulative effect of change in accounting principle, net	—	(281,640)
Extraordinary gain, net	131,009	—
Dividends	(2,545)	(4,661)
Net income (loss) applicable to members	130,803	(1,087,058)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On August 19, 2003, as described above in Note 4, the Company and American Cellular completed the restructuring of American Cellular’s indebtedness and equity ownership. Upon consummation of the restructuring, American Cellular became a wholly owned indirect subsidiary of the Company. Therefore, as of December 31, 2003 and 2004, American Cellular’s balance sheet data is included in the Company’s consolidated balance sheet.

6.	CREDIT FACILITY AND NOTES
      The Company’s credit facility and notes as of December 31, 2004 and 2003, consisted of the following:

	2004	2003

	($ In thousands)
Credit facility	$—	$548,625
Dobson/ Sygnet senior notes	—	5,245
10.875% DCC senior notes, net of discount of $1.3 million	297,683	298,443
8.875% DCC senior notes	419,681	650,000
8.375% Dobson Cellular senior notes	250,000	—
Dobson Cellular floating rate senior notes	250,000	—
9.875% Dobson Cellular senior notes	325,000	—
10% American Cellular senior notes	900,000	900,000
Other notes payable, net	13,774	12,871

Total credit facility and notes	2,456,138	2,415,184
Less-current maturities	—	5,500

Total credit facility and notes	$2,456,138	$2,409,684

Credit Facility
      Dobson Cellular’s senior secured credit facility currently consists of a $75.0 million senior secured revolving credit facility.
      The Dobson Cellular credit facility is guaranteed by the Company, DOC and DOC Lease Co LLC, and is secured by a first priority security interest in all of the tangible and intangible assets of Dobson Cellular. The Dobson Cellular credit facility is not guaranteed by American Cellular or any of its subsidiaries. In connection with the offering by Dobson Cellular of its $825.0 million of senior secured notes in November 2004, Dobson Cellular repaid all outstanding borrowings under the Dobson Cellular credit facility totaling $599.5 million and amended it to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008. As of December 31, 2004, the Company had no borrowings under this amended credit facility.
      Under specified terms and conditions, including covenant compliance, the amount available under the Dobson Cellular credit facility may be increased by an incremental facility of up to $200.0 million. The Company has the right to make no more than four requests to increase the amount of the credit facility, such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the Dobson Cellular credit facility.
      Dobson Cellular also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity and upon certain asset sales by Dobson Cellular and its subsidiaries.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Dobson Cellular credit facility agreement contains covenants that, subject to specified exceptions, limit the Company’s ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.
Senior Notes
Dobson Communications 8.875% Senior Notes
      On September 26, 2003, the Company completed its offering of $650.0 million aggregate principal amount of 8.875% senior notes due 2013. The net proceeds from the sale of the notes were used to repay in full all amounts owing under the old bank credit facility of DOC, and to repay in part amounts owing under the bank credit facility of Sygnet Wireless, Inc. These senior notes rank pari passu in right of payment with any of the Company’s existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness. American Cellular is an unrestricted subsidiary for purposes of the Company’s 8.875% senior notes and is not subject to certain covenants contained in the related indenture.
      In connection with the closing of the sale of the notes, the Company entered into an indenture dated September 26, 2003 with Bank of Oklahoma, National Association, as Trustee. The indenture contains certain covenants including, but not limited to, covenants that limit the Company’s ability and that of its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting the Company’s restricted subsidiaries;

•	issue and sell capital stock of the Company’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.
      During the first quarter of 2004, the Company purchased $55.5 million principal amount of its 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest. The Company’s first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was $6.1 million, net of

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deferred financing costs. During November 2004, a portion of the proceeds from the offering by Dobson Cellular of $825.0 million of senior secured notes were used to repurchase approximately $174.8 million principal amount of the Company’s 8.875% senior notes. The Company reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $48.7 million in the fourth quarter of 2004 as a result of these repurchases.
Dobson Communications 10.875% Senior Notes
      On June 15, 2000, the Company completed a private sale of $300.0 million principal amount of its 10.875% senior notes maturing on July 1, 2010. The Company used $207.0 million of the net proceeds to repay indebtedness under the senior secured revolving credit facility of DOC, and the remaining proceeds were used for working capital and other general corporate purposes. The senior notes rank pari passu in right of payment with any of the Company’s existing and future unsubordinated indebtedness and are senior to all existing and future subordinated indebtedness. The notes are redeemable at any time. American Cellular is an unrestricted subsidiary for purposes of the Company’s 10.875% senior notes.
      In connection with the closing of the sale of the notes, the Company entered into an indenture with The Bank of New York, as successor trustee to United States Trust Company of New York. The indenture contains certain covenants consistent with the covenants noted above in the 8.875% senior notes.
      During November 2004, a portion of the proceeds from the offering by Dobson Cellular of $825.0 million of senior secured notes were used to repurchase approximately $1.0 million principal amount of the Company’s 10.875% senior notes. The Company reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $0.2 million in the fourth quarter of 2004 as a result of these repurchases.
New Dobson Cellular Senior Secured Notes
      On November 8, 2004, the Company’s wholly owned subsidiary, Dobson Cellular, completed the offering of $825.0 million senior secured notes, consisting of $250.0 million of 8.375% first priority senior secured notes due 2011, $250.0 million of first priority senior secured floating rate notes due 2011 and $325.0 million of 9.875% second priority senior secured notes due 2012. The notes are guaranteed on a senior basis by the Company, DOC, and Dobson Cellulars’ wholly owned subsidiaries, and the notes and guarantees are secured by liens on the capital stock of DOC and Dobson Cellular and on substantially all of the assets of DOC, Dobson Cellular and Dobson Cellulars’ subsidiaries that guarantee the notes, other than excluded assets (as defined in the indentures for the notes). The notes and guarantees rank pari passu in right of payment with existing and future senior indebtedness of Dobson Cellular and the guarantors, and senior to all existing and future subordinated indebtedness of Dobson Cellular and the guarantors.
      A portion of the proceeds from the offering was used to repay all amounts outstanding under Dobson Cellulars’ senior secured credit facility and to repurchase $175.8 million of previously outstanding debt securities and to fund the acquisition of RFB.

2011 Fixed Rate Notes
      Interest on the 2011 first priority senior secured notes accrues at the rate of 8.375% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The Company makes each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2011 Floating Rate Notes
      The 2011 first priority senior secured floating rate notes bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 4.75%. At December 31, 2004, LIBOR equaled 2.56% therefore, the interest rate on these notes was 7.31%.

2012 Fixed Rate Notes
      Interest on the 2012 second priority senior secured notes accrues at the rate of 9.875% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The Company makes each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
      In connection with the closing of the sale of the notes, Dobson Cellular and the guarantors entered into indentures with Bank of Oklahoma, as trustee for the notes due 2011, and BNY Midwest Trust Company, as trustee for the notes due 2012. The indentures contain certain covenants, including, but not limited to, covenants that limit the ability of Dobson Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting Dobson Cellulars’ restricted subsidiaries;

•	issue and sell capital stock of Dobson Cellulars’ restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in any business other than a permitted business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.
American Cellular Senior Notes
      In connection with the American Cellular reorganization, on August 8, 2003, ACC Escrow Corp., (now American Cellular) completed an offering of $900.0 million aggregate principal amount of existing 10% senior notes due 2011. These senior notes were issued at par. On August 19, 2003, ACC Escrow Corp. was merged into American Cellular, and the net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the offering and a portion of the expenses of the restructuring. Dobson Communications and Dobson Cellular are not guarantors of these senior notes.
      The indenture for American Cellular’s 10% senior notes includes certain covenants including, but not limited to, covenants that limit the ability of American Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	impose dividend or other payment restrictions affecting American Cellular’s restricted subsidiaries;

•	issue and sell capital stock of American Cellular’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.
      During 2001, American Cellular issued $700.0 million principal amount of 9.5% senior subordinated notes due 2009 at a discount of $6.9 million. The discount was being amortized over the life of the notes. In August 2003, as part of the restructuring of American Cellular, holders of $681.9 million outstanding principal amount of American Cellular’s senior notes surrendered their senior notes and received approximately $48.7 million in cash, 43.9 million shares of newly issued shares of the Company’s Class A common stock, and 681,900 shares of the Company’s Series F preferred stock, which has an aggregate liquidation preference of approximately $121.8 million and is convertible into a maximum of 13.9 million shares of the Company’s Class A common stock. The Company also issued an additional 4,301 shares of its Series F preferred stock and 276,848 shares of its Class A common stock in payment of certain fees. There remains outstanding $18.1 million principal amount of American Cellular’s 9.5% senior subordinated notes.
Minimum Future Payments
      Minimum future payments of the Company’s notes for years subsequent to December 31, 2004, are as follows:

($ In thousands)

2005	$—
2006	—
2007	—
2008	—
2009	13,774
2010 and thereafter	2,442,364

$2,456,138

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	LEASES, COMMITMENTS AND CONTINGENCIES
Leases
      The Company has numerous operating leases; these leases are primarily for its administrative offices, including its corporate office, retail stores, cell site towers and its locations and vehicles. Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 2004, are as follows:

Operating
Leases

($ In thousands)
2005	$46,300
2006	40,021
2007	33,708
2008	28,552
2009	23,475
2010 and thereafter	71,010
      Lease expense under the operating leases was $46.5 million for the year ended December 31, 2004, $30.5 million for the year ended December 31, 2003 and $22.5 million for the year ended December 31, 2002.
Commitments
      The Company is obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/ GPRS/ EDGE related products and services prior to June 9, 2007. If the Company fails to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of December 31, 2004, $27.5 million of this commitment has been fulfilled.
Contingencies
      Beginning on October 22, 2004, securities class action lawsuits were filed against the Company and certain of its officers and/or directors in the United States District Court for the Western District of Oklahoma, alleging violations of the federal securities laws and seeking unspecified damages, purportedly on behalf of a class of purchasers of the Company’s publicly traded securities in the period between May 19, 2003 and August 9, 2004. In particular, the lawsuits allege that the Company concealed significant decreases in revenues and failed to disclose certain facts about its business, including that the Company’s rate of growth in roaming minutes was substantially declining, and that it had experienced negative growth in October 2003; that AT&T, the Company’s largest roaming customer, had notified the Company that it wanted to dispose of its equity interest in the Company that it had held since the Company’s initial public offering, significantly decreasing their interest in purchasing roaming capacity from the Company; that Bank of America intended to dispose of its substantial equity interest in the Company as soon as AT&T disposed of its equity interest in the Company; that the Company had been missing sales quotas and losing market share throughout the relevant period; and that the Company lacked the internal controls required to report meaningful financial results. In addition, the lawsuits allege that the Company issued various positive statements concerning the Company’s financial prospects and the continued growth in its roaming minutes, and that those statements were false and misleading. The Company intends to vigorously defend itself against these claims.
      The Company has been in continuing discussions with the SEC regarding an informal inquiry regarding the timing of its disclosure that a controlling interest in the Company was pledged to secure a loan to DCCLP. The Company initially disclosed the pledge in September 2001, which it believes was timely, although the SEC disagrees with the Company’s position. The loan and pledge that are the subject of this inquiry no longer exist. As a result of the Company’s continuing discussions with the staff of the SEC, the Company has made,

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and there is pending, an offer of settlement to the SEC. Assuming the offer is accepted, there will be no fine or monetary penalty imposed on the Company or any other party, nor will such settlement otherwise have an adverse effect in any material respect on the Company.
      The Company is party to various other legal actions arising in the normal course of business. None of these actions are believed by management to involve amounts that will be material to the Company’s consolidated financial position, results of operation, or liquidity.

8.	REDEEMABLE PREFERRED STOCK
      As of December 31, 2004, 2003 and 2002, the Company’s authorized and outstanding preferred stock was as follows:

	No. of								Other
	Shares	No. of Shares	No. of Shares	No. of Shares					Features,
	Authorized at	Outstanding at	Outstanding at	Outstanding at			Liquidation	Mandatory	Rights,
	December 31,	December 31,	December 31,	December 31,	Par Value		Preference	Redemption	Preferences
Class	2004	2004	2003	2002	per Share	Dividends	per Share	Date	and Powers

Senior Exchangeable	46,181	46,181	60,997	374,941	$1.00	12.25% Cumulative	$1,000	Jan. 15, 2008	Non-voting
Senior Exchangeable	400,297	192,898	196,003	198,780	$1.00	13% Cumulative	$1,000	May 1, 2009	Non-voting
Series AA	—	—	—	200,000	$1.00	5.96% Cumulative	$1,000	Feb. 8, 2011	Non-voting
Class E	40,000	—	—	—	$1.00	15% Cumulative	$1,131.92	Dec. 23, 2010	Non-voting
Series F	1,900,000	686,201	686,201	—	$1.00	7% Cumulative	$178.571	Aug. 18, 2016	Non-voting
Other	3,613,522	—	—	—	—	—	—	—	—

	6,000,000	925,280	943,201	773,721

Issuance of Preferred Stock
      The Company issued 175,000 shares of 12.25% preferred stock in April 1998 and 64,646 shares of additional 12.25% preferred stock in December 1998, mandatorily redeemable on January 15, 2008 for $1,000 per share plus accrued and unpaid dividends. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock. On or before January 15, 2003, the Company could have paid dividends, at its option, in cash or in additional fully paid and nonassessable senior preferred stock having an aggregate liquidation preference equal to the amount of such dividends. However, after January 15, 2003, the Company was required to pay dividends in cash. Additionally, the Company may, at its option, exchange the preferred stock into interest bearing debentures. If the Company chooses to exchange the preferred stock into these debentures then all shares must be converted. These debentures would bear interest at the same rate as the dividend on the preferred stock and have a maturity date of January 15, 2008. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company’s board of directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2004, the Company’s 12.25% preferred stock totaled $46.2 million, less the unamortized financing costs of $0.9 million and the unamortized discount of $0.7 million.
      In May 1999, the Company issued 170,000 shares of 13% preferred stock mandatorily redeemable on May 1, 2009 for $1,000 per share. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock and equal to the 12.25% preferred stock. On or before May 1, 2004, the Company could have paid dividends, at its option, in cash or in additional shares having an aggregate liquidation preference equal to the amount of such dividends. However, after May 1, 2004, the Company was required to pay dividends in

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
cash. Additionally, the Company may, at its option, exchange the preferred stock into interest bearing debentures. If the Company chooses to exchange the preferred stock into these debentures then all shares must be converted. These debentures would bear interest at the same rate as the dividend on the preferred stock and have a maturity date of May 1, 2009. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company’s board of directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2004, the Company’s 13% preferred stock totaled $192.9 million, less the unamortized financing costs of $1.4 million.
      The Company issued 686,201 shares of Series F preferred stock on August 18, 2003, mandatorily redeemable on August 18, 2016, for $178.571 per share. Holders of the preferred stock are entitled to cumulative dividends from the date of issuance and a liquidation preference of $178.571 per share. In addition, the preferred stock is convertible at the option of the holder, making it a conditionally redeemable instrument until August 18, 2016. The Company may pay dividends at its option, at 6% in cash or at 7% in additional shares of Series F preferred stock. The preferred stock is redeemable at the option of the Company in whole or in part on and after August 18, 2005. Holders of the preferred stock have no voting rights. Each share of the Company’s Series F preferred stock is convertible into the Company’s Class A common stock at a conversion rate of $8.75 per share, subject to adjustment from time to time.
Repurchases of Preferred Stock
      During 2002, the Company repurchased a total of 40,287 shares of its 12.25% preferred stock and a total of 68,728 shares of its 13% preferred stock, which included dividends issued on the repurchased shares after the date of repurchase. The preferred stock repurchases totaled 109,015 shares for $38.7 million, all of which were canceled on December 31, 2002. Including deferred financing costs, this repurchase resulted in a gain on redemption and repurchases of preferred stock totaling $67.8 million. The gain on redemption and repurchases of preferred stock has been included in net income (loss) applicable to common stockholders.
      During the first quarter of 2003, prior to the adoption of SFAS No. 150, the Company repurchased a total of 32,707 shares of its 12.25% preferred stock and a total of 27,500 shares of its 13% preferred stock. The preferred stock repurchases totaled 60,207 shares for $36.6 million, all of which were canceled by March 31, 2003. Including deferred financing costs, these repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $23.6 million. In addition, AT&T Wireless transferred to the Company all of its Series AA preferred stock, which had a fair value that was substantially lower than the Company’s carrying value, thus resulting in a gain on redemption of preferred stock of $194.7 million. Therefore, the Company’s total gain from redemption and repurchases of preferred stock prior to adoption of SFAS No. 150 (on July 1, 2003) was $218.3 million. The gain on redemption and repurchases of preferred stock has been included in net income applicable to common stockholders. Subsequent to the adoption of SFAS No. 150, in 2003, the Company repurchased an additional 293,101 shares of its 12.25% preferred stock for an aggregate purchase price of $311.0 million, which, including fees and the related write off of deferred financing costs, resulted in a loss from redemption and repurchases of preferred stock of $26.8 million, which is included in the Company’s loss from continuing operations.
      During the year ended December 31, 2004, the Company repurchased a total of 14,816 shares of its 12.25% preferred stock and 9,475 shares of its 13% preferred stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million. These repurchases resulted in a gain from redemption and repurchases of preferred stock totaling $6.5 million. The gain from redemption and repurchases of preferred stock has been included in the Company’s loss from continuing operations. All repurchased shares of the Company’s 12.25% preferred stock and 13% preferred stock have been canceled.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Dividends on Preferred Stock
      The Company recorded preferred stock dividends in the form of additional shares of 12.25% and 13% preferred stock totaling 80,338 shares during 2002 and accrued dividends on its Series AA preferred stock of $12.1 million during 2002 which represented non-cash financing activity, and thus are not included in the accompanying consolidated statements of cash flows.
      The Company recorded preferred stock dividends of $73.9 million for the year ended December 31, 2003 consisting primarily of $34.2 million of cash dividends on its 12.25% preferred stock, $6.3 million through the issuance of additional and accrued shares on its 12.25% preferred stock, $25.1 million of dividends on its 13% preferred stock through the issuance of additional shares, $1.2 million of cash dividends and $1.6 million of accrued dividends on its Series F preferred stock and $5.5 million of accrued dividends on its Series AA preferred stock. As a result of implementing SFAS No. 150 on July 1, 2003, dividends on the Company’s mandatorily redeemable preferred stock began being presented as a financing expense, included in the Company’s net loss, while dividends on the Company’s conditionally redeemable preferred stock remained below the Company’s net loss. As a result of a mid-year implementation, for the year ended December 31, 2003, dividends on the Company’s mandatorily redeemable preferred stock are presented as both a financing expense, included in the Company’s net loss, and as an item below the Company’s net loss. Therefore, $30.6 million of the $73.9 million of preferred stock dividends are recorded as net loss on the statement of operations as a financing expense titled, “dividends on mandatorily redeemable preferred stock,” for the year ended December 31, 2003.
      The Company recorded dividends on its mandatorily redeemable preferred stock of $32.1 million for the year ended December 31, 2004, which are included in the Company’s net loss. These dividends consist of $5.2 million of cash dividends paid on its 12.25% preferred stock, $0.6 million of unpaid accrued dividends on its 12.25% preferred stock, $19.5 million of cash dividends paid on its 13% preferred stock and $6.8 million of unpaid accrued dividends on its 13% preferred stock. The Company recorded dividends on its conditionally redeemable preferred stock of $8.2 million for the year ended December 31, 2004, which consisted of $3.7 million of cash dividends and $4.5 million of unpaid accrued dividends on its Series F preferred stock and are included in determining the Company’s net loss applicable to common stockholders.
      At December 31, 2004, the Company had a total liquidation preference value of $44.6 million, net of deferred financing costs and discount, plus accrued dividends on its 12.25% preferred stock, $191.5 million, net of deferred financing costs, plus accrued dividends on its 13% preferred stock and $122.5 million plus accrued dividends on its Series F preferred stock.
      On September 29, 2004, and December 20, 2004, the Company announced that it would not declare or pay the cash dividend due in the fourth quarter of 2004 and the first quarter of 2005, respectively, on its outstanding 12.25% preferred stock or its outstanding 13% preferred stock. Unpaid dividends will accrue interest at the stated dividend rates, compounded quarterly. To the extent dividends are not paid prior to the mandatory redemption dates or prior to the Company’s repurchase of the preferred shares, the Company will be required to pay such dividends on the redemption dates to the extent it is permitted under applicable law to redeem the preferred stock on such dates. As a result of these unpaid dividends on the Company’s preferred stock, accrued dividends payable was $2.7 million for the Company’s 12.25% preferred stock, $10.6 million for the Company’s 13% preferred stock and $6.1 million for the Company’s Series F preferred stock, as of December 31, 2004.
      If the Company defers dividends on its outstanding 12.25% preferred stock and 13% preferred stock, it is not permitted to pay dividends on the Series F preferred stock. Therefore, the Series F preferred stock dividend due on October 15, 2004 with respect to this preferred stock was not paid, and will accrue interest at 7%, compounded semi-annually. If the Company does not make two semi-annual dividend payments (whether consecutive or not) on the Series F preferred stock, a majority of the holders of the Series F

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
preferred stock would have the right to elect two new directors to the Company’s board of directors. If the Company does not pay the dividend due April 15, 2005, this right to elect two directors would become exercisable.
      If the Company does not make four quarterly dividend payments (whether consecutive or not) on either its 12.25% preferred stock or its 13% preferred stock, a majority of the holders of the respective series of preferred stock would each have the right to elect two new directors each to the Company’s board of directors. Under these circumstances, the expansion of the Company’s board of directors by six new members would not constitute a change of control under the indentures governing its outstanding notes or Dobson Cellular’s senior secured credit facility.
Proposed Exchange Offer
      On January 18, 2005, the Company filed a registration statement with the U.S. Securities and Exchange Commission, relating to a proposed offer to exchange cash or shares of Class A common stock for up to all of its outstanding 12.25% preferred stock and 13% preferred stock, which the Company refers to as the “Exchange Offer”. On February 11, 2005, the Company filed an amendment to this registration statement that became effective February 14, 2005. In the amended Exchange Offer, for each share of preferred stock tendered, accepting holders would have received cash in the amount of $301 and one share of Series J mandatory convertible preferred stock, a new series of preferred stock to be created in connection with the exchange offer. The exchange offer was subject to a number of conditions, including that a minimum number of shares of preferred stock be tendered and not withdrawn prior to the expiration date of the exchange offer, which was March 15, 2005. The minimum tender condition was not satisfied and, as a result, the exchange offer expired on the expiration date without being consummated.

9.	STOCKHOLDERS’ EQUITY
      On November 7, 2002 through November 7, 2003, the Company’s board of directors authorized the Company to purchase up to 10 million shares of the Company’s outstanding Class A common stock. As of December 31, 2004, the Company had purchased 5,850,412 shares for $34.8 million, of which 5,622,599 was held as treasury stock and 227,813 was reissued under the employee stock purchase plan.
      The Company’s authorized and outstanding common stock was as follows:

							Other
	No. of Shares	No. of Shares	No. of Shares	No. of Shares			Features,
	Authorized at	Outstanding at	Outstanding at	Outstanding at	Par		Rights,
	December 31,	December 31,	December 31,	December 31,	Value per		Preference
Class	2004	2004	2003	2002	Share	Dividends	and Powers

Class A	175,000,000	114,459,163	114,288,003	35,131,837	$.001	As declared	Voting
Class B	70,000,000	19,418,021	19,418,021	54,977,481	$.001	As declared	Voting
Class C	4,226	—	—	—	$.001	As declared	Non-voting
Class D	33,000	—	—	—	$.001	As declared	Non-voting

	245,037,226	133,877,184	133,706,024	90,109,318

      Each share of the Company’s Class B common stock is convertible into one share of Class A common stock and each share of the Company’s Class C common stock and Class D common stock is convertible into 111.44 shares of Class A common stock at the option of the holder. Due to these conversion features, the Company’s calculation of its weighted average common shares outstanding is performed on an as converted basis (as discussed in Note 2). In addition, each share of the Company’s Class B common stock is entitled to 10 votes and each share of Class A common stock is entitled to one vote.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Additional shares of the Company’s Class A common stock have been reserved for issuance under the Company’s benefit plans. See Note 10 for discussion of the Company’s employee stock incentive plans and employee stock purchase plan.

10.	EMPLOYEE BENEFIT PLANS
401(k) Plan
      The Company maintains a 401(k) plan (the “Plan”) in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees’ contributions up to 4% of their salary. Contributions to the Plan charged to the Company’s operations were $1.7 million during the year ended December 31, 2004, $1.4 million during the year ended December 31, 2003 and $1.2 million during the year ended December 31, 2002, and were recorded as general and administrative expenses in the accompanying statements of operations.
Stock Option Plans
      The Company adopted its 1996 stock option plan, or the 1996 plan, its 2000 stock option plan, or the 2000 plan, and its 2002 stock option plan, or the 2002 plan, to encourage its key employees by providing opportunities to participate in the ownership and future growth through the grant of incentive stock options and nonqualified stock options. The plans also permit the grant of options to its directors. The Company’s compensation committee presently administers the 1996, 2000 and 2002 plans. The Company accounts for the plans under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.
      Under the 1996 plan, the board of directors granted both incentive and non-incentive stock options for employees, officers and directors to acquire Class C common stock and Class D common stock, which is convertible into shares of Class A common stock at a 111.44 to 1 basis at the time of exercise. Options granted under the 2000 and 2002 stock incentive plan can also be both incentive and non-incentive stock options for employees, officers and directors, however, all options granted under these plans are to purchase shares of Class A common stock.
      Under all the plans, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. All options vest at either a rate of 20% or 25% per year. The maximum number of shares for which the Company may grant options under the 2000 plan is 4,000,000 shares of Class A common stock. The maximum number of shares for which the Company may grant options under the 2002 plan was increased to 11,000,000 shares of Class A common stock. The number of shares under these plans are subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. As of December 31, 2004, the Company had outstanding options to purchase 9,577,935 shares of Class A common stock to approximately 135 employees, officers and directors. Shares subject to previously expired, cancelled, forfeited or terminated options become available again for grants of options. The shares that the Company will issue under the plan will be newly issued shares, or shares held as treasury shares.
      In July 2003, the Company’s board of directors adopted and approved a plan whereby options granted under the 2000 Plan could, at the election of the option holder, be exchanged for a specified number of new options to be granted no sooner than January 2004. The period to make the election to exchange these options ended on July 29, 2003. Any new options to be granted would be subject to the same vesting schedule as the surrendered options.
      As of July 29, 2003, all eligible option holders had elected to surrender their old options. Options totaling 2,405,000 shares were surrendered by a total of 65 option holders. On February 2, 2004, the Company issued

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
new options under the exchange agreements, all at an exercise price of $7.09 per share. The vesting schedule for each new option was the same as the replaced options. No options held by the Company’s non-management directors were included in the foregoing exchange program.
      Stock options outstanding under the Plans are presented for the periods indicated. In addition, all options are presented on an “as converted” basis since all shares are converted to Class A common stock upon exercise.

	2004		2003		2002

		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of period	5,759,252	$2.40	8,971,903	$7.50	4,350,870	$15.39
Granted	4,634,339	$5.02	100,000	$3.51	5,360,000	$2.13
Exercised	(36,419)	$2.30	(570,345)	$1.51	—	—
Canceled or forfeited	(779,237)	$3.49	(2,742,306)	$19.30	(738,967)	$14.97

Outstanding, end of period	9,577,935	$3.23	5,759,252	$2.40	8,971,903	$7.50

Exercisable, end of period	3,691,898	$3.39	1,789,540	$2.67	1,782,474	$11.77

      The following table summarizes information concerning currently outstanding and exercisable options:

		Weighted Average
	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Price Range	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$0.78-$ 2.00	154,612	2	$0.90	154,612	$0.90
$2.01-$ 4.00	8,366,263	9	$2.71	2,691,413	$2.25
$4.01-$ 8.00	1,007,060	6	$6.93	805,873	$6.89
$8.01-$23.00	50,000	6	$23.00	40,000	$23.00

$0.78-$23.00	9,577,935	8	$3.23	3,691,898	$3.39

Stock Purchase Plan
      The Dobson Communications Corporation 2002 Employee Stock Purchase Plan, or the Purchase Plan, was approved at the 2002 Annual Meeting of Stockholders. The Purchase Plan provides for 1,000,000 shares of the Company’s Class A common stock to be reserved for issuance upon exercise of purchase rights which may be granted under the Purchase Plan, subject to adjustment for stock dividends, stock splits, reverse stock splits and similar changes in the Company’s capitalization. The Purchase Plan is designed to encourage stock ownership by the Company’s employees. Employees elect to participate in the plan semi-annually. The plan period is six months. Shares are purchased at 85% of the market price of the Company’s Class A common stock. The price is determined as the lower of the price at the initial date or at the end of the six-month period. The Company’s Class A common stock purchased by employees under the stock purchase plan was 134,741 shares for the year ended December 31, 2004 and 141,059 shares for the year ended December 31, 2003.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	TAXES
      (Expense) benefit for income taxes for the years ended December 31, 2004, 2003 and 2002, was as follows:

	2004	2003	2002

	($ In thousands)
Federal income taxes — deferred	$5,305	$(756)	$46,685
State income taxes:
Current	(1,976)	3,408	(3,690)
Deferred	(6,964)	(3,497)	9,182

Total income tax (expense) benefit	$(3,635)	$(845)	$52,177

      The (expense) benefit for income taxes for the years ended December 31, 2004, 2003 and 2002 differ from amounts computed at the statutory rate as follows:

	2004	2003	2002

	($ In thousands)
Income taxes at statutory rate	$16,950	$16,951	$55,659
State income taxes, net of Federal income tax effect	1,290	1,994	6,548
Loss from unconsolidated subsidiary	—	—	(9,656)
(Gain) loss from redemption and repurchases of preferred stock	2,268	(10,175)	—
Dividends on mandatorily redeemable preferred stock	(11,226)	(11,616)	—
Valuation allowances	(10,227)	—	—
Other, net	(2,690)	2,001	(374)

Total income tax (expense) benefit	$(3,635)	$(845)	$52,177

      The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2004 and 2003, were as follows:

	2004	2003

	($ In thousands)
Current deferred income taxes:
Allowance for doubtful accounts receivable	$1,118	$1,678
Accrued liabilities	8,084	15,959

Net current deferred income tax asset	9,202	17,637

Noncurrent deferred income taxes:
Fixed assets	(98,902)	(73,866)
Intangible assets	(453,907)	(416,608)
Tax credits and carryforwards	383,876	302,247
Valuation allowance	(114,812)	(97,622)

Net noncurrent deferred income tax liability	(283,745)	(285,849)

Total net deferred income tax liability	$(274,543)	$(268,212)

      At December 31, 2004, the Company had NOL carryforwards of approximately $940 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2019.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Certain of the Company’s NOL carryforwards are subject to limitation, under I.R.C. section 382. The Company expects the annual limitation under I.R.C. section 382 to be approximately $240 million.
      The Company periodically reviews the need for a valuation allowance against deferred tax assets. Based on a review of taxable income, history and trends, forecasted taxable income and expiration of carryforwards, the Company has provided a valuation allowance for certain of its deferred tax assets, including certain state NOL carryforwards. The valuation allowance increased by $17.2 million in 2004 and was reflected in the Company’s loss from continuing operations.

12.	RELATED PARTY TRANSACTIONS
      The Company leases its corporate office and call center in Oklahoma City from its affiliate, DCCLP, for approximately $3.3 million per year.
      Prior to the acquisition of American Cellular, the Company provided certain services to American Cellular in accordance with a management agreement. Certain costs incurred by the Company were shared costs of the Company and American Cellular. These shared costs were allocated between the Company and American Cellular primarily based on each company’s pro rata population coverage and subscribers. Costs allocated to American Cellular from the Company were $12.3 million for the period from January 1, 2003 through August 18, 2003 and $17.1 million for the year ended December 31, 2002. In addition, the Company charged American Cellular for other expenses incurred by the Company on their behalf, primarily for compensation-related expenses, totaling $26.6 million for the period from January 1, 2003 through August 18, 2003 and $42.9 million for the year ended December 31, 2002.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS
      Unless otherwise noted, the carrying amount of the Company’s financial instruments approximates fair value. The Company estimates the fair value of its credit facility and notes based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturities.
      Indicated below are the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:

	2004		2003

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	($ In thousands)
Restricted cash and investments	$10,350	$10,350	$15,515	$15,515
Revolving credit facility	—	—	548,625	548,625
Dobson/ Sygnet senior notes	—	—	5,245	5,659
8.875% DCC senior notes	419,681	295,875	650,000	661,375
10.875% DCC senior notes	297,683	232,937	298,443	326,795
9.875% Dobson Cellular senior notes	325,000	321,750	—	—
8.375% Dobson Cellular senior notes	250,000	260,000	—	—
Dobson Cellular floating rate senior notes	250,000	258,750	—	—
9.50% American Cellular senior notes	13,774	11,880	12,851	13,044
10% American Cellular senior notes	900,000	776,250	900,000	999,000

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
      Set forth below is supplemental condensed consolidating financial information as required by DCC’s indenture for its 8.875% senior notes due 2013, and by the Dobson Cellular credit facility. The operations information is presented without parent recognition of subsidiary results. Included are the condensed consolidating Balance Sheet, Statement of Operations and Statement of Cash Flows of Dobson Communications Corporation as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002. Neither Dobson Cellular, American Cellular, DCC PCS nor any of their subsidiaries guarantee any of DCC’s notes payable. DCC, Dobson Cellular and its subsidiaries do not guarantee any of American Cellular’s outstanding debt. Neither DCC, DCC PCS, nor American Cellular and its subsidiaries guarantee any of Dobson Cellular’s outstanding notes payable. However, Dobson Cellular’s subsidiaries do guarantee Dobson Cellular’s notes payable. See Note 6 for a description of the Company’s credit facility and notes.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2004

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,427	$41,489	$48,303	$2,665	$—	$139,884
Marketable securities	39,000	—	—	—	—	39,000
Accounts receivable	59,528	40,413	—	—	—	99,941
Inventory	10,458	5,153	—	—	—	15,611
Prepaid expenses and other	10,636	7,065	10	—	—	17,711

Total current assets	167,049	94,120	48,313	2,665	—	312,147

PROPERTY, PLANT AND EQUIPMENT, net	356,602	177,142	—	—	—	533,744

OTHER ASSETS:
Net intercompany (payable) receivable	(3,975)	(6,183)	3,113	774,211	(767,166)	—
Restricted assets	10,350	—	—	—	—	10,350
Wireless license acquisition costs	1,103,353	669,169	9,676	4,412	—	1,786,610
Goodwill	46,776	572,113	—	1,142	—	620,031
Deferred financing costs, net	14,762	15,785	—	12,479	—	43,026
Customer list, net	28,441	59,253	—	—	—	87,694
Other non-current assets	3,443	697	—	1,624,383	(1,624,373)	4,150

Total other assets	1,203,150	1,310,834	12,789	2,416,627	(2,391,539)	2,551,861

Total assets	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$69,787	$10,298	$—	$—	$—	$80,085
Accrued expenses	18,380	13,141	—	(83)	—	31,438
Accrued interest payable	10,793	37,867	—	25,812	—	74,472
Deferred revenue and customer deposits	15,856	13,026	—	—	—	28,882
Accrued dividends payable	—	—	—	19,405	—	19,405
Current portion of obligations under capital leases	305	—	—	—	—	305

Total current liabilities	115,121	74,332	—	45,134	—	234,587

OTHER LIABILITIES:
Notes payable	1,592,166	913,774	—	717,364	(767,166)	2,456,138
Deferred tax liabilities	194,602	160,231	667	(71,755)	—	283,745
Mandatorily redeemable preferred stock, net	—	—	—	236,094	—	236,094
Other non-current liabilities	5,423	4,161	—	—	—	9,584
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ (deficit) equity	(180,511)	429,598	60,435	1,369,919	(1,624,373)	55,068

Total liabilities and stockholders’ (deficit) equity	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2003

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,387	$27,505	$3,801	$60,846	$—	$151,539
Marketable securities	—	—	56,700	—	—	56,700
Restricted cash and investments	7,179	4,165	—	—	—	11,344
Accounts receivable	61,903	35,415	—	—	—	97,318
Inventory	8,642	3,752	—	—	—	12,394
Prepaid expenses and other	16,945	8,301	10	—	—	25,256

Total current assets	154,056	79,138	60,511	60,846	—	354,551

PROPERTY, PLANT AND EQUIPMENT, net	331,434	205,200	—	—	—	536,634

OTHER ASSETS:
Net intercompany (payable) receivable	(71,353)	7,059	(59,780)	138,236	(14,162)	—
Restricted assets	4,171	—	—	—	—	4,171
Wireless license acquisition costs	1,076,083	669,169	9,676	4,423	—	1,759,351
Goodwill	31,784	570,525	—	1,142	—	603,451
Deferred financing costs, net	14,611	18,044	—	18,714	—	51,369
Other intangibles, net	19,127	75,253	—	—	—	94,380
Assets of discontinued operations	70,043	—	—	—	—	70,043
Other non-current assets	4,378	620	—	1,561,364	(1,561,372)	4,990

Total other assets	1,148,844	1,340,670	(50,104)	1,723,879	(1,575,534)	2,587,755

Total assets	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$86,506	$17,934	$—	$—	$—	$104,440
Accrued expenses	20,090	10,865	—	170	—	31,125
Accrued interest payable	2,773	39,557	14,162	31,777	(14,162)	74,107
Deferred revenue and customer deposits	14,414	12,526	—	7	—	26,947
Current portion of credit facility and notes	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	8,604	—	8,604
Current portion of obligations under capital leases	782	—	—	—	—	782

Total current liabilities	130,065	80,882	14,162	40,558	(14,162)	251,505

OTHER LIABILITIES:
Credit facility and notes, net of current portion	548,370	912,851	—	948,463	—	2,409,684
Deferred tax liabilities	136,691	169,162	835	97,089	(117,929)	285,848
Mandatorily redeemable preferred stock, net	—	—	—	253,260	—	253,260
Other non-current liabilities	6,495	6,814	—	—	—	13,309
Liabilities of discontinued operations	29,253	—	—	—	—	29,253
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ EQUITY (DEFICIT):
Total stockholders’ equity (deficit)	783,460	455,299	(4,590)	322,819	(1,443,443)	113,545

Total liabilities and stockholders’ equity (deficit)	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2004

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
OPERATING REVENUE:
Service revenue	$444,288	$327,322	$—	$—	$—	$771,610
Roaming revenue	120,284	87,870	—	—	—	208,154
Equipment and other revenue	32,485	18,183	—	—	(6,950)	43,718

Total operating revenue	597,057	433,375	—	—	(6,950)	1,023,482

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	156,799	99,230	—	—	(721)	255,308
Cost of equipment	63,866	45,102	—	—	—	108,968
Marketing and selling	71,926	56,765	—	—	—	128,691
General and administrative	96,697	89,038	19	—	(6,229)	179,525
Depreciation and amortization	109,508	83,310	—	—	—	192,818

Total operating expenses	498,796	373,445	19	—	(6,950)	865,310

OPERATING INCOME (LOSS)	98,261	59,930	(19)	—	—	158,172

OTHER (EXPENSE) INCOME:
Interest expense	(103,352)	(94,796)	(1,137)	(86,384)	66,011	(219,658)
(Loss) gain from extinguishment of debt	(14,549)	—	—	54,950	—	40,401
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	6,478	—	6,478
Dividends on mandatorily redeemable preferred stock	—	—	—	(32,075)	—	(32,075)
Other income (expense), net	5,829	(2,440)	714	65,029	(66,011)	3,121

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(13,811)	(37,306)	(442)	7,998	—	(43,561)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(4,867)	—	—	—	—	(4,867)

(LOSS) INCOME BEFORE INCOME TAXES	(18,678)	(37,306)	(442)	7,998	—	(48,428)
Income tax (expense) benefit	(66,325)	11,605	168	168,845	(117,928)	(3,635)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(85,003)	(25,701)	(274)	176,843	(117,928)	(52,063)
Income from discontinued operations, net of income tax expense	443	—	—	—	—	443

NET (LOSS) INCOME	(84,560)	(25,701)	(274)	176,843	(117,928)	(51,620)
Dividends on preferred stock	—	—	—	(8,178)	—	(8,178)
Dividend to parent	(878,104)	—	—	878,104	—	—

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(962,664)	$(25,701)	$(274)	$1,046,769	$(117,928)	$(59,798)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2003

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
OPERATING REVENUE:
Service revenue	$388,858	$117,002	$—	$—	$—	$505,860
Roaming revenue	161,251	39,948	—	—	—	201,199
Equipment and other revenue	25,320	5,673	—	—	(2,298)	28,695

Total operating revenue	575,429	162,623	—	—	(2,298)	735,754

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,564	35,460	—	—	(588)	173,436
Cost of equipment	41,508	15,104	—	—	—	56,612
Marketing and selling	58,530	21,017	—	—	—	79,547
General and administrative	76,588	31,210	20	—	(1,710)	106,108
Depreciation and amortization	90,777	28,647	—	—	—	119,424

Total operating expenses	405,967	131,438	20	—	(2,298)	535,127

OPERATING INCOME (LOSS)	169,462	31,185	(20)	—	—	200,627

OTHER (EXPENSE) INCOME:
Interest expense	(53,735)	(37,773)	(4,563)	(49,375)	7,298	(138,148)
Loss from extinguishment of debt	(52,277)	—	—	—	—	(52,277)
Loss from redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(26,777)	—	(26,777)
Dividends on mandatorily redeemable preferred stock	—	—	—	(30,568)	—	(30,568)
Dividend from Dobson Cellular	—	—	—	295,438	(295,438)	—
Dividend from American Cellular	—	—	—	14,900	(14,900)	—
Other income (expense), net	6,309	(426)	1,257	3,987	(7,298)	3,829

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	69,759	(7,014)	(3,326)	207,605	(310,338)	(43,314)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,541)	—	—	—	—	(6,541)

INCOME (LOSS) BEFORE INCOME TAXES	63,218	(7,014)	(3,326)	207,605	(310,338)	(49,855)
Income tax (expense) benefit	(22,023)	2,665	1,264	(100,680)	117,929	(845)

INCOME (LOSS) FROM CONTINUING OPERATIONS	41,195	(4,349)	(2,062)	106,925	(192,409)	(50,700)
Income from discontinued operations and disposal of discontinued operations, net of income tax expense	26,731	—	—	—	—	26,731

NET INCOME (LOSS)	67,926	(4,349)	(2,062)	106,925	(192,409)	(23,969)
Dividends on preferred stock	—	—	—	(43,300)	—	(43,300)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	—	218,310

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$67,926	$(4,349)	$(2,062)	$281,935	$(192,409)	$151,041

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2002

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
OPERATING REVENUE:
Service revenue	$322,825	$—	$—	$291	$—	$323,116
Roaming revenue	176,150	—	—	—	—	176,150
Equipment and other revenue	17,504	—	—	—	—	17,504

Total operating revenue	516,479	—	—	291	—	516,770

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,240	—	—	—	—	138,240
Cost of equipment	40,331	—	—	—	—	40,331
Marketing and selling	61,581	—	—	—	—	61,581
General and administrative	65,741	—	10	722	—	66,473
Depreciation and amortization	75,181	—	—	—	—	75,181

Total operating expenses	381,074	—	10	722	—	381,806

OPERATING INCOME (LOSS)	135,405	—	(10)	(431)	—	134,964

OTHER (EXPENSE) INCOME:
Interest expense	(78,113)	—	(9,600)	(20,618)	—	(108,331)
Gain from extinguishment of debt	2,202	—	—	—	—	2,202
Loss from investment in joint venture	—	—	—	(184,381)	—	(184,381)
Other income (expense), net	11,749	—	2,897	(16,282)	—	(1,636)

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	71,243	—	(6,713)	(221,712)	—	(157,182)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,521)	—	—	—	—	(6,521)

INCOME (LOSS) BEFORE INCOME TAXES	64,722	—	(6,713)	(221,712)	—	(163,703)
Income tax (expense) benefit	(24,594)	—	2,551	74,220	—	52,177

INCOME (LOSS) FROM CONTINUING OPERATIONS	40,128	—	(4,162)	(147,492)	—	(111,526)
Income from discontinued operations and disposal of discontinued operations, net of income tax expense	24,454	—	—	—	—	24,454
Loss from discontinued operations from investment in joint venture	—	—	—	(327)	—	(327)
Gain on discontinued operations	88,315	—	—	—	—	88,315
Gain on discontinued operations from investment in joint venture	—	—	—	6,736	—	6,736

INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	152,897	—	(4,162)	(141,083)	—	7,652
Loss from cumulative change in accounting principle	(33,294)	—	—	—	—	(33,294)
Loss from cumulative change in accounting principle from investment in joint venture	—	—	—	(140,820)	—	(140,820)

NET INCOME (LOSS)	119,603	—	(4,162)	(281,903)	—	(166,462)
Dividends on preferred stock	—	—	—	(94,451)	—	(94,451)
Gain on redemption and repurchases of preferred stock	—	—	—	67,837	—	67,837

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$119,603	$—	$(4,162)	$(308,517)	$—	$(193,076)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(85,003)	$(25,701)	$(274)	$176,843	$(117,928)	$(52,063)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	109,508	83,310	—	—	—	192,818
Amortization of bond discounts and financing costs	2,164	3,281	—	2,357	—	7,802
Deferred income tax benefit (expense)	65,646	(12,030)	(168)	(168,845)	117,928	2,531
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	13,728	—	13,728
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(6,478)	—	(6,478)
Non-cash portion of loss from extinguishment of debt	14,207	—	—	4,345	—	18,552
Cash used in operating activities of discontinued operations	(815)	—	—	—	—	(815)
Minority interests in income of subsidiaries	4,867	—	—	—	—	4,867
Other operating activities	184	(112)	—	—	—	72
Changes in current assets and liabilities —
Accounts receivable	3,417	(4,997)	—	—	—	(1,580)
Inventory	(1,373)	(1,402)	—	—	—	(2,775)
Prepaid expenses and other	(24)	(268)	—	—	—	(292)
Accounts payable	(18,110)	(7,636)	—	—	—	(25,746)
Accrued expenses	3,095	946	(14,162)	7,926	—	(2,195)
Deferred revenue and customer deposits	1,442	499	—	(7)	—	1,934

Net cash provided by (used in) operating activities	99,205	35,890	(14,604)	29,869	—	150,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(102,680)	(39,369)	—	—	—	(142,049)
Purchase of wireless licenses and properties	(61,094)	—	—	—	—	(61,094)
Receipt of funds held in escrow for contingencies on sold assets	7,185	4,169	—	—	—	11,354
(Increase) decrease in receivable-affiliates	(52,991)	13,254	(62,894)	102,631	—	—
Cash received from exchange of assets	21,978	—	—	—	—	21,978
Purchases of marketable securities	(40,000)	—	(25,000)	—	—	(65,000)
Sales of marketable securities	1,000	—	81,700	—	—	82,700
Other investing activities	84	140	—	(7)	—	217

Net cash (used in) provided by investing activities	(226,518)	(21,806)	(6,194)	102,624	—	(151,894)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility and notes	899,000	—	—	—	—	899,000
Repayments and purchases of credit facility and notes	(753,208)	—	—	(106,001)	—	(859,209)
Distributions to minority interest holders	(5,755)	—	—	—	—	(5,755)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(17,376)	—	(17,376)
Preferred stock dividends paid	—	—	—	(3,676)	—	(3,676)
Purchase of restricted investment	(5,860)	—	—	—	—	(5,860)
Deferred financing costs	(16,524)	(100)	—	(228)	—	(16,852)
Investment in subsidiary	(2,300)	—	—	2,300	—	—
Capital contribution from parent	—	—	65,300	(65,300)	—	—
Other financing activities	—	—	—	(393)	—	(393)

Net cash provided by (used in) financing activities	115,353	(100)	65,300	(190,674)	—	(10,121)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,960)	13,984	44,502	(58,181)	—	(11,655)
CASH AND CASH EQUIVALENTS, beginning of period	59,387	27,505	3,801	60,846	—	151,539

CASH AND CASH EQUIVALENTS, end of period	$47,427	$41,489	$48,303	$2,665	$—	$139,884

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2003

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$41,195	$(4,349)	$(2,062)	$106,925	$(192,409)	$(50,700)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	90,777	28,647	—	—	—	119,424
Amortization of bond discounts and financing costs	6,379	1,075	—	1,433	—	8,887
Deferred income tax (expense) benefit	(54,897)	(2,363)	(1,264)	(118,421)	180,578	3,633
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	7,174	—	7,174
Loss on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	26,777	—	26,777
Other operating activities	244	1	—	—	—	245
Non-cash portion of loss from extinguishment of debt	52,277	—	—	—	—	52,277
Cash provided by operating activities of discontinued operations	26,796	—	—	—	—	26,796
Minority interests in income of subsidiaries	6,541	—	—	—	—	6,541
Changes in current assets and liabilities —
Accounts receivable	5,847	11,003	—	—	—	16,850
Inventory	(2,861)	(343)	—	—	—	(3,204)
Prepaid expenses and other	(1,838)	864	—	—	—	(974)
Accounts payable	26,138	(6,112)	—	—	—	20,026
Accrued expenses	(8,804)	18,761	4,562	8,755	—	23,274
Deferred revenue and customer deposits	1,487	1,275	—	—	—	2,762

Net cash provided by (used in) operating activities	189,281	48,459	1,236	32,643	(11,831)	259,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(122,511)	(41,410)	—	—	—	(163,921)
Purchase of wireless licenses and properties	(123)	—	(7,659)	(49,877)	—	(57,659)
Cash acquired through acquisition of American Cellular Corporation	—	35,819	—	—	—	35,819
Receipt of funds held in escrow for contingencies on sold assets	7,094	—	—	—	—	7,094
Decrease (increase) in receivable-affiliates	35,875	(17,422)	(85,955)	(23,507)	81,831	(9,178)
Cash used in investing activities from discontinued operations	(4,966)	—	—	—	—	(4,966)
Purchases of marketable securities	(45,000)	—	—	—	—	(45,000)
Sales of marketable securities	70,900	—	34,450	—	—	105,350
Other investing activities	17,264	—	(59)	(3,739)	—	13,466

Net cash (used in) provided by investing activities	(41,467)	(23,013)	(59,223)	(77,123)	81,831	(118,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility and notes	620,000	900,000	—	650,000	(70,000)	2,100,000
Repayments of credit facility and notes	(997,225)	(864,294)	—	11,500	—	(1,850,019)
Distributions to minority interest holders	(8,040)	—	—	—	—	(8,040)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(347,588)	—	(347,588)
Preferred stock dividends paid	—	—	—	(12,008)	—	(12,008)
Capital contribution from parent	527,000	—	—	(527,000)	—	—
Dividend to parent	(295,438)	(14,900)	—	310,338	—	—
Deferred financing costs	(15,082)	(18,831)	—	(13,192)	—	(47,105)
Issuance of common stock	—	—	—	903	—	903
Other financing activities	(4,970)	84	—	4,486	—	(400)

Net cash (used in) provided by financing activities	(173,755)	2,059	—	77,439	(70,000)	(164,257)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,941)	27,505	(57,987)	32,959	—	(23,464)
CASH AND CASH EQUIVALENTS, beginning of period	85,328	—	61,788	27,887	—	175,003

CASH AND CASH EQUIVALENTS, end of period	$59,387	$27,505	$3,801	$60,846	$—	$151,539

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year Ended December 31, 2002

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$40,128	$—	$(4,162)	$(147,492)	$—	$(111,526)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	75,181	—	—	—	—	75,181
Amortization of bond discounts and financing costs	8,330	—	—	2,602	—	10,932
Deferred income tax benefit (expense)	29,057	—	1,097	(65,686)	—	(35,532)
Non-cash portion of gain from extinguishment of debt	—	—	—	(2,202)	—	(2,202)
Cash provided by operating activities of discontinued operations	25,439	—	—	—	—	25,439
Minority interests in income of subsidiaries	6,521	—	—	—	—	6,521
Loss from investment in joint venture	—	—	—	184,381	—	184,381
Other operating activities	1,287	—	—	(2,262)	—	(975)
Changes in current assets and liabilities —
Accounts receivable	19,120	—	—	19,065	—	38,185
Inventory	15,250	—	—	—	—	15,250
Prepaid expenses and other	1,187	—	(10)	101	—	1,278
Accounts payable	(18,003)	—	—	—	—	(18,003)
Accrued expenses	(2,558)	—	9,598	(8,824)	—	(1,784)
Deferred revenue and customer deposits	326	—	—	—	—	326

Net cash provided by (used in) operating activities	201,265	—	6,523	(20,317)	—	187,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,878)	—	—	—	—	(72,878)
Refund of deposit for FCC auction	—	—	107,300	—	—	107,300
Decrease (increase) in receivable-affiliates	1,123	—	(104,614)	103,975	—	484
Net proceeds from sale of discontinued assets	336,043	—	—	—	—	336,043
Proceeds from sale of property, plant and equipment	3,545	—	—	—	—	3,545
Cash used in investing activities from discontinued operations	(11,264)	—	—	—	—	(11,264)
Purchases of marketable securities	(25,900)	—	(50,300)	—	—	(76,200)
Sales of marketable securities	—	—	—	—	—	—
Other investing activities	(18,493)	—	(52)	(106)	—	(18,651)

Net cash provided by (used in) investing activities	212,176	—	(47,666)	103,869	—	268,379

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility and notes	389,500	—	—	—	—	389,500
Repayments and repurchases of credit facility and notes	(725,567)	—	(40)	(9,183)	—	(734,790)
Distributions to minority interest holders	(6,549)	—	—	—	—	(6,549)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(38,691)	—	(38,691)
Purchase of common stock	—	—	—	(7,797)	—	(7,797)
Deferred financing costs	(21)	—	—	(169)	—	(190)
Other financing activities	93	—	—	(1,526)	—	(1,433)

Net cash used in financing activities	(342,544)	—	(40)	(57,366)	—	(399,950)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	70,897	—	(41,183)	26,186	—	55,900
CASH AND CASH EQUIVALENTS, beginning of period	14,431	—	102,971	1,701	—	119,103

CASH AND CASH EQUIVALENTS, end of period	$85,328	$—	$61,788	$27,887	$—	$175,003

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15.     SUBSEQUENT EVENT
      In March 2005, the Company announced an agreement to sell and leaseback 563 of its cellular towers with GTP for $87.5 million. Subject to customary closing conditions, the transaction is expected to close sometime later in 2005.

Supplementary Data
Selected Quarterly Financial Data (unaudited)
Dobson Communications Corporation

		Quarter Ended

		March 31,	June 30,	September 30,	December 31,

	($ In thousands except per share data)
Operating revenue	2004	$233,791	$252,363	$272,400	$264,928
	2003	$128,892	$143,477	$213,070	$250,315
Operating income	2004	$37,685	$39,044	$45,693	$35,750
	2003	$40,160	$49,211	$62,655	$48,601
Income (loss) before cumulative effect of change in accounting principle	2004	$(14,682)	$(14,047)	$(11,008)	$(11,883)
	2003	$15,046	$49,677	$(20,314)	$(68,378)
Basic income (loss) before cumulative effect of change in accounting principle per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.17	$0.55	$(0.18)	$(0.51)
Diluted income (loss) before cumulative effect of change in accounting principle per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.16	$0.53	$(0.18)	$(0.51)
Net income (loss)	2004	$(14,682)	$(14,047)	$(11,008)	$(11,883)
	2003	$15,046	$49,677	$(20,314)	$(68,378)
Basic net income (loss) per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.17	$0.55	$(0.18)	$(0.51)
Diluted net income (loss) per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.16	$0.53	$(0.18)	$(0.51)
Net income (loss) applicable to common stockholders	2004	$(16,541)	$(15,906)	$(13,480)	$(13,871)
	2003	$18,131	$224,359	$(21,192)	$(70,257)
Basic net income (loss) applicable to common stockholders per common share	2004	$(0.12)	$(0.12)	$(0.10)	$(0.10)
	2003	$0.20	$2.49	$(0.19)	$(0.53)
Diluted net income (loss) applicable to common stockholders per common share	2004	$(0.12)	$(0.12)	$(0.10)	$(0.10)
	2003	$0.20	$2.43	$(0.19)	$(0.53)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Debentures and shares of Class A common stock being registered. All amounts are estimates except for the SEC registration fee:

SEC registration fee		$17,120
Printing
Legal fees and expenses
Accounting fees and expenses
Miscellaneous
Total	$

Item 14.	Indemnification of Directors and Officers
      As permitted by the Oklahoma General Corporation Act under which the registrant is incorporated, the registrant’s amended and restated certificate of incorporation provides for indemnification of each of the registrant’s officers and directors against (a) expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the registrant, or of any other corporation, partnership, joint venture, or other enterprise at the request of the registrant, other than an action by or in the right of the registrant, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the registrant, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the registrant brought by reason of his being or having been a director, officer, employee or agent of the registrant, or any other corporation, partnership, joint venture, or other enterprise at the request of the registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the registrant, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The registrant’s amended and restated bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.
      The registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the registrant will pay on behalf of the directors and executive officers and their executors, administrators and heirs, any amount which they are or become legally obligated to pay because of:

(a) any claim threatened or made against them by any person because of any act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which they commit or suffer while acting in their capacity as the registrant’s director or officer, or the director or officer of its affiliates; or

(b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were the registrant’s, or are or were its affiliate’s, director, officer, employee or agent, or are or were serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

      The registrant’s indemnity obligations may include payments for damages, charges, judgments, fines, penalties, settlements and court costs, costs of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedes, bail, surety or other bonds.
      The registrant’s directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

Item 15.	Recent Sales of Unregistered Securities
      Since September 30, 2002, the registrant has issued unregistered securities in connection with the following transactions:

(1) On August 18, 2003, the registrant issued 686,201 shares of Series F Convertible Preferred Stock in exchange for $681.9 million aggregate principal amount of 9.5% Senior Subordinated Notes due 2009 issued by American Cellular Corporation in a transaction exempt from registration pursuant to the safe harbor provided by Regulation D under the Securities Act for offerings not involving a public offering within the meaning of Section 4(2) of the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

(2) On September 26, 2003, the registrant sold $650.0 million aggregate principal amount of 8 7/8% Senior Notes due 2013 to Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Bear, Sterns & Co. Inc. and Rabo Securities USA, acting as initial purchasers, for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The aggregate offering price was $650.0 million, and the aggregate discounts and commissions were $12.2 million.

(3) On November 8, 2004, the registrant’s wholly owned subsidiary Dobson Cellular Systems, Inc. sold $250.0 million aggregate principal amount of 8 3/8% First Priority Senior Secured Notes due 2011, $250.0 million aggregate principal amount of First Priority Senior Secured Floating Rate Notes due 2011 and $325.0 million aggregate principal amount of 9 7/8% Second Priority Senior Secured Notes due 2012 to Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Bear, Sterns & Co. Inc., acting as initial purchasers, for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes were guaranteed by the registrants. The aggregate offering price was $825.0 million, and the aggregate discounts and commissions were $13.4 million.

(4) On August 23, 2005, the registrant completed a private exchange offer and a publicly registered exchange offer with holders of its 12.25% Senior Exchangeable Preferred Stock and its 13% Senior Exchangeable Preferred Stock. The private exchange offer was exempt from registration pursuant to Section 4(2) of the Securities Act. In connection with the private exchange offer, the registrant issued 19,034,226 shares of Class A common stock and paid $33.8 million in cash for an aggregate of 112,762 shares of preferred stock.

(5) On September 13, 2005, the registrant sold $150.0 million aggregate principal amount of Senior Floating Rate Notes due 2012 and $150.0 million aggregate principal amount of 1.50% Senior Convertible Debentures due 2025 to Lehman Brothers Inc., Bear, Sterns & Co. Inc., and Morgan Stanley & Co. Incorporated, acting as initial purchasers, for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. On October 13, 2005, such initial purchasers exercised their right to purchase an additional $10.0 million principal amount of such debentures, and the registrant sold the additional debentures to the initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The aggregate offering price was $310.0 million, and the aggregate discounts and commissions were $6.2 million.

(6) On October 5, 2005, the registrant issued 5,982,040 shares of its Class A common stock in transactions exempt from registration pursuant to Section 3(a)(9) under the Securities Act. The shares were issued pursuant to agreements with certain holders of the registrant’s 12.25% Senior Exchangeable Preferred Stock and its 13% Senior Exchangeable Preferred Stock under which the holders exchanged 8,700 shares of 12.25% Preferred Stock and 30,021 shares of 13% Preferred Stock for 5,982,040 shares of Class A common stock and cash consideration of $1.6 million.
      On June 24, 2005, we announced that we would not declare or pay the cash dividends due in the third quarter of 2005 on our 12.25% senior exchangeable preferred stock or our 13% senior exchangeable preferred stock. Unpaid dividends accrue interest at the stated dividend rates, compounded quarterly. As of November 30, 2005, the total amount of accrued but unpaid dividends on our outstanding preferred stock was approximately $6.7 million.
Item 16.     Exhibits
      The exhibits filed as a part of this registration statement are listed on the Exhibit Index.

Exhibit			Method of
Numbers		Description	Filing

2.1		Purchase Agreement dated July 25, 2003 for ACC Escrow Corp. and American Cellular Corporation $900,000,000 10% Series A Senior Notes due 2011	(16)[2.3]

2.2		Purchase Agreement dated September 12, 2003 for Dobson Communications Corporation $650,000,000 8 7/8% Senior Notes due 2013	(19)[2.4]

2.3		Agreement and Plan of Merger of ACC Escrow Corp. and American Cellular Corporation	(19)[2.5]

3.1		Registrant’s Amended and Restated Certificate of Incorporation	(5)[3.1]

3	.1.1	Registrant’s Certificate of Retirement of Preferred Stock dated January 7, 2003	(14)[3.1.1]

3	.1.2	Registrant’s Certificate of Retirement of Preferred Stock dated February 4, 2003	(14)[3.1.2]

3	.1.3	Registrant’s Certificate of Amendment of Certificate of Incorporation	(19)[3.1.3]

3	.1.4	Registrant’s Certificate of Retirement of Preferred Stock dated November 20, 2003	(20)[3.1.4]

3	.1.5	Registrant’s Certificate of Retirement of Preferred Stock dated December 31, 2003	(20)[3.1.5]

3	.1.6	Registrant’s Certificate of Retirement of Preferred Stock dated July 15, 2004	(24)[3.1.6]

3	.1.7	Registrant’s Certificate of Retirement of Preferred Stock dated September 1, 2004	(25)[3.1.7]

3	.1.8	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12.25% Senior Exchangeable Preferred Stock	(2)[3.9]

3	.1.9	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13% Senior Exchangeable Preferred Stock	(26)[3.8]

3.2		Registrant’s Amended and Restated By-laws	(22)[3]

4.1		Form of Common Stock Certificate	(5)[4.16]

4.2		Indenture dated June 22, 2000 by the Registrant and United States Trust Company of New York, as Trustee	(6)[4]

4	.2.1	Supplemental Indenture dated November 5, 2004 to Indenture dated June 22, 2000 by the Registrant and United States Trust Company of New York, as Trustee	(29)[4.1]

4.3		Senior Debt Indenture dated as of July 18, 2001, between the Registrant and The Bank of New York, as Trustee	(8)[4.2]

4	.4.1	Subordinated Debt Indenture dated as of July 18, 2001 between the Registrant and The Bank of New York, as Trustee	(8)[4.3]

4	.4.2	Certificate of Trust for Dobson Financing Trust	(8)[4.4]

4.5		Declaration of Trust for Dobson Financing Trust	(8)[4.5]

4.6		Form of Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of the Registrant’s Series F Convertible Preferred Stock	(16)[4.12]

Exhibit			Method of
Numbers		Description	Filing

4	.6.1	Certificate of Correction of Certificate of Designation of Series F Convertible Preferred Stock	(16)[4.12.1]

4.7		Indenture dated August 8, 2003 between ACC Escrow Corp. and Bank of Oklahoma, National Association, as Trustee	(16)[4.13]

4	.7.1	First Supplemental Indenture dated August 19, 2003 between American Cellular Corporation, certain Guarantors and Bank of Oklahoma, National Association, as Trustee	(16)[4.13.1]

4.8		Indenture dated March 14, 2001 between American Cellular Corporation and United States Trust Company of New York	(28)[4.2]
4	.8.1	First Supplemental Indenture dated August 19, 2003 with reference to Indenture dated March 14, 2001, between American Cellular Corporation, ACC Acquisition LLC, Subsidiary Guarantors and Bank of Oklahoma, related to the issuance by American Cellular Corporation of its 9 1/2% Subordinated Notes due 2009	(16)[4.14]
4.9		8 7/8% Senior Note Indenture dated as of September 26, 2003 by Dobson Communications Corporation and Bank of Oklahoma, National Association, as Trustee	(17)[4.14]
4	.9.1	Supplemental Indenture dated November 5, 2004 to 8 7/8% Senior Note Indenture dated as of September 26, 2003 by Dobson Communications Corporation and Bank of Oklahoma, National Association, as Trustee	(29)[4.2]
4.10		Indenture for 8 3/8% First Priority Senior Secured Notes due 2011 and First Priority Senior Floating Rate Notes, dated November 8, 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson operating Co. LLC, DOC Lease Co., LLC and Bank of Oklahoma, National Association	(27)[4.14]

4.11		Indenture for 9 7/8% Second Priority Senior Secured Notes due 2012, dated November 8 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and BNY Midwest Trust Company	(27)[4.15]

4.12		Intercreditor Agreement dated November 8, 2004	(27)[4.16]

4.13		Form of Amended and Restated Certificate of Designation for 12.25% Senior Exchangeable Preferred Stock	(33)[4.13]

4.14		Form of Amended and Restated Certificate of Designation for 13% Senior Exchangeable Preferred Stock	(33)[4.14]

4.15		Floating Rate Notes Indenture dated as of September 13, 2005 by the Registrant and Bank of Oklahoma, National Association, as Trustee	(37)[4.1]

4.16		Convertible Debentures Indenture dated as of September 13, 2005 by the Registrant and The Bank of Oklahoma, National Association, as Trustee	(37)[4.2]

5	.1**	Opinion of McAfee & Taft, a Professional Corporation	(38)

10.1		Registrant’s 2002 Employee Stock Purchase Plan	(10)[10.1]

10	.1.1*	Registrant’s 1996 Stock Option Plan, as amended	(3)[10.1.1]

10	.1.2*	2000-1 Amendment to the DCC 1996 Stock Option Plan	(5)[10.1.3]

10	.1.3*	Dobson Communications Corporation 2000 Stock Incentive Plan	(5)[10.1.4]

10	.2*	Registrant’s 2002 Stock Incentive Plan	(10)[10.2]

10	.3.1*	Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen describing employment arrangement	(4)[10.3.2]

10	.3.2*	Letter dated October 15, 1996 from Fleet Equity Partners to Justin L. Jaschke regarding director compensation	(4)[10.3.3]

10	.3.3*	Letter dated October 28, 1997 from Registrant to R. Thomas Morgan describing employment arrangement	(1)[10.3.5]

10	.3.4*	Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr. describing employment arrangement	(3)[10.3.6]

Exhibit			Method of
Numbers		Description	Filing

10	.3.5*	Employment Agreement, dated November 1, 2004 between Registrant and Bruce R. Knooihuizen	(27)[10.3.6]

10	.3.6*	Employment Agreement, dated November 1, 2004 between Registrant and Timothy J. Duffy	(27)[10.3.7]

10	.3.7*	Form of Retention Agreement	(27)[10.3.8]

10	.3.8*	Employment Agreement, dated April 1, 2005 between Dobson Communications and Steven Dussek	(32)[10.1]

10	.4†	Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated as of November 16, 2001	(9)[10.6]

10	.4.1†	Amendment No. 1 to the Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated August 5, 2002	(11)[10.6.1]

10	.4.2†	Amendment No. 2 to the Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated June 9, 2004	(25)[10.5.2]

10.5		Stockholder and Investor Rights Agreement dated January 31, 2000 among the Registrant and the Stockholders listed therein (without exhibits)	(5)[10.7.2.3]

10	.5.1	Amendment No. 1 to Stockholder and Investor rights Agreement among AT&T Wireless Services, Inc., the Registrant, and certain other parties	(7)[10.4]

10	.6*	Form of Dobson Communications Corporation Director Indemnification Agreement	(5)[10.9]

10.7		Management Agreement between Dobson Cellular Systems, Inc. and American Cellular Corporation effective as of August 19, 2003	(16)[10.14.1]

10	.8†	InterCarrier Multi-Standard Roaming Agreement effective as of January 25, 2002 between Cingular Wireless, LLC, and its affiliates, and Dobson Cellular Systems, Inc., and its affiliates	(9)[10.23]

10.9		Master Services Agreement between Dobson Cellular Systems, Inc. and Convergys Information Management Group Inc. dated December 1, 2002	(12)[10.24]

10.10		Asset Exchange Agreement dated as of December 24, 2002, between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(13)[10.1]

10.11		Transition Services Agreement dated as of December 24, 2002, between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(13)[10.2]

10.12		Master Lease Agreement dated as of December 23, 2002 between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(13)[10.3]

10	.13†	Roaming Agreement for GSM/ GPRS between AT&T Wireless Services, Inc. and Dobson Cellular Systems, Inc. dated July 11, 2003	(15)[10.28]

10	.14†	GSM/ GPRS Operating Agreement between AT&T Wireless Services, Inc. and Dobson Cellular Systems, Inc. dated July 11, 2003, as amended	(15)[10.29]

10	.15†	Roaming Agreement for GSM/ GPRS between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(15)[10.30]

10	.16†	GSM/ GPRS Operating Agreement between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(15)[10.31]

10	.17†	Second Amended and Restated TDMA Operating Agreement between AT&T Wireless Services, Inc. on behalf of itself and its affiliates and ACC Acquisition LLC, on behalf of itself, American Cellular Corporation and their respective affiliates dated July 11, 2003	(15)[10.32]

10.18		Tax Allocation Agreement dated August 19, 2003, between Dobson Communications Corporation and American Cellular Corporation	(16)[10.33]

10.19		Registration Rights Agreement dated as of August 8, 2003 by and between ACC Escrow Corp. as Issuer, American Cellular Corporation, certain Guarantors listed on Schedule A and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated, as Initial Purchasers	(16)[10.34]

Exhibit			Method of
Numbers		Description	Filing

10.20		Registration Rights Agreement dated August 19, 2003 between Dobson Communications Corporation and holders of Class A Common Stock and Series F Convertible Preferred Stock	(16)[10.35]

10.21		Registration Rights Agreement between Dobson Communications Corporation and Bank of America, N.A. dated as of March 15, 2002	(16)[10.36]

10.22		Registration Rights Agreement dated September 26, 2003 among Dobson Communications Corporation, Lehman Brothers, Inc., Morgan Stanley & Co., Incorporated, and Bear, Stearns & Co., Inc.	(17)[10.37]

10.23		Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(18)[10.38]

10	.23.1	Amendment No. 1 dated March 9, 2004, to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(21)[4]

10	.23.2	Amendment No. 2 dated May 7, 2004, to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(23)[10.32.2]

10	.23.3	Amendment No. 3 dated November 8, 2004 to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003	(27)[10.32.3]

10.24		Guarantee and Collateral Agreement by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003	(18)[10.39]

10.25		Escrow Agreement dated August 8, 2003 by and between ACC Escrow Corp. and Bank of Oklahoma, National Association, as trustee and escrow agent	(19)[10.40]

10.26		Registration Rights Agreement dated as of September 26, 2003 by and among Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(19)[10.41]

10.27		Registration Rights Agreement dated as of November 8, 2004 by and among Dobson Cellular Systems, Inc,. Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and Morgan Stanley & Co. Incorporated	(27)[10.35]

10	.28†	Equity Interest Purchase Agreement, dated March 14, 2005, by and between Global Tower, LLC and Dobson Cellular Systems, Inc.	(33)[10.2]

10	.29†	Equity Interest Purchase Agreement, dated March 14, 2005, by and between Global Tower, LLC, and American Cellular	(33)[10.3]

10.30		Support Agreement, dated June 29, 2005, among Dobson Communications Corporation and Preferred Stockholders	(34)

10	.30.1	First Amendment to the Support Agreement, dated August 12, 2005, by and among Dobson Communications Corporation and Preferred Stockholders	(35)[10.31.1]

10.31		Registration Rights Agreement among Dobson Communications Corporation, Capital Research and Management Company, Cobalt Capital Management, Inc., JMB Capital Partners and the other parties named therein	(35)[10.31]

Exhibit			Method of
Numbers		Description	Filing

10	.32†	InterCarrier Multi-standard Roaming Agreement by and among Cingular Wireless LLC and Dobson Cellular Systems, Inc. and American Cellular Corporation dated as of August 12, 2005	(36)[10.1]
10	.33†	Addendum to GSM Operating Agreement by and between New Cingular Wireless Services, Inc. (f/k/a AT&T Wireless Services, Inc.), Dobson Cellular Systems, Inc., and American Cellular Corporation dated as of August 12, 2005	(36)[10.2]
10.34		Senior Floating Rate Notes due 2012 Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(37)[10.1]
10.35		Convertible Debentures Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(37)[10.2]

12		Computation of Ratio of Earnings to Fixed Charges	(38)

21		Subsidiaries	(30)[21]

23.1		Consent of Independent Registered Public Accounting Firm	(38)

23	.2**	Consent of McAfee & Taft, a Professional Corporation (included in Exhibit 5.1)	(38)

24.1		Powers of Attorney (included on signature page hereto)	(38)

25	.1**	Statement of Eligibility and Qualification on Form T-1 from Trustee	(38)

*	Management contract or compensatory plan or arrangement.

**	To be filed by amendment.

†	Confidential treatment has been requested for a portion of this document.

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-90759), as the exhibit number indicated in brackets and incorporated by reference herein.

(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 6, 2000, as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K/ A on February 22, 2001 as the exhibit number indicated in brackets and incorporated by reference herein.

(8)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-64916), as the exhibit number indicated in brackets and incorporated by reference herein.

(9)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 as the exhibit number indicated in brackets and incorporated by reference herein.

(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on June 14, 2002 as the exhibit number indicated in brackets and incorporated by reference herein.

(11)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 20, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(12)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on December 12, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(13)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on January 8, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(14)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on July 28, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 18, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on October 2, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(18)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on October 29, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(19)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-110380) as the exhibit number indicated in brackets and incorporated by reference herein.

(20)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(21)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on March 22, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(22)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 8, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(23)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(24)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(25)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(26)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-80961) as the exhibit number indicated in brackets and incorporated by reference herein.

(27)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-122089) as the exhibit number indicated in brackets and incorporated by reference herein.

(28)	Filed as an exhibit to American Cellular Corporation’s Registration Statement on Form S-4 (Registration No. 333-59322) as the exhibit number indicated in brackets and incorporated by reference herein.

(29)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on November 5, 2004 as the exhibit number indicated in brackets and incorporated by reference herein.

(30)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(31)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 1, 2005, as the exhibit number indicated in brackets and incorporated by reference herein.

(32)	Filed as an Exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as the exhibit number indicated in brackets and incorporated by reference herein.

(33)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-126247) as the exhibit number indicated in brackets and incorporated by reference herein.

(34)	Filed as Annex A to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-126247) and incorporated by reference herein.

(35)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-126826) as the exhibit number indicated in brackets and incorporated by reference herein.

(36)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K/A on August 23, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(37)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 19, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(38)	Filed herewith.
Item 17.     Undertakings
      The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(e) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on December 9, 2005.

DOBSON COMMUNICATIONS CORPORATION

By:	/s/ BRUCE R. KNOOIHUIZEN

Name: Bruce R. Knooihuizen

Title:	Executive Vice President and

Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Steven P. Dussek, Bruce R. Knooihuizen and Ronald L. Ripley his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-1 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on December 9, 2005.

Name	Title

/s/ STEVEN P. DUSSEK Steven P. Dussek	Chief Executive Officer and President (Principal Executive Officer)

/s/ BRUCE R. KNOOIHUIZEN Bruce R. Knooihuizen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ TRENT LEFORCE Trent LeForce	Controller and Assistant Secretary (Principal Accounting Officer)

/s/ STEPHEN T. DOBSON Stephen T. Dobson	Secretary and Director

/s/ EVERETT R. DOBSON Everett R. Dobson	Chairman of the Board of Directors

/s/ MARK S. FEIGHNER Mark S. Feighner	Director

/s/ FRED J. HALL Fred J. Hall	Director

/s/ JUSTIN L. JASCHKE Justin L. Jaschke	Director

/s/ ALBERT H. PHARIS, JR. Albert H. Pharis, Jr.	Director

/s/ ROBERT A. SCHRIESHEIM Robert A. Schriesheim	Director

EXHIBIT INDEX

Exhibit			Method of
Numbers		Description	Filing

2.1		Purchase Agreement dated July 25, 2003 for ACC Escrow Corp. and American Cellular Corporation $900,000,000 10% Series A Senior Notes due 2011	(16)[2.3]

2.2		Purchase Agreement dated September 12, 2003 for Dobson Communications Corporation $650,000,000 8 7/8% Senior Notes due 2013	(19)[2.4]

2.3		Agreement and Plan of Merger of ACC Escrow Corp. and American Cellular Corporation	(19)[2.5]

3.1		Registrant’s Amended and Restated Certificate of Incorporation	(5)[3.1]

3	.1.1	Registrant’s Certificate of Retirement of Preferred Stock dated January 7, 2003	(14)[3.1.1]

3	.1.2	Registrant’s Certificate of Retirement of Preferred Stock dated February 4, 2003	(14)[3.1.2]

3	.1.3	Registrant’s Certificate of Amendment of Certificate of Incorporation	(19)[3.1.3]

3	.1.4	Registrant’s Certificate of Retirement of Preferred Stock dated November 20, 2003	(20)[3.1.4]

3	.1.5	Registrant’s Certificate of Retirement of Preferred Stock dated December 31, 2003	(20)[3.1.5]

3	.1.6	Registrant’s Certificate of Retirement of Preferred Stock dated July 15, 2004	(24)[3.1.6]

3	.1.7	Registrant’s Certificate of Retirement of Preferred Stock dated September 1, 2004	(25)[3.1.7]

3	.1.8	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12.25% Senior Exchangeable Preferred Stock	(2)[3.9]

3	.1.9	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13% Senior Exchangeable Preferred Stock	(26)[3.8]

3.2		Registrant’s Amended and Restated By-laws	(22)[3]

4.1		Form of Common Stock Certificate	(5)[4.16]

4.2		Indenture dated June 22, 2000 by the Registrant and United States Trust Company of New York, as Trustee	(6)[4]

4	.2.1	Supplemental Indenture dated November 5, 2004 to Indenture dated June 22, 2000 by the Registrant and United States Trust Company of New York, as Trustee	(29)[4.1]

4.3		Senior Debt Indenture dated as of July 18, 2001, between the Registrant and The Bank of New York, as Trustee	(8)[4.2]

4	.4.1	Subordinated Debt Indenture dated as of July 18, 2001 between the Registrant and The Bank of New York, as Trustee	(8)[4.3]

4	.4.2	Certificate of Trust for Dobson Financing Trust	(8)[4.4]

4.5		Declaration of Trust for Dobson Financing Trust	(8)[4.5]

4.6		Form of Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of the Registrant’s Series F Convertible Preferred Stock	(16)[4.12]

4	.6.1	Certificate of Correction of Certificate of Designation of Series F Convertible Preferred Stock	(16)[4.12.1]

4.7		Indenture dated August 8, 2003 between ACC Escrow Corp. and Bank of Oklahoma, National Association, as Trustee	(16)[4.13]

4	.7.1	First Supplemental Indenture dated August 19, 2003 between American Cellular Corporation, certain Guarantors and Bank of Oklahoma, National Association, as Trustee	(16)[4.13.1]

4.8		Indenture dated March 14, 2001 between American Cellular Corporation and United States Trust Company of New York	(28)[4.2]
4	.8.1	First Supplemental Indenture dated August 19, 2003 with reference to Indenture dated March 14, 2001, between American Cellular Corporation, ACC Acquisition LLC, Subsidiary Guarantors and Bank of Oklahoma, related to the issuance by American Cellular Corporation of its 9 1/2% Subordinated Notes due 2009	(16)[4.14]

Exhibit			Method of
Numbers		Description	Filing

4.9		8 7/8% Senior Note Indenture dated as of September 26, 2003 by Dobson Communications Corporation and Bank of Oklahoma, National Association, as Trustee	(17)[4.14]
4	.9.1	Supplemental Indenture dated November 5, 2004 to 8 7/8% Senior Note Indenture dated as of September 26, 2003 by Dobson Communications Corporation and Bank of Oklahoma, National Association, as Trustee	(29)[4.2]
4.10		Indenture for 8 3/8% First Priority Senior Secured Notes due 2011 and First Priority Senior Floating Rate Notes, dated November 8, 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson operating Co. LLC, DOC Lease Co., LLC and Bank of Oklahoma, National Association	(27)[4.14]
4.11		Indenture for 9 7/8% Second Priority Senior Secured Notes due 2012, dated November 8 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and BNY Midwest Trust Company	(27)[4.15]
4.12		Intercreditor Agreement dated November 8, 2004	(27)[4.16]
4.13		Form of Amended and Restated Certificate of Designation for 12.25% Senior Exchangeable Preferred Stock	(33)[4.13]

4.14		Form of Amended and Restated Certificate of Designation for 13% Senior Exchangeable Preferred Stock	(33)[4.14]

4.15		Floating Rate Notes Indenture dated as of September 13, 2005 by the Registrant and Bank of Oklahoma, National Association, as Trustee	(37)[4.1]

4.16		Convertible Debentures Indenture dated as of September 13, 2005 by the Registrant and The Bank of Oklahoma, National Association, as Trustee	(37)[4.2]
5	.1**	Opinion of McAfee & Taft, a Professional Corporation	(38)
10.1		Registrant’s 2002 Employee Stock Purchase Plan	(10)[10.1]
10	.1.1*	Registrant’s 1996 Stock Option Plan, as amended	(3)[10.1.1]
10	.1.2*	2000-1 Amendment to the DCC 1996 Stock Option Plan	(5)[10.1.3]
10	.1.3*	Dobson Communications Corporation 2000 Stock Incentive Plan	(5)[10.1.4]
10	.2*	Registrant’s 2002 Stock Incentive Plan	(10)[10.2]
10	.3.1*	Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen describing employment arrangement	(4)[10.3.2]
10	.3.2*	Letter dated October 15, 1996 from Fleet Equity Partners to Justin L. Jaschke regarding director compensation	(4)[10.3.3]
10	.3.3*	Letter dated October 28, 1997 from Registrant to R. Thomas Morgan describing employment arrangement	(1)[10.3.5]
10	.3.4*	Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr. describing employment arrangement	(3)[10.3.6]
10	.3.5*	Employment Agreement, dated November 1, 2004 between Registrant and Bruce R. Knooihuizen	(27)[10.3.6]
10	.3.6*	Employment Agreement, dated November 1, 2004 between Registrant and Timothy J. Duffy	(27)[10.3.7]
10	.3.7*	Form of Retention Agreement	(27)[10.3.8]
10	.3.8*	Employment Agreement, dated April 1, 2005 between Dobson Communications and Steven Dussek	(32)[10.1]
10	.4†	Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated as of November 16, 2001	(9)[10.6]
10	.4.1†	Amendment No. 1 to the Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated August 5, 2002	(11)[10.6.1]
10	.4.2†	Amendment No. 2 to the Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated June 9, 2004	(25)[10.5.2]

Exhibit			Method of
Numbers		Description	Filing

10.5		Stockholder and Investor Rights Agreement dated January 31, 2000 among the Registrant and the Stockholders listed therein (without exhibits)	(5)[10.7.2.3]

10	.5.1	Amendment No. 1 to Stockholder and Investor rights Agreement among AT&T Wireless Services, Inc., the Registrant, and certain other parties	(7)[10.4]

10	.6*	Form of Dobson Communications Corporation Director Indemnification Agreement	(5)[10.9]

10.7		Management Agreement between Dobson Cellular Systems, Inc. and American Cellular Corporation effective as of August 19, 2003	(16)[10.14.1]

10	.8†	InterCarrier Multi-Standard Roaming Agreement effective as of January 25, 2002 between Cingular Wireless, LLC, and its affiliates, and Dobson Cellular Systems, Inc., and its affiliates	(9)[10.23]

10.9		Master Services Agreement between Dobson Cellular Systems, Inc. and Convergys Information Management Group Inc. dated December 1, 2002	(12)[10.24]

10.10		Asset Exchange Agreement dated as of December 24, 2002, between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(13)[10.1]

10.11		Transition Services Agreement dated as of December 24, 2002, between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(13)[10.2]

10.12		Master Lease Agreement dated as of December 23, 2002 between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(13)[10.3]

10	.13†	Roaming Agreement for GSM/ GPRS between AT&T Wireless Services, Inc. and Dobson Cellular Systems, Inc. dated July 11, 2003	(15)[10.28]

10	.14†	GSM/ GPRS Operating Agreement between AT&T Wireless Services, Inc. and Dobson Cellular Systems, Inc. dated July 11, 2003, as amended	(15)[10.29]

10	.15†	Roaming Agreement for GSM/ GPRS between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(15)[10.30]

10	.16†	GSM/ GPRS Operating Agreement between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(15)[10.31]

10	.17†	Second Amended and Restated TDMA Operating Agreement between AT&T Wireless Services, Inc. on behalf of itself and its affiliates and ACC Acquisition LLC, on behalf of itself, American Cellular Corporation and their respective affiliates dated July 11, 2003	(15)[10.32]

10.18		Tax Allocation Agreement dated August 19, 2003, between Dobson Communications Corporation and American Cellular Corporation	(16)[10.33]

10.19		Registration Rights Agreement dated as of August 8, 2003 by and between ACC Escrow Corp. as Issuer, American Cellular Corporation, certain Guarantors listed on Schedule A and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated, as Initial Purchasers	(16)[10.34]

10.20		Registration Rights Agreement dated August 19, 2003 between Dobson Communications Corporation and holders of Class A Common Stock and Series F Convertible Preferred Stock	(16)[10.35]

10.21		Registration Rights Agreement between Dobson Communications Corporation and Bank of America, N.A. dated as of March 15, 2002	(16)[10.36]

10.22		Registration Rights Agreement dated September 26, 2003 among Dobson Communications Corporation, Lehman Brothers, Inc., Morgan Stanley & Co., Incorporated, and Bear, Stearns & Co., Inc.	(17)[10.37]

10.23		Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(18)[10.38]

Exhibit			Method of
Numbers		Description	Filing

10	.23.1	Amendment No. 1 dated March 9, 2004, to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(21)[4]

10	.23.2	Amendment No. 2 dated May 7, 2004, to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(23)[10.32.2]

10	.23.3	Amendment No. 3 dated November 8, 2004 to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003	(27)[10.32.3]

10.24		Guarantee and Collateral Agreement by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003	(18)[10.39]

10.25		Escrow Agreement dated August 8, 2003 by and between ACC Escrow Corp. and Bank of Oklahoma, National Association, as trustee and escrow agent	(19)[10.40]

10.26		Registration Rights Agreement dated as of September 26, 2003 by and among Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(19)[10.41]

10.27		Registration Rights Agreement dated as of November 8, 2004 by and among Dobson Cellular Systems, Inc,. Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and Morgan Stanley & Co. Incorporated	(27)[10.35]

10	.28†	Equity Interest Purchase Agreement, dated March 14, 2005, by and between Global Tower, LLC and Dobson Cellular Systems, Inc.	(33)[10.2]

10	.29†	Equity Interest Purchase Agreement, dated March 14, 2005, by and between Global Tower, LLC, and American Cellular	(33)[10.3]

10.30		Support Agreement, dated June 29, 2005, among Dobson Communications Corporation and Preferred Stockholders	(34)

10	.30.1	First Amendment to the Support Agreement, dated August 12, 2005, by and among Dobson Communications Corporation and Preferred Stockholders	(35)[10.31.1]

10.31		Registration Rights Agreement among Dobson Communications Corporation, Capital Research and Management Company, Cobalt Capital Management, Inc., JMB Capital Partners and the other parties named therein	(35)[10.31]

10	.32†	InterCarrier Multi-standard Roaming Agreement by and among Cingular Wireless LLC and Dobson Cellular Systems, Inc. and American Cellular Corporation dated as of August 12, 2005	(36)[10.1]
10	.33†	Addendum to GSM Operating Agreement by and between New Cingular Wireless Services, Inc. (f/k/a AT&T Wireless Services, Inc.), Dobson Cellular Systems, Inc., and American Cellular Corporation dated as of August 12, 2005	(36)[10.2]
10.34		Senior Floating Rate Notes due 2012 Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(37)[10.1]
10.35		Convertible Debentures Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(37)[10.2]

12		Computation of Ratio of Earnings to Fixed Charges	(38)

21		Subsidiaries	(30)[21]

23.1		Consent of Independent Registered Public Accounting Firm	(38)

23	.2**	Consent of McAfee & Taft, a Professional Corporation (included in Exhibit 5.1)	(38)

Exhibit			Method of
Numbers		Description	Filing

24.1		Powers of Attorney (included on signature page hereto)	(38)

25	.1**	Statement of Eligibility and Qualification on Form T-1 from Trustee	(38)

*	Management contract or compensatory plan or arrangement.

**	To be filed by amendment.

†	Confidential treatment has been requested for a portion of this document.

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-90759), as the exhibit number indicated in brackets and incorporated by reference herein.

(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 6, 2000, as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K/ A on February 22, 2001 as the exhibit number indicated in brackets and incorporated by reference herein.

(8)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-64916), as the exhibit number indicated in brackets and incorporated by reference herein.

(9)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 as the exhibit number indicated in brackets and incorporated by reference herein.

(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on June 14, 2002 as the exhibit number indicated in brackets and incorporated by reference herein.

(11)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 20, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(12)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on December 12, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(13)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on January 8, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(14)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on July 28, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 18, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on October 2, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(18)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on October 29, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(19)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-110380) as the exhibit number indicated in brackets and incorporated by reference herein.

(20)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(21)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on March 22, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(22)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 8, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(23)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(24)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(25)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(26)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-80961) as the exhibit number indicated in brackets and incorporated by reference herein.

(27)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-122089) as the exhibit number indicated in brackets and incorporated by reference herein.

(28)	Filed as an exhibit to American Cellular Corporation’s Registration Statement on Form S-4 (Registration No. 333-59322) as the exhibit number indicated in brackets and incorporated by reference herein.

(29)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on November 5, 2004 as the exhibit number indicated in brackets and incorporated by reference herein.

(30)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(31)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 1, 2005, as the exhibit number indicated in brackets and incorporated by reference herein.

(32)	Filed as an Exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as the exhibit number indicated in brackets and incorporated by reference herein.

(33)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-126247) as the exhibit number indicated in brackets and incorporated by reference herein.

(34)	Filed as Annex A to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-126247) and incorporated by reference herein.

(35)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-126826) as the exhibit number indicated in brackets and incorporated by reference herein.

(36)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K/A on August 23, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(37)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 19, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(38)	Filed herewith.